As filed with the Securities and Exchange Commission on                 , 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regulus Therapeutics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	26-4738379
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3545 John Hopkins Court

Suite 210

San Diego, CA 92121

(858) 202-6300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kleanthis G. Xanthopoulos, Ph.D.

President and Chief Executive Officer

Regulus Therapeutics Inc.

3545 John Hopkins Court

Suite 210

San Diego, CA 92121

(858) 202-6300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas A. Coll, Esq. Kenneth J. Rollins, Esq. Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000	Mitchell S. Bloom, Esq. Maggie L. Wong, Esq. Goodwin Procter LLP 53 State Street Boston, MA 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.001 par value per share	$57,500,000	$

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                        SUBJECT TO COMPLETION, DATED JULY 27, 2012

Shares

Common Stock

Regulus Therapeutics Inc. is offering                 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price of our common stock will be between $         and $         per share.

We have applied to list our common stock on The NASDAQ Global Market under the “RGLS” symbol.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves substantial risks. See “Risk factors ” beginning on page 12.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters the right for 30 days from the date of this prospectus to purchase up to an additional                 shares of common stock from us at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2012.

Lazard Capital Markets	Cowen and Company	BMO Capital Markets

Needham & Company	Wedbush PacGrow Life Sciences

The date of this prospectus is                 , 2012

You should rely only on the information contained in this prospectus and in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy shares of our common stock in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

Through and including                     , 2012 (25 days after the commencement of this offering), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

For investors outside the United States: neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

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Prospectus summary

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk factors” and our financial statements and the related notes, before deciding to buy shares of our common stock. Unless the context requires otherwise, references in this prospectus to “Regulus,” “we,” “us” and “our” refer to Regulus Therapeutics Inc.

OVERVIEW

We are a biopharmaceutical company focused on discovering and developing first-in-class drugs that target microRNAs to treat a broad range of diseases. We were formed in 2007 when Alnylam Pharmaceuticals, Inc., or Alnylam, and Isis Pharmaceuticals, Inc., or Isis, contributed significant intellectual property, know-how and financial and human capital to pursue the development of drugs targeting microRNAs pursuant to a license and collaboration agreement. microRNAs are recently discovered, naturally occurring ribonucleic acid, or RNA, molecules that play a critical role in regulating key biological pathways. Scientific research has shown the improper balance, or dysregulation, of microRNAs is directly linked to many diseases. We believe we have assembled the leading position in the microRNA field, including expertise in microRNA biology and oligonucleotide chemistry, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. We refer to these assets as our microRNA product platform. We are using our microRNA product platform to develop chemically modified, single-stranded oligonucleotides that we call anti-miRs. We use these anti-miRs to modulate microRNAs and by doing so return diseased cells to their healthy state. We believe microRNAs may be transformative in the field of drug discovery and that anti-miRs may become a new and major class of drugs with broad therapeutic application much like small molecules, biologics and monoclonal antibodies.

We are currently optimizing anti-miRs in five distinct programs, both independently and with our strategic alliance partners, GlaxoSmithKline plc, or GSK, and Sanofi. Under these strategic alliances, we are eligible to receive up to approximately $1.2 billion in milestone payments upon successful commercialization of microRNA therapeutics for the eight programs contemplated by our agreements. These payments include up to $96.0 million upon achievement of preclinical and IND milestones, up to $221.0 million upon achievement of clinical development milestones, up to $420.0 million upon achievement of regulatory milestones and up to $480.0 million upon achievement of commercialization milestones. We anticipate that we will nominate at least two clinical development candidates within the next 12 months and file our first investigational new drug applications, or INDs, with the U.S. Food and Drug Administration, or FDA, in 2014.

POTENTIAL OF microRNA BIOLOGY

RNA plays an essential role in the process used by cells to encode and translate genetic information from DNA to proteins. RNA is comprised of subunits called nucleotides and is synthesized from a DNA template by a process known as transcription. Transcription generates different types of RNA, including messenger RNAs that carry the information for proteins in the sequence of their nucleotides. In contrast, microRNAs are small RNAs that do not code for proteins but rather are responsible for regulating gene expression by affecting the translation of target messenger RNAs. By interacting with many messenger RNAs, a single microRNA can regulate several genes that are instrumental for the normal function of a biological pathway. More than 500 microRNAs have been identified to date in humans, each of which is believed to interact with a specific set of genes that control key aspects of cell biology. Since most diseases are multi-factorial and involve multiple targets in a pathway, the ability to modulate gene networks by targeting a single microRNA provides a new therapeutic approach for treating complex diseases.

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We believe that microRNA therapeutics have the potential to become a new and major class of drugs with broad therapeutic application for the following reasons:

➢	microRNAs are a recent discovery in biology and, up until now, have not been a focus of pharmaceutical research;

➢	microRNAs play a critical role in regulating biological pathways by controlling the translation of many target genes;

➢	microRNA therapeutics target entire disease pathways which may result in more effective treatment of complex multi-factorial diseases;

➢	microRNA therapeutics can be produced with a more efficient rational drug design process; and

➢	microRNA therapeutics may be synergistic with other therapies because of their different mechanism of action.

OUR microRNA PRODUCT PLATFORM

We are the leading company in the field of microRNA therapeutics. Backed by our founding companies, Alnylam and Isis, we are uniquely positioned to leverage oligonucleotide technologies that have been proven in clinical trials. Central to achieving our goals is the know-how that we have accumulated in oligonucleotide design and how the specific chemistries behave in the clinical setting. We refer to this collective know-how, proprietary technology base, and its systematic application as our microRNA product platform.

We view the following as providing a competitive advantage for our microRNA product platform:

➢	a mature platform selectively producing multiple development candidates advancing to the clinic;

➢	scientific advisors who are pioneers in the microRNA field;

➢	access to proven RNA therapeutic technologies through our founding companies;

➢	a leading microRNA intellectual property estate with access to over 1,000 patents and patent applications;

➢	development expertise and financial resources provided by our two major strategic alliances with GSK and Sanofi; and

➢	over 30 academic collaborations that help us identify new microRNA targets.

The disciplined approach we take for the discovery and development of microRNA therapeutics is as important as the assets assembled to execute our plans and is based on the following four steps:

Step 1 - Evaluation of microRNA therapeutic opportunities

The initiation of our microRNA discovery and development efforts is based on rigorous scientific and business criteria, including:

➢	existence of significant scientific evidence to support the role of a specific microRNA in a disease;

➢	availability of predictive preclinical disease models to test our microRNA development candidates;

➢	ability to effectively deliver anti-miRs to the diseased cells or tissues; and

➢	existence of a reasonable unmet medical need and commercial opportunity.

Step 2 - Identification of microRNA targets

We identify microRNA targets through bioinformatic analysis of public and proprietary microRNA expression profiling data sets from samples of diseased human tissues. The analysis of such data sets can

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immediately highlight a potential role for specific microRNAs in the disease being studied. Further investigation of animal models that are predictive of human diseases in which those same microRNAs are also dysregulated provides additional data to support a new program. We have applied this strategy successfully in our existing programs and we believe that this approach will continue to help us identify clinically relevant microRNA targets.

Step 3 - Validation of microRNA targets

Our validation strategy is based on two distinct steps. First, using genetic tools, we determine whether up-regulation, or overproduction, of the microRNA in healthy animals can create the specific disease state and inhibition of the microRNA can lead to a therapeutic benefit. Second, using animal models predictive of human diseases, we determine whether pharmacological modulation of the up-regulated microRNA target with our anti-miRs can also lead to a therapeutic benefit. This validation process enables us to prioritize the best microRNA targets that appear to be key drivers of disease and not simply correlating markers.

Step 4 - Optimization of microRNA development candidates

We have developed a proprietary process that allows us to rapidly generate an optimized development candidate. Unlike traditional drug classes, such as small molecules, in which thousands of compounds must be screened to identify prospective leads, the fact that anti-miRs are mirror images of their target microRNAs allows for a more efficient rational design process. The optimization process incorporates our extensive knowledge base around oligonucleotide chemistry and anti-miR design to efficiently synthesize a starting pool of rationally designed anti-miRs to be evaluated in a series of proven assays and models. We also enhance our anti-miRs for distribution to the tissues where the specific microRNA target is causing disease.

OUR INITIAL DEVELOPMENT CANDIDATES

We are developing single-stranded oligonucleotides, which are chemically synthesized chains of nucleotides that are mirror images of specific target microRNAs. We incorporate proprietary chemical modifications to enhance drug properties such as potency, stability and tissue distribution. We refer to these chemically modified oligonucleotides as anti-miRs. Each anti-miR is designed to bind with and inhibit a specific microRNA target that is up-regulated in a cell and that is involved in the disease state. In binding to the microRNA, anti-miRs correct the dysregulation and return diseased cells to their healthy state. We have demonstrated therapeutic benefits of our anti-miRs in at least 20 different preclinical models of human diseases.

We have identified and validated several microRNA targets across a number of disease categories and are working independently and with our strategic alliance partners to optimize anti-miR development candidates. We expect that anti-miR development candidates will be easily formulated in saline solution and administered systemically or locally depending on the therapeutic indication. Our five distinct therapeutic development programs are shown in the table below:

microRNA target	anti-miR program	Commercial rights
miR-21	Hepatocellular carcinoma	Sanofi
miR-21	Kidney fibrosis	Sanofi
miR-122	Hepatitis C virus infection	GlaxoSmithKline
miR-33	Atherosclerosis	Regulus
miR-10b	Glioblastoma	Regulus

One aspect of our strategy is to pursue a balanced approach between product candidates that we develop ourselves and those that we develop with partners. We intend to focus our own resources on proprietary

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product opportunities in therapeutic areas where development and commercialization activities are appropriate for our size and financial resources, which we anticipate will include niche indications and orphan diseases, of which our miR-10b program for glioblastoma is one example. In therapeutic areas where costs are more significant, development timelines are longer or markets are too large for our capabilities, we will seek to secure partners with requisite expertise and resources, of which our miR-33 program for atherosclerosis is one example.

Our approach has been validated to date by the following strategic alliances with large pharmaceutical companies:

➢

In April 2008, we formed a strategic alliance with GSK to discover and develop microRNA therapeutics for immuno-inflammatory diseases. In February 2010, we and GSK expanded the alliance to include potential microRNA therapeutics for the treatment of hepatitis C virus infection, or HCV.

➢	In June 2010, we formed a strategic alliance with Sanofi to discover and develop microRNA therapeutics for fibrotic diseases.

OUR STRATEGY

We are building the leading biopharmaceutical company focused on the discovery and development of first-in-class, targeted drugs based on our proprietary microRNA product platform. The key elements of our strategy are to:

➢

Rapidly advance our initial programs into clinical development.    We are currently optimizing anti-miRs targeting miR-21, miR-122, miR-33 and miR-10b for development candidate selection. We anticipate that we will nominate at least two development candidates within the next 12 months and file our first INDs in 2014.

➢

Focus our resources on developing drugs for niche indications or orphan diseases.    We believe that microRNA therapeutics have utility in almost every disease state as they regulate pathways, not single targets. We intend to focus on proprietary product opportunities in niche therapeutic areas where the development and commercialization activities are appropriate for our size and financial resources.

➢

Selectively form strategic alliances to augment our expertise and accelerate development and commercialization.    We have established strategic alliances with GSK and Sanofi and we will continue to seek partners who can bring therapeutic expertise, development and commercialization capabilities and funding to allow us to maximize the potential of our microRNA product platform.

➢

Selectively use our microRNA product platform to develop additional targets.    We have identified several other microRNA targets with potential for therapeutic modulation and will apply our rigorous scientific and business criteria to develop them.

➢

Develop microRNA biomarkers to support therapeutic product candidates.    We believe that microRNA biomarkers may be used to select optimal patient segments in clinical trials, to develop companion diagnostics, and to monitor disease progression or relapse. We believe these microRNA biomarkers can be applied toward drugs that we develop and drugs developed by other companies, including small molecules and monoclonal antibodies.

➢

Maintain scientific and intellectual leadership in the microRNA field.    We will continue to conduct research in the microRNA field to better understand this new biology and characterize the specific mechanism of action for our future drugs. This includes building on our strong network of key opinion leaders and securing additional intellectual property rights to broaden our existing proprietary asset estate.

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OUR LEADERSHIP

Our executive team has more than 50 years of collective experience leading the discovery and development of innovative therapeutics, including significant operational and financial experience with emerging biotechnology companies, which we believe is the ideal combination of talent to execute our strategy. In addition, our experienced board of directors, which includes representatives of our founding companies, Alnylam and Isis, provides significant support and guidance in all aspects of our business.

Our executive officers are:

➢

Kleanthis G. Xanthopoulos, Ph.D., our President and Chief Executive Officer, is an entrepreneur who has been involved in founding several companies, including Anadys Pharmaceuticals, Inc. (acquired by F. Hoffmann-La Roche Inc. in 2011), which he started as President and Chief Executive Officer.

➢

Garry E. Menzel, Ph.D., our Chief Operating Officer, is an accomplished finance and operations executive who previously served in global leadership roles as a Managing Director in the healthcare investment banking groups at The Goldman Sachs Group, Inc. and Credit Suisse AG and as a strategy consultant for Bain & Company, Inc.

➢

Neil W. Gibson, Ph.D., our Chief Scientific Officer, is a leading scientist focused on cancer research and drug development who previously served as Chief Scientific Officer of the Oncology Research Unit at Pfizer Inc. and as Chief Scientific Officer of OSI Pharmaceuticals, Inc. He was involved in the development of several commercial cancer drugs including Xalkori® (crizotinib), Nexavar® (sorafenib) and Tarceva® (erlotinib).

Our executive team and board of directors are supported by our scientific advisory board members, who are renowned pioneers in the microRNA field:

➢

David Baltimore, Ph.D., Chairman of our scientific advisory board and Professor of Biology at the California Institute of Technology, received the Nobel Prize in 1975 and is highly regarded as a pioneer in virology and immunology, with his current research investigating the role of microRNAs in immunity. Dr. Baltimore is also a member of our board of directors.

➢

David Bartel, Ph.D., Professor of Biology at the Massachusetts Institute of Technology and the Whitehead Institute for Biomedical Research and an investigator at the Howard Hughes Medical Institute, studies microRNA genomics, target recognition and regulatory functions.

➢

Gregory Hannon, Ph.D., Professor at the Cold Spring Harbor Laboratory and an investigator at the Howard Hughes Medical Institute, has identified and characterized many of the major biogenesis and effector complexes for microRNA biology.

➢	Markus Stoffel, M.D., Ph.D., Professor of Metabolic Diseases at the Swiss Federal Institute of Technology, is focused on microRNA research and the regulation of glucose and lipid metabolism.

➢

Thomas Tuschl, Ph.D., Professor and Head of the Laboratory for RNA Molecular Biology at the Rockefeller University and an investigator at the Howard Hughes Medical Institute, discovered many of the mammalian microRNA genes and has developed methods for characterization of small RNAs.

➢

Phillip Zamore, Ph.D., Gretchen Stone Cook Chair of Biomedical Sciences, Co-Director at the RNA Therapeutics Institute, Professor of Biochemistry at the University of Massachusetts Medical School and an investigator at the Howard Hughes Medical Institute, studies RNA interference and microRNA pathways.

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RISKS ASSOCIATED WITH OUR BUSINESS

Our business is subject to numerous risks, as more fully described in the section entitled “Risk factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include:

➢

We have never generated any revenue from product sales and may never become profitable. Even if this offering is successful, we may need to raise additional funds to support our operations and such funding may not be available to us on acceptable terms, or at all.

➢	The approach we are taking to discover and develop drugs is novel and may never lead to marketable products.

➢

All of our programs are still in preclinical development. Preclinical testing and clinical trials of our future product candidates may not be successful. If we are unable to successfully complete preclinical testing and clinical trials of our product candidates or experience significant delays in doing so, our business will be materially harmed.

➢

We will depend on our strategic alliances for the development and eventual commercialization of certain future microRNA product candidates. If these strategic alliances are unsuccessful or are terminated, we may be unable to commercialize certain product candidates or generate future revenue from our development programs.

➢	If we are unable to obtain or protect intellectual property rights related to our future products and product candidates, we may not be able to compete effectively in our markets.

➢	We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.

➢

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel and our failure to do so might impede the progress of our research, development and commercialization objectives.

CORPORATE INFORMATION

We were originally formed as a limited liability company under the name Regulus Therapeutics LLC in the State of Delaware in September 2007. In January 2009, we converted Regulus Therapeutics LLC to a Delaware corporation and changed our name to Regulus Therapeutics Inc. Our principal executive offices are located at 3545 John Hopkins Court, Suite 210, San Diego, California 92121, and our telephone number is (858) 202-6300. Our corporate website address is www.regulusrx.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We use “Regulus Therapeutics” as a trademark in the United States and other countries. We have filed for registration of this trademark in the United States and have registered it in the European Union and Switzerland. This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and references herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

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The offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Over-allotment option	The underwriters have an option for a period of 30 days to purchase up to additional shares of our common stock to cover over-allotments.

Use of proceeds	We intend to use the net proceeds of this offering for the preclinical and clinical development of our initial microRNA development candidates, for the identification and validation of additional microRNA targets and for other general corporate purposes. See “Use of proceeds.”

Risk factors	You should read the “Risk factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to purchase any shares of our common stock.

Proposed NASDAQ Global Market symbol	“RGLS”

The number of shares of our common stock to be outstanding after this offering is based on             shares of common stock outstanding as of June 30, 2012, and excludes:

➢	7,240,310 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2012, at a weighted average exercise price of $0.53 per share;

➢

            shares of common stock reserved for future issuance under our 2012 equity incentive plan, or the 2012 Plan (including 1,383,917 shares of common stock reserved for issuance under our 2009 equity incentive plan, or the 2009 Plan, which shares will be added to the shares reserved under the 2012 Plan upon its effectiveness), which will become effective upon the closing of this offering;

➢	shares of common stock reserved for future issuance under our 2012 employee stock purchase plan, or the ESPP, which will become effective upon the closing of this offering; and

➢

the conversion of $5 million of outstanding principal plus accrued interest underlying a convertible note that we issued in February 2010 and amended and restated in July 2012, which will become convertible at the election of the holder for a period of three years following the completion of this offering, into an aggregate of             shares of our common stock at an assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover page of this prospectus), and assuming the occurrence of the conversion on                     , 2012.

Unless otherwise indicated, all information contained in this prospectus, and the number of shares of common stock outstanding as of June 30, 2012, assumes:

➢	the conversion of all our outstanding convertible preferred stock into an aggregate of 27,399,999 shares of common stock in connection with the closing of this offering;

➢

the conversion of $5 million of outstanding principal plus accrued interest underlying a convertible note that we issued in April 2008 and amended and restated in July 2012, which will automatically convert upon the completion of this offering into an aggregate of              shares of our common stock at an assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover page of this prospectus), and assuming the occurrence of the conversion on                     , 2012;

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➢	no exercise by the underwriters of their over-allotment option to purchase up to an additional shares of our common stock;

➢	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the closing of this offering; and

➢	a one-for- reverse stock split of our common stock effected immediately prior to the closing of this offering.

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Summary financial data

The following table summarizes our financial data. We derived the summary statement of operations data for the years ended December 31, 2010 and 2011 from our audited financial statements and related notes appearing elsewhere in this prospectus. We derived the summary statement of operations data for the three months ended March 31, 2011 and 2012 and balance sheet data as of March 31, 2012 from our unaudited financial statements and related notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. The summary financial data should be read together with our financial statements and related notes, “Selected financial data” and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus.

	Year ended December 31,		Three months ended March 31,
Statement of operations data	2010	2011	2011	2012
	(in thousands, except share and per share data)
			(unaudited)
Revenues:
Revenue under strategic alliances	$8,112	$13,767	$3,309	$3,344
Grant revenue	489	22	–	–

Total revenues	8,601	13,789	3,309	3,344
Operating expenses:
Research and development	20,178	17,289	4,425	4,603
General and administrative	3,921	3,637	1,034	921

Total operating expenses	24,099	20,926	5,459	5,524

Loss from operations	(15,498)	(7,137)	(2,150)	(2,180)
Other income (expense), net	(91)	(259)	(61)	(66)

Loss before income taxes	(15,589)	(7,396)	(2,211)	(2,246)
Income tax (benefit) expense	(30)	206	78	1

Net loss	$(15,559)	$(7,602)	$(2,289)	$(2,247)

Net loss per share, basic and diluted(1)		$(42.91)	$(22.82)	$(6.53)

Shares used to compute basic and diluted net loss per share(1)		177,167	100,304	344,002

Pro forma net loss per share, basic and diluted (unaudited)(2)		$(0.28)		$(0.08)

Shares used to compute pro forma net loss per share, basic and diluted (unaudited)(2)		27,577,166		27,744,001

(1)	See Note 1 of our Notes to Financial Statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the basic and diluted net loss per common share and the number of shares used in the computation of the share and per share data. No share or per share data have been presented for 2010 since we had no common shares outstanding during that year.

(2)	The calculations for the unaudited pro forma net loss per common share, basic and diluted, assume the conversion of all our outstanding shares of convertible preferred stock into shares of our common stock, as if the conversions had occurred at the beginning of the period presented, or the issuance date, if later.

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	As of March 31, 2012
Balance sheet data	Actual	Pro forma(1)	Pro forma as adjusted(2)(3)
	(unaudited, in thousands)
Cash, cash equivalents and short-term investments	$32,508	$32,508
Working capital	10,761	$11,468
Total assets	37,295	37,295
Long-term debt, including current portion	10,708	5,708
Convertible preferred stock	42,691	—
Accumulated deficit	(45,258)	(45,258)
Total stockholders’ equity (deficit)	(43,529)	4,869

(1)	Pro forma amounts reflect the conversion of all our outstanding shares of convertible preferred stock into an aggregate of 27,399,999 shares of our common stock, the conversion of $5 million of outstanding principal plus accrued interest underlying an amended and restated convertible note that we issued in April 2008 and amended and restated in July 2012, which will automatically convert upon the completion of this offering into an aggregate of shares of our common stock, assuming an initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus), and assuming the occurrence of the conversion on March 31, 2012.

(2)	Pro forma as adjusted reflects the pro forma conversion adjustments as well as the sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) each of the cash, cash equivalents and marketable securities, working capital, total assets and total stockholders’ equity by $ , $ , $ and $ , respectively, assuming the number of shares offered by us as stated on the cover of this prospectus remains unchanged and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) each of cash, cash equivalents and marketable securities, working capital, total assets and total stockholders’ equity by $ , $ , $ and $ , respectively, assuming the assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover of this prospectus) remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

11

Risk factors

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in our common stock. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL CONDITION AND NEED FOR ADDITIONAL CAPITAL

We have a limited operating history, have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

We are a preclinical-stage, biopharmaceutical discovery and development company, formed in 2007, with a limited operating history. Since inception, our operations have been primarily limited to organizing and staffing our company, acquiring and in-licensing intellectual property rights, developing our microRNA product platform, undertaking basic research around microRNA targets and conducting preclinical studies for our initial programs. We have not yet identified product candidates for clinical development, initiated a clinical trial or obtained regulatory approval for any product candidates. Consequently, any predictions about our future success or viability, or any evaluation of our business and prospects, may not be accurate.

We have incurred net losses in each year since our inception, including net losses of approximately $15.6 million and $7.6 million for the years ended 2010 and 2011 respectively, and approximately $2.2 million for the three months ended March 31, 2012. As of March 31, 2012, we had an accumulated deficit of approximately $45.3 million.

We have devoted most of our financial resources to research and development, including our preclinical development activities. To date, we have financed our operations primarily through the sale of equity securities and convertible debt and from revenue received from our strategic alliance partners. We have entered into strategic alliances with Sanofi to develop our miR-21 programs for hepatocellular carcinoma, or HCC, and kidney fibrosis and with GlaxoSmithKline plc, or GSK, to develop our miR-122 program for hepatitis C virus infection, or HCV. Under our agreement with GSK, GSK has an option to obtain exclusive worldwide licenses for the development, manufacture and commercialization of potential product candidates selected from our microRNA product platform. If GSK exercises its option to obtain a license to develop, manufacture and commercialize such product candidates, GSK will assume responsibility for funding and conducting further clinical development and commercialization activities for such product candidates. However, if GSK does not exercise its option within the timeframes that we expect, or at all, or if Sanofi terminates its agreement with us, we will be responsible for funding further development of these product candidates and may not have the resources to do so unless we are able to enter into another strategic alliance for these product candidates. The size of our future net losses will depend, in part, on the rate of future expenditures and our ability to obtain funding through equity or debt financings, strategic alliances or grants. We have not initiated clinical development of any product candidate to date and it will be several years, if ever, before we have a product candidate ready for commercialization. Even if we or our strategic alliance partners successfully obtain regulatory approval to market a product candidate, our revenues will also depend upon the size of any markets in which our product candidates have received market approval, and our ability to achieve sufficient market acceptance and adequate market share for our products.

Risk factors

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter. We anticipate that our expenses will increase substantially if and as we: continue our research and preclinical development of our future product candidates, both independently and under our strategic alliance agreements; seek to identify additional microRNA targets and product candidates; acquire or in-license other products and technologies; initiate clinical trials for our product candidates; seek marketing approvals for our product candidates that successfully complete clinical trials; ultimately establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain marketing approval; maintain, expand and protect our intellectual property portfolio; hire additional clinical, quality control and scientific personnel; and create additional infrastructure to support our operations as a public company and our product development and planned future commercialization efforts.

We have never generated any revenue from product sales and may never be profitable.

Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic alliance partners, to successfully complete the development of, obtain the necessary regulatory approvals for and commercialize product candidates. We do not anticipate generating revenues from sales of products for the foreseeable future, if ever. Our ability to generate future revenues from product sales depends heavily on our success in:

➢	identifying and validating new microRNAs as therapeutic targets;

➢	completing our research and preclinical development of future product candidates, including our miR-21, miR-122, miR-33 and miR-10b programs;

➢	initiating and completing clinical trials for future product candidates;

➢	seeking and obtaining marketing approvals for future product candidates that successfully complete clinical trials;

➢	establishing and maintaining supply and manufacturing relationships with third parties;

➢

launching and commercializing future product candidates for which we obtain marketing approval, with an alliance partner or, if launched independently, successfully establishing a sales force, marketing and distribution infrastructure;

➢	maintaining, protecting and expanding our intellectual property portfolio; and

➢	attracting, hiring and retaining qualified personnel.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to predict the timing or amount of increased expenses and when we will be able to achieve or maintain profitability, if ever. In addition, our expenses could increase beyond expectations if we are required by the U.S. Food and Drug Administration, or FDA, or foreign regulatory agencies to perform studies and trials in addition to those that we currently anticipate.

Even if one or more of the future product candidates that we independently develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Even if we are able to generate revenues from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

Even if this offering is successful, we may need to raise additional funding, which may not be available on acceptable terms, or at all.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We expect our research and development expenses to substantially increase in connection with our ongoing activities, particularly as we advance our product candidates toward clinical programs. If we

Risk factors

are unable to successfully complete this offering, we will need to seek alternative financing or change our operational plans to continue as a going concern. Even if this offering is successful, we may need to raise additional funds to support our operations and such funding may not be available to us on acceptable terms, or at all.

We estimate that the net proceeds from this offering will be approximately $        million, assuming an initial public offering price of $        per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us. We expect that the net proceeds from this offering and our existing cash and cash equivalents, together with interest, will be sufficient to fund our current operations through at least the end of 2015. However, changing circumstances may cause us to consume capital more rapidly than we currently anticipate. For example, as we move our lead compounds through toxicology and other preclinical studies, also referred to as nonclinical studies, required to file an investigational new drug application, or IND, which may occur as early as 2014, we may have adverse results requiring that we find new product candidates, or our strategic alliance partners may not elect to pursue the development and commercialization of any of our microRNA product candidates that are subject to their respective strategic alliance agreements with us. Any of these events may increase our development costs more than we expect. We may need to raise additional funds or otherwise obtain funding through strategic alliances if we choose to initiate clinical trials for new product candidates other than programs currently partnered. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, future product candidates. Raising funds in the current economic environment, when the capital markets have been affected by the global recession, may present additional challenges.

If we are required to secure additional financing, such additional fundraising efforts may divert our management from our day-to-day activities, which may adversely affect our ability to develop and commercialize future product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

➢	significantly delay, scale back or discontinue the development or commercialization of any future product candidates;

➢	seek strategic alliances for research and development programs at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

➢	relinquish or license on unfavorable terms, our rights to technologies or any future product candidates that we otherwise would seek to develop or commercialize ourselves.

If we are required to conduct additional fundraising activities and we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing development and commercialization efforts, which will have a material adverse effect on our business, operating results and prospects.

We may sell additional equity or debt securities to fund our operations, which may result in dilution to our stockholders and impose restrictions on our business.

In order to raise additional funds to support our operations, we may sell additional equity or debt securities, which would result in dilution to all of our stockholders or impose restrictive covenants that adversely impact our business. The sale of additional equity or convertible securities would result in the issuance of additional shares of our capital stock and dilution to all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our

Risk factors

ability to conduct our business. If we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected and we may not be able to meet our debt service obligations.

RISKS RELATED TO THE DISCOVERY AND DEVELOPMENT OF PRODUCT CANDIDATES

The approach we are taking to discover and develop drugs is novel and may never lead to marketable products.

We have concentrated our therapeutic product research and development efforts on microRNA technology, and our future success depends on the successful development of this technology and products based on our microRNA product platform. Neither we nor any other company has received regulatory approval to market therapeutics targeting microRNAs. The scientific discoveries that form the basis for our efforts to discover and develop product candidates are relatively new. The scientific evidence to support the feasibility of developing product candidates based on these discoveries is both preliminary and limited. If we do not successfully develop and commercialize product candidates based upon our technological approach, we may not become profitable and the value of our common stock may decline.

Further, our focus solely on microRNA technology for developing drugs as opposed to multiple, more proven technologies for drug development increases the risks associated with the ownership of our common stock. If we are not successful in developing any product candidates using microRNA technology, we may be required to change the scope and direction of our product development activities. In that case, we may not be able to identify and implement successfully an alternative product development strategy.

We may not be successful in our efforts to identify or discover potential product candidates.

The success of our business depends primarily upon our ability to identify, develop and commercialize microRNA therapeutics. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including:

➢	our research methodology or that of our strategic alliance partners may be unsuccessful in identifying potential product candidates;

➢	potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval; or

➢	our strategic alliance partners may change their development profiles for potential product candidates or abandon a therapeutic area.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.

Risk factors

All of our programs are still in preclinical development. Preclinical testing and clinical trials of our future product candidates may not be successful. If we are unable to successfully complete preclinical testing and clinical trials of our product candidates or experience significant delays in doing so, our business will be materially harmed.

We have invested a significant portion of our efforts and financial resources in the identification and preclinical development of product candidates that target microRNAs. Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our future product candidates. The success of our future product candidates will depend on several factors, including the following:

➢	successful completion of preclinical studies and clinical trials;

➢	receipt of marketing approvals from applicable regulatory authorities;

➢	obtaining and maintaining patent and trade secret protection for future product candidates;

➢	establishing and maintaining manufacturing relationships with third parties or establishing our own manufacturing capability; and

➢	successfully commercializing our products, if and when approved, whether alone or in collaboration with others.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully complete the development of, or commercialize, our product candidates, which would materially harm our business.

If clinical trials of our future product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our future product candidates.

Before obtaining marketing approval from regulatory authorities for the sale of future product candidates, we or our strategic alliance partners must then conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products.

Events which may result in a delay or unsuccessful completion of clinical development include:

➢	delays in reaching an agreement with the FDA on final trial design;

➢	imposition of a clinical hold following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities;

➢	delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites;

➢	our inability to adhere to clinical trial requirements directly or with third parties such as CROs;

➢	delays in obtaining required institutional review board approval at each clinical trial site;

Risk factors

➢	delays in recruiting suitable patients to participate in a trial;

➢	delays in the testing, validation, manufacturing and delivery of the product candidates to the clinical sites;

➢	delays in having patients complete participation in a trial or return for post-treatment follow-up;

➢	delays caused by patients dropping out of a trial due to product side effects or disease progression;

➢	clinical sites dropping out of a trial to the detriment of enrollment;

➢	time required to add new clinical sites; or

➢	delays by our contract manufacturers to produce and deliver sufficient supply of clinical trial materials.

If we or our strategic alliance partners are required to conduct additional clinical trials or other testing of any future product candidates beyond those that are currently contemplated, are unable to successfully complete clinical trials of any such product candidates or other testing, or if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we or our strategic alliance partners may:

➢	be delayed in obtaining marketing approval for our future product candidates;

➢	not obtain marketing approval at all;

➢	obtain approval for indications or patient populations that are not as broad as intended or desired;

➢	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

➢	be subject to additional post-marketing testing requirements; or

➢	have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or marketing approvals. We do not know whether any clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which would impair our ability to successfully commercialize our product candidates and may harm our business and results of operations. Any inability to successfully complete preclinical and clinical development, whether independently or with our strategic alliance partners, could result in additional costs to us or impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties.

Any of our future product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance.

Adverse events, or AEs, caused by our future product candidates could cause us, other reviewing entities, clinical trial sites or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval. Certain oligonucleotide therapeutics have shown injection site reactions and pro-inflammatory effects and may also lead to impairment of kidney or liver function. There is a risk that our future product candidates may induce similar adverse events.

If AEs are observed in any clinical trials of our future product candidates, including those that our strategic partners may develop under our alliance agreements, our or our partners’ ability to obtain regulatory approval for product candidates may be negatively impacted.

Risk factors

Further, if any of our future products, if and when approved for commercial sale, cause serious or unexpected side effects, a number of potentially significant negative consequences could result, including:

➢	regulatory authorities may withdraw their approval of the product or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy;

➢	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

➢	we may be required to change the way the product is administered or conduct additional clinical trials;

➢	we could be sued and held liable for harm caused to patients; or

➢	our reputation may suffer.

Any of these events could prevent us or our partners from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing our future products and impair our ability to generate revenues from the commercialization of these products either by us or by our strategic alliance partners.

Even if we complete the necessary preclinical studies and clinical trials, we cannot predict whether or when we will obtain regulatory approval to commercialize a product candidate and we cannot, therefore, predict the timing of any revenue from a future product.

Neither we nor our strategic alliance partners can commercialize a product until the appropriate regulatory authorities, such as the FDA, have reviewed and approved the product candidate. The regulatory agencies may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee recommends restrictions on approval or recommends non-approval. In addition, we or our strategic alliance partners may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process.

Even if we obtain regulatory approval for a product candidate, we will still face extensive regulatory requirements and our products may face future development and regulatory difficulties.

Even if we obtain regulatory approval in the United States, the FDA may still impose significant restrictions on the indicated uses or marketing of our future product candidates, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. The holder of an approved new drug application, or NDA, is obligated to monitor and report AEs and any failure of a product to meet the specifications in the NDA. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, drug product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or cGMP, and adherence to commitments made in the NDA. If we or a regulatory agency discovers previously unknown problems with a product such as AEs of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a

Risk factors

regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If we or our partners fail to comply with applicable regulatory requirements following approval of any of our future product candidates, a regulatory agency may:

➢	issue a warning letter asserting that we are in violation of the law;

➢	seek an injunction or impose civil or criminal penalties or monetary fines;

➢	suspend or withdraw regulatory approval;

➢	suspend any ongoing clinical trials;

➢	refuse to approve a pending NDA or supplements to an NDA submitted by us;

➢	seize product; or

➢	refuse to allow us to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our future products and generate revenues.

We may not be successful in obtaining or maintaining necessary rights to microRNA targets, drug compounds and processes for our development pipeline through acquisitions and in-licenses.

Presently we have rights to the intellectual property, through licenses from third parties and under patents that we own, to modulate only a subset of the known microRNA targets. Because our programs may involve a range of microRNA targets, including targets that require the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license or use these proprietary rights. In addition, our future product candidates may require specific formulations to work effectively and efficiently and these rights may be held by others. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

For example, we sometimes collaborate with U.S. and foreign academic institutions to accelerate our preclinical research or development under written agreements with these institutions. Typically, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such right of first negotiation for intellectual property, we may be unable to negotiate a license within the specified time frame or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue our program.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment. If we are unable to successfully obtain rights to required third-party intellectual property rights, our business, financial condition and prospects for growth could suffer.

Risk factors

We may use our financial and human resources to pursue a particular research program or product candidate and fail to capitalize on programs or product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and human resources, we intend to leverage our existing strategic alliance agreements and enter into new strategic alliance agreements for the development and commercialization of our programs and potential product candidates in indications with potentially large commercial markets such as HCC, fibrosis and HCV, while focusing our internal development resources and any internal sales and marketing organization that we may establish on research programs and future product candidates for selected markets, such as orphan diseases. As a result, we may forego or delay pursuit of opportunities with other programs or product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and future product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic alliance, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate, or we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Risk factors

RISKS RELATED TO OUR RELIANCE ON THIRD PARTIES

We will depend upon our strategic alliances for the development and eventual commercialization of certain future microRNA product candidates. If these strategic alliances are unsuccessful or are terminated, we may be unable to commercialize certain product candidates and we may be unable to generate revenues from our development programs.

We are likely to depend upon third party alliance partners for financial and scientific resources for the clinical development and commercialization of certain of our microRNA product candidates. These strategic alliances will likely provide us with limited control over the course of development of a future microRNA product candidate, especially once a candidate has reached the stage of clinical development. For example, in our alliance with GSK, GSK has the option to obtain an exclusive worldwide license to develop, manufacture and commercialize product candidates upon the achievement of relevant efficacy and safety endpoints in the first clinical trial designed to show efficacy, safety and tolerability with respect to each of four potential programs or earlier, at GSK’s option. However, GSK is not under any obligation to exercise its option to progress any of our microRNA development candidates. While both GSK and Sanofi have development obligations with respect to programs that they elect to pursue under their respective agreements, our ability to ultimately recognize revenue from these relationships will depend upon the ability and willingness of our alliance partners to successfully meet their respective responsibilities under our agreements with them. Our ability to recognize revenues from successful strategic alliances may be impaired by several factors including:

➢	an alliance partner may shift its priorities and resources away from our programs due to a change in business strategies, or a merger, acquisition, sale or downsizing of its company or business unit;

➢	an alliance partner may cease development in therapeutic areas which are the subject of our strategic alliances;

➢	an alliance partner may change the success criteria for a particular program or potential product candidate thereby delaying or ceasing development of such program or candidate;

➢

a significant delay in initiation of certain development activities by an alliance partner will also delay payment of milestones tied to such activities, thereby impacting our ability to fund our own activities;

➢	an alliance partner could develop a product that competes, either directly or indirectly, with an alliance product;

➢	an alliance partner with commercialization obligations may not commit sufficient financial or human resources to the marketing, distribution or sale of a product;

➢	an alliance partner with manufacturing responsibilities may encounter regulatory, resource or quality issues and be unable to meet demand requirements;

➢	an alliance partner may exercise its rights under the agreement to terminate a strategic alliance;

➢

a dispute may arise between us and an alliance partner concerning the research, development or commercialization of a program or product candidate resulting in a delay in milestones, royalty payments or termination of a program and possibly resulting in costly litigation or arbitration which may divert management attention and resources; and

➢

an alliance partner may use our proprietary information or intellectual property in such a way as to invite litigation from a third party or fail to maintain or prosecute intellectual property rights such that our rights in such property are jeopardized.

Risk factors

Specifically, with respect to termination rights, after expiration of an initial research term, Sanofi may terminate the entire alliance or any alliance target program for any or no reason upon 30 days’ written notice to us. The agreement with Sanofi may also be terminated by either party for material breach by the other party, including a failure to comply with such party’s diligence obligations that remains uncured after 120 days. Similarly, GSK may terminate the entire alliance or any alliance target program for any or no reason upon 90 days’ written notice to us and the agreement may also be terminated by either party for material breach by the other party, including a failure to comply with such party’s diligence obligations that remains uncured after a specified notice period. Depending on the timing of any such termination, we may not be entitled to receive the option exercise fees or milestone payments, as these payments terminate with termination of the respective program or agreement.

If any of our alliance partners do not elect to pursue the development and commercialization of our microRNA development candidates or terminate the strategic alliance, then, depending on the event:

➢

in the case of Sanofi, under certain circumstances, we may owe Sanofi royalties with respect to product candidates covered by our agreement with Sanofi that we elect to continue to commercialize, depending upon the stage of development at which such product commercialization rights reverted back to us, or additional payments if we license such product candidates to third parties;

➢	the development of our product candidates subject to the Sanofi agreement or GSK agreement, as applicable, may be terminated or significantly delayed;

➢

our cash expenditures could increase significantly if it is necessary for us to hire additional employees and allocate scarce resources to the development and commercialization of product candidates that were previously funded, or expected to be funded, by GSK or Sanofi, as applicable;

➢

we would bear all of the risks and costs related to the further development and commercialization of product candidates that were previously the subject of the GSK agreement or Sanofi agreement, as applicable, including the reimbursement of third parties; and

➢

in order to fund further development and commercialization, we may need to seek out and establish alternative strategic alliances with third-party partners; this may not be possible, or we may not be able to do so on terms which are acceptable to us, in which case it may be necessary for us to limit the size or scope of one or more of our programs or increase our expenditures and seek additional funding by other means.

Any of these events would have a material adverse effect on our results of operations and financial condition.

We expect to rely on third parties to conduct some aspects of our compound formulation, research and preclinical testing, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such formulation, research or testing.

We do not expect to independently conduct all aspects of our drug discovery activities, compound formulation research or preclinical testing of product candidates. We currently rely and expect to continue to rely on third parties to conduct some aspects of our preclinical testing.

Any of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it would delay our product development activities. Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, for product candidates that we develop and commercialize on our own, we will remain responsible for ensuring that each of our IND-enabling studies and clinical trials are conducted in accordance with the study plan and protocols for the trial.

Risk factors

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our studies in accordance with regulatory requirements or our stated study plans and protocols, we will not be able to complete, or may be delayed in completing, the necessary preclinical studies to enable us or our strategic alliance partners to select viable product candidates for IND submissions and will not be able to, or may be delayed in our efforts to, successfully develop and commercialize such product candidates.

We intend to rely on third-party manufacturers to produce our preclinical supplies, and we intend to rely on third parties to produce clinical supplies of any product candidates that we advance into clinical trials and commercial supplies of any approved product candidates.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured the product candidates ourselves, including:

➢	the inability to meet any product specifications and quality requirements consistently;

➢	a delay or inability to procure or expand sufficient manufacturing capacity;

➢	manufacturing and product quality issues related to scale-up of manufacturing;

➢	costs and validation of new equipment and facilities required for scale-up;

➢	a failure to comply with cGMP and similar foreign standards;

➢	the inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

➢	termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us;

➢

the reliance on a limited number of sources, and in some cases, single sources for raw materials, such that if we are unable to secure a sufficient supply of these product components, we will be unable to manufacture and sell future product candidates in a timely fashion, in sufficient quantities or under acceptable terms;

➢	the lack of qualified backup suppliers for any raw materials that are currently purchased from a single source supplier;

➢	operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier;

➢	carrier disruptions or increased costs that are beyond our control; and

➢	the failure to deliver products under specified storage conditions and in a timely manner.

Any of these events could lead to clinical study delays or failure to obtain regulatory approval, or impact our ability to successfully commercialize future products. Some of these events could be the basis for FDA action, including injunction, recall, seizure or total or partial suspension of production.

We expect to rely on limited sources of supply for the drug substance of future product candidates and any disruption in the chain of supply may cause a delay in developing and commercializing these product candidates.

We intend to establish manufacturing relationships with a limited number of suppliers to manufacture raw materials and the drug substance of any product candidate for which we are responsible for preclinical or clinical development. Each supplier may require licenses to manufacture such components

Risk factors

if such processes are not owned by the supplier or in the public domain. As part of any marketing approval, a manufacturer and its processes are required to be qualified by the FDA prior to commercialization. If supply from the approved vendor is interrupted, there could be a significant disruption in commercial supply. An alternative vendor would need to be qualified through an NDA supplement which could result in further delay. The FDA or other regulatory agencies outside of the United States may also require additional studies if a new supplier is relied upon for commercial production. Switching vendors may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

In addition, if our alliance partners elect to pursue the development and commercialization of certain programs, we will lose control over the manufacturing of the product candidate subject to the agreement. For example, if Sanofi elects to develop and commercialize a product candidate targeting miR-21 for HCC or kidney fibrosis under its strategic alliance with us, Sanofi will be responsible for the manufacture of the product candidates for clinical trials. Sanofi will be free to use a manufacturer of its own choosing or manufacture the product candidates in its own manufacturing facilities. In such a case, we will have no control over Sanofi’s processes or supply chains to ensure the timely manufacture and supply of the product candidates. In addition, we will not be able to ensure that the product candidates will be manufactured under the correct conditions to permit the product candidates to be used in such clinical trials. GSK will have similar obligations to manufacture product candidates which it takes into clinical trials under its strategic alliance with us and we will face similar risks as to those product candidates.

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of our future product candidates, cause us to incur higher costs and prevent us from commercializing our products successfully. Furthermore, if our suppliers fail to deliver the required commercial quantities of active pharmaceutical ingredients on a timely basis and at commercially reasonable prices, and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical trials may be delayed or we could lose potential revenue.

Manufacturing issues may arise that could increase product and regulatory approval costs or delay commercialization.

As we scale-up manufacturing of future product candidates and conduct required stability testing, product, packaging, equipment and process-related issues may require refinement or resolution in order to proceed with any clinical trials and obtain regulatory approval for commercial marketing. We may identify significant impurities, which could result in increased scrutiny by the regulatory agencies, delays in clinical programs and regulatory approval, increases in our operating expenses, or failure to obtain or maintain approval for future product candidates or any approved products.

We expect to rely on third parties to conduct, supervise and monitor our clinical trials, and if those third parties perform in an unsatisfactory manner, it may harm our business.

If we or our strategic alliance partners commence clinical trials, we expect to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials. While we will have agreements governing their activities, we and our strategic alliance partners will have limited influence over their actual performance. We will control only certain aspects of our CROs’ activities. Nevertheless, we or our strategic alliance partners will be responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities.

We, our alliance partners and our CROs are required to comply with the FDA’s cGCPs for conducting, recording and reporting the results of IND-enabling studies and clinical trials to assure that data and reported

Risk factors

results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. The FDA enforces these cGCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our future clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving any marketing applications. Upon inspection, the FDA may determine that our clinical trials did not comply with cGCPs. In addition, our future clinical trials will require a sufficiently large number of test subjects to evaluate the safety and effectiveness of a potential drug product. Accordingly, if our CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, we may be required to repeat such clinical trials, which would delay the regulatory approval process.

Our CROs will not be our employees, and we will not be able to control whether or not they devote sufficient time and resources to our clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our competitive position. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize our future product candidates. As a result, our financial results and the commercial prospects for such products and any future product candidates that we develop would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

We also expect to rely on other third parties to store and distribute drug products for any clinical trials that we may conduct. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our future product candidates or commercialization of our products, if approved, producing additional losses and depriving us of potential product revenue.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

If we are unable to obtain or protect intellectual property rights related to our future products and product candidates, we may not be able to compete effectively in our markets.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our future products and product candidates. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in issued patents with claims that cover the products in the United States or in other foreign countries. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing based on a pending patent application. Even if patents do successfully issue, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed or invalidated. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims.

If the patent applications we hold or have in-licensed with respect to our programs or product candidates fail to issue or if their breadth or strength of protection is threatened, it could dissuade companies from collaborating with us to develop product candidates, and threaten our ability to commercialize, future products. We cannot offer any assurances about which, if any, patents will issue or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. In particular, we are aware that Santaris Pharma A/S, or Santaris, has filed oppositions to patents owned by Stanford University and licensed to us and to a patent owned by us, in each case relating to miR-122, and to a

Risk factors

patent owned by Isis relating to chemical modification of oligonucleotides. Any successful opposition to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any product candidates that we or our strategic alliance partners may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications, an interference proceeding in the United States can be initiated by a third party to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. In addition, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available however the life of a patent, and the protection it affords, is limited. Once the patent life has expired for a product, we may be open to competition from generic medications.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our drug discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we expect all of our employees to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all.

Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the U.S. Patent and Trademark Office, or U.S. PTO, and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our strategic alliance partners are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our future product candidates may be subject to claims of infringement of the patent rights of third parties.

Risk factors

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our future product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our future product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our future product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our future product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We are a party to a number of intellectual property license agreements that are important to our business and expect to enter into additional license agreements in the future. Our existing license agreements impose, and we expect that future license agreements will impose, various diligence, milestone payment, royalty and other obligations on us. For example, under our exclusive license agreement for Max-Planck-Innovation GmbH’s proprietary technology and know-how covering microRNA sequences, we are required to use commercially reasonable diligence to develop and commercialize a product and to satisfy specified payment obligations. These agreements and licenses are set forth in greater detail in the “Business—Our Intellectual Property and Technology Licenses” section. If we fail to comply with our obligations under our agreement with Max-Planck-Innovation GmbH or our other license agreements, or we are subject to a bankruptcy, the licensor may have the right to terminate the license, in which event we, or our strategic alliance partners, would not be able to market products covered by the license.

In addition, our exclusive license agreements with our founding companies, Alnylam and Isis, provide us with rights to nucleotide technologies in the field of microRNA therapeutics based on oligonucleotides that modulate up-regulated microRNAs. Some of these technologies, such as intellectual property relating to the chemical modification of oligonucleotides, are relevant to our product candidate development programs. If our license agreements with Alnylam or Isis are terminated, or our business relationships with either of these companies or our other licensors are disrupted by events that may include the acquisition of either company, our access to critical intellectual property rights will be materially and adversely affected.

Risk factors

We may need to obtain licenses from third parties to advance our research or allow commercialization of our future product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our future product candidates, which could harm our business significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our future products, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our alliance partners or licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

Risk factors

RISKS RELATED TO COMMERCIALIZATION OF PRODUCT CANDIDATES

The commercial success of our miR-21 and miR-122 programs, which are part of our strategic alliance agreements with Sanofi and GSK, respectively, will depend in large part on the development and marketing efforts of our alliance partners. If our alliance partners are unable to perform in accordance with the terms of our agreements, our potential to generate future revenue from these programs would be significantly reduced and our business would be materially and adversely harmed.

If either Sanofi or GSK elects to pursue the development and commercialization of any of the microRNA product candidates that are subject to their respective strategic alliance agreements with us, we will have limited influence and/or control over their approaches to development and commercialization. If Sanofi, GSK or any potential future strategic alliance partners do not perform in the manner that we expect or fail to fulfill their responsibilities in a timely manner, or at all, the clinical development, regulatory approval and commercialization efforts related to product candidates we have licensed to such strategic alliance partners could be delayed or terminated.

If we terminate either of our strategic alliances or any program thereunder due to a material breach by Sanofi or GSK, we have the right to assume the responsibility at our own expense for the development of the applicable microRNA product candidates. Assuming sole responsibility for further development will increase our expenditures, and may mean we will need to limit the size and scope of one or more of our programs, seek additional funding and/or choose to stop work altogether on one or more of the affected product candidates. This could result in a limited potential to generate future revenue from such microRNA product candidates and our business could be materially and adversely affected. Further, under certain circumstances, we may owe Sanofi or GSK, as applicable, royalties on any product candidate that we may successfully commercialize.

We face significant competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, biotechnology companies and universities and other research institutions. We are aware of several companies that are working specifically to develop microRNA therapeutics including Groove Biopharma, Inc., miRagen Therapeutics, Inc., Mirna Therapeutics, Inc., and Santaris. Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, drug products that are more effective or less costly than any product candidate that we may develop.

All of our programs are in a preclinical development stage and are targeted toward indications for which there are approved products on the market or product candidates in clinical development. We will face competition from other drugs currently approved or that will be approved in the future for the same therapeutic indications. Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development to:

➢	discover and develop therapeutics that are superior to other products in the market;

➢	attract qualified scientific, product development and commercial personnel;

➢	obtain patent and/or other proprietary protection for our microRNA product platform and future product candidates;

Risk factors

➢	obtain required regulatory approvals; and

➢	successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new therapeutics.

The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any products that we may develop and commercialize. We will not achieve our business plan if the acceptance of any of these products is inhibited by price competition or the reluctance of physicians to switch from existing drug products to our products, or if physicians switch to other new drug products or choose to reserve our future products for use in limited circumstances. The inability to compete with existing or subsequently introduced drug products would have a material adverse impact on our business, financial condition and prospects.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our future product candidates less competitive. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing product candidates before we do, which would have a material adverse impact on our business.

The commercial success of our product candidates will depend upon the acceptance of these product candidates by the medical community, including physicians, patients and healthcare payors.

The degree of market acceptance of any product candidates will depend on a number of factors, including:

➢	demonstration of clinical safety and efficacy compared to other products;

➢	the relative convenience, ease of administration and acceptance by physicians, patients and healthcare payors;

➢	the prevalence and severity of any AEs;

➢	limitations or warnings contained in the FDA-approved label for such products;

➢	availability of alternative treatments;

➢	pricing and cost-effectiveness;

➢	the effectiveness of our or any collaborators’ sales and marketing strategies;

➢	our ability to obtain hospital formulary approval;

➢	our ability to obtain and maintain sufficient third party coverage or reimbursement; and

➢	the willingness of patients to pay out-of-pocket in the absence of third party coverage.

Unless other formulations are developed in the future, we expect our compounds to be formulated in an injectable form. Injectable medications may be disfavored by patients or their physicians in the event drugs which are easy to administer, such as oral medications, are available. If a product is approved, but does not achieve an adequate level of acceptance by physicians, patients and healthcare payors, we may not generate sufficient revenues from such product and we may not become or remain profitable.

Risk factors

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our future product candidates, we may be unable to generate any revenues.

We currently do not have an organization for the sales, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. With respect to our current programs which are the subject of existing strategic alliances, such as miR-21 with Sanofi and miR-122 with GSK, we intend to rely completely on our alliance partner for sales and marketing. In addition, we intend to enter into strategic alliances with third parties to commercialize other future product candidates, including in markets outside of the United States or for other large markets that are beyond our resources. Although we intend to establish a sales organization if we are able to obtain approval to market any product candidates for niche markets in the United States, we will also consider the option to enter into strategic alliances for future product candidates in the United States if commercialization requirements exceed our available resources. This will reduce the revenue generated from the sales of these products.

Our current and future strategic alliance partners, if any, may not dedicate sufficient resources to the commercialization of our future product candidates or may otherwise fail in their commercialization due to factors beyond our control. If we are unable to establish effective alliances to enable the sale of our future product candidates to healthcare professionals and in geographical regions, including the United States, that will not be covered by our own marketing and sales force, or if our potential future strategic alliance partners do not successfully commercialize the product candidates, our ability to generate revenues from product sales will be adversely affected.

If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate sufficient product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

If we obtain approval to commercialize any approved products outside of the United States, a variety of risks associated with international operations could materially adversely affect our business.

Our strategic alliance agreements with Sanofi and GSK provide that our partners will be responsible for the commercialization of future product candidates, if any, from our miR-21 and miR-122 programs. If any other future product candidates that we may develop are approved for commercialization, we may also enter into agreements with third parties to market them on a worldwide basis or in more limited geographical regions. We expect that we will be subject to additional risks related to entering into international business relationships, including:

➢	different regulatory requirements for drug approvals in foreign countries;

➢	reduced protection for intellectual property rights;

➢	unexpected changes in tariffs, trade barriers and regulatory requirements;

➢	economic weakness, including inflation, or political instability in particular foreign economies and markets;

➢	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

Risk factors

➢	foreign taxes, including withholding of payroll taxes;

➢	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

➢	workforce uncertainty in countries where labor unrest is more common than in the United States;

➢	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

➢	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Hospital formulary approval and reimbursement may not be available for our future product candidates, which could make it difficult for us to sell products profitably.

Obtaining formulary approval can be an expensive and time consuming process. We cannot be certain if and when we will obtain formulary approval to allow us to sell any products that we may develop and commercialize into our target markets. Failure to obtain timely formulary approval will limit our commercial success.

Furthermore, market acceptance and sales of any future product candidates that we develop will depend on reimbursement policies and may be affected by future healthcare reform measures. Government authorities and third party payors, such as private health insurers, hospitals and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. We cannot be sure that reimbursement will be available for any future product candidates. Also, reimbursement amounts may reduce the demand for, or the price of, our future products. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize future product candidates that we develop.

There have been a number of legislative and regulatory proposals to change the healthcare system in the United States and in some foreign jurisdictions that could affect our ability to sell products profitably. These legislative and/or regulatory changes may negatively impact the reimbursement for drug products, following approval. The availability of numerous generic treatments may also substantially reduce the likelihood of reimbursement for our future products. The potential application of user fees to generic drug products may expedite the approval of additional generic drug treatments. We expect to experience pricing pressures in connection with the sale of any products that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. If we fail to successfully secure and maintain reimbursement coverage for our future products or are significantly delayed in doing so, we will have difficulty achieving market acceptance of our future products and our business will be harmed.

RISKS RELATED TO OUR BUSINESS OPERATIONS AND INDUSTRY

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on principal members of our executive team listed under “Management” located elsewhere in this prospectus, the loss of whose services may adversely impact the achievement of our objectives. While we have entered into employment agreements with each of our executive officers, any of them could leave our employment at any time, as all of our employees are “at will” employees. Recruiting and retaining other qualified employees for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled executives in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the

Risk factors

turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical companies for individuals with similar skill sets. In addition, failure to succeed in preclinical studies and clinical trials may make it more challenging to recruit and retain qualified personnel. The inability to recruit or loss of the services of any executive or key employee might impede the progress of our research, development and commercialization objectives.

We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.

As of March 31, 2012, we had 53 full-time employees. As our company matures, we expect to expand our employee base to increase our managerial, scientific and operational, commercial, financial and other resources and to hire more consultants and contractors. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize future product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. We have adopted a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Risk factors

We face potential product liability, and, if successful claims are brought against us, we may incur substantial liability and costs.

The use of our future product candidates in clinical trials and the sale of any products for which we obtain marketing approval exposes us to the risk of product liability claims. Product liability claims might be brought against us by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. Certain oligonucleotide therapeutics have shown injection site reactions and pro-inflammatory effects and may also lead to impairment of kidney or liver function. There is a risk that our future product candidates may induce similar adverse events. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

➢	impairment of our business reputation;

➢	withdrawal of clinical trial participants;

➢	costs due to related litigation;

➢	distraction of management’s attention from our primary business;

➢	substantial monetary awards to patients or other claimants;

➢	the inability to commercialize our future product candidates; and

➢	decreased demand for our future product candidates, if approved for commercial sale.

We do not currently have any product liability insurance coverage. We anticipate obtaining such insurance prior to the commencement of any clinical trials but any such insurance coverage that we obtain may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for future product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business.

Business interruptions could delay us in the process of developing our future products.

Our headquarters are located in San Diego County. We are vulnerable to natural disasters such as earthquakes and wild fires, as well as other events that could disrupt our operations. We do not carry insurance for earthquakes or other natural disasters and we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our business operations.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there has not been a public market for our common stock. An active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public

Risk factors

offering price for the shares will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the trading market.

The trading price of our common stock is likely to be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

➢	adverse results or delays in preclinical testing or clinical trials;

➢	inability to obtain additional funding;

➢	any delay in filing an IND or NDA for any of our future product candidates and any adverse development or perceived adverse development with respect to the FDA’s review of that IND or NDA;

➢	failure to maintain our existing strategic alliances or enter into new alliances;

➢	failure of our strategic alliance partners to elect to develop and commercialize product candidates under our alliance agreements or the termination of any programs under our alliance agreements;

➢	failure by us or our licensors and strategic alliance partners to prosecute, maintain or enforce our intellectual property rights;

➢	failure to successfully develop and commercialize our future product candidates;

➢	changes in laws or regulations applicable to future products;

➢	inability to obtain adequate product supply for our future product candidates or the inability to do so at acceptable prices;

➢	adverse regulatory decisions;

➢	introduction of new products, services or technologies by our competitors;

➢	failure to meet or exceed financial projections we may provide to the public;

➢	failure to meet or exceed the estimates and projections of the investment community;

➢	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

➢	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us, our strategic alliance partners or our competitors;

➢	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

➢	additions or departures of key scientific or management personnel;

➢	significant lawsuits, including patent or stockholder litigation;

➢	changes in the market valuations of similar companies;

➢	sales of our common stock by us or our stockholders in the future; and

➢	trading volume of our common stock.

In addition, companies trading in the stock market in general, and The NASDAQ Global Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Risk factors

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our executive officers, directors, 5% stockholders and their affiliates beneficially own nearly 100% of our voting stock and, upon closing of this offering, that same group will beneficially own approximately        % of our outstanding voting stock. Therefore, even after this offering these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders, acting together, may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as one of our stockholders.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Risk factors

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or SEC, and The NASDAQ Global Market have imposed various requirements on public companies. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Recent legislation permits smaller “emerging growth companies” to implement many of these requirements over a longer period and up to five years from the pricing of this offering. We intend to take advantage of this new legislation but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the pro forma book value (deficit) per share of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $         per share, based on an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, and our pro forma net tangible book value (deficit) as of March 31, 2012. Further, based on these assumptions, investors purchasing common stock in this offering will contribute approximately         % of the total amount invested by stockholders since our inception, but will own only approximately         % of the shares of common stock outstanding. For information on how the foregoing amounts were calculated, see “Dilution.”

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering, and the exercise of stock options granted to our employees. In addition, as of March 31, 2012, options to purchase 6,579,511 shares of our common stock at a weighted average exercise price at March 31, 2012 of $0.44 per share were outstanding. The exercise of any of these options would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability

Risk factors

to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

We, along with our directors, executive management team, holders of our convertible preferred stock and holders of our convertible notes have agreed that for a period of 365 days after the date of this prospectus, subject to specified exceptions, we or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. Substantially all of our other stockholders and optionholders have agreed to similar obligations for a period of 180 days after the date of this prospectus. Subject to certain limitations, approximately         shares will become eligible for sale upon expiration of the lock-up period, as calculated and described in more detail in the section entitled “Shares eligible for future sale.” In addition, shares issued or issuable upon exercise of options vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

Certain holders of our securities are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended, or the Securities Act, subject to the applicable lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

Pursuant to our 2009 Equity Incentive Plan, or the 2009 plan, our management is authorized to grant stock options and other equity-based awards to our employees, directors and consultants. The number of shares available for future grant under the 2009 plan will automatically increase each year by up to 5% of all shares of our capital stock outstanding as of December 31 of the prior calendar year, subject to the ability of our board of directors to take action to reduce the size of the increase in any given year. Currently, we plan to register the increased number of shares available for issuance under the 2009 plan each year. If our board of directors elects to increase the number of shares available for future grant by the maximum amount each year, our stockholders may experience additional dilution, which could cause our stock price to fall.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because pharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Risk factors

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three year period, the corporation’s ability to use its pre-change net operating loss carryforwards, or NOLs, and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We believe that, with our initial public offering and other transactions that have occurred over the past three years, we may have triggered an “ownership change” limitation. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock.

Provisions in our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders or remove our current management.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management. These provisions include:

➢	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

➢	limiting the removal of directors by the stockholders;

➢	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

Risk factors

➢	eliminating the ability of stockholders to call a special meeting of stockholders; and

➢	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change in control, whether or not it is desired by or beneficial to our stockholders. Further, other provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

➢	the initiation, cost, timing, progress and results of our research and development activities, preclinical studies and future clinical trials;

➢	our ability to obtain and maintain regulatory approval of our future product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product candidate;

➢	our ability to obtain funding for our operations;

➢	our plans to research, develop and commercialize our future product candidates;

➢	our strategic alliance partners’ election to pursue development and commercialization;

➢	our ability to attract collaborators with development, regulatory and commercialization expertise;

➢	our ability to obtain and maintain intellectual property protection for our future product candidates;

➢	the size and growth potential of the markets for our future product candidates, and our ability to serve those markets;

➢	our ability to successfully commercialize our future product candidates;

➢	the rate and degree of market acceptance of our future product candidates;

➢	our ability to develop sales and marketing capabilities, whether alone or with potential future collaborators;

➢	regulatory developments in the United States and foreign countries;

➢	the performance of our third-party suppliers and manufacturers;

➢	the success of competing therapies that are or become available;

➢	the loss of key scientific or management personnel;

➢	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

➢	our use of the proceeds from this offering; and

➢	the accuracy of our estimates regarding expenses, future revenues, capital requirements and need for additional financing.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under the heading “Risk factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for

Special note regarding forward-looking statements

our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, do not protect any forward-looking statements that we make in connection with this offering.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of proceeds

We estimate that we will receive net proceeds of approximately $         million (or approximately $         million if the underwriters’ over-allotment option is exercised in full) from the sale of the shares of common stock offered by us in this offering, based on an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us by $        , assuming the assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover of this prospectus), remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for preclinical and clinical development of our initial microRNA development candidates, for the identification and validation of additional microRNA targets, and for capital expenditures, working capital and other general corporate purposes, including costs and expenses associated with being a public company. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary microRNA businesses, technologies, products or assets. However, we have no current commitments or obligations to do so. We cannot currently allocate specific percentages of the net proceeds that we may use for the purposes specified above. Accordingly, we will have broad discretion in the use of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our stock. Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Dividend policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

Capitalization

The following table sets forth our cash, cash equivalents and short-term investments, and our capitalization as of March 31, 2012:

➢	on an actual basis;

➢	on a pro forma basis to reflect:

➢	the conversion of all the outstanding shares of our convertible preferred stock into 27,399,999 shares of our common stock upon completion of this offering;

➢

the conversion of $5 million of outstanding principal plus accrued interest underlying an amended and restated convertible note that we issued in August 2008 and amended and restated in July 2012, which will automatically convert upon the completion of this offering into an aggregate of             shares of our common stock at an assumed initial public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus), and assuming the occurrence of the conversion on             , 2012; and

➢	the filing of our amended and restated certificate of incorporation, which will occur upon the completion of this offering.

➢

on a pro forma as adjusted basis to reflect the sale by us of                  shares of our common stock at an assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of March 31, 2012
	Actual	Pro forma	Pro forma as adjusted(1)
	(unaudited, in thousands, except share and per share data)
Cash, cash equivalents and short-term investments	$32,508	$	$

Accrued interest	$1,045	$	$

Long-term debt, including current portion	$10,708	$	$
Convertible preferred stock; $0.001 par value: 27,500,000 shares authorized, 27,399,999 shares issued and outstanding, actual; shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	42,691
Stockholders’ deficit:
Common stock; $0.001 par value: 38,600,000 shares authorized, 480,805 shares issued and outstanding, actual; shares authorized and shares issued and outstanding, pro forma; shares authorized and shares issued and outstanding, pro forma as adjusted	—
Additional paid-in capital	1,730
Accumulated other comprehensive income (loss)	(1)
Accumulated deficit	(45,258)

Total stockholders’ deficit	(43,529)

Total capitalization	$9,870	$	$

Capitalization

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease), respectively, the amount of cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

The number of shares of common stock shown as issued and outstanding on a pro forma as adjusted basis in the table is based on the number of shares of our common stock outstanding as of March 31, 2012, and excludes:

➢	6,579,511 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2012 at a weighted average exercise price of $0.44 per share;

➢

         shares of common stock reserved for future issuance under the 2012 Plan (including 2,050,705 shares of common stock reserved for issuance under the 2009 Plan, which shares will be added to the shares reserved under the 2012 Plan upon its effectiveness), which will become effective upon the closing of this offering;

➢	shares of common stock reserved for issuance under the ESPP, which will become effective upon the closing of this offering; and

➢

the conversion of $5 million of outstanding principal plus accrued interest underlying an amended and restated convertible note that we issued in February 2010 and amended and restated in July 2012, which will become convertible at the election of the holder for a period of three years following the completion of this offering, into an aggregate of          shares of our common stock at an assumed initial public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus), and assuming the occurrence of the conversion on                     , 2012.

Dilution

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value (deficit) as of March 31, 2012 was approximately $(44.5) million, or $(92.58) per share of common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Net historical tangible book value (deficit) per share is our historical net tangible book value (deficit) divided by the number of shares of common stock outstanding as of March 31, 2012. Our pro forma net tangible book value (deficit) as of March 31, 2012 was $(1.8) million, or $(0.07) per share of common stock. Pro forma net tangible book value (deficit) gives effect to the conversion of all of our outstanding convertible preferred stock into an aggregate of 27,399,999 shares of our common stock which will occur automatically upon the completion of this offering plus the effect of the conversion of $5 million of outstanding principal plus accrued interest underlying an amended and restated convertible note that we issued in April 2008 and amended and restated on July 2012, which will automatically convert upon the completion of this offering into an aggregate of          shares of our common stock at an assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover page of this prospectus), and assuming the occurrence of the conversion on                 , 2012.

Pro forma as adjusted net book value is our pro forma net tangible book value (deficit), plus the effect of the sale of shares of our common stock in this offering at an assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $         per share to our existing stockholders, and an immediate dilution of $         per share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share			$
Historical net tangible book value (deficit) per share as of March 31, 2012		$(92.58)
Pro forma increase in net tangible book value per share as of March 31, 2012 attributable to the conversion of convertible preferred stock and convertible debt

Pro forma net tangible book value (deficit) per share as of March 31, 2012, before giving effect to this offering
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	$

Pro forma as adjusted net tangible book value (deficit) per share after this offering

Dilution per share to new investors participating in this offering			$

A $1.00 increase (decrease) in the assumed initial public offering price of $                 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted net tangible book value (deficit) per share after this offering by approximately $                 per share and the dilution per share to investors participating in this offering by approximately $                 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the pro forma

Dilution

as adjusted net tangible book value (deficit) per share after this offering by approximately $         and the dilution per share to investors participating in this offering by approximately $            , assuming the assumed initial public offering price of $                 per share (the midpoint of the price range set forth on the cover of this prospectus) remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

If the underwriters exercise their over-allotment option in full to purchase             additional shares of our common stock in this offering, the pro forma as adjusted net tangible book value per share after this offering would be $             per share and the dilution to new investors purchasing common stock in this offering would be $             per share.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2012, the number of shares purchased or to be purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us by existing stockholders and new investors participating in this offering at an assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover of this prospectus), before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table below shows, new investors participating in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares purchased			Total consideration			Average price per share
	Number	Percent		Amount	Percent
(in thousands, except percents)
Existing stockholders before this offering			%	$		%	$
Investors participating in this offering

Total		100%		$	100%

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the total consideration paid by new investors by $        , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters’ option to purchase additional shares of our common stock in this offering and no exercise of any outstanding options. If the underwriters’ option to purchase additional shares is exercised in full, the percentage of outstanding common stock held by existing stockholders will be reduced to                      % of the total number of shares of common stock to be outstanding upon completion of this offering, and the number of shares of common stock held by investors participating in this offering will be increased to         shares, or     % of the total number of shares of common stock to be outstanding upon completion of this offering.

The foregoing discussion and tables are based on 27,880,804 shares of common stock outstanding as of March 31, 2012, after giving effect to the conversion of our outstanding convertible preferred shares into an aggregate of 27,399,999 shares of common stock, and excludes:

➢	6,579,511 shares of common stock issuable upon the exercise of outstanding stock options under the 2009 plan at a weighted average exercise price of $0.44 per share;

➢	shares of common stock reserved for future issuance under the 2012 Plan (including 2,050,705 shares of common stock reserved for issuance under the 2009 Plan, which shares will be added to the

Dilution

shares reserved under the 2012 Plan upon its effectiveness), which will become effective upon the closing of this offering;

➢	shares of common stock reserved for future issuance under the ESPP, which will become effective upon the closing of this offering; and

➢

the conversion of $5 million of outstanding principal plus accrued interest underlying an amended and restated convertible note that we issued in February 2010 and amended and restated in July 2012, which will become convertible at the election of the holder for a period of three years following the completion of this offering, that will automatically convert upon the completion of this offering into an aggregate of          shares of our common stock at an assumed initial public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus), and assuming the occurrence of the conversion on                 , 2012.

Effective immediately upon closing of this offering, an aggregate of         shares of our common stock will be reserved for issuance under the 2012 Plan (including 2,050,705 shares of common stock reserved for issuance under the 2009 Plan, which shares will be added to the shares reserved under the 2012 Plan upon its effectiveness) and the ESPP, and these share reserves will also be subject to automatic annual increases in accordance with the terms of the plans. Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

Selected financial data

The following selected financial data should be read together with our financial statements and accompanying notes and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus. The selected financial data in this section are not intended to replace our financial statements and the related notes. Our historical results are not necessarily indicative of our future results.

The selected statement of operations data for the years ended December 31, 2010 and 2011 and the selected balance sheet data as of December 31, 2010 and 2011 are derived from our audited financial statements appearing elsewhere in this prospectus. The selected statement of operations data for the three months ended March 31, 2011 and 2012 and the selected balance sheet data as of March 31, 2012 are derived from our unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and include, in our opinion, all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the financial information in those statements.

	Year ended December 31,		Three months ended March 31,
Statement of operations data	2010	2011	2011	2012
	(in thousands, except share and per share data)
			(unaudited)
Revenues:
Revenue under strategic alliances	$8,112	$13,767	$3,309	$3,344
Grant revenue	489	22	—	—

Total revenues	8,601	13,789	3,309	3,344
Operating expenses:
Research and development	20,178	17,289	4,425	4,603
General and administrative	3,921	3,637	1,034	921

Total operating expenses	24,099	20,926	5,459	5,524

Loss from operations	(15,498)	(7,137)	(2,150)	(2,180)
Other income (expense), net	(91)	(259)	(61)	(66)

Loss before income taxes	(15,589)	(7,396)	(2,211)	(2,246)
Income tax (benefit) expense	(30)	206	78	1

Net loss	$(15,559)	$(7,602)	$(2,289)	$(2,247)

Net loss per share, basic and diluted(1)		$(42.91)	$(22.82)	$(6.53)

Shares used to compute basic and diluted net loss per share(1)		177,167	100,304	344,002

Pro forma net loss per share, basic and diluted (unaudited)(2)		$(0.28)		$(0.08)

Shares used to compute pro forma net loss per share, basic and diluted (unaudited)(2)		27,577,166		27,744,001

(1)	See Note 1 of our Notes to Financial Statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the basic and diluted net loss per common share and the number of shares used in the computation of the share and per share data. No share or per share data have been presented for 2010 since we had no common shares outstanding during that year.

(2)	The calculations for the unaudited pro forma net loss per common share, basic and diluted, assume the conversion of all our outstanding shares of convertible preferred stock into shares of our common stock, as if the conversions had occurred at the beginning of the period presented, or the issuance date, if later.

Selected financial data

	As of December 31,		As of March 31,
Balance sheet data	2010	2011	2012
			(unaudited)
	(in thousands)
Cash, cash equivalents and short-term investments	$54,789	$38,144	$32,508
Working capital	40,446	25,816	10,761
Total assets	59,703	42,881	37,295
Long-term debt, including current portion	11,227	10,815	10,708
Convertible preferred stock	42,691	42,691	42,691
Accumulated deficit	(35,409)	(43,011)	(45,258)
Total stockholders’ deficit	(34,695)	(41,494)	(43,529)

Management’s discussion and analysis of financial condition and results of operations

You should read the following discussion and analysis of financial condition and results of operations together with the section entitled “Selected financial data” and our financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

OVERVIEW

We are a biopharmaceutical company focused on discovering and developing first-in-class drugs that target microRNAs to treat a broad range of diseases. microRNAs are recently discovered, naturally occurring ribonucleic acid, or RNA, molecules that play a critical role in regulating key biological pathways. Scientific research has shown the improper balance, or dysregulation, of microRNAs is directly linked to many diseases. We believe we have assembled the leading position in the microRNA field, including expertise in microRNA biology and oligonucleotide chemistry, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. We refer to these assets as our microRNA product platform. We are using our microRNA product platform to develop chemically modified, single-stranded oligonucleotides that we call anti-miRs. We use these anti-miRs to modulate microRNAs and by doing so return diseased cells to their healthy state. We believe microRNAs may be transformative in the field of drug discovery and that anti-miRs may become a new and major class of drugs with broad therapeutic application much like small molecules, biologics and monoclonal antibodies. We are currently optimizing anti-miRs in five distinct programs both independently and with our strategic alliance partners, GlaxoSmithKline plc, or GSK, and Sanofi. We anticipate that we will nominate at least two clinical development candidates within the next 12 months and file our first investigational new drug applications, or INDs, with the U.S. Food and Drug Administration, or FDA, in 2014.

In April 2008, we entered into a product development and commercialization agreement with GSK. Under the terms of the agreement, we agreed to develop four programs of interest to GSK in the areas of inflammation and immunology and granted GSK an option to obtain an exclusive worldwide license to develop, manufacture and commercialize products in each program. We are responsible for the discovery, optimization and development of anti-miR product candidates in each program through proof-of-concept, defined as the achievement of relevant efficacy and safety endpoints in the first clinical trial designed to show efficacy, safety and tolerability, unless GSK chooses to exercise its option at an earlier stage. Upon entering into the agreement, we received an upfront payment of $15.0 million as an option fee, and GSK loaned $5.0 million to us under a convertible note. In connection with the expansion of the alliance to include miR-122 for the treatment of hepatitis C virus infection, or HCV, in February 2010, GSK made an upfront payment to us of $3.0 million and loaned an additional $5.0 million to us pursuant to a second convertible note. We are eligible to receive up to $144.5 million in preclinical, clinical, regulatory and commercialization milestone payments for each of the four microRNA programs under our alliance with GSK. We are also eligible to receive tiered royalties as a percentage of annual sales which can increase up to the low end of the 10 to 20% range. These royalties are subject to reduction upon the expiration of certain patents or introduction of generic competition into the market, or if GSK is required to obtain licenses from third parties to develop or commercialize products under the alliance. Under our strategic alliance with GSK, we earned a $500,000 milestone payment in each of May 2009 and June 2011.

Management’s discussion and analysis of financial condition and results of operations

In June 2010, we entered into a collaboration and license agreement with Sanofi, which we subsequently amended, restated and superseded in July 2012. Under the terms of the agreement, we have agreed to collaborate with Sanofi on a research plan to develop and commercialize licensed compounds targeting four alliance targets primarily focused in the field of fibrosis and have granted Sanofi an exclusive license to develop and commercialize products under the alliance. The agreement specified that miR-21 would be the first alliance target in the field of fibrosis. Under the terms of the agreement, we received an upfront payment of $25.0 million, which was allocated to the research programs. In addition, Sanofi purchased $10.0 million of our series B convertible preferred stock. We also received $5.0 million for one year of research and development funding. Subsequently, we received a $5.0 million payment for research and development funding following each of the first and second anniversaries of our entry into the agreement in June 2010. We may be entitled to receive additional annual payments under the agreement to support our work on the research plan. We are also entitled to receive preclinical, clinical, regulatory and commercialization milestone payments of up to $640.0 million in the aggregate for all alliance product candidates. We are also entitled to receive royalties based on a percentage of net sales which will range from the mid-single digits to the low end of the 10 to 20% range, depending upon the target and the volume of sales.

We have devoted substantial resources to developing our microRNA product platform, protecting and enhancing our intellectual property estate and providing general and administrative support for these activities. We have not generated any revenue from product sales and, to date, have funded our operations primarily through upfront payments from our strategic alliances, the private placement of convertible preferred stock and convertible debt, and government grants. From inception in September 2007 through March 31, 2012, we raised a total of $106.6 million, including:

➢	$56.6 million from upfront payments from our strategic alliances, preclinical milestones, research funding and government grants;

➢	$30.0 million from the sale of equity securities to our founding companies; and

➢	$20.0 million from the sale of equity and convertible debt securities to our strategic alliance partners.

We have incurred losses in each year since our inception in September 2007. Our net losses were approximately $15.6 million and $7.6 million for the year ended December 31, 2010 and 2011, respectively, and $2.2 million for the three months ended March 31, 2012. As of March 31, 2012, we had an accumulated deficit of approximately $45.3 million. Substantially all of our operating losses resulted from expenses incurred in connection with our research programs and from general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we:

➢	select our clinical development candidates and initiate clinical trials;

➢	seek regulatory approvals for our product candidates that successfully complete clinical trials;

➢	maintain, expand and protect our intellectual property portfolio;

➢	continue our other research and development efforts;

➢	hire additional clinical, quality control, scientific, operational, financial and management personnel; and

➢	add operational, financial and management information systems.

Management’s discussion and analysis of financial condition and results of operations

FINANCIAL OPERATIONS OVERVIEW

Revenues

Our revenues generally consist of upfront payments for licenses or options to obtain licenses in the future, research and development funding and milestone payments under strategic alliance agreements, as well as funding received under government grants.

In the future, we may generate revenue from a combination of license fees and other upfront payments, research and development payments, milestone payments, product sales and royalties in connection with strategic alliances. We expect that any revenue we generate will fluctuate from quarter-to-quarter as a result of the timing of our achievement of preclinical, clinical, regulatory and commercialization milestones, if at all, the timing and amount of payments relating to such milestones and the extent to which any of our products are approved and successfully commercialized by us or our strategic alliance partners. If our strategic alliance partners do not elect or otherwise agree to fund our development costs pursuant to our strategic alliance agreements, or we or our strategic alliance partners fail to develop product candidates in a timely manner or obtain regulatory approval for them, our ability to generate future revenues, and our results of operations and financial position would be adversely affected.

Research and development expenses

Research and development expenses consist of costs associated with our research activities, including our drug discovery efforts, the preclinical development of our therapeutic programs, and our microRNA biomarker program. Our research and development expenses include:

➢	employee-related expenses, including salaries, benefits, travel and stock-based compensation expense;

➢	external research and development expenses incurred under arrangements with third parties, such as contract research organizations, or CROs, consultants and our scientific advisory board;

➢	license and sublicense fees; and

➢

facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and laboratory and other supplies.

We expense research and development costs as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received.

To date, we have conducted research on many different microRNAs with the goal of understanding how they function and identifying those that might be targets for therapeutic modulation. At any given time we are working on multiple targets, primarily within our five therapeutic areas of focus. Our organization is structured to allow the rapid deployment and shifting of resources to focus on the best targets based on our ongoing research. As a result, in the early phase of our development, our research and development costs are not tied to any specific target. However, we are currently spending the vast majority of our research and development resources on our lead development programs.

Since our inception in January 2009, we have grown from 15 researchers to 33 and have spent a total of $51.1 million in research and development expenses through March 31, 2012.

We expect our research and development expenses to increase for the foreseeable future as we advance our research programs toward the clinic and initiate clinical trials. The process of conducting preclinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming. We or our strategic alliance partners may never succeed in achieving marketing approval for any of our product

Management’s discussion and analysis of financial condition and results of operations candidates. The probability of success for each product candidate may be affected by numerous factors, including preclinical data, clinical data, competition, manufacturing capability and commercial viability. Under our strategic alliance with GSK, we may be responsible for the development of product candidates through clinical proof-of-concept, depending on the time at which GSK may choose to exercise its option to obtain an exclusive license to develop, manufacture and commercialize product candidates on a program-by-program basis. Under our strategic alliance with Sanofi, we are responsible for the development of product candidates up to initiation of Phase 1 clinical trials, after which time Sanofi would be responsible for the costs of clinical development and commercialization and all related costs. We also have several independent programs for which we are responsible for all of the research and development costs, unless and until we partner any of these programs in the future.

Most of our product development programs are at an early stage, and successful development of future product candidates from these programs is highly uncertain and may not result in approved products. Completion dates and completion costs can vary significantly for each future product candidate and are difficult to predict. We anticipate we will make determinations as to which programs to pursue and how much funding to direct to each program on an ongoing basis in response to our ability to maintain or enter into new strategic alliances with respect to each program or potential product candidate, the scientific and clinical success of each future product candidate, as well as ongoing assessments as to each future product candidate’s commercial potential. We will need to raise additional capital and may seek additional strategic alliances in the future in order to advance our various programs.

General and administrative expenses

General and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation, related to our executive, finance, legal, business development and support functions. Other general and administrative expenses include allocated facility-related costs not otherwise included in research and development expenses, travel expenses and professional fees for auditing, tax and legal services. We expect that general and administrative expenses will increase in the future as we expand our operating activities and incur additional costs associated with being a publicly-traded company. These increases will likely include legal fees, accounting fees, directors’ and officers’ liability insurance premiums and fees associated with investor relations.

Other income (expense), net

Other income (expense) consists primarily of interest income and expense, and on occasion income or expense of a non-recurring nature. We earn interest income from interest-bearing accounts and money market funds for cash and cash equivalents and marketable securities, such as interest-bearing bonds, for our short-term investments. Interest expense represents the amounts payable to GSK under the convertible notes and amounts paid under equipment and tenant improvement financing arrangements.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS AND ESTIMATES

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the revenues and expenses incurred during the reported periods. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in the notes to our financial statements appearing at the end of this prospectus, we believe that the following critical accounting policies relating to revenue recognition and stock-based compensation are most important to understanding and evaluating our reported financial results.

Management’s discussion and analysis of financial condition and results of operations

Revenue recognition

Our revenues generally consist of upfront payments for licenses or options to obtain licenses in the future, research and development funding and milestone payments under strategic alliance agreements, as well as funding received under government grants. We recognize revenues when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured.

As a result, we recognize revenue under government and private agency grants when the expenses are incurred and to the extent funding is approved. Any amounts received in advance of performance are recorded as deferred revenue until earned.

We entered into strategic alliance agreements under which we have granted to each of our strategic alliance partners an exclusive license or an option to obtain an exclusive license to intellectual property rights for the development and commercialization of microRNA therapeutics of interest to them. The strategic alliance agreements contain multiple elements including non-refundable payments at the inception of the arrangement, license fees, payments based on achievement of specified milestones designated in the strategic alliance agreements, research funding for research and development services, and/or royalties on sales of products resulting from strategic alliance agreements.

Prior to the adoption of the new authoritative guidance on revenue recognition for multiple element arrangements on January 1, 2011, in order for a delivered item to be accounted for separately from other deliverables in a multiple-element arrangement, the following three criteria had to be met: (i) the delivered item had standalone value to the customer, (ii) there was objective and reliable evidence of fair value of the undelivered items and (iii) if the arrangement included a general right of return relative to the delivered item, delivery or performance of the undelivered items was considered probable and substantially in the control of the vendor. For the strategic alliance agreements entered into prior to January 1, 2011, the delivered item did not have stand-alone value. Therefore, we recognized revenue on nonrefundable upfront payments and license fees from these strategic alliance agreements over the period of significant involvement under the related agreements. We periodically review the basis for our estimates of the period of significant involvement, and we may change the estimates if circumstances change. These changes can significantly increase or decrease the amount of revenue recognized.

In January 2011, we adopted new authoritative guidance on revenue recognition for milestone payments related to arrangements under which we have continuing performance obligations. We recognize revenue from milestone payments when earned provided that: (i) the milestone event is substantive in that it can only be achieved based in whole or in part on either our performance or on the occurrence of a specific outcome resulting from our performance and its achievability was not reasonably assured at the inception of the agreement; (ii) we do not have ongoing performance obligations related to the achievement of the milestone; and (iii) it would result in the receipt of additional payments. A milestone payment is considered substantive if all of the following conditions are met: (i) the milestone payment is non-refundable; (ii) achievement of the milestone was not reasonably assured at the inception of the arrangement; (iii) substantive effort is involved to achieve the milestone; (iv) and the amount of the milestone payment appears reasonable in relation to the effort expended, the other milestones in the arrangement and the related risk associated with the achievement of the milestone. Any amounts received under the agreements in advance of performance, if deemed substantive, are recorded as deferred revenue and recognized as revenue as we complete our performance obligations. The adoption of this guidance did not materially change our previous method for recognizing milestone payments.

In January 2011, we adopted new authoritative guidance on revenue recognition for multiple element arrangements. The guidance, which applies to multiple element arrangements entered into or materially

Management’s discussion and analysis of financial condition and results of operations modified on or after January 1, 2011, amends the criteria for separating and allocating consideration in a multiple element arrangement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. Deliverables under the arrangement will be accounted for as separate units of accounting provided: (i) a delivered item has value to the customer on a stand-alone basis; and (ii) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. The allocation of consideration amongst the deliverables under the arrangement is derived using a “best estimate of selling price” if vendor specific objective evidence and third-party evidence is not available. We did not enter into any significant multiple element arrangements or materially modify any existing multiple element arrangements during 2011 or the three months ended March 31, 2012. The adoption of this standard may result in revenue recognition for future agreements or future amendments to existing agreements that is different from our current multiple element arrangements.

Stock-based compensation

We account for stock-based compensation by measuring and recognizing compensation expense for all stock-based payments made to employees and directors based on grant date estimated fair values. We use the accelerated multiple-option approach to allocate compensation cost to reporting periods over each option holder’s requisite service period, which is generally the vesting period. Under the accelerated multiple-option approach, also known as the graded-vesting method, we recognize compensation expense over the requisite service period for each separate vesting tranche of the award as though the award was in substance multiple awards, resulting in more expense being recognized in the earlier vesting period of the options. We estimate the fair value of our stock-based awards to employees and directors using the Black-Scholes model. The Black-Scholes model requires the input of subjective assumptions, including the risk-free interest rate, expected dividend yield, expected volatility, expected term and the fair value of the underlying common stock on the date of grant.

The following table summarizes our weighted average assumptions used in the Black-Scholes model:

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
Risk-free interest rate	3.0%	2.3%	2.4%	1.2%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	80.6%	72.9%	72.8%	71.3%
Expected term (in years)	6.1	6.1	6.1	6.1

Risk-free interest rate.    We base the risk-free interest rate assumption on observed interest rates appropriate for the expected term of the stock option grants.

Expected dividend yield.    We base the expected dividend yield assumption on the fact that we have never paid cash dividends and have no present intention to pay cash dividends.

Expected volatility.    The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Expected term.    The expected term represents the period of time that options are expected to be outstanding. Because we do not have historic exercise behavior, we determine the expected life assumption using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period.

If in the future, we determine that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for our stock options could

Management’s discussion and analysis of financial condition and results of operations change significantly. Higher volatility and longer expected lives result in an increase to stock-based compensation expense determined at the date of grant. Stock-based compensation expense affects our research and development expenses and our general and administrative expenses.

Common stock valuation

We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations using the Black-Scholes option-pricing model. The fair value of the common stock underlying our stock-based awards was determined on each grant date by our board of directors, with input from management. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock in order to determine an exercise price for the option grants based in part on input from an independent third-party valuation specialist. Our determinations of the fair value of our common stock were made using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the AICPA Practice Aid. In addition, our board of directors considered various objective and subjective factors, along with input from management and the independent third-party valuation specialist, to determine the fair value of our common stock, including: external market conditions affecting the biotechnology industry, trends within the broader biotechnology industry and also within the RNA field, the prices at which we sold shares of convertible preferred stock, the superior rights and preferences of the convertible preferred stock relative to our common stock at the time of each grant, our results of operations, our financial position, the status of our research and development efforts, our stage of development, our business strategy and advancement of our microRNA product platform, the lack of an active public market for our common and our convertible preferred stock, and the likelihood of achieving a liquidity event such as an initial public offering, or IPO, or sale of our company in light of prevailing market conditions.

The per share estimated fair value of our common stock in the table below represents the determination by our board of directors of the fair value of our common stock as of the date of grant, taking into consideration the various objective and subjective factors described above, including the conclusions, if applicable, of contemporaneous valuations of our common stock as discussed below.

Subsequent to our initial contemporaneous third-party valuation completed upon our incorporation in 2009, we have utilized third-party valuation specialists to prepare contemporaneous valuations as of June 2010 and December 2011. When considering the various subjective and objective factors noted above, we determined that no major events or other circumstances had occurred between those dates that would cause a significant change in our common stock valuation. The increase in valuation from our incorporation to June 2010 was primarily attributable to our strategic alliance with Sanofi entered into in June 2010, as more fully described in the section entitled “Business—Our Strategic Alliances.” Although no major value-changing operational events occurred between June 2010 and December 2011, we determined it was probable that our common stock valuation had increased based on certain subjective factors that would necessitate a change in our valuation models as we obtained more clarity about our potential liquidity events. Specifically, we considered the increased likelihood of an IPO and other possible liquidity scenarios. We did not identify any major events or circumstances between December 31, 2011 and March 31, 2012 that would indicate a significant change in our common stock valuation.

Once we determined the estimated value of the underlying common stock, we computed the per share estimated fair value for stock option grants based on the Black-Scholes option pricing model.

Management’s discussion and analysis of financial condition and results of operations

The following table summarizes the stock options granted since January 1, 2010:

Grant dates	Number of common shares underlying options granted	Exercise price per common share	Fair value per common share	Intrinsic value per common share
January 1, 2010	629,869	$0.19	$0.19	$—
February 8, 2010	70,500	0.19	0.19	—
February 9, 2010	46,000	0.19	0.19	—
April 15, 2010	22,500	0.19	0.19	—
June 11, 2010	85,200	0.19	0.19	—
January 3, 2011	888,779	0.87	0.87	—
January 18, 2011	178,000	0.87	0.87	—
March 10, 2011	485,000	0.87	0.87	—
April 18, 2011	475,000	0.87	0.87	—
September 1, 2011	8,000	0.87	0.87	—
September 30, 2011	20,000	0.87	0.87	—
October 13, 2011	30,500	0.87	0.87	—
February 9, 2012	335,000	1.33	1.33	—
February 24, 2012	27,500	1.33	1.33	—
April 23, 2012	81,000	1.33	1.33	—
May 17, 2012	75,000	1.33	1.33	—
May 31, 2012	605,800	1.33	1.33	—

As noted above, our board of directors utilized an independent third-party valuation specialist to prepare valuation reports in accordance with the guidelines in the AICPA Practice Aid. These guidelines prescribe certain valuation approaches for setting the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to common stock, such as the option pricing method, current value method, and probability-weighted expected return method. The enterprise valuation approaches and methodologies used by our third-party valuation specialists are further described below.

Valuation approaches:

The cost approach establishes the value of an enterprise based on the cost of reproducing or replacing the property less depreciation and functional or economic obsolescence, if present.

The market approach is based on the assumption that the value of an asset is equal to the value of a substitute asset with the same characteristics. The following market approaches were utilized in our various valuations:

➢

Guideline public company method – The guideline public company market approach estimates the value of a business by comparing a company to similar publicly-traded companies. When selecting the comparable companies to be used for the market approaches under this method, our third-party valuation specialist focused on companies within the biotechnology industry. The mix of comparable companies was reviewed at each valuation date to assess whether to add or delete companies.

➢

Guideline transaction method – The guideline transaction market approach estimates the value of a business based on valuations from selected mergers and acquisitions transactions for companies with similar characteristics.

The income approach was not utilized since we are projecting losses for the foreseeable future.

Management’s discussion and analysis of financial condition and results of operations

Allocation of enterprise value:

➢

Current value method – Under the current value method, once the fair value of the enterprise is established, the value is allocated to the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion values, whichever would be greater.

➢

Option pricing method – Under the option pricing method, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each class of equity. The values of the preferred and common stock are inferred by analyzing these options.

➢

Probability-weighted expected return method, or PWERM – The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.

June 2010 valuation

The common stock valuation was estimated to be $0.87 per share in June 2010. This valuation utilized a combination of the cost approach and market approach to determine our enterprise value and both the option pricing method and current value method to allocate the enterprise value to our common stock. Due to our early stage of development, focus on research and development, our assets consisting primarily of cash and cash equivalents and short-term investments, and our technological developments to date, the cost approach was utilized in addition to the market approach when valuing the company. In the preparation of the June 2010 valuation, we determined to allocate enterprise value based on a 75% weighting of the option pricing method and a 25% weighting of the current value method. The option pricing method utilized the enterprise value determined using the market approach and the current value method utilized the enterprise value determined using the cost approach. This conclusion was based on our belief that the option pricing method was a better reflection of our possible future liquidation scenarios than the current value method, which focuses on historical start-up and development costs allocated based on current liquidation preferences. In addition, we applied a 45% discount to reflect the lack of marketability of our common stock. This discount was based on various restricted stock studies and considers the degree of risk for companies in the biotechnology industry.

December 2011 valuation

The common stock valuation was estimated to be $1.33 per share in December 2011, an increase of $0.46 per share from the third-party valuation in June 2010. As we did not identify any major operational events between June 2010 and December 2011 that would cause a change in our overall enterprise value, we ascribed approximately a 10% increase in the weighted average enterprise value. The key driver in the change in the common stock valuation was our change from a combined current value and option pricing method to the PWERM approach and the assignment of higher probabilities to future liquidity scenarios that would result in the conversion of our convertible preferred stock to common stock.

The December 2011 valuation utilized the guideline public company market approach and guideline transaction market approach to estimate the enterprise value of our company and PWERM to determine the per share common stock value. The change in valuation methodologies was made for purposes of the December 2011 valuation because we believed that there was a higher probability of a liquidity event such as an IPO in the following 12 to 18 months. Our PWERM estimates the common stock value to our stockholders under each of four possible future scenarios: 50% probability of an IPO in late 2012, 35% probability of an IPO in mid-2013, 10% probability of a sale of the company in mid-2013 and 5% probability of liquidation. We applied discounts to reflect the lack of marketability of our common stock that ranged from 25% to 32% based on option pricing models utilizing the expected time to liquidity in

Management’s discussion and analysis of financial condition and results of operations each scenario. The value per share under each scenario was then summed to determine the fair value per share of our common stock. In the liquidation and sale scenarios, the value per share was allocated taking into account the liquidation preferences and participation rights of our convertible preferred stock. The IPO scenarios assume that all outstanding shares of our convertible preferred stock would convert into common stock.

There is inherent uncertainty in these forecasts and projections and if we had made different assumptions and estimates than those described above, the amount of our stock-based compensation expense, net loss and net loss per share amounts could have been materially different.

Total stock-based compensation expense included in the statement of operations was allocated as follows (in thousands):

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
			(unaudited)
Research and development	$403	$557	$116	$62
General and administrative	200	268	66	51

Total	$603	$825	$182	$113

At December 31, 2011 and March 31, 2012, we had $566,000 and $674,000, respectively, of total unrecognized stock-based compensation expense, related to employee stock options that will be recognized over a weighted average period of 1.30 years and 1.28 years, respectively.

Based on the assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover page of this preliminary prospectus), the intrinsic value of stock options outstanding as of March 31, 2012 would be $            , of which $         and $         would have been related to stock options that were vested and unvested, respectively, at that date.

We expect to continue to grant stock options in the future, and to the extent that we do, our actual stock-based compensation expense recognized in future periods will likely increase.

NET OPERATING LOSS CARRYFORWARDS

As of December 31, 2011, we had federal and California tax net operating loss carryforwards of $1.7 million and $11.9 million, respectively, which begin to expire in 2031. As of December 31, 2011, we also had federal and California research and development tax credit carryforwards of $1.3 million and $500,000, respectively. The federal research and development tax credit carryforwards will begin to expire in 2029. The California research and development tax credit carryforwards are available indefinitely.

Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of our net operating losses and credits before we can use them. We have recorded a valuation allowance for the full amount of the portion of the deferred tax asset related to our net operating loss and research and development tax credit carryforwards.

JOBS ACT

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise

Management’s discussion and analysis of financial condition and results of operations apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies.

RESULTS OF OPERATIONS

Comparison of the three months ended March 31, 2011 and 2012

The following table summarizes the results of our operations for the three months ended March 31, 2011 and 2012, together with the changes in those items in dollars (in thousands):

	Three months ended March 31,		Change 2012 vs. 2011
	2011	2012	Increase/(Decrease)
	(unaudited)
Revenue under strategic alliances	$3,309	$3,344	$35
Research and development expenses	4,425	4,603	178
General and administrative expenses	1,034	921	(113)
Other income (expense), net	(61)	(66)	5
Income tax expense	78	1	(77)

Revenue.    We recognized revenue of $3.3 million in the three months ended March 31, 2011 and $3.3 million in the same period in 2012. Our revenue consisted of amortization of upfront payments received from GSK and Sanofi. The total amortization for each period in 2011 and 2012 was $809,000 for GSK and $2.5 million for Sanofi.

Research and development expenses.    Research and development expenses were $4.4 million in the three months ended March 31, 2011 and $4.6 million for the same period in 2012. The increase of $178,000 is primarily related to a $101,000 increase in payroll and related benefits and a $198,000 increase in laboratory supplies to advance our preclinical programs, offset by a $143,000 decrease in external services.

General and administrative expenses.    General and administrative expenses were $1.0 million in the three months ended March 31, 2011 and $921,000 for the same period in 2012. The decrease of $113,000 is primarily related to a reduction in support services received from Isis.

Comparison of the year ended December 31, 2010 and 2011

The following table summarizes the results of our operations for the years ended December 31, 2010 and 2011, together with the changes in those items in dollars (in thousands):

	Year ended December 31,		Change 2011 vs. 2010
	2010	2011	Increase/(Decrease)
Revenue under strategic alliances and grants	$8,601	$13,789	$5,188
Research and development expenses	20,178	17,289	(2,889)
General and administrative expenses	3,921	3,637	(284)
Other income (expense), net	(91)	(259)	168
Income tax (benefit) expense	(30)	206	236

Revenue.    We recognized revenue of $8.6 million for the year ended December 31, 2010 and $13.8 million for the year ended December 31, 2011. We amortize our upfront payments monthly on a straight-line basis over the period of performance. As a result, in 2010, we amortized six months and ten months of upfront payments from GSK and Sanofi, respectively. Total revenue recognized from Sanofi was $5.0 million and $10.0 million for the years ended December 31, 2010 and 2011, respectively. Total revenue recognized from GSK was $3.1 million and $3.2 million for the years ended December 31, 2010

Management’s discussion and analysis of financial condition and results of operations and 2011, respectively. In November 2010, we were awarded $489,000 from the United States Department of Treasury for two projects qualifying under the Qualifying Therapeutic Discovery Project Program to support research with the potential to produce new therapies. These awards represent a one-time payment to us, and we do not anticipate any additional funding in the future under the Qualifying Therapeutic Discovery Project Program. In June 2011, we received a $500,000 milestone payment under our strategic alliance agreement with GSK.

Research and development expenses.    Research and development expenses were $20.2 million for the year ended December 31, 2010 and $17.3 million for the year ended December 31, 2011. The decrease of $2.9 million is primarily related to a $3.8 million reduction in sublicense fees paid to Alnylam and Isis in 2010 for our Sanofi strategic alliance and a $296,000 reduction in external services, offset by an increase of $1.1 million in payroll and related benefits.

General and administrative expenses.    General and administrative expenses were $3.9 million for the year ended December 31, 2010 and $3.6 million for the year ended December 31, 2011. The decrease of $284,000 is primarily related to a $312,000 reduction in annual performance bonuses, a $279,000 reduction in support services received from Isis and a $264,000 reduction in expenses incurred to secure our strategic alliance with Sanofi, offset by an increase in payroll and related benefits of $541,000.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have raised $106.6 million to fund our operations primarily through upfront payments, research funding and preclinical milestones from our strategic alliances, from government grants and from the sale of equity and convertible debt securities. Through March 31, 2012, we have received $56.6 million in upfront payments, research funding and preclinical milestones from our strategic alliances with GSK and Sanofi and government grants, and $50.0 million from the sale of equity and convertible debt securities.

As of March 31, 2012, we had approximately $32.5 million in cash and cash equivalents and short-term investments. The following table shows a summary of our cash flows for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012:

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
			(unaudited)
	(in thousands)
Net cash provided by (used in):
Operating activities	$12,307	$(15,063)	$(6,460)	$(5,128)
Investing activities	(21,960)	3,324	3,776	6,123
Financing activities	14,693	(354)	(76)	(74)

Total	$5,040	$(12,093)	$(2,760)	$921

Operating activities.    Net cash used in operating activities was $6.5 million for the three months ended March 31, 2011, compared to net cash used in operating activities of $5.1 million for the same period in 2012. The primary driver of the use of proceeds was amortization of deferred revenue relating to payments received under our strategic alliances of $3.3 million and $3.1 million for the three months ended March 31, 2011 and 2012, respectively. In addition, during the first quarter of 2011 we paid down our year-end accruals related to CROs, and year-end management bonuses earned in 2010. The decrease in cash used from operating activities of $1.3 million between 2011 and 2012 was the result of lower payments made on our accounts payables and accrued payroll, which includes prior year bonuses, during the first quarter of 2012.

Management’s discussion and analysis of financial condition and results of operations

Net cash provided by operating activities was $12.3 million for the year ended December 31, 2010, compared to net cash used in operating activities of $15.1 million for the year ended December 31, 2011. The change between years was primarily driven by the receipt of $33.0 million in upfront payments from our strategic alliances with GSK and Sanofi in 2010. In addition, our net loss for 2010 was significantly higher than 2011, the result of recognizing less revenue and incurring higher research and development expenses in 2010.

Investing activities.    Net cash used in or provided by investing activities for periods presented primarily relate to the purchase, sale and maturity of investments used to fund the day-to-day needs of our business. In 2010, we had significantly more purchases of short-term investments than in subsequent periods, as a result of the funds provided by the Sanofi strategic alliance which we invested in short-term investments.

Financing activities.    Net cash used in financing activities was $76,000 for the three months ended March 31, 2011, compared to $74,000 for the same period in 2012, both of which represented principal payments on our equipment financing obligations offset by payments received from the exercise of common stock options.

Net cash provided by financing activities was $14.7 million for the year ended December 31, 2010 compared to cash used in financing activities of $354,000 for the year ended December 31, 2011. In 2010, we raised a total of $15.0 million through the issuance of a $5.0 million convertible note to GSK and the issuance of $10.0 million of series B convertible preferred stock to Sanofi.

We believe that our existing cash and cash equivalents and short-term investments as of March 31, 2012, along with the estimated net proceeds from this offering, will be sufficient to meet our anticipated cash requirements through at least the end of 2015. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially.

Our future capital requirements are difficult to forecast and will depend on many factors, including:

➢	the achievement of milestones under our strategic alliance agreements with GSK and Sanofi;

➢	the terms and timing of any other strategic alliance, licensing and other arrangements that we may establish;

➢	the initiation, progress, timing and completion of preclinical studies and clinical trials for our potential product candidates;

➢	the number and characteristics of product candidates that we pursue;

➢	the progress, costs and results of our clinical trials;

➢	the outcome, timing and cost of regulatory approvals;

➢	delays that may be caused by changing regulatory requirements;

➢	the cost and timing of hiring new employees to support our continued growth;

➢	the costs involved in filing and prosecuting patent applications and enforcing and defending patent claims;

➢	the costs and timing of procuring clinical and commercial supplies of our product candidates;

➢	the costs and timing of establishing sales, marketing and distribution capabilities; and

➢	the extent to which we acquire or invest in businesses, products or technologies.

Management’s discussion and analysis of financial condition and results of operations

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following is a summary of our long-term contractual obligations as of December 31, 2011 (in thousands):

	Payments due by period
	Total	Less than 1 year	1 – 3 Years	3 – 5 Years	More than 5 years
Operating lease obligation relating to facility(1)	$3,445	$483	$1,159	$1,417	$386
Principal under convertible notes payable, excluding accrued interest(2)	10,000	—	10,000	—	—
Equipment financing obligation, including interest(3)	304	304	—	—	—
Tenant improvement obligation, including interest(4)	619	113	225	225	56

Total	$14,368	$900	$11,384	$1,642	$442

(1)	We lease 21,834 square feet for office and laboratory space in La Jolla, California under an operating lease that expires in June 2017.

(2)	In April 2008, we issued a three-year convertible note to GSK in exchange for $5.0 million. In February 2010, we issued an additional three-year convertible note for $5.0 million. In January 2011, we and GSK amended the due date of the first convertible note payable to February 2013, which aligned the terms with those of the second note. Both convertible notes were amended and restated in July 2012. Both convertible notes accrue interest at the prime rate as published by The Wall Street Journal at the beginning of each calendar quarter, which at March 31, 2012, was 3.25%. We have not, and are under no obligation to, make periodic interest payments on either note, as a result interest is not included in the table above. Aggregate accrued interest as of March 31, 2012 was $1.0 million. Upon the completion of this offering, the principal and accrued interest under the first note will automatically convert into shares of our common stock and the second note will be amended and restated into a new convertible note with an adjusted face amount equal to the principal and accrued interest outstanding under the second note as of the completion of this offering, which new note will mature on the third anniversary of the completion of this offering. The notes are guaranteed by Alnylam and Isis until the consummation of a qualifying initial public offering of our common stock. In the event the notes do not convert or are not repaid by February 2013, we are obligated to repay the notes in cash on such date or we, Alnylam and Isis may elect to repay the notes with registered or unregistered shares of common stock of Alnylam and/or Isis.

(3)	In September 2009, we entered into a $1.0 million credit facility to finance the purchase of lab equipment. The loan under this credit facility is secured by the assets financed under this obligation and is being repaid over 36 equal monthly installments. The interest rate is fixed at 5.9%.

(4)	In conjunction with our lease, we were provided a tenant improvement allowance of $631,000, which was used to fund additional leasehold improvements. We are obligated to repay our landlord the tenant improvement allowance, plus interest at a fixed rate of 6.5%, on a monthly basis over the seven-year term of the lease.

LICENSE AGREEMENTS

Prior to 2011, our access to the Tuschl 3 patents was derived from agreements between Max-Planck-Innovation GmbH, or Max-Planck, and our founding companies, Alnylam and Isis, for exclusive use in microRNA therapeutics. In April 2011, we entered into a direct, co-exclusive license with Max-Planck. The license provides to us, Alnylam and Isis, co-exclusively, access to the Tuschl 3 patents for therapeutic use. We will be required to make payments based upon the initiation of clinical trials and/or product approval milestones totaling up to $1.6 million for each licensed product reaching such clinical stage. In addition to milestone payments, we will be required to pay royalties of a percentage of cumulative annual net sales of a licensed product commercialized by us or one of our strategic alliance partners. The percentage is in the low single digits, with the exact percentage depending upon whether the licensed product incorporates intellectual property covered by a Tuschl 3 patent that is still subject to a pending application or, alternatively an issued patent, and also upon the volume of annual sales. Reduction in the royalties paid to

Management’s discussion and analysis of financial condition and results of operations

Max-Planck is made for any third party payments also required to be made with a minimum floor in the low single digits.

In June 2009, we entered into a co-exclusive license for use of the Tuschl 3 patents for diagnostic purposes with Max-Planck. Under the terms of the license, we made an aggregate initial payment to Max-Planck of €175,000 in three installments together with interest, with €75,000 paid in June 2009 and €50,000 plus interest paid in each of June 2010 and December 2010. In addition, we made annual maintenance payments of €10,000 in 2011 and €20,000 in 2012 and will make an increased annual maintenance payment commencing in 2013 and thereafter during the term of the agreement. In addition to maintenance payments, we will be required to pay royalties of a percentage of net sales of licensed products. The percentage is in the mid-single digits in the event we market the product and low double digits in the event we sell the product through a distributor. The royalties payable to Max-Planck are reduced by the royalties payable to third parties but only if aggregate royalties payable to Max-Planck and third parties exceed a percentage in the mid-10 to 20% range.

In May 2010, we exclusively licensed patent rights from Julius-Maximilians-Universität Würzburg and Bayerische Patent Allianz GmBH, which we collectively refer to herein as the University of Würzburg, which rights encompass the use of anti-miR therapeutics targeting miR-21 for the treatment of fibrosis, including kidney, liver, lung and cardiac fibrosis. As a license issuance fee, we paid the University of Würzburg €300,000. In addition, upon commercialization of a product, we will pay to the University of Würzburg a percentage of net sales as a royalty. This royalty is in the low single digits and is reduced upon expiration of all patent claims covering the product. We also paid the University of Würzburg a partnership bonus of €200,000 upon entering into our strategic alliance agreement with Sanofi. Under the agreement, beginning January 1, 2020 and ending on the date we receive NDA approval for a licensed product, we will accrue a minimum royalty obligation of €150,000 per year, which will become payable upon approval of an NDA for a licensed product. After approval of an NDA for a licensed product, we will pay the University of Würzburg an annual minimum royalty, which increases in the five years following approval up to a maximum of €3.0 million per year. The minimum royalties are creditable against actual royalties due and payable for the same calendar year.

In August 2005, Alnylam and Isis entered into a co-exclusive license agreement with Stanford University, or Stanford, relating to its patent applications claiming the use of miR-122 to reduce the replication of HCV. Upon our formation, we received access to the Stanford technology as an affiliate of Alnylam and Isis. In July 2009, Isis assigned its rights and obligations under the license agreement to us. We are permitted to sublicense our rights under the agreement in connection with a bona fide partnership seeking to research and/or develop products under a jointly prepared research plan and which also includes a license to our intellectual property or in association with providing services to a sublicensee. In the event we receive an upfront payment in connection with a sublicense, we are obligated to pay to Stanford a one-time payment, the amount of which will vary depending upon the size of upfront payment we receive. We must also make an annual license maintenance payment during the term of the agreement. The maintenance payments are creditable against royalty payments made in the same year. We will be required to pay milestones for an exclusively licensed product which will be payable upon achievement of specified regulatory and clinical milestones in an aggregate amount of up to $400,000. Milestones for a non-exclusively licensed product will be payable upon achievement of the same milestones in an aggregate amount of up to $200,000. Upon commercialization of a product, we will be required to pay to Stanford a percentage of net sales as a royalty. This percentage is in the low single digits. The payment will be reduced by other payments we are required to make to third parties until a minimum royalty has been reached.

In March 2011, we entered into an exclusive license with NYU related to our miR-33 program. Under the terms of the agreement, we paid to NYU an upfront payment of $25,000. An equal additional payment will be required upon issuance of a patent containing a claim of treating or preventing disease.

Management’s discussion and analysis of financial condition and results of operations

We will be required to make payments to NYU upon achievement of specified clinical and regulatory milestones of up to an aggregate of $925,000. These milestone payments will only be made after issuance of a therapeutic claim under the NYU patent applications. We are also required to pay royalties of a percentage of net sales for any product sold by us or a strategic alliance partner. The royalty rate is in the low single digits and is reduced down to a minimum floor in the event we are required to pay royalties to a third party. In the event we sublicense the NYU patents, NYU is also entitled to receive a percentage of the sublicense income received by us. The percentage payable depends upon the development stage of the program when the sublicense is completed with the highest percentage paid with submission of the first IND. The percentage thereafter declines until completion of the first Phase 2 clinical trial.

We enter into contracts in the normal course of business with contract research organizations for preclinical research studies, research supplies and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements (as defined by applicable SEC regulations) that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

RELATED PARTY TRANSACTIONS

For a description of our related party transactions, see “Certain relationships and related party transactions” beginning on page 130.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The primary objectives of our investment activities are to ensure liquidity and to preserve principal while at the same time maximizing the income we receive from our marketable securities without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the marketable securities to fluctuate. To minimize the risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and corporate obligations. Because of the short-term maturities of our cash equivalents and marketable securities, we do not believe that an increase in market rates would have any significant impact on the realized value of our marketable securities.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2011, a new accounting standard was issued that changed the disclosure requirements for the presentation of other comprehensive income, or OCI, in the financial statements, including the elimination of the option to present OCI in the statement of stockholders’ equity. OCI and its components will be required to be presented for both interim and annual periods either in a single financial statement, the statement of comprehensive income, or in two separate but consecutive financial statements, consisting of a statement of income followed by a separate statement presenting OCI. This standard is required to be applied retrospectively for interim and annual periods beginning after December 15, 2011. We adopted this standard as of January 1, 2012 and the retrospective application did not have a material impact on our financial statements.

Business

OVERVIEW

Our business

We are a biopharmaceutical company focused on discovering and developing first-in-class drugs that target microRNAs to treat a broad range of diseases. microRNAs are recently discovered, naturally occurring ribonucleic acid, or RNA, molecules that play a critical role in regulating key biological pathways. Scientific research has shown that the improper balance, or dysregulation, of microRNAs is directly linked to many diseases. We believe we have assembled the leading position in the microRNA field, including expertise in microRNA biology and oligonucleotide chemistry, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. We refer to these assets as our microRNA product platform. We are using our microRNA product platform to develop chemically modified, single-stranded oligonucleotides that we call anti-miRs. We use these anti-miRs to modulate microRNAs and by doing so return diseased cells to their healthy state. We believe microRNAs may be transformative in the field of drug discovery and that anti-miRs may become a new and major class of drugs with broad therapeutic application much like small molecules, biologics and monoclonal antibodies. We are currently optimizing anti-miRs in five distinct programs, both independently and with our strategic alliance partners, GlaxoSmithKline plc, or GSK, and Sanofi. We anticipate that we will nominate at least two clinical development candidates within the next 12 months and file our first investigational new drug applications, or INDs, with the U.S. Food and Drug Administration, or FDA, in 2014.

RNA plays an essential role in the process used by cells to encode and translate genetic information from DNA to proteins. RNA is comprised of subunits called nucleotides and is synthesized from a DNA template by a process known as transcription. Transcription generates different types of RNA, including messenger RNAs that carry the information for proteins in the sequence of their nucleotides. In contrast, microRNAs are small RNAs that do not code for proteins, but rather are responsible for regulating gene expression by affecting the translation of target messenger RNAs. By interacting with many messenger RNAs, a single microRNA can regulate several genes that are instrumental for the normal function of a biological pathway. More than 500 microRNAs have been identified to date in humans, each of which is believed to interact with a specific set of genes that control key aspects of cell biology. Since most diseases are multi-factorial and involve multiple targets in a pathway, the ability to modulate gene networks by targeting a single microRNA provides a new therapeutic approach for treating complex diseases.

We were formed in 2007 when Alnylam Pharmaceuticals, Inc., or Alnylam, and Isis Pharmaceuticals, Inc., or Isis, contributed significant intellectual property, know-how and financial and human capital to pursue the development of drugs targeting microRNAs. This provided the foundation for our leadership position in the microRNA field and, since then, we have leveraged their RNA-based discovery and development expertise, established over more than 20 years, to build our own proprietary microRNA product platform that combines a deep understanding of biology with innovative chemistries and disciplined processes.

We are developing single-stranded oligonucleotides, which are chemically synthesized chains of nucleotides, that are mirror images of specific target microRNAs. We incorporate proprietary chemical modifications to enhance drug properties such as potency, stability and tissue distribution. We refer to these chemically modified oligonucleotides as anti-miRs. Each anti-miR is designed to bind with and inhibit a specific microRNA target that is up-regulated, or overproduced, in a cell and that is involved in the disease state. In binding to the microRNA, anti-miRs correct the dysregulation and return diseased cells to their healthy state. We have demonstrated therapeutic benefits of our anti-miRs in at least 20 different preclinical models of human diseases.

Business

We have identified and validated several microRNA targets across a number of disease categories and are working independently and with our strategic alliance partners to optimize anti-miR development candidates. We expect that anti-miR development candidates will be easily formulated in saline solution and administered systemically or locally depending on the therapeutic indication. Our five distinct therapeutic development programs are shown in the table below:

microRNA target	anti-miR program	Commercial rights
miR-21	Hepatocellular carcinoma	Sanofi
miR-21	Kidney fibrosis	Sanofi
miR-122	Hepatitis C virus infection	GlaxoSmithKline
miR-33	Atherosclerosis	Regulus
miR-10b	Glioblastoma	Regulus

We anticipate that we will nominate at least two clinical development candidates within the next 12 months and file our first INDs in 2014.

One aspect of our strategy is to pursue a balanced approach between product candidates that we develop ourselves and those that we develop with partners. We intend to focus our own resources on proprietary product opportunities in therapeutic areas where development and commercialization are appropriate for our size and financial resources, which we anticipate will include niche indications and orphan diseases, of which our miR-10b program for glioblastoma is one example. In therapeutic areas where costs are more significant, development timelines are longer or markets are too large for our capabilities, we will seek to secure partners with requisite expertise and resources, of which our miR-33 program for atherosclerosis is one example.

Our approach has been validated to date by the following strategic alliances with large pharmaceutical companies:

➢

In April 2008, we formed a strategic alliance with GSK to discover and develop microRNA therapeutics for immuno-inflammatory diseases. In February 2010, we and GSK expanded the alliance to include potential microRNA therapeutics for the treatment of hepatitis C virus infection, or HCV.

➢	In June 2010, we formed a strategic alliance with Sanofi to discover and develop microRNA therapeutics for fibrotic diseases.

Under our existing strategic alliances with GSK and Sanofi, we are eligible to receive up to approximately $1.2 billion in milestone payments upon successful commercialization of microRNA therapeutics for the eight programs contemplated by our agreements. These payments include up to $96.0 million upon achievement of preclinical and IND milestones, up to $221.0 million upon achievement of clinical development milestones, up to $420.0 million upon achievement of regulatory milestones and up to $480.0 million upon achievement of commercialization milestones.

Our leadership

Our executive team has more than 50 years of collective experience leading the discovery and development of innovative therapeutics, including significant operational and financial experience with emerging biotechnology companies, which we believe is the ideal combination of talent to execute our strategy. In addition, our experienced board of directors, which includes representatives of our founding companies, Alnylam and Isis, provides significant support and guidance in all aspects of our business.

Business

Our executive officers are:

➢

Kleanthis G. Xanthopoulos, Ph.D., our President and Chief Executive Officer, is an entrepreneur who has been involved in founding several companies, including Anadys Pharmaceuticals, Inc. (acquired by F. Hoffman-La Roche Inc. in 2011), which he started as President and Chief Executive Officer.

➢

Garry E. Menzel, Ph.D., our Chief Operating Officer, is an accomplished finance and operations executive who previously served in global leadership roles as a Managing Director in the healthcare investment banking groups at The Goldman Sachs Group, Inc. and Credit Suisse AG and as a strategy consultant for Bain & Company, Inc.

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Neil W. Gibson, Ph.D., our Chief Scientific Officer, is a leading scientist focused on cancer research and drug development who previously served as Chief Scientific Officer of the Oncology Research Unit at Pfizer Inc. and as Chief Scientific Officer of OSI Pharmaceuticals, Inc. He was involved in the development of several commercial cancer drugs including Xalkori® (crizotinib), Nexavar® (sorafenib) and Tarceva® (erlotinib).

Our executive team and board of directors are supported by our scientific advisory board members, who are renowned pioneers in the microRNA field:

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David Baltimore, Ph.D., Chairman of our scientific advisory board and Professor of Biology at the California Institute of Technology, received the Nobel Prize in 1975 and is highly regarded as a pioneer in virology and immunology, with his current research investigating the role of microRNAs in immunity. Dr. Baltimore is also a member of our board of directors.

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David Bartel, Ph.D., Professor of Biology at the Massachusetts Institute of Technology and the Whitehead Institute for Biomedical Research and an investigator at the Howard Hughes Medical Institute, studies microRNA genomics, target recognition and regulatory functions.

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Gregory Hannon, Ph.D., Professor at the Cold Spring Harbor Laboratory and an investigator at the Howard Hughes Medical Institute, has identified and characterized many of the major biogenesis and effector complexes for microRNA biology.

➢	Markus Stoffel, M.D., Ph.D., Professor of Metabolic Diseases at the Swiss Federal Institute of Technology, is focused on microRNA research and the regulation of glucose and lipid metabolism.

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Thomas Tuschl, Ph.D., Professor and Head of the Laboratory for RNA Molecular Biology at the Rockefeller University and an investigator at the Howard Hughes Medical Institute, discovered many of the mammalian microRNA genes and has developed methods for characterization of small RNAs.

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Phillip Zamore, Ph.D., Gretchen Stone Cook Chair of Biomedical Sciences, Co-Director at the RNA Therapeutics Institute, Professor of Biochemistry at the University of Massachusetts Medical School and an investigator at the Howard Hughes Medical Institute, studies RNA interference and microRNA pathways.

THE POTENTIAL OF microRNA BIOLOGY

RNA plays an essential role in the process used by cells to encode and translate genetic information from DNA to proteins. RNA is comprised of subunits called nucleotides and is synthesized from a DNA template by a process known as transcription. Transcription generates different types of RNA, including messenger RNAs that carry the information for proteins in the sequence of their nucleotides. In contrast, microRNAs are small RNAs that do not code for proteins, but rather are responsible for regulating gene expression by affecting the translation of target messenger RNAs. This is achieved when the microRNA binds with its messenger RNA targets and blocks cell machinery, called ribosomes, from translating them into proteins, as shown below.

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Step 1. microRNAs are transcribed from DNA in the nucleus and exported to the cytoplasm.

Step 2. In the cytoplasm, microRNAs associate with the RNA-induced silencing complex, or RISC.

Step 3. The microRNA in RISC targets specific messenger RNAs.

Step 4. The microRNA interaction with its target messenger RNAs blocks translation into proteins.

RNA therapeutics are drugs designed to specifically target RNA. The field of RNA therapeutics consists of various technologies including antisense therapeutics, RNAi therapeutics and microRNA therapeutics:

Antisense therapeutics — Antisense therapeutics are small oligonucleotides that target RNA through hybridization, a specific type of binding, and modulate the function of the targeted RNA. There are at least 12 known antisense mechanisms that can be exploited once an antisense drug binds to its target RNA. One of our founding companies, Isis, is leading the discovery and development of antisense therapeutics with 25 drugs currently in development, the first of which, KYNAMRO™, is the subject of an NDA, which Isis and Genzyme Corporation, a subsidiary of Sanofi, filed with the FDA in May 2012. The majority of Isis’ antisense drugs in development bind to the specific RNAs of a particular gene, and ultimately inhibit or alter the expression of the protein encoded in the target gene.

RNAi therapeutics — RNAi therapeutics are RNA-like oligonucleotides that harness RNAi, a powerful and natural biologic mechanism that was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi therapeutics are rationally designed to silence disease causing genes. The molecule that mediates RNAi, small interfering RNA, or siRNA, binds with a cellular complex known as the RNA-induced silencing complex, or RISC. The siRNA within RISC is processed into single-stranded RNA that targets a specific messenger RNA and promotes its degradation through cleavage. In this way, RNAi therapeutics can be used to target specific disease causing genes. One of our founding companies, Alnylam, has shown human proof-of-concept in clinical trials with multiple RNAi drug candidates.

microRNA therapeutics — microRNA therapeutics are single- or double-stranded RNA-like oligonucleotides that are chemically modified and target specific microRNAs. Single-stranded microRNA therapeutics, or anti-miRs, are designed to bind and inhibit specific microRNAs that have been up-regulated in diseases as shown in the figure below. Double-stranded microRNA therapeutics, or miR-mimics, are designed to replace the activity of specific microRNAs that have been down-regulated in disease. In this way, microRNA therapeutics can be used to modulate specific microRNA targets and regulate entire biological pathways.

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Step 1. microRNA expression is up-regulated in disease such that a specific microRNA is produced in excess amounts.

Step 2. The up-regulated microRNA targets messenger RNAs, resulting in lower levels of key proteins.

Step 3. The anti-miR therapeutic is delivered to the diseased cell and binds to the up-regulated microRNA, resulting in the elimination of excess microRNA.

Step 4. Use of the anti-miR therapeutic therefore restores the normal function of microRNA biology in the cell and corrects the disease.

microRNA THERAPEUTICS AS A NEW CLASS OF DRUGS

We believe that microRNA therapeutics have the potential to become a new and major class of drugs with broad therapeutic application. There are several reasons why microRNA therapeutics have transformative potential, some of which are listed below.

microRNAs represent a new drug target space — microRNAs are a recent discovery in biology and, up until now, have not been a focus of pharmaceutical research. Traditional drug classes cannot be used to target microRNAs because they are typically designed to bind and inhibit proteins, not RNA molecules. microRNA therapeutics provide the capability to very specifically modulate microRNAs and allow access to this new target space.

microRNAs are dysregulated in a broad range of diseases — microRNAs play a critical role in regulating biological pathways by controlling the translation of many target genes. More than 500 microRNAs have been identified to date in humans, each of which are believed to interact with a specific set of genes that control key aspects of cell biology. Thus the improper balance, or dysregulation, of microRNAs has been directly linked to numerous diseases, including cancer, diabetes, congestive heart failure, viral infections and macular degeneration.

microRNA therapeutics target entire disease pathways — microRNAs are naturally occurring molecules that have evolved to regulate gene networks responsible for entire biological pathways. Because of this unique attribute, the use of microRNA therapeutics may allow for more effective treatment of complex multi-factorial diseases in which the entire disease pathway can be addressed.

microRNA therapeutics can be produced with efficient rational design — Traditional drug classes, like small molecules, usually require screening of thousands of potential compounds to identify prospective leads. Given that microRNAs are a short sequence of nucleotides and that the corresponding sequence of the mirror image anti-miR is also known, microRNA therapeutics allow for a more efficient rational drug design process.

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microRNA therapeutics may be synergistic with other therapies — Because of their completely different mechanisms of action, microRNA therapeutics and traditional drugs can be synergistic. In certain fields, such as cancer and infectious diseases, physicians typically treat patients with combinations of drugs that have different mechanisms in the hope that there will be complementary activity.

OUR microRNA PRODUCT PLATFORM

We are the leading company in the field of microRNA therapeutics dedicated to pioneering a new paradigm in treating serious diseases. We believe we have assembled the leading position in the microRNA field, including expertise in microRNA biology and oligonucleotide chemistry, broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. We refer to these assets as our microRNA product platform. Backed by our founding companies, Alnylam and Isis, we are uniquely positioned to leverage oligonucleotide technologies that have been proven in clinical trials. Central to achieving our goals is the know-how that we have accumulated in oligonucleotide design and how the specific chemistries behave in the clinical setting.

We view the following as providing a competitive advantage for our microRNA product platform:

➢	a mature platform selectively producing multiple development candidates advancing to the clinic;

➢	scientific advisors who are pioneers in the microRNA field, including the first researcher to discover microRNAs in humans;

➢	access to proven RNA therapeutic technologies through our founding companies, as well as over 900 patents and patent applications relating to oligonucleotide technologies;

➢	a leading microRNA intellectual property estate with access to over 150 microRNA patents and patent applications covering compositions and therapeutic uses;

➢	development expertise and financial resources provided by our two major strategic alliances with GSK and Sanofi; and

➢	over 30 academic collaborations that help us identify new microRNA targets and support our early stage discovery efforts.

The disciplined approach we take to the discovery and development of microRNA therapeutics is as important as the assets assembled to execute on our plans. Beginning with how we evaluate a therapeutic opportunity and followed by the identification of a specific microRNA target, its validation and optimization of the development candidates that will go into clinical trials, each is the subject of proprietary standards and rules that increase our probability of technical success. Our disciplined approach is based on the following four steps:

Step 1 - Evaluation of microRNA therapeutic opportunities

The initiation of our microRNA discovery and development efforts is based on rigorous scientific and business criteria, including:

➢	existence of significant scientific evidence to support the role of a specific microRNA in a disease;

➢	availability of predictive preclinical disease models to test our microRNA development candidates;

➢	ability to effectively deliver anti-miRs to the diseased cells or tissues; and

➢	existence of a reasonable unmet medical need and commercial opportunity.

The advantage of our evaluation criteria is that they can be applied to a broad range of microRNA targets, allowing us to generate a focused portfolio of discovery programs that we believe have a high probability of clinical and commercial success.

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Once we have decided to initiate a new program, we use a disciplined approach to identify novel microRNA targets, validate such novel microRNA targets and use our proprietary methodologies to optimize lead microRNA development candidates for IND-enabling studies and subsequent clinical development.

Step 2 - Identification of microRNA targets

We have developed a significant understanding and know-how of human microRNA biology and the biological pathways that are regulated by microRNAs. We identify microRNA targets through bioinformatic analysis of public and proprietary microRNA expression profiling data sets from samples of diseased human tissues. The analysis of such data sets can immediately highlight a potential role for specific microRNAs in the diseases being studied. Further investigation of animal models that are predictive of human diseases in which those same microRNAs are also dysregulated provides additional data to support a new program. We have applied this strategy successfully in our existing programs and we believe that this approach will continue to help us identify clinically relevant microRNA targets.

Step 3 - Validation of microRNA targets

Our validation strategy is based on two distinct steps. First, using genetic tools, we determine whether up-regulation of the microRNA in healthy animals can create the specific disease state and inhibition of the microRNA can lead to a therapeutic benefit. Second, using animal models predictive of human diseases, we determine whether pharmacological modulation of the up-regulated microRNA target with our anti-miRs can also lead to a therapeutic benefit. This validation process enables us to prioritize the best microRNA targets that appear to be key drivers of diseases and not simply correlating markers.

Step 4 - Optimization of microRNA development candidates

We have developed a proprietary process that allows us to rapidly generate an optimized development candidate following the identification and validation of a microRNA target. Unlike traditional drug classes, such as small molecules, in which thousands of compounds must be screened to identify prospective leads, the fact that anti-miRs are mirror images of their target microRNAs allows for a more efficient rational design process. The optimization process incorporates our extensive knowledge base around oligonucleotide chemistry and anti-miR design to efficiently synthesize a starting pool of rationally designed anti-miRs to be evaluated in a series of proven assays and models that quickly allow us to:

➢	identify our most effective anti-miRs in mechanistic cell-based assays;

➢	evaluate the activity of our anti-miRs in preclinical animal models that are predictive of human diseases; and

➢	eliminate anti-miRs that may trigger undesirable effects.

We also enhance our anti-miRs for distribution to the tissues where the specific microRNA target is causing disease.

We believe that our optimization process provides us with a competitive advantage in the discovery and development of microRNA therapeutics. The lessons we learn from one program can be applied to other programs at an earlier stage in our portfolio, leading to potential acceleration of the advancement of those programs towards IND-enabling activities and future clinical development.

microRNA BIOMARKERS

Through our microRNA target identification and validation efforts we have developed proprietary technologies for microRNA profiling and analysis of human clinical samples such as tissue biopsies.

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More recently, microRNAs have been detected in bodily fluids such as blood, and emerging data generated by us and others have demonstrated that microRNA signatures in blood can mimic the expression profile observed in disease tissues.

The identification of dysregulated microRNAs from various human tissues and blood helps us identify and validate potential microRNA targets for therapeutic development. Equally important, such microRNAs may become biomarkers that can be used to select optimal patient segments for our clinical trials. We expect this personalized approach to clinical development to result in a significantly improved risk-benefit ratio in the appropriate patient populations and plan to implement the strategy in our programs including our miR-10b program in glioblastoma multiforme, or GBM.

We believe that microRNA biomarkers in the blood are of significant value and provide opportunities to develop companion diagnostics for any drugs that we may successfully develop and drugs developed by other companies.

OUR INITIAL DEVELOPMENT CANDIDATES

We have demonstrated in at least 20 preclinical animal models that are predictive of human diseases that the inhibition of up-regulated microRNA targets using anti-miRs can modulate entire biological pathways, returning diseased cells to their healthy state. Based on the extensive preclinical data we have generated to date, we believe that our microRNA product platform has the potential to provide significant therapeutic benefit in a broad range of human diseases. We have chosen to focus our initial efforts on select therapeutic areas with unmet medical needs including oncology, metabolic diseases, HCV, immune and inflammatory diseases, and fibrosis. We have identified and validated several microRNA targets that play a role in these areas.

Our initial microRNA development candidates target miR-21 in hepatocellular carcinoma, miR-21 in kidney fibrosis, miR-122 in HCV, miR-33 in atherosclerosis and miR-10b in GBM.

miR-21 for hepatocellular carcinoma

Market opportunity:

Hepatocellular carcinoma, or HCC, is the most prevalent form of liver cancer and is the most common cancer in some parts of the world, with more than 1 million new cases diagnosed each year worldwide according to the National Cancer Institute. According to the World Health Organization, liver cancer is the third leading cause of cancer deaths worldwide. According to recent reports from the Centers for Disease Control, or the CDC, HCC rates in the United States are increasing with common risk factors including alcohol consumption, metabolic syndrome and type 2 diabetes.

Current treatments:

Patients diagnosed with HCC have poor prognosis with a relatively low five-year survival rate of approximately 10%. Treatment options include surgical resection, transplantation and chemoembolization (delivery of drug directly to the tumor through a catheter). The only systemic drug therapy approved for the treatment of unresectable HCC is the multi-kinase inhibitor sorafenib (co-marketed by Bayer AG and Onyx Pharmaceuticals, Inc. as Nexavar®), which has been shown to be poorly tolerated and provides a 2.8-month overall survival benefit.

Our program:

miR-21 is one of the most validated microRNA targets in oncology, with numerous scientific publications suggesting that miR-21 plays an important role in the initiation and progression of cancers including liver, kidney, breast, prostate, lung and brain. We are developing oncology anti-miRs targeting miR-21, which we refer to as anti-miR-21, for HCC because our analysis of liver biopsies from HCC

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patients has shown that miR-21 is up-regulated approximately three-fold in tumors relative to surrounding normal liver tissues. We have also shown that miR-21 levels are increased approximately three-fold in a genetically engineered mouse that develops HCC, thereby enabling us to test anti-miR-21 in a preclinical model that mimics the human disease. Testing anti-miR-21 in this mouse model of HCC showed delayed tumor progression resulting in a survival rate of 80% at the study endpoint (compared to a 0% survival rate for the control group).

As part of our strategic alliance with Sanofi, we plan to nominate an anti-miR-21 development candidate for the treatment of HCC and file an IND. Upon the IND becoming effective, we expect that Sanofi will initiate and fund Phase 1 clinical trials, according to a clinical development plan designed in consultation with us.

miR-21 in kidney fibrosis

Market opportunity:

Fibrosis is the harmful build-up of excessive fibrous tissue leading to scarring and ultimately the loss of organ function. Fibrosis can affect any tissue and organ system, and is most common in the heart, liver, lung, peritoneum, and kidney. The fibrotic scar tissue is made up of extracellular matrix proteins. Fibrosis is widespread in industrialized nations and regularly leads to organ failure, contributing significantly to morbidity and mortality. Kidney fibrosis is the principal process underlying the progression of chronic kidney disease, or CKD, and ultimately leads to end-stage renal disease, a devastating disorder that requires dialysis or kidney transplantation. According to the CDC, more than 20 million people in the United States have CKD with over 100,000 patients starting treatment for end-stage renal disease annually. The National Kidney Foundation estimates that the annual cost of treating kidney failure in the U.S. is approximately $23.0 billion.

Current treatments:

Currently there are no approved drugs for fibrosis in the United States. In Europe, Asia and Japan there is only one approved therapy, pirfenidone (marketed as Esbriet® in Europe by InterMune, Inc. and as Pirespa™ in Japan by Shionogi & Co.), for lung fibrosis termed idiopathic pulmonary fibrosis, or IPF (scarring of the lung). The clinical results for pirfenidone concluded that it was able to improve progression-free survival and, to a lesser extent, improve pulmonary function allowing the approval for the treatment of mild-to-moderate IPF.

Our program:

Our lead program for fibrosis targets miR-21, which has been found in human tissue and animal models to be up-regulated in multiple fibrotic conditions. We and our academic collaborators have shown that either the absence of miR-21 or the inhibition of miR-21 reduces fibrosis in multiple preclinical models of organ fibrosis, including kidney and heart. We have also shown that anti-miR-21 treatment administered to preclinical animal models that are predictive of human kidney fibrosis can reduce fibrosis by up to 50%. In addition, the effects of our anti-miR-21 have been associated with improved kidney function and decreased mortality associated with injury to the kidney. Based on these data, we believe that anti-miR-21 could have therapeutic benefit in patients with CKD and kidney fibrosis.

As part of our strategic alliance with Sanofi, we plan to nominate an anti-miR-21 development candidate initially for the treatment of kidney fibrosis and file an IND. Upon the IND becoming effective, we expect that Sanofi will initiate and fund Phase 1 clinical trials, according to a clinical development plan designed in consultation with us.

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miR-122 in hepatitis C virus infection

Market opportunity:

HCV is a virus that causes hepatitis C in humans. Chronic HCV infection may lead to significant liver disease, including chronic active hepatitis, cirrhosis, and hepatocellular carcinoma. According to the World Health Organization, up to 170 million people are chronically infected with HCV worldwide, and more than 350,000 people die from HCV annually. The CDC estimates that there are currently approximately 3.2 million persons infected with HCV in the United States.

Current treatments:

The current standard of care for HCV is a combination of injectable pegylated interferon-alfa, oral ribavirin and an oral protease inhibitor. Two protease inhibitors were approved for such combination treatment in 2011: telaprevir (marketed as Incivek® in North America by Vertex Pharmaceuticals Incorporated, as Incivo® in Europe by Johnson & Johnson and as TELAVIC® in Japan by Mitsubishi Tanabe Pharma Corporation) and boceprevir (marketed as Victrelis® by Merck & Co, Inc.). All-oral combination therapies that include new direct-acting anti-virals are being developed and appear to achieve significant improvements in efficacy, tolerability and treatment duration. However, an unmet need remains for certain segments of the HCV patient population, including those who have not responded at all to previous therapies and those who have relapsed following previous therapies.

Our program:

Clinical trials have shown that inhibiting the miR-122 target with an oligonucleotide administered weekly can result in a maximum viral load reduction of approximately three-fold logarithmic reduction observed after four weeks of dosing in HCV patients. miR-122 is the most abundant microRNA in liver hepatocytes and HCV has evolved to utilize it as a viral replication factor. Because anti-miR-122 targets miR-122, an obligatory host factor for HCV, instead of the virus itself, we believe there is a low likelihood for the virus to develop resistance to anti-miR-122. We have shown activity across a broad spectrum of HCV genotypes with anti-miR-122 and against the most commonly identified HCV mutations detected in patients on direct-acting antiviral therapy. In addition, the pharmacological activities with anti-miR-122 can be sustained for more than 28 days after a single administration in animal models. These data suggest the feasibility of a convenient dosing regimen, such as once-monthly frequency, as a key differentiating attribute of an anti-miR-122 approach for HCV as compared to other HCV treatments. The pan-genotypic coverage and the minimal risk of drug-drug interactions with small molecules provides additional versatility for our anti-miR-122 development candidates.

As part of our strategic alliance with GSK, we plan to nominate an anti-miR-122 development candidate for the treatment of HCV and file an IND. We currently plan to develop anti-miR-122 as a key component of an HCV therapeutic regimen for patients who have failed, or are intolerant of, combination therapies and plan to study an anti-miR-122 as monotherapy in both healthy subjects and treatment-naïve HCV patients in Phase 1 clinical trials. If these Phase 1 clinical trials are successful, we expect to further study the product candidate in Phase 2 clinical trials, in which we will focus primarily on demonstrating the efficacy of anti-miR-122, in combination with other HCV therapeutics, in patients who have failed other HCV treatments. Under our strategic alliance agreement, GSK has the option to assume full responsibility for clinical development, including associated costs, at any point through the completion of Phase 2b clinical trials.

miR-33 in atherosclerosis

Market opportunity:

Atherosclerosis is the build up of plaque that occurs when cholesterol and inflammatory cells accumulate in blood vessels. These plaques can rupture, leading to slowing or blockage of blood flow and ultimately

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resulting in a heart attack or stroke. Scientific research has shown a strong correlation between high cholesterol levels and cardiovascular disease which, according to the CDC, is the leading cause of death in the United States.

Current treatments:

Most patients with atherosclerosis have high levels of a particular type of cholesterol particle known as LDL-C. The current standard of care is treatment with a class of drugs called statins that inhibit the production of cholesterol in the liver and therefore reduce the amount of LDL-C in circulation that might end up in plaques. However, such an approach has been shown to reduce the risk of a future heart attack or stroke by only approximately 30-40%. Recently, the scientific community has focused on another cholesterol particle known as HDL-C because it has been shown to remove cholesterol from plaques and transport it to the liver for excretion from the body.

Our program:

Our lead program for atherosclerosis targets miR-33, which has a unique mechanism of action for the management of cholesterol levels. The inhibition of miR-33 with our anti-miRs promotes reverse cholesterol transport, or RCT, which is the efflux of cholesterol from specific cholesterol-laden inflammatory cells called macrophages in atherosclerotic plaques. A natural consequence of enhancing RCT is an increase in the number of HDL-C particles that can remove cholesterol to the liver for excretion from the body. We are developing anti-miRs targeting miR-33, which we refer to as anti-miR-33. Treatment with anti-miR-33 in an atherosclerotic mouse model led to reduction in arterial plaque size by 35% and treatment in non-human primates increased circulating levels of HDL-C by 50%. By enhancing RCT, anti-miR-33 differs from other emerging therapeutic strategies that focus only on raising HDL-C in circulation.

In addition to direct benefits on atherosclerosis, treatment with anti-miR-33 in a preclinical study increased the breakdown of lipids, such as fatty acids, and enhanced signaling through the insulin receptor. These findings suggest that the inhibition of miR-33 could have additional benefits in other aspects of the metabolic syndrome, such as non-alcoholic steatohepatitis (fatty liver disease) and type-2 diabetes. We expect to develop anti-miR-33 as a treatment for atherosclerosis, initially for patients at high-risk of recurrent cardiovascular events, such as heart attack, and expect to nominate an anti-miR-33 development candidate and file an IND.

In a Phase 1 clinical trial, we plan to study anti-miR-33 in both healthy subjects and type 2 diabetic patients with mixed dyslipidemia. The type 2 diabetes population will allow us to investigate the effect of anti-miR-33 on RCT and blood glucose reduction. Our ability to measure enhanced RCT has been enabled by the recent development of a clinically validated assay in humans. We expect that if our Phase 1 clinical trial is successful we will further study the product candidate in Phase 2 clinical trials to examine the long-term effect of anti-miR-33 on atherosclerotic plaque size and stability using imaging techniques. In addition, we will investigate the efficacy of anti-miR-33 in combination with statins to determine if there are synergies from enhancing reverse cholesterol transport because it has been shown that statins increase the levels of miR-33 in preclinical models. Due to the complex nature of the disease and the projected length and related costs of late stage clinical development, we intend to seek a partner for this program.

miR-10b in glioblastoma

Market opportunity:

GBM, also known as glioblastoma or grade IV astrocytoma, is an aggressive tumor that forms from abnormal growth of glial (supportive) tissue of the brain. According to the New England Journal of

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Medicine, GBM is the most prevalent form of primary brain tumor and accounts for approximately 50% of the 22,500 new cases of brain cancer diagnosed in the United States each year. Treatment options are limited and expected survival is little over one year. GBM is considered a rare, or orphan, disease by the FDA and EMA.

Current treatments:

The standard of care for GBM involves surgical removal of the tumor followed by radiotherapy and chemotherapy with temozolomide (marketed as Temodar® and Temodal® by Merck & Co., Inc.), a non-specific cytotoxic agent approved for newly diagnosed GBM. Temozolomide has been shown to be poorly tolerated and provides a 2.5-month overall survival benefit. In addition, bevacizumab (marketed as Avastin® by Genentech Inc. and F. Hoffman-La Roche Ltd.) was granted provisional approval in 2009 for the treatment of GBM with progressive disease in adult patients following prior therapy.

Our program:

Through proprietary bioinformatic analysis of academic laboratory profiling studies of GBM tumors, we have identified specific dysregulated microRNAs in distinct subtypes of the disease. Our analysis found that miR-10b is highly overexpressed, up to eight-fold, in a particular GBM patient population called the proneural subtype. Our findings show that treatment of GBM cell lines with anti-miRs targeting miR-10b, which we refer to as anti-miR-10b, reduces proliferation by blocking cell cycle progression and triggering cell death. In addition, we have shown in preclinical animal models of GBM, that direct injection into the tumor and spinal fluid achieves appropriate tissue delivery of anti-miRs for potential therapeutic effects.

We have a research collaboration with the Samsung Biomedical Research Institute to assist us in testing our anti-miR-10b development candidates in specialized preclinical models that mimic human brain cancer. In addition, we have funding support from Accelerate Brain Cancer Cure, or ABC2, a non-profit organization dedicated to accelerating therapies for brain cancer patients.

We intend to independently file an IND, develop and commercialize our anti-miR-10b development candidate for the treatment of GBM. Following effectiveness of the IND, we anticipate filing for orphan drug status for our development candidate and initiating a Phase 1 clinical trial in patients with recurrent GBM to assess the safety and tolerability of our anti-miR-10b development candidate. Upon identification of the maximum tolerated dose, we plan to enroll an expanded cohort using our microRNA biomarker strategy to identify patients with up-regulated miR-10b to further assess safety and evaluate efficacy on a preliminary basis in accordance with Response Criteria in Solid Tumors, or RECIST, measurement guidelines.

OUR STRATEGY

We are building the leading biopharmaceutical company focused on the discovery and development of first-in-class, targeted drugs based on our proprietary microRNA product platform. The key elements of our strategy are:

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Rapidly advance our initial programs into clinical development.    We are currently optimizing anti-miRs targeting miR-21, miR-122, miR-33 and miR-10b for development candidate selection. We anticipate that we will nominate at least two development candidates within the next 12 months and file our first INDs in 2014.

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Focus our resources on developing drugs for niche indications or orphan diseases.    We believe that microRNA therapeutics have utility in almost every disease state as they regulate pathways, not single targets. We intend to focus on proprietary product opportunities in niche therapeutic areas where the development and commercialization activities are appropriate for our size and financial resources.

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Selectively form strategic alliances to augment our expertise and accelerate development and commercialization.    We have established strategic alliances with GSK and Sanofi and we will continue to seek partners who can bring therapeutic expertise, development and commercialization capabilities and funding to allow us to maximize the potential of our microRNA product platform.

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Selectively use our microRNA product platform to develop additional targets.    We have identified several other microRNA targets with potential for therapeutic modulation and will apply our rigorous scientific and business criteria to develop them.

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Develop microRNA biomarkers to support therapeutic product candidates.    We believe that microRNA biomarkers may be used to select optimal patient segments in clinical trials, to develop companion diagnostics, and to monitor disease progression or relapse. We believe these microRNA biomarkers can be applied toward drugs that we develop and drugs developed by other companies, including small molecules and monoclonal antibodies.

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Maintain scientific and intellectual leadership in the microRNA field.    We will continue to conduct research in the microRNA field to better understand this new biology and characterize the specific mechanism of action for our future drugs. This includes building on our strong network of key opinion leaders and securing additional intellectual property rights to broaden our existing proprietary asset estate.

OUR STRATEGIC ALLIANCES

Our goal is to discover and develop microRNA therapeutics. To access the substantial funding and expertise required to develop and commercialize microRNA therapeutics, we have formed and intend to seek other opportunities to form strategic alliances with pharmaceutical companies who can augment our industry leading microRNA expertise. To date, we have focused on forging a limited number of significant strategic alliances with leading pharmaceutical partners and academic laboratories where both parties contribute expertise to enable the discovery and development of potential microRNA therapeutics.

Under our existing strategic alliances with GSK and Sanofi, we are eligible to receive up to approximately $1.2 billion in milestone payments upon successful commercialization of microRNA therapeutics for the eight programs contemplated by our agreements. These payments include up to $96.0 million upon achievement of preclinical and IND milestones, up to $221.0 million upon achievement of clinical development milestones, up to $420.0 million upon achievement of regulatory milestones and up to $480.0 million upon achievement of commercialization milestones.

Our strategic alliance with GlaxoSmithKline

In April 2008, we entered into a product development and commercialization agreement with Glaxo Group Limited, an affiliate of GlaxoSmithKline plc, or GSK. Under the terms of the agreement, we agreed to develop four programs of interest to GSK in the areas of inflammation and immunology and granted to GSK an option to obtain an exclusive worldwide license to develop, manufacture and commercialize products in each program. We are responsible for the discovery, optimization and development of anti-miR product candidates in each program through proof-of-concept, defined as the achievement of relevant efficacy and safety endpoints in the first clinical trial designed to show efficacy, safety and tolerability, unless GSK chooses to exercise its option at an earlier stage. Upon GSK exercising its option with respect to a particular program and paying an option exercise fee, we will grant GSK an exclusive worldwide license to develop drugs under the selected program, and GSK will thereafter be responsible for all development, manufacturing and commercialization activities and costs. As of the date of the agreement, GSK had pre-selected two alliance targets. In February 2010, we and GSK expanded the alliance to include miR-122 for the treatment of HCV.

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Upon entering into the agreement, we received an upfront payment of $15.0 million as an option fee, and GSK loaned $5.0 million to us under a convertible note. In connection with the expansion of the alliance to include miR-122 for the treatment of HCV, in February 2010, GSK made an upfront payment to us of $3.0 million and loaned an additional $5.0 million to us pursuant to a second convertible note. The notes were amended and restated in July 2012. The notes have been guaranteed by Alnylam and Isis until the consummation of a qualifying initial public offering of our common stock. The principal amount plus accrued interest under the note originally issued in April 2008 will, upon the completion of our initial public offering in which we receive a minimum level of proceeds from new investors or that results in certain of our current stockholders together owning less than 50% of our voting securities, automatically convert into shares of our common stock at the initial public offering price. The principal amount plus accrued interest under the note originally issued in February 2010 will, upon the completion of our initial public offering in which we receive a minimum level of proceeds from new investors or that results in certain of our current stockholders together owning less than 50% of our voting securities, become convertible at the election of GSK into shares of our common stock at the initial public offering price for a period of three years following such initial public offering. Currently, both notes accrue interest at the prime rate as published by The Wall Street Journal at the beginning of each calendar quarter, which at March 31, 2012, was 3.25% and mature in February 2013 if not earlier converted or repaid. In the event the notes do not convert or are not repaid by February 2013, we are obligated to repay the notes in cash on such date or we, Alnylam and Isis may elect to repay the notes with registered or unregistered shares of common stock of Alnylam and/or Isis. Following this offering, the note that does not automatically convert upon the offering will accrue interest at 3.297% with an adjusted face amount equal to the principal and accrued interest as of the completion of this offering and will mature on the third anniversary of the completion of this offering. Under our strategic alliance with GSK, we earned a $500,000 milestone payment in each of May 2009 and June 2011. We are eligible to receive up to $144.5 million in preclinical, clinical, regulatory and commercialization milestone payments for each of the four microRNA programs under our alliance with GSK. We are also eligible to receive tiered royalties as a percentage of annual sales which can increase up to the low end of the 10 to 20% range. These royalties are subject to reduction upon the expiration of certain patents or introduction of generic competition into the market, or if GSK is required to obtain licenses from third parties to develop, manufacture or commercialize products under the alliance.

For each alliance target selected by GSK under the agreement, we are obligated to commence a research program directed against such target under a research plan adopted by a joint committee and to discover and optimize compounds that meet candidate selection criteria. On a program-by-program basis, GSK may exercise its option at any time on or before completion of the proof-of-concept trial. To exercise its option in either case, GSK must pay us an option exercise fee, which fee varies depending on the stage of the program at which the option is exercised. Milestone payments payable by GSK are also higher if GSK exercises its option upon completion of the proof-of-concept trial. Once an alliance target has been selected by GSK, neither party may work independently or with a third party on a microRNA compound designed to modulate an alliance target. In addition, during the research term, neither we nor our affiliates may work independently or with a third party on any compound that is designed to modulate an alliance target.

If GSK does not exercise its option, or ceases development after exercising its option with respect to a particular program, we will have all rights to develop or commercialize product candidates under the program (including the right to sublicense these rights to a third party) at our sole expense. In the event the product is eventually commercialized, GSK will be entitled to “reverse royalties” as a percentage of net sales, subject to certain caps.

Either party may terminate the agreement upon written notice in the event of the other party’s material breach, including the failure to comply with such party’s diligence obligations, that remains uncured for 90 days. GSK has the unilateral right to terminate the agreement in its entirety or on an alliance target basis upon 90 days’ prior written notice to us.

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Our strategic alliance with Sanofi

Sanofi collaboration and license agreement

In June 2010, we entered into a collaboration and license agreement with Sanofi, which we subsequently amended, restated and superseded in July 2012. Under the terms of the agreement, we have agreed to collaborate with Sanofi on a research plan to develop and commercialize licensed compounds targeting four alliance targets primarily focused in the field of fibrosis. The agreement specified that miR-21 would be the first alliance target in the field of fibrosis and we granted Sanofi an exclusive worldwide license to develop and commercialize products under the alliance.

Under the terms of the agreement, we have agreed to use commercially reasonable efforts to provide Sanofi with validated microRNA targets and are responsible for conducting all research and compound manufacturing activities until acceptance of an IND. After acceptance of the IND, Sanofi will assume all costs, responsibilities and obligations for further development and commercialization.

The research term ends in June 2013 unless extended at Sanofi’s election. Under the terms of the agreement, we received an upfront payment of $25.0 million which was allocated to the research programs. In addition, Sanofi made a $10.0 million equity investment in the company. We also received $5.0 million for one year of research and development funding. Subsequently, we received $5.0 million for research and development funding following each of the first and second anniversaries of our entry into the agreement in June 2010. We may be entitled to receive additional annual payments under the agreement to support our work on the research plan. We are also entitled to receive preclinical, clinical, regulatory and commercialization milestone payments of up to $640.0 million in the aggregate for all alliance product candidates. In addition, we are entitled to receive royalties based on a percentage of net sales which will range from the mid-single digits to the low end of the 10 to 20% range, depending upon the target and the volume of sales.

During the research term, Sanofi may terminate the agreement at any time on a product-by-product basis in the event of any safety, efficacy or regulatory viability issues, including the occurrence of adverse events or significant toxicological effects. In addition, after the research term, Sanofi may terminate the agreement in full or on a product-by-product basis by giving 30 days’ prior written notice to us. Either party may also terminate the agreement for a material breach by the other party which remains uncured after 120 days’ notice of such breach, except that we may not exercise this termination right until after the expiration of the research term if Sanofi is in breach of its obligations to use commercially reasonable efforts. In the event a program or the agreement is terminated by Sanofi, the rights to develop and commercialize product candidates in the terminated programs (including the right to sublicense these rights to a third party) returns to us. If we sublicense the rights to a third party, we will be required to pay a percentage of sublicense revenues to Sanofi in the low end of the 10 to 20% range, and if we commercialize a product on our own, we will be required to pay royalties in the low single digits to Sanofi as a percentage of net sales.

Sanofi non-exclusive technology alliance and option agreement

Concurrently with the collaboration and license agreement, we also entered into a non-exclusive technology alliance and option agreement with Sanofi. Under this agreement, Sanofi received an option for a broader microRNA technology license. Sanofi may exercise the option at any time until the date 30 days after the third anniversary of the agreement, subject to a one-time extension and payment of an extension fee.

If Sanofi exercises its option under this agreement, we will receive a payment of up to $50.0 million, payable in installments. In return, Sanofi will receive a license to our microRNA product platform technology for research of microRNA compounds. The option also provides us with certain rights to

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participate in the development and commercialization of products. We are also entitled to receive a product-by-product milestone payment and royalties as a percentage of net sales in the low single digits for products commercialized by Sanofi.

Our strategic alliance with Alnylam and Isis

In September 2007, we entered into a license and collaboration agreement with Alnylam and Isis, which we subsequently amended, restated and superseded in January 2009, and further amended in June 2010 and October 2011. Under the agreement, we acquired an exclusive, royalty-bearing, worldwide license, with rights to sublicense, to patent rights owned or licensed by Alnylam and Isis to develop, manufacture and commercialize products covered by the licensed patent rights for use in microRNA compounds which are microRNA antagonists and microRNA therapeutics containing these compounds. In addition, we have certain rights to miR-mimics. Under the agreement, we granted to both Alnylam and Isis a license to practice our intellectual property developed by us to the extent that it is useful specifically to Alnylam’s RNAi programs or Isis’ single-stranded oligonucleotide programs, but not including microRNA compounds or therapeutics that are the subject of our exclusive licenses from Alnylam and Isis.

We are required to use commercially reasonable efforts to develop and commercialize licensed products under the agreement. We are required to notify Alnylam and Isis when a program reaches development stage (defined as initiation of good laboratory practices, or GLP, toxicology studies) and whether or not we intend to pursue the program. Under the agreement, both Alnylam and Isis have an option to assume the development and commercialization of product candidates in a program that we do not pursue. If neither Alnylam nor Isis exercises this option, we are required to use our best efforts to finalize a term sheet with a third party with respect to such program. In the event we are unable to complete a transaction with a third party, both Alnylam and Isis have a second opt-in option.

If an election is made by either Alnylam or Isis (but not both) to opt-in, such party will pay us a one-time fixed payment, the amount of which will depend on whether the first or the second opt-in option was exercised, with a higher amount due if the first opt-in option was exercised. Clinical and regulatory milestones are also payable to us in the event the opt-in election is exercised. Such milestones total $64.0 million in the aggregate if the election is made during the first opt-in period or $15.7 million in the aggregate if the election is made at the second opt-in period. Tiered royalties are payable to us as a percentage of net sales on all products commercialized by the opt-in party. These royalties range from the low to middle single digits depending upon the volume of sales. The opt-in party is also entitled to sublicense the development program to a third party. In such a case, we are also entitled to receive a percentage of the sublicense income received by the opt-in party. The percentage payable depends upon the point at which the opt-in party sublicenses the program and ranges from the low end of the 10 to 20% range to the high end of the 40 to 50% range. The opt-in party is only required to pay the higher of the clinical and regulatory milestones or the sublicense income received in any calendar quarter. The opt-in party is also responsible for all third party payments due under other agreements as a result of the development. In the event both Alnylam and Isis elect to opt-in during either opt-in period, the parties have agreed to work together to amend the development plan to continue development of the project, including funding of such project and assignment of roles and responsibilities.

In the event we or one of our strategic alliance partners continues with the development of a program, each of Alnylam and Isis are entitled to royalties as a percentage of net sales. For products that we independently commercialize, these royalties will be in the low single digits. For products commercialized by a third-party collaborator, the royalties will be either the same percentage of net sales as described above or, if the sublicense does not provide a specified level of royalties to us or upon our election, a percentage of the sublicense income received by us from the strategic alliance partner and a modified royalty. The modified royalty would be based upon the lower of the single digit percentage discussed above or one third of the

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royalty received by us after payments made by us to third parties for development, manufacture and commercialization activities under other agreements. In addition, if we sublicense rights to a collaborator, we will be required to pay to each of Alnylam and Isis a percentage of our sublicense income in the mid-single digits. We are also responsible for payments due to third parties under other agreements as a result of our development activities, including payments owed by Alnylam and/or Isis under their agreements.

Under the October 2011 amendment, Alnylam and Isis granted us the right to research microRNA mimics under the licensed intellectual property of Alnylam and Isis. In the event we develop a miR-mimic, we must first obtain approval from Alnylam and/or Isis, as applicable, and such approval is subject to the consent of applicable third parties, if any. No additional consideration will be owed by us to Alnylam or Isis for granting approval. We have the right to sublicense our research rights. We granted to both Alnylam and Isis a fully paid up, worldwide and exclusive license to any intellectual property developed by us and useful to their research programs and which are not microRNA antagonists or approved miR-mimics.

The agreement expires on the earlier of the cessation of development of the potential royalty-bearing products prior to the commercial sale of any such products anywhere in the world or following the first commercial sale of such products, the expiration of royalty obligations determined on a country-by-country and product-by-product basis.

OUR INTELLECTUAL PROPERTY AND TECHNOLOGY LICENSES

Intellectual property

We strive to protect and enhance the proprietary technologies that we believe are important to our business, including seeking and maintaining patents intended to cover our products and compositions, their methods of use and any other inventions that are important to the development of our business. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

Our success will depend significantly on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of microRNA therapeutics.

We believe that we have a strong intellectual property position and substantial know-how relating to the development and commercialization of microRNA therapeutics, consisting of:

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over 150 patents or patent applications that we own or have in-licensed from academic institutions and third parties including our founding companies, Alnylam and Isis, related to microRNA and microRNA drug products; and

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approximately 900 patents or patent applications exclusively licensed from our founding companies, Alnylam and Isis, related to RNA technologies, including patent and patent applications relating to chemical modification of oligonucleotides that are useful for microRNA therapeutics.

Our objective is to continue to expand our intellectual property estate through our multiple layer approach in order to protect our microRNA therapeutics and to maintain our leading position in the microRNA therapeutics field. Examples of the technologies covered by our patent portfolio are described below.

We have exclusively licensed patent rights from Julius-Maximilians-Universität Würzburg and Bayerische Patent Allianz GmBH, which we collectively refer to herein as the University of Würzburg, which rights encompass the use of anti-miR therapeutics targeting miR-21 for the treatment of fibrosis, including

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kidney, liver, lung and cardiac fibrosis. In collaboration with us, investigators at the University of Würzburg demonstrated that targeting miR-21 in a disease model resulted in beneficial phenotypic effects, including the inhibition of the development of fibrosis. The Würzburg-licensed patent portfolio includes more than 20 U.S. and foreign patents and patent applications. Any patents within this portfolio that have issued or may yet issue would have a statutory expiration date in 2029.

We and Alnylam have a co-exclusive license from Stanford University, or Stanford, to patent rights concerning the use of anti-miR therapeutics targeting miR-122 for the treatment of HCV. This patent portfolio is based upon research conducted by Peter Sarnow, Ph.D. and colleagues at Stanford, demonstrating that miR-122 is required for HCV replication in mammalian cells. The Stanford-licensed portfolio includes more than 12 U.S and foreign patents and patent applications. Any patents within this portfolio that have issued or may yet issue would have a statutory expiration date in 2025.

In support of our program targeting miR-33, we have exclusively licensed from New York University, or NYU, patent rights encompassing the use of an anti-miR therapeutic targeting miR-33 for the treatment of atherosclerosis, metabolic syndrome and elevated triglycerides. In collaboration with us, Kathryn Moore, Ph.D. and colleagues at NYU demonstrated that inhibiting miR-33 has several therapeutic benefits, including reduction of atherosclerotic plaque size in an experimental model of atherosclerosis, in addition to reduction of serum triglycerides in non-human primates. The NYU-licensed patent rights include one U.S. application and one Patent Cooperation Treaty, or PCT, application. Any patents that may issue from these applications would have a statutory expiration date in 2031.

Our portfolio of exclusively and jointly owned patent and patent applications is currently composed of at least nine U.S. and foreign patents and more than 35 U.S. PCT and foreign applications. We are the sole owner of nine of the patents and over 30 of the pending applications. We jointly own at least five of the pending applications including applications claiming methods for treating liver cancer, including HCC, using anti-miRs targeting miR-21. The patents have statutory expiration dates in 2024, 2025, 2026, or 2029. Any patents that may issue from the pending applications would have statutory expiration dates between 2024 and 2032.

Our founding companies, Alnylam and Isis, each own or otherwise have rights to numerous patents and patent applications concerning oligonucleotide technologies and a substantial number of these patents and applications have been exclusively licensed to us for use in the microRNA field. The technologies covered in these patents and applications include various chemical modifications that are applicable to microRNA therapeutics. Among the licensed patents or patent applications, those covering key chemical modifications for use in microRNA drug products have statutory expiration dates in 2016, 2023 and 2027.

We have a co-exclusive license to the patent portfolio owned by Max-Planck-Gesellschaft, or MPG, which has been granted to us by Max-Planck-Innovation GmbH, or MI, a wholly-owned subsidiary of MPG acting as MPG’s technology transfer agency. MPG and MI are collectively referred to herein as Max-Planck. This patent portfolio is based on the pioneering microRNA research conducted by Thomas Tuschl, Ph.D. and colleagues at the Max-Planck Institute of Biophysical Chemistry, which led to the discovery of over 100 human microRNA sequences, including microRNAs that are the focus of several of our programs. The patent rights encompass the microRNA gene sequences as well as the antisense sequences that are complementary to the microRNAs and thus cover both microRNA mimic and anti-miR products. Our license is co-exclusive with our founding companies, Alnylam and Isis, for the exploitation of the Max-Planck patent rights for therapeutic uses. In addition, we also have a co-exclusive license to develop and commercialize diagnostics based upon the Max-Planck patent rights contained in these applications. The Max-Planck licensed patent portfolio, referred to herein as the Tuschl 3 patents, includes at least 25 U.S. and foreign patents and patent applications. Any patents within this portfolio that have issued or may yet issue would have a statutory expiration date in 2022.

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The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the date of filing the non-provisional application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent.

The term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration of a U.S. patent as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. When possible, depending upon the length of clinical trials and other factors involved in the filing of a new drug application, or NDA, we expect to apply for patent term extensions for patents covering our microRNA product candidates and their methods of use.

We may rely, in some circumstances, on trade secrets to protect our technology. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

OUR TECHNOLOGY LICENSES

Max-Planck

Therapeutic license

Prior to 2011, our access to the Tuschl 3 patents was derived from agreements between Max-Planck and our founding companies, Alnylam and Isis, for exclusive use in microRNA therapeutics. In April 2011, we entered into a direct, co-exclusive license with Max-Planck. The license provides to us, Alnylam and Isis, co-exclusively, access to the Tuschl 3 patents for therapeutic use. Max-Planck retains the right to practice the intellectual property licensed under the agreement for non-commercial purposes.

Under the terms of the license, we are permitted to sublicense our rights outright or as part of an alliance. The license requires that we use commercially reasonable diligence in developing and commercializing a product. In order to secure the license, we made an upfront payment of $400,000 to Max-Planck. We will be required to make payments based upon the initiation of clinical trials and/or product approval milestones totaling up to $1.6 million for each licensed product reaching such clinical stage. In addition to milestone payments, we will be required to pay royalties of a percentage of cumulative annual net sales of a licensed product commercialized by us or one of our strategic alliance partners. The percentage is in the low single digits, with the exact percentage depending upon whether the licensed product incorporates intellectual property covered by a Tuschl 3 patent that is still a pending application or,

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alternatively, an issued patent, and also upon the volume of annual sales. The royalties payable to Max-Planck are subject to reduction for any third party payments required to be made, with a minimum floor in the low single digits.

We may unilaterally terminate the license agreement upon three months’ notice and payment of all accrued amounts owing to Max-Planck. Max-Planck may terminate the agreement upon 30 days’ prior written notice if we challenge the validity of its patents, or in the event of our material breach which remains uncured after 60 days of receiving written notice of such breach (30 days in the case of nonpayment). Absent early termination, the agreement will automatically terminate upon the expiration or abandonment of all issued patents and filed patent applications with the patent rights covered by the agreement. The longest lived patent rights licensed to us under the agreement are currently expected to expire in September 2022.

Diagnostic license

In addition, in June 2009, we entered into a co-exclusive license with Max-Planck for use of the Tuschl 3 patents for diagnostic purposes. Under the terms of the license, we made an aggregate initial payment to Max-Planck of €175,000 in three installments, with €75,000 paid in June 2009 and €50,000 paid in each of June 2010 and June 2011. In addition, we made annual maintenance payments of €10,000 in 2011 and €20,000 in 2012 and will make an increased annual maintenance payment commencing in 2013 and thereafter during the term of the agreement. In addition to maintenance payments, we will be required to pay royalties of a percentage of net sales of licensed products. The percentage is in the mid-single digits in the event we market the product and low end of the 10 to 20% range in the event we sell the product through a distributor. The royalties payable to Max-Planck are reduced by the royalties payable to third parties but only if aggregate royalties payable to Max-Planck and third parties exceed a percentage in the mid-10 to 20% range.

We are required to use commercially reasonable efforts to develop and commercialize products under the agreement. Under the terms of the agreement, Max-Planck is permitted to provide up to three additional co-exclusive licenses to its diagnostic patent rights. We may unilaterally terminate the license agreement upon three months’ notice and payment of all accrued amounts owing to Max-Planck. Max-Planck may terminate the agreement upon 30 days’ prior written notice if we challenge the validity of its patent rights, or in the event of our material breach which remains uncured after 60 days of receiving written notice of such breach (30 days in the case of nonpayment). Absent early termination, the agreement will automatically terminate upon the expiration or abandonment of all issued patents and filed patent applications with the patent rights covered by the agreement. The longest lived patent rights licensed to us under the agreement are currently expected to expire in September 2022.

Max-Planck retains the right to practice the intellectual property licensed under the agreement for non-commercial purposes.

University of Würzburg

In May 2010, we exclusively licensed patent rights from the University of Würzburg which encompass the use of anti-miR therapeutics targeting miR-21 for the treatment of fibrosis, including kidney, liver, lung and cardiac fibrosis.

The University of Würzburg has reserved the right to use the licensed intellectual property for academic and non-commercial purposes. We have the right to grant sublicenses to third parties under the agreement provided such sublicense is for the purpose of developing or commercializing a product. We must obtain the University of Würzburg’s written consent to any such sublicense, which may not be unreasonably withheld. We must use commercially reasonable diligence in our efforts to develop,

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manufacture and commercialize a licensed product. We have assumed certain development milestone obligations and must report on our progress in achieving these milestones on an annual basis.

As a license issuance fee, we paid the University of Würzburg €300,000. In addition, upon commercialization of a product, we will pay to the University of Würzburg a percentage of net sales as a royalty. This royalty is in the low single digits and is reduced upon expiration of all patent claims covering the product. We also paid the University of Würzburg a partnership bonus of €200,000 upon entering into our strategic alliance agreement with Sanofi. Under the agreement, beginning January 1, 2020 and ending on the date we receive NDA approval for a licensed product, we will accrue a minimum royalty obligation of €150,000 per year, which will become payable upon approval of an NDA for a licensed product. After approval of an NDA for a licensed product, we will be required to pay the University of Würzburg an annual minimum royalty, which increases in the five years following approval up to a maximum of €3.0 million per year. The minimum royalties are creditable against actual royalties due and payable for the same calendar year.

In addition, we will be required to pay the University of Würzburg milestone payments of up to an aggregate of €1.75 million, based upon achievement of specified clinical and regulatory events. In the event we initiate a Phase 2 clinical trial for another indication with the same licensed product, we will be required to pay 50% of the milestone payments applicable to such milestone events. These milestone events are also tied to the due dates set forth in the commercialization plan but may be extended by delays caused by scientific challenges, regulatory requirements or other circumstances outside of our control. We must request an extension in writing explaining the cause for the delay and proposing new due dates. The University of Würzburg may accept the revised dates or reject them, in which case an arbitrator will set the revised dates.

We may terminate the agreement upon 30 days’ notice to the University of Würzburg. The University of Würzburg may terminate the agreement if we challenge the validity of its patent rights, or in the event of our nonpayment which remains uncured after 60 days of receiving written notice of such nonpayment. Absent early termination, the agreement will terminate upon the later of the expiration of the last to expire patent licensed to us under the agreement (which is currently expected to be in February 2029) or 10 years following the date of the most recent first commercial sale in a new country of a licensed product.

Stanford University

In August 2005, Alnylam and Isis entered into a co-exclusive license agreement with Stanford, relating to its patent applications claiming the use of miR-122 to reduce the replication of HCV. Upon our formation, we received access to the Stanford technology as an affiliate of Alnylam and Isis. In July 2009, Isis assigned its rights and obligations under the license agreement to us.

Under the license agreement, we are permitted to research, develop, manufacture and commercialize therapeutics for the treatment and prevention of HCV and related conditions. Diagnostics and reagents are specifically excluded from the license. In addition, the license provides a non-exclusive right to research, develop, manufacture and commercialize therapeutics for all conditions or diseases other than HCV. Stanford retained the right, on behalf of itself and all other non-profit academic institutions, to practice the licensed patents for non-profit purposes.

We are permitted to sublicense our rights under the agreement in connection with a bona fide partnership seeking to research and/or develop products under a jointly prepared research plan and which also includes a license to our intellectual property or in association with providing services to a sublicensee. In the event we receive an upfront payment in connection with a sublicense, we are obligated to pay to Stanford a one-time fixed payment amount, which amount will vary depending upon the size of upfront payment we receive. We must also make an annual license maintenance payment during the term of the agreement. The

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maintenance payments are creditable against royalty payments made in the same year. We will be required to pay milestones for an exclusively licensed product which will be payable upon achievement of specified regulatory and clinical milestones in an aggregate amount of up to $400,000. Milestones for a non-exclusively licensed product will be payable upon achievement of the same milestones in an aggregate amount of up to $300,000 for the first such product and up to $200,000 for the second such product. Upon commercialization of a product, we will be required to pay to Stanford a percentage of net sales as a royalty. This percentage is in the low single digits. The payment will be reduced by other payments we are required to make to third parties until a minimum royalty has been reached.

The agreement requires that we use commercially reasonable efforts to develop, manufacture and commercialize a licensed product and we have agreed to meet certain development and commercialization milestones.

We may terminate the agreement upon 30 days’ notice. Stanford may terminate the agreement in the event of our nonpayment or material breach which remains uncured after 60 days of receiving written notice of such nonpayment or breach. Absent early termination, the agreement will automatically terminate upon the expiration of the last to expire patent licensed to us under the agreement, which is currently expected to be in May 2025.

New York University

In March 2011, we entered into an exclusive license with NYU related to our miR-33 program. The license provides us the right to develop, manufacture and commercialize therapeutics for the treatment or prevention of atherosclerotic plaque and/or other metabolic disorders under NYU’s patents. We are entitled to grant sublicenses under the agreement. NYU retains the right to practice the intellectual property licensed under the agreement for non-commercial purposes.

Under the terms of the agreement, we paid to NYU an upfront payment of $25,000. An equal additional payment will be required upon issuance of a patent containing a claim of treating or preventing disease. We will be required to make payments to NYU upon achievement of specified clinical and regulatory milestones of up to an aggregate of $925,000. These milestone payments will only be made after issuance of a therapeutic claim under the NYU patent applications. We are also required to pay royalties of a percentage of net sales for any product sold by us or a strategic alliance partner. The royalty rate is in the low single digits and is subject to reduction to a minimum amount in the event we are required to pay royalties to a third party. In the event we sublicense the NYU patents, NYU is also entitled to receive a percentage of the sublicense income received by us. The percentage payable depends upon the development stage of the program when the sublicense is completed with the highest percentage paid with submission of the first IND. The percentage thereafter declines until completion of the first Phase 2 clinical trial.

We are required, under the terms of the agreement, to use reasonable diligence to develop and commercialize a product and are required to provide NYU with annual reports detailing our progress in this regard. In particular, we are required to fulfill specific development and regulatory milestones by particular dates. The agreement may be terminated by either party upon written notice to the other party of its material breach of the agreement which has remained uncured for 60 days following written notice thereof (30 days in the case of nonpayment). We may also terminate the license upon 60 days’ notice in the event development of a product is not scientifically or commercially feasible. Absent early termination, the agreement will automatically terminate upon the expiration of the longest-lived patent rights covered by the agreement, which is currently expected to be in August 2031.

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COMPETITION

The biotechnology and pharmaceutical industries are characterized by intense and rapidly changing competition to develop new technologies and proprietary products. While we believe that our proprietary asset estate and scientific expertise in the microRNA field provide us with competitive advantages, we face potential competition from many different sources, including larger and better-funded pharmaceutical companies. Not only must we compete with other companies that are focused on microRNA therapeutics but any products that we may commercialize will have to compete with existing therapies and new therapies that may become available in the future.

We are aware of several companies that are working specifically to develop microRNA therapeutics. These include the biotechnology companies Groove Biopharma, Inc., miRagen Therapeutics, Inc., Mirna Therapeutics, Inc., and Santaris Pharma A/S. These competitors also compete with us in recruiting human capital and securing licenses to complementary technologies or specific microRNAs that may be critical to the success of our business. They also compete with us for potential funding from the pharmaceutical industry.

In addition, we expect that for each disease category for which we determine to develop and apply our microRNA therapeutics there are other biotechnology companies that will compete against us by applying marketed products and development programs using technology other than microRNA therapeutics. The key competitive factors that will affect the success of any of our development candidates, if commercialized, are likely to be their efficacy relative to such competing technologies, safety, convenience, price and the availability of reimbursement from government and other third-party payors. Our commercial opportunity could be reduced or eliminated if our competitors have products which are better in one or more of these categories.

MANUFACTURING

We contract with third parties to manufacture our compounds and intend to do so in the future. We do not own or operate and we do not expect to own or operate, facilities for product manufacturing, storage and distribution, or testing. We have personnel with extensive technical, manufacturing, analytical and quality experience and strong project management discipline to oversee contract manufacturing and testing activities, and to compile manufacturing and quality information for our regulatory submissions.

Manufacturing is subject to extensive regulations that impose various procedural and documentation requirements, which govern record keeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others. Our systems and contractors are required to be in compliance with these regulations, and this is assessed regularly through monitoring of performance and a formal audit program.

Drug substance

Our current drug substance supply chain involves various contractors that supply the raw materials and others that manufacture the anti-miR drug substance. We believe our current drug substance contractors have the scale, the systems and the experience to supply all planned IND-enabling studies, early clinical supplies and may be considered for later clinical trials and commercial manufacturing. To ensure continuity in our supply chain, we plan to establish supply arrangements with alternative suppliers for certain portions of our supply chain, as appropriate.

Our process uses common synthetic chemistry and readily available materials. We have established an ongoing program to identify possible process changes to improve purity, yield, manufacturability, and process changes will be implemented as warranted and appropriate. Based upon our knowledge of anti-sense compounds, we do not anticipate any stability issues with our anti-miR product candidates.

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Drug product

Our drug product is expected to consist of the anti-miR drug substance in a powdered form formulated in a saline solution for injection. Drug product manufacturing uses common processes and readily available materials. When a potential product is ready to commence IND-enabling studies, we will be required to commence drug product stability studies.

GOVERNMENT REGULATION AND PRODUCT APPROVAL

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. Any product candidate that we develop must be approved by the FDA before it may be legally marketed in the United States and by the appropriate foreign regulatory agency before it may be legally marketed in foreign countries.

U.S. drug development process

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or FDCA, and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial civil or criminal sanctions. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, debarment, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

➢	completion of nonclinical laboratory tests, animal studies and formulation studies according to good laboratory practices, or GLP, or other applicable regulations;

➢	submission to the FDA of an application for an IND, which must become effective before human clinical trials may begin;

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performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as current good clinical practices, or GCPs, to establish the safety and efficacy of the proposed drug for its intended use;

➢	submission to the FDA of an NDA for a new drug;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug is produced to assess compliance with the FDA’s current good manufacturing practice standards, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

➢	potential FDA audit of the nonclinical and clinical trial sites that generated the data in support of the NDA; and

➢	FDA review and approval of the NDA.

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The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources and approvals are inherently uncertain.

Before testing any compounds with potential therapeutic value in humans, the drug candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the drug candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLP. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a drug candidate at any time before or during clinical trials due to safety concerns or non-compliance. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trial.

Clinical trials involve the administration of the drug candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted in accordance with the FDA’s regulations comprising the good clinical practices requirements. Further, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1.    The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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Phase 2.    The drug is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

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Phase 3.    Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication.

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Annual progress reports detailing the results of the clinical trials must be submitted to the FDA and written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

U.S. review and approval processes

The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The FDA reviews all NDAs submitted to determine if they are substantially complete before it accepts them for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA has 10 months in which to complete its initial review of a standard NDA and respond to the applicant, and six months for a priority NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel drug or biological products or drug or biological products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when

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making decisions. During the drug approval process, the FDA also will determine whether a risk evaluation and mitigation strategy, or REMS, is necessary to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND study requirements. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable it will outline the deficiencies in the submission and often will request additional testing or information.

The NDA review and approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA will issue a complete response letter if the agency decides not to approve the NDA. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials testing, which involves clinical trials designed to further assess a drug safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Orphan drug designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting an NDA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity. Competitors, however, may receive approval

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of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug or biological product as defined by the FDA or if our drug candidate is determined to be contained within the competitor’s product for the same indication or disease. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity. Orphan drug status in the European Union has similar but not identical benefits in the European Union.

Expedited development and review programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs and biological products that meet certain criteria. Specifically, new drugs and biological products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a Fast Track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product submitted to the FDA for marketing, including a Fast Track program, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug or biological product designated for priority review in an effort to facilitate the review. Additionally, a product may be eligible for accelerated approval. Drug or biological products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, which means that they may be approved on the basis of adequate and well-controlled clinical trials establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. Fast Track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Post-approval requirements

Any drug products for which we or our strategic alliance partners receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet.

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Failure to comply with FDA requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses.

We will rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of any products that we may commercialize. Our strategic alliance partners may also utilize third parties for some or all of a product we are developing with such strategic alliance partner. Manufacturers of our products are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product.

U.S. patent term restoration and marketing exclusivity

Depending upon the timing, duration and specifics of the FDA approval of the use of our drug candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may intend to apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain applications of other companies seeking to reference another company’s NDA. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years

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if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.

Federal and state fraud and abuse laws

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the biopharmaceutical industry in recent years. These laws include anti-kickback statutes and false claims statutes.

The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any healthcare item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the company’s marketing of the product for unapproved, and thus non-reimbursable, uses. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer.

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Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines, and imprisonment.

Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Such a challenge could have a material adverse effect on our business, financial condition and results of operations. If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

In the United States and foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the United States federal and state levels that seek to reduce healthcare costs. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for our products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own

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payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

Most recently, in March 2010 the Patient Protection and Affordable Health Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively the PPACA, was enacted, which includes measures to significantly change the way healthcare is financed by both governmental and private insurers. Among the provisions of the PPACA of greatest importance to the pharmaceutical and biotechnology industry are the following:

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an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, that began in 2011;

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new requirements to report certain financial arrangements with physicians and others, including reporting any “transfer of value” made or distributed to prescribers and other healthcare providers and reporting any investment interests held by physicians and their immediate family members;

➢	a licensure framework for follow-on biologic products;

➢	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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creation of the Independent Payment Advisory Board which, beginning in 2014, will have authority to recommend certain changes to the Medicare program that could result in reduced payments for prescription drugs and those recommendations could have the effect of law even if Congress does not act on the recommendations; and

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establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending that began on January 1, 2011.

Many of the details regarding the implementation of the PPACA are yet to be determined, and at this time, it remains unclear the full effect that the PPACA would have on our business. The United States Supreme Court heard a constitutional challenge to PPACA in 2012. If the Supreme Court rules that PPACA is unconstitutional, we could require new expenditures to adjust to the new competitive environment, and new legislation could later become law that could adversely affect the pharmaceutical industry.

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Europe / rest of world government regulation

In addition to regulations in the United States, we and our strategic alliance partners will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products.

Whether or not we or our collaborators obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the European Union, for example, a clinical trial application, or CTA, must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, clinical trial development may proceed.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational drug or biological product under European Union regulatory systems, we or our strategic alliance partners must submit a marketing authorization application. The application used to file the NDA or BLA in the United States is similar to that required in the European Union, with the exception of, among other things, country-specific document requirements.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we or our strategic alliance partners fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

EMPLOYEES

As of March 31, 2012, we had 53 full-time employees, 22 of whom have Ph.D. degrees. Of these full-time employees, 43 employees are engaged in research and development activities and 10 employees are engaged in finance, legal, human resources, facilities and general management. We have no collective bargaining agreements with our employees and we have not experienced any work stoppages. We consider our relations with our employees to be good.

FACILITIES

Our corporate headquarters are located in La Jolla, California. The facility we lease encompasses approximately 21,834 square feet of office and laboratory space. The lease for this facility expires in June 2017, subject to our option to renew for up to two additional three-year terms. We believe that our facility is sufficient to meet our needs and that suitable additional space will be available as and when needed.

Business

LEGAL PROCEEDINGS

From time to time, we are subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Although the results of litigation and claims cannot be predicted with certainty, as of the date of this prospectus, we do not believe we are party to any claim or litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Management

EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS

The following table sets forth certain information regarding our executive officers and non-employee directors:

Name	Age	Position(s)
Executive Officers
Kleanthis G. Xanthopoulos, Ph.D.	54	President, Chief Executive Officer and Director
Garry E. Menzel, Ph.D.	47	Chief Operating Officer and Executive Vice President, Finance
Neil W. Gibson, Ph.D.	56	Chief Scientific Officer

Non-Employee Directors
John M. Maraganore, Ph.D.(1)	49	Chairman of the Board, Director
David Baltimore, Ph.D.(2)	74	Director
Bruce L.A. Carter, Ph.D.(1)(3)	69	Director
Stanley T. Crooke, M.D., Ph.D.(1)	67	Director
Barry E. Greene(2)	49	Director
Stelios Papadopoulos, Ph.D.(2)(3)	64	Director
B. Lynne Parshall(3)	58	Director

(1)	Member of the compensation committee.

(2)	Member of the nominating and corporate governance committee.

(3)	Member of the audit committee.

EXECUTIVE OFFICERS

Kleanthis G. Xanthopoulos, Ph.D. has served as our President and Chief Executive Officer and has served on our board of directors since our conversion to a corporation in January 2009 and prior to that was a director of Regulus Therapeutics LLC since 2007. From December 2007 to January 2009, Dr. Xanthopoulos served as the President and Chief Executive Officer of Regulus Therapeutics LLC. From March 2007 to December 2007, Dr. Xanthopoulos served as a managing director of Enterprise Partners Venture Capital, a venture capital firm. From 2000 to 2006, Dr. Xanthopoulos served as the President and Chief Executive Officer and, from 2000 to 2011, as a director of Anadys Pharmaceuticals, Inc., or Anadys, a publicly-held drug discovery and development company that Dr. Xanthopoulos co-founded (acquired by F. Hoffmann-La Roche Inc., or Roche, in November 2011). From 1997 to 2000, Dr. Xanthopoulos served as Vice President of Aurora Biosciences Corporation, a publicly-held biotechnology company (acquired by Vertex Pharmaceuticals Incorporated). Dr. Xanthopoulos has served as a member of the board of directors of the Biotechnology Industry Organization, or BIO, since September 2011, Apricus Biosciences, a publicly-held biotechnology company, since December 2011, Sente, Inc., a privately-held aesthetics company, since August 2007 and a member of the board of BIOCOM, a life science industry association based in Southern California. Dr. Xanthopoulos holds an M.S. in Microbiology and a Ph.D. in Molecular Biology from the University of Stockholm, Sweden and a B.S. in Biology with Honors from Aristotle University of Thessaloniki, Greece. Our board of directors believes that Dr. Xanthopoulos’ expertise and extensive experience in biotechnology and service as our President and Chief Executive Officer qualify him to serve on our board of directors.

Garry E. Menzel, Ph.D. has served as our Chief Operating Officer and Executive Vice President, Finance since our conversion to a corporation in January 2009 and, from August 2008 to January 2009, Dr. Menzel served as the Executive Vice President, Corporate Development and Finance of Regulus Therapeutics LLC. From November 2004 to April 2008, Dr. Menzel served as Managing Director and Global Head of Life Sciences with Credit Suisse Group AG, an investment banking firm. From 1994 to

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2004, Dr. Menzel served as Managing Director and Global Head of Biotechnology with The Goldman, Sachs Group, Inc., an investment banking firm. Dr. Menzel holds a Ph.D. in Molecular Biology from the University of Cambridge, England, an M.B.A. from the Stanford Graduate School of Business and a B.S. with Honors in Biochemistry from the Imperial College of Science & Technology in London, England.

Neil W. Gibson, Ph.D. has served as our Chief Scientific Officer since March 2011. From December 2007 to March 2011, Dr. Gibson served in several positions, most recently as Chief Scientific Officer of the Oncology Research Unit at Pfizer Inc., a publicly-held pharmaceutical company. From February 2001 to December 2007, Dr. Gibson served in several positions, most recently as Chief Scientific Officer, with OSI Pharmaceuticals, Inc., a publicly-held biotechnology company. From May 1997 to February 2001, Dr. Gibson served as director for cancer research in the Department of Cancer and Osteoporosis for Bayer AG, a publicly-held pharmaceutical company. Dr. Gibson holds a Ph.D. in Molecular Pharmacology from the University of Aston in Birmingham, England and a B.S. in Pharmacy from the University of Strathclyde.

NON-EMPLOYEE DIRECTORS

John M. Maraganore, Ph.D. has served as Chairman of our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Dr. Maraganore joined our board of directors as a representative of Alnylam in connection with its investment in us pursuant to our founding investor rights agreement. Since December 2002, Dr. Maraganore has served as the Chief Executive Officer and as a director of Alnylam. From December 2002 to December 2007, Dr. Maraganore served as President of Alnylam. From April 2000 to December 2002, Dr. Maraganore served as Senior Vice President, Strategic Product Development with Millennium Pharmaceuticals, Inc., or Millennium, a publicly-held biotechnology company. Dr. Maraganore holds an M.S. and Ph.D. in Biochemistry and Molecular Biology from the University of Chicago and a B.A. in Biological Sciences from the University of Chicago. Our board of directors believes that Dr. Maraganore is qualified to serve on our board of directors due to his experience as the Chief Executive Officer of Alnylam and broad experience in leading-edge scientific research.

David Baltimore, Ph.D. has served on our board of directors and on our scientific advisory board since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Since 2006, Dr. Baltimore has served as President Emeritus and Robert Andrews Millikan Professor of Biology at the California Institute of Technology, and before that from 1997 to 2006, Dr. Baltimore served as President of the California Institute of Technology. From 1968 to 1972, Dr. Baltimore served as an associate professor at the Massachusetts Institute of Technology, and since 1972 has been a professor at the Massachusetts Institute of Technology. From 1990 to 1994, Dr. Baltimore served as professor at The Rockefeller University where he also served as the President from July 1990 to December 1991. Since 1997, Dr. Baltimore has served as a director of Amgen Inc., a publicly-held biotechnology company, and also serves as a director of several private companies. In 1975, Dr. Baltimore received the Nobel Prize in Medicine as a co-recipient. Dr. Baltimore holds a Ph.D. in Biology from The Rockefeller University and a B.A. with High Honors in Chemistry from Swarthmore College. Our board of directors believes that Dr. Baltimore is qualified to serve on our board of directors due to the many years Dr. Baltimore has spent in scientific academia, which has provided him with a deep understanding of our industry and our activities.

Bruce L.A. Carter, Ph.D. has served on our board of directors since June 2012. Since November 2009, Dr. Carter has served as a director of Immune Design Corp., a privately-held biotechnology company. Since June 2008, Dr. Carter has served as a director of Dr. Reddy’s Laboratories Limited, a publicly-held pharmaceutical company. From April 1998 to January 2009, Dr. Carter served as Chief Executive Officer with ZymoGenetics, Inc., a publicly-held biotechnology company (acquired by Bristol-Myers Squibb in October 2010). Dr. Carter holds a Ph.D. in Microbiology from Queen Elizabeth College,

Management

University of London and a B.Sc. with Honors in Botany from the University of Nottingham, England. Our board of directors believes that Dr. Carter is qualified to serve on our board of directors due to his years of service in the biotechnology industry and his service on the boards of directors of other life sciences companies.

Stanley T. Crooke, M.D., Ph.D. has served on our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Dr. Crooke joined our board of directors as a representative of Isis in connection with its investment in us pursuant to the founding investor rights agreement entered into between us, Alnylam, and Isis on January 1, 2009, or our founding investor rights agreement. Dr. Crooke is a founder of Isis and has served as its Chief Executive Officer and as a director since 1989 and as Chairman of the Board since 1991. Dr. Crooke holds an M.D. and a Ph.D. in Pharmacology from Baylor College of Medicine, and a B.S. in Pharmacy from Butler University. Our board of directors believes that Dr. Crooke is qualified to serve on our board of directors due to his experience as the Chief Executive Officer of Isis, his expertise in the field of RNA-targeted therapeutics and his over 30 years of drug discovery and development experience.

Barry E. Greene has served on our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Mr. Greene joined our board of directors as a representative of Alnylam in connection with its investment in us pursuant to our founding investor rights agreement. Since December 2007, Mr. Greene has served as the President of Alnylam, and has also served as Alnylam’s Chief Operating Officer since October 2003. In addition, from February 2004 to December 2005, Mr. Greene served as Alnylam’s Treasurer. Since 2003, Mr. Greene has served as a senior scholar at Duke University. Since January 2007, Mr. Greene has served as a member of the board of directors of Acorda Therapeutics, Inc., a publicly-held biotechnology company. From February 2001 to September 2003, Mr. Greene served as General Manager of Oncology at Millennium. Mr. Greene holds a B.S. in Industrial Engineering from the University of Pittsburgh. Our board of directors believes that Mr. Greene is qualified to serve on our board of directors due to his experience as the President of Alnylam, his financial expertise, and his years of experience with drug discovery and development.

Stelios Papadopoulos, Ph.D. has served on our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since July 2008. Since 1994, Dr. Papadopoulos has served as a director and, since 1998, as Chairman of the Board for Exelixis, Inc., a publicly-held biotechnology company, which he co-founded. From 2000 to 2006, Dr. Papadopoulos served as Vice Chairman with Cowen and Co., LLC, an investment banking firm. From 1987 to 2000, Dr. Papadopoulos served in several positions with PaineWebber, Incorporated, most recently as Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. From 2000 to 2011, Dr. Papadopoulos served as a member of the board of directors of Anadys prior to its acquisition by Roche. Since 2003, Dr. Papadopoulos has served as a member of the board of directors of BG Medicine, Inc., a publicly-held life sciences company. Since July 2008, Dr. Papadopoulos has served as a member of the board of directors of Biogen Idec Inc., a publicly-held biopharmaceutical company. Dr. Papadopoulos holds an M.S. in Physics, a Ph.D. in Biophysics and an M.B.A. in Finance from New York University. Our board of directors believes that Dr. Papadopoulos is qualified to serve on our board of directors due to his knowledge and expertise regarding the biotechnology and healthcare industries, his broad leadership experience on various boards and his experience with financial matters.

B. Lynne Parshall has served on our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Ms. Parshall joined our board of directors as a representative of Isis in connection with its investment in us pursuant to our founding investor rights agreement. Ms. Parshall has served as the Chief Operating Officer of Isis since December 2007, as its Chief Financial Officer since June 1994, as its Secretary since November

Management

1991 and as a director of Isis since September 2000. From 1986 to 1991, Ms. Parshall was a partner with Cooley LLP. From July 2005 to August 2009, Ms. Parshall served as a director of Cardiodynamics International Corporation, a publicly-held biopharmaceutical company (acquired by SonoSite, Inc. in August 2009). Ms. Parshall holds a J.D. from Stanford Law School and a B.A. in Government and Economics from Harvard University. Our board of directors believes that Ms. Parshall is qualified to serve on our board of directors due to her extensive financial and legal expertise, and her extensive experience in the biotechnology industry and with us.

BOARD COMPOSITION

Our business and affairs are organized under the direction of our board of directors, which currently consists of eight members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required. In accordance with the terms of our certificate of incorporation and bylaws that will become effective upon the closing of this offering, our board of directors will be elected annually to a one year term.

Our board of directors has determined that three of our eight directors, David Baltimore, Ph.D., Stelios Papadopoulos, Ph.D. and Bruce L.A. Carter, Ph.D., are independent as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Pursuant to NASDAQ Marketplace Rule 5615(b)(1), within a year of the effectiveness of this registration statement, our board must be comprised of a majority of independent directors. We intend to be in compliance with these rules within a year of the effectiveness of this registration statement by increasing the number of independent directors and/or decreasing the number of non-independent directors.

There are no family relationships among any of our directors or executive officers.

BOARD LEADERSHIP STRUCTURE

Our board of directors is currently chaired by John M. Maraganore, Ph.D. As a general policy, our board of directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the board of directors as a whole. As such, Dr. Xanthopoulos serves as our President and Chief Executive Officer while Dr. Maraganore serves as our Chairman of the board of directors but is not an officer. We expect and intend the positions of Chairman of the board of directors and Chief Executive Officer to continue to be held by two individuals in the future.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Management

BOARD COMMITTEES

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate, upon the closing of this offering, under a charter that has been approved by our board. The composition of each committee and its respective charter will be effective upon the closing of this offering and copies of each charter will be posted on the Corporate Governance section of our website, www.regulusrx.com.

Audit Committee

Our audit committee consists of Bruce L.A. Carter, Ph.D., Stelios Papadopoulos, Ph.D, and B. Lynne Parshall. Ms. Parshall serves as the chairperson of our audit committee. Under Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are permitted to phase in our compliance with the independent audit committee requirements set forth in NASDAQ Marketplace Rule 5605(c) and Rule 10A-3 under the Exchange Act as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our board of directors has determined that each of Dr. Carter and Dr. Papadopoulos is an independent director under NASDAQ Marketplace Rules and under Rule 10A-3 under the Exchange Act, as amended. Within one year of our listing on The NASDAQ Global Market, we expect that Ms. Parshall will have resigned from our audit committee and that any new directors added to the audit committee will be independent under NASDAQ Marketplace Rules and Rule 10A-3.

Upon the closing of this offering, our audit committee’s responsibilities will include:

➢	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

➢	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

➢	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

➢	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

➢	overseeing our internal audit function;

➢	overseeing our risk assessment and risk management policies;

➢	meeting independently with our internal auditing staff, registered public accounting firm and management;

➢	reviewing and approving or ratifying any related person transactions; and

➢	preparing the audit committee report required by Securities and Exchange Commission, or SEC, rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Our board of directors has determined that Ms. Parshall is an “audit committee financial expert” as defined in applicable SEC rules and that each member of the audit committee meets the financial literacy requirements under the NASDAQ Listing Rules.

Management

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are David Baltimore, Ph.D., Stelios Papadopoulos, Ph.D., and Barry E. Greene. Dr. Papadopoulos chairs the nominating and corporate governance committee.

Under NASDAQ Marketplace Rule 5615(b)(1), we are permitted to phase in our compliance with the independent nominating and corporate governance committee requirements set forth in NASDAQ Marketplace Rule 5605(e) as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our board of directors has determined that each of Dr. Baltimore and Dr. Papadopoulos is an independent director under NASDAQ Marketplace Rules. Within one year of our listing on The NASDAQ Global Market, we expect that Mr. Greene will have resigned from our nominating and corporate governance committee and that any new directors added to the nominating and corporate governance committee will be independent under NASDAQ Marketplace Rules.

Upon the closing of this offering, our nominating and corporate governance committee’s responsibilities will include:

➢	identifying individuals qualified to become members of our board;

➢	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

➢	reviewing and making recommendations to our board with respect to our board leadership structure;

➢	reviewing and making recommendations to our board with respect to management succession planning;

➢	developing and recommending to our board corporate governance principles; and

➢	overseeing an annual self-evaluation by our board.

Compensation Committee

The members of our compensation committee are Bruce L.A. Carter, Ph.D., Stanley T. Crooke, M.D., Ph.D., and John M. Maraganore, Ph.D. Dr. Maraganore chairs the compensation committee.

Under NASDAQ Marketplace Rule 5615(b)(1), we are permitted to phase in our compliance with the independent compensation committee requirements set forth in NASDAQ Marketplace Rule 5605(d) as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our board of directors has determined that Dr. Carter is an independent director under NASDAQ Marketplace Rules. Within 90 days of our listing, we expect that either Dr. Crooke or Dr. Maraganore will resign from our compensation committee. Within one year of our listing on The NASDAQ Global Market, we expect that each of Dr. Crooke or Dr. Maraganore will have resigned from our compensation committee and that any new directors added to the compensation committee will be independent under NASDAQ Marketplace Rules.

Upon the closing of this offering, our compensation committee’s responsibilities will include:

➢	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

➢	reviewing and approving, or making recommendations to our board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

Management

➢	overseeing an evaluation of our senior executives; overseeing and administering our cash and equity incentive plans;

➢	reviewing and making recommendations to our board with respect to director compensation;

➢	reviewing and discussing annually with management our executive and director compensation disclosure required by SEC rules; and

➢	preparing the compensation committee report required by SEC rules.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our current or former executive officers serves as a member of the compensation committee. None of our officers serves, or has served during the last completed fiscal year on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. Prior to establishing the compensation committee, our full board of directors made decisions relating to compensation of our officers. For a description of transactions between us and members of our compensation committee and affiliates of such members, please see “Certain relationships and related party transactions.”

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions. Following this offering, a current copy of the code will be available on the Corporate Governance section of our website, www.regulusrx.com.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

➢	breach of their duty of loyalty to the corporation or its stockholders;

➢	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

➢	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

➢	transaction from which the directors derived an improper personal benefit.

Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws, which will become effective upon the closing of this offering, provide that we will indemnify our directors and executive officers and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws, which will become effective upon the closing of this offering, also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit us to secure insurance on

Management

behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, will require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Except as otherwise disclosed under the heading “Business—Legal Proceedings” in this prospectus, at present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Executive and director compensation

Our named executive officers for the year ended December 31, 2011, which consist of our principal executive officer and the two other most highly compensated executive officers, are:

➢	Kleanthis G. Xanthopoulos, Ph.D., our President and Chief Executive Officer;

➢	Garry E. Menzel, Ph.D., our Chief Operating Officer and Executive Vice President, Finance; and

➢	Neil W. Gibson, Ph.D., our Chief Scientific Officer.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation provided to our named executive officers during the year ended December 31, 2011:

Name and Principal Position	Year	Salary		Option awards(1)	Non-Equity incentive plan compensation(2)	All other compensation(3)	Total
Kleanthis G. Xanthopoulos, Ph.D.	2011	$500,000		$85,622	$112,500	$5,192	$703,314
President and Chief Executive Officer

Garry E. Menzel, Ph.D.	2011	317,807		57,081	64,356	3,661	442,905
Chief Operating Officer and Executive Vice President, Finance

Neil W. Gibson, Ph.D.	2011	230,208	(4)	269,997	41,102	3,986	545,293
Chief Scientific Officer

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2011 computed in accordance with Financial Accounting Standard Board ASC Topic 718 for stock-based compensation transactions, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 6 to our Financial Statements. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	Amounts shown represent performance bonuses earned for 2011, which were each paid in a cash lump sum in the first quarter of 2012 and are described in detail in the section below entitled “—Annual Performance-Based Bonus Opportunity.” Our board of directors has not yet met to evaluate management’s performance relative to corporate performance objectives and no bonuses have been paid to our named executive officers for 2012.

(3)	Amounts shown represent term life insurance, long-term disability insurance paid by us on behalf of the named executive officers and matching contributions we paid under the terms of our 401(k) plan. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”

(4)	Dr. Gibson joined us in April 2011. Amount shown represents the compensation earned by Dr. Gibson during 2011 from and after his April 18, 2011 start date.

Annual Base Salary

The compensation of our named executive officers is generally determined and approved by our compensation committee of the board of directors, or the Committee, who recommends their decisions to our board of directors. Our board of directors, without members of management present, ultimately ratifies and approves all compensation decisions. The Committee approved the following 2011 base salaries for our named executive officers, which with respect to Dr. Xanthopoulos and Dr. Menzel, became effective on January 1, 2011. Our board of directors approved the following 2011 base salary for Dr. Gibson in connection with his commencement of employment, which became effective on April 18, 2011.

Executive and director compensation

Name	2011 base salary
Kleanthis G. Xanthopoulos, Ph.D.	$500,000
Garry E. Menzel, Ph.D.	317,807
Neil W. Gibson, Ph.D.	325,000

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals.

The annual performance-based bonus each named executive officer is eligible to receive is based on (1) the individual’s target bonus, as a percentage of base salary, (2) a company-based performance factor, or CPF, and (3) an individual performance factor, or IPF. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage, percentage attainment of the CPF and percentage attainment of the IPF. There is no maximum bonus percentage or amount established for the named executive officers and, as a result, the bonus amounts vary from year to year based on corporate and individual performance. At the end of the year, the Committee approves the extent to which we achieved the CPF. The extent to which each individual executive achieves his or her IPF is determined based on our Chief Executive Officer’s, or CEO’s, and management’s review and recommendation to the Committee, except the CEO and our executives do not make recommendations with respect to their own achievement, and the Committee makes the final decisions with respect to each IPF. Additionally, the Committee has the discretion to determine the weighting of each of the goals that comprise the CPF and IPF. The Committee may award a bonus in an amount above or below the amount resulting from the calculation described above, based on other factors that the Committee determines, in its sole discretion, are material to our corporate performance and provide appropriate incentives to our executives, for example based on events or circumstances that arise after the original CPF and IPF goals are set. The Committee did not exercise this discretion in awarding the bonuses in 2011.

Pursuant to their employment agreements or offer letters, each named executive officer has a target bonus represented as a percentage of base salary, or a target bonus percentage, each of which is set forth below:

Name	Target bonus
Kleanthis G. Xanthopoulos, Ph.D.	40%
Garry E. Menzel, Ph.D.	30
Neil W. Gibson, Ph.D.	25

The CPF and IPF goals are determined by the Committee and communicated to the named executive officers each year, prior to or shortly following the beginning of the year to which they relate. The CPF is composed of several goals that relate to our annual corporate goals and various business accomplishments which vary from time to time depending on our overall strategic objectives, but relate generally to achievement of discovery, clinical, regulatory and manufacturing milestones for clinical development candidates, financial factors such as raising or preserving capital and performance against our operating budget and business development goals related to microRNA therapeutics. The IPF is composed of factors that relate to each named executive officer’s ability to drive his or her own performance and the performance of his or her direct employee reports towards reaching our corporate goals. The proportional emphasis placed on each goal within the CPF and IPF may vary from time to time depending on our overall strategic objectives and the Committee’s subjective determination of which goals have more impact on our performance.

Executive and director compensation

For 2011, the CPF goals were the recruitment of three new members into our senior leadership team, the reorganization of the R&D organization to focus on drug discovery and development, continued strengthening of our partnerships, and the selection of a clinical candidate. The IPF goals varied by individual and included maintaining a leading position in microRNA research, accelerating efforts in microRNA therapeutic development, supporting our growth with additional capital, licenses and brand recognition, fostering a culture of value creating and building good processes and policies. Our CEO’s IPF goals are tied more closely with our CPF goals, as our CEO has a direct impact on our corporate performance.

During 2011, we achieved our CPF goals of recruiting three new members to our senior leadership team, we effectively reorganized research and development towards a greater focus on drug discovery and development, and we strengthened our partnerships with the additional target selection by GSK in June 2011. However, we did not meet our goal of selecting a clinical candidate. As a result, in December 2011, the Committee approved a CPF achievement of 75%. Based on our CEO’s review and recommendation with respect to Dr. Menzel and Dr. Gibson, management’s recommendations, and the Committee’s deliberations with respect to each named executive officer’s individual performance against the IPF, the Committee approved performance-based bonus amounts of $112,500 for Dr. Xanthopoulos, in recognition of his ability to lead and develop the organization towards our new organizational structure, strengthen our partnerships and continue to build our brand recognition and corporate culture and $64,356 for Dr. Menzel, due to his management of our strategic committee, management of key relationships with our strategic alliance partners including the additional target selection by GSK, positioning us for additional business development activities and maintaining corporate expenses within budget. The Committee approved a performance-based bonus for Dr. Gibson in the amount of $41,102, which reflected his ability to rapidly assess and identify our key discovery organization needs and reorganize our resources, driving us toward our key strategic goals. Dr. Gibson’s performance-based bonus was pro-rated for the period of time he provided services to us in 2011.

Long-Term Incentive Compensation

Our long-term, equity-based incentive awards are designed to align the interests of our named executive officers and our other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards.

We use stock options as the primary incentive for long-term compensation to our named executive officers because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. We generally provide initial grants in connection with the commencement of employment of our named executive officers and annual retention grants at or shortly following the end of each year.

Prior to this offering, we have granted all stock options pursuant to our 2009 Equity Incentive Plan, or the 2009 Plan, the terms of which are described below under “—Equity Compensation Plans and Other Benefit Plans—2009 Equity Incentive Plan.” All options are granted at no less than the fair market value of our common stock on the date of grant of each award.

All of our stock option grants typically vest over a four-year period and may be granted with an early exercise feature allowing the holder to exercise and receive unvested shares of our stock, so that the employee may exercise and have a greater opportunity for gains on the shares to be taxed at long-term capital gains rates rather than ordinary income rates. In addition, the Committee has approved certain grants of options to our named executive officers containing accelerated vesting provisions upon an involuntary termination (both termination without cause and resignation for good reason) as well as upon certain material change in control transactions. The Committee believes these accelerated vesting

Executive and director compensation

provisions reflect current market practices, based on the collective knowledge and experiences of the Committee members (and without reference to specific peer group data), and allow us to attract and retain highly qualified executive officers. In addition, we believe these accelerated vesting provisions will allow our named executive officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards. Additional information regarding accelerated vesting provisions for our named executive officers is discussed below under “—Employment Agreements with Executive Officers.”

Effective January 3, 2011, the Committee made annual retention grants to Dr. Xanthopoulos in the form of an option to purchase 150,000 shares of common stock and to Dr. Menzel in the form of an option to purchase 100,000 shares of common stock, each of which has an exercise price of $0.87 per share. On March 10, 2011, the Committee approved an option to purchase 475,000 shares of common stock as the initial stock option to be granted to Dr. Gibson in connection with his commencement of employment with us on April 18, 2011, with an exercise price of $0.87 per share.

The vesting terms of the 2011 option grants are described in the footnotes to the “—Outstanding Equity Awards at December 31, 2011” table below.

PERQUISITES, HEALTH, WELFARE AND RETIREMENT BENEFITS

Health and Welfare Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We provide 401(k) matching contributions as discussed in the section below entitled “—Equity Compensation Plans and Other Benefit Plans—401(k) Plan.”

We do not provide perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance and long-term disability for all of our employees, including our named executive officers. None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table sets forth specified information concerning unexercised stock options for each of the named executive officers outstanding as of December 31, 2011:

	Option awards(1)
			Number of securities underlying unexercised options
Name	Grant date		Exercisable	Unexercisable	Option exercise price(7)	Option expiration date
Kleanthis G. Xanthopoulos, Ph.D.	02/09/09	(2)(3)	1,500,000	—	$0.19	02/09/19
	01/01/10	(4)	131,770	143,230	0.19	01/01/20
	01/03/11	(2)(5)	—	150,000	0.87	01/03/21
Garry E. Menzel, Ph.D.	02/09/09	(2)(3)	750,000	—	0.19	02/09/19
	01/01/10	(4)	47,916	52,084	0.19	01/01/20
	01/03/11	(2)(5)	—	100,000	0.87	01/03/21
Neil W. Gibson, Ph.D.	04/18/11	(2)(6)	—	475,000	0.87	04/18/21

(1)	All of the options were granted under the 2009 Plan, the terms of which are described below under “—Equity Compensation Plans and Other Benefit Plans—2009 Equity Incentive Plan.”

Executive and director compensation

(2)	The vesting of the options accelerates upon a change in control or upon the termination of employment of the named executive officer by us without cause or by the officer for good reason, as described below under “—Employment Agreements with our Executive Officers—2011.”

(3)

The options are exercisable in full as of the grant date and vest at the rate of 25% of the total number of shares subject to the option on January 1, 2010 and 1/48th of the total number of shares subject to the option on the first of each month thereafter, provided that the option holder continues to provide services to us through such dates.

(4)

The options vest at the rate of 25% of the total number of shares subject to the option on January 1, 2011 and 1/48th of the total number of shares subject to the option on the first of each month thereafter, provided that the option holder continues to provide services to us through such dates.

(5)

The options vest at the rate of 25% of the total number of shares subject to the option on January 1, 2012 and 1/48th of the total number of shares subject to the option on the first of each month thereafter, provided that the option holder continues to provide services to us through such dates.

(6)

The options vest at the rate of 25% of the total number of shares subject to the option on April 18, 2012 and 1/48th of the total number of shares subject to the option on the 18th day of each month thereafter, provided that the option holder continues to provide services to us through such dates.

(7)	All of the stock options were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our board of directors with the assistance of a third-party valuation expert.

No stock options were exercised by the named executive officers during the year ended December 31, 2011, however in March 2012, Dr. Xanthopoulos exercised non-qualified stock options with respect to 164,432 shares of common stock at an exercise price of $0.19 per share. We did not engage in any repricings or other material modifications to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2011.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

2011

We previously entered into employment agreements or offer letter agreements with each of the named executive officers that were effective during 2011. Below are descriptions of these agreements, which have been superseded by new employment agreements effective in 2012.

Employment agreement with Dr. Xanthopoulos.    We entered into an employment agreement with Dr. Xanthopoulos in December 2008 setting forth the terms of Dr. Xanthopoulos’ employment. Pursuant to the agreement, Dr. Xanthopoulos was initially paid an annual salary of $420,000 and was eligible to receive a performance bonus based on a target amount of 40% of his base salary and certain stock options under our 2009 Equity Incentive Plan, which we refer to as his initial options.

Employment agreement with Dr. Menzel.    We entered into an employment agreement with Dr. Menzel in December 2008 setting forth the terms of Dr. Menzel’s employment. Pursuant to the agreement, Dr. Menzel was initially paid an annual salary of $280,500 and was eligible to receive a performance bonus based on a target amount of 30% of his base salary and certain stock options under our 2009 Equity Incentive Plan, which we refer to as his initial options.

Offer letter with Dr. Gibson.    We entered into an offer letter agreement with Dr. Gibson in March 2011 summarizing the terms of Dr. Gibson’s employment. Pursuant to the offer letter, Dr. Gibson was initially paid an annual salary of $325,000 and was eligible to receive a performance bonus of up to 25% of his base salary and certain stock options under our 2009 Equity Incentive Plan, which we refer to as his initial options.

Severance and change in control payments.    Each of Dr. Xanthopoulos and Dr. Menzel is entitled to the following severance and change in control benefits pursuant to his employment agreement. Upon any type of termination, each of Dr. Xanthopoulos and Dr. Menzel is entitled to receive amounts earned but not yet

Executive and director compensation

paid, during his employment, including salary and unused vacation pay. The employment agreements also provide for certain severance payments to each of Dr. Xanthopoulos and Dr. Menzel. If we terminate each of Dr. Xanthopoulos and Dr. Menzel’s employment without cause (other than due to his death or complete disability) or if Dr. Xanthopoulos or Dr. Menzel resigns for good reason at any time before a change in control, other than during the one month prior to a change in control, we are obligated to pay each of Dr. Xanthopoulos and Dr. Menzel, subject to receiving an effective release and waiver of claims from such officer, (1) continued salary payments based on the officer’s base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason) for 18 months for Dr. Xanthopoulos and 12 months for Dr. Menzel following such termination, (2) continued health benefits at our cost for 18 months for Dr. Xanthopoulos and 12 months for Dr. Menzel and (3) vesting acceleration of the initial options, as of such termination. Additionally, the employment agreements provide that the initial options would vest in full in the event of a change in control.

The employment agreements provide that if we terminate Dr. Xanthopoulos or Dr. Menzel’s employment without cause (other than due to his death or complete disability) or if Dr. Xanthopoulos or Dr. Menzel resigns for good reason, in each case within one month prior to or within 12 months following a change in control, we are obligated to pay Dr. Xanthopoulos or Dr. Menzel, subject to receiving an effective release and waiver of claims from such officer, (1) a lump sum severance payment equal to the amount of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason) for 24 months for Dr. Xanthopoulos and 18 months for Dr. Menzel following such termination, (2) a lump sum payment equal to two times the maximum amount of the officer’s discretionary bonus payable for the year of termination, calculated as if all milestones and performance targets are achieved, (3) continued health benefits at our cost for 18 months for Dr. Xanthopoulos and 12 months for Dr. Menzel and (4) vesting acceleration of the initial options, as of such termination, unless already accelerated.

None of the named executive officers’ employment agreements or offer letters provide for the gross up of any excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code. If any of the payments under the employment agreements would constitute a “parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, the employment agreements provide for a best-after tax analysis with respect to such payments, under which the executive will receive whichever of the following two alternative forms of payment would result in the executive’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

For purposes of the employment agreements, “cause” generally means an executive officer’s (i) commission of any felony or crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) intentional, material violation of any contract or agreement between the executive officer and us or of any statutory duty owed to us; (iv) unauthorized use or disclosure of our confidential information or trade secrets; or (v) gross misconduct.

For purposes of the employment agreements, “good reason” means voluntary resignation of employment with us within 90 days of the occurrence of one or more of the following undertaken by us without such executive officer’s consent, after we fail to remedy the condition within a 30 day cure period (i) our material breach of the employment agreement; (ii) a material reduction of the executive’s base salary; (ii) a material reduction of the executive’s authority, duties or responsibilities; or (iii) a relocation of the facility that is the executive’s principal place of business to a location that requires an increase in the executive’s one-way driving distance by more than 30 miles.

Executive and director compensation

For purposes of the employment agreements, “change in control” generally means one or more of the following events (i) the acquisition of more than 50% of our combined voting power other than by Alnylam Pharmaceuticals, Inc., or Alnylam, or Isis Pharmaceuticals, Inc., or Isis; (ii) a consummation of a merger, consolidation or similar transaction in which our stockholders cease to own outstanding voting securities representing more than 50% of the voting power of the parent or the surviving entity immediately following the merger; or (iii) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our consolidated assets (other than to an entity of which more than 50% of the voting power is owned immediately following such disposition by our stockholders).

2012

In June 2012, our board of directors unanimously approved new employment agreements for the named executive officers, which replace and supersede the predecessor employment agreements or offer letters, as applicable, described above, effective in June 2012.

The new employment agreements provide that each of the named executive officer’s employment is at will and may be terminated at any time by the executive or by us with or without cause and without notice. The employment agreements provide for certain base salary, target bonus and severance payments to our named executive officers as follows:

Amended and Restated Employment Agreement with Dr. Xanthopoulos

Pursuant to his Amended and Restated Employment Agreement, Dr. Xanthopoulos is paid an annual base salary of $515,500 and is eligible to receive an annual performance bonus based on a target amount of 40% of his annual base salary.

If we terminate Dr. Xanthopoulos’ employment without cause (other than due to his death or complete disability) or if Dr. Xanthopoulos resigns for good reason at any time other than during the one month prior to a change in control and the 12 months following a change in control, we are obligated to pay Dr. Xanthopoulos, subject to receiving an effective release and waiver of claims from him, (1) a severance payment equal to 18 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) continued health benefits at our cost for 18 months and (3) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination. Half of the total amount of the severance payment described in (1) above will be paid in a lump sum payment upon termination and half of the total amount of the severance payment will be paid in equal installments over a 12-month period following Dr. Xanthopoulos’ termination of employment.

If we terminate Dr. Xanthopoulos’ employment without cause (other than due to his death or complete disability) or if Dr. Xanthopoulos resigns for good reason, in each case within one month prior to or within 12 months following a change in control, in lieu of the severance payments described above, we are obligated to pay Dr. Xanthopoulos, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 24 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) a lump sum payment equal to two times the target amount of Dr. Xanthopoulos’ annual performance bonus payable for the year of termination, (3) continued health benefits at our cost for 18 months and (4) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

Amended and Restated Employment Agreement with Dr. Menzel

Pursuant to his Amended and Restated Employment Agreement, Dr. Menzel is paid an annual base salary of $327,659 and is eligible to receive an annual performance bonus based on a target amount of 30% of his annual base salary.

Executive and director compensation

If we terminate Dr. Menzel’s employment without cause (other than due to his death or complete disability) or if Dr. Menzel resigns for good reason at any time other than during the one month prior to a change in control and the 12 months following a change in control, we are obligated to pay Dr. Menzel, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 12 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) continued health benefits at our cost for 12 months and (3) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

If we terminate Dr. Menzel’s employment without cause (other than due to his death or complete disability) or if Dr. Menzel resigns for good reason, in each case within one month prior to or within 12 months following a change in control, in lieu of the severance payment described above, we are obligated to pay Dr. Menzel, subject to receiving an effective release and waiver of claims from him (1) a lump sum severance payment equal to 18 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) a lump sum payment equal to two times the target amount of Dr. Menzel’s annual performance bonus payable for the year of termination, (3) continued health benefits at our cost for 12 months and (4) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

Employment Agreement with Dr. Gibson

Pursuant to his Employment Agreement, Dr. Gibson is paid an annual base salary of $332,153 and is eligible to receive an annual performance bonus based on a target amount of 25% of his annual base salary.

If we terminate Dr. Gibson’s employment without cause (other than due to his death or complete disability) or if Dr. Gibson resigns for good reason at any time other than during the one month prior to a change in control and the 12 months following a change in control, we are obligated to pay Dr. Gibson, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 12 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) continued health benefits at our cost for 12 months and (3) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

If we terminate Dr. Gibson’s employment without cause (other than due to his death or complete disability) or if Dr. Gibson resigns for good reason, in each case within one month prior to or within 12 months following a change in control, in lieu of the severance payment described above, we are obligated to pay Dr. Gibson, subject to receiving an effective release and waiver of claims from him (1) a lump sum severance payment equal to 12 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) a lump sum payment equal to the target amount of Dr. Gibson’s annual performance bonus payable for the year of termination, (3) continued health benefits at our cost for 12 months and (4) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

None of the named executive officers’ new employment agreements provide for the gross up of any excise taxes imposed by Section 4999 of the Code. If any of the payments under the employment agreements would constitute a “parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, the employment agreements provide for a best-after tax analysis with respect to such payments, under which the executive will receive whichever of the following two alternative forms of payment would result in the executive’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

Executive and director compensation

For purposes of the employment agreements, “cause” generally means an executive officer’s (i) commission of any felony or crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) intentional, material violation of any contract or agreement between the executive officer and us or of any statutory duty owed to us; (iv) unauthorized use or disclosure of our confidential information or trade secrets; or (v) gross misconduct.

For purposes of the employment agreements, “good reason” means voluntary resignation of employment with us within 90 days of the occurrence of one or more of the following undertaken by us without such executive officer’s consent, after we fail to remedy the condition within a 30-day cure period (i) our material breach of the employment agreement; (ii) a material reduction of the executive’s base salary; (ii) a material reduction of the executive’s authority, duties or responsibilities; or (iii) a relocation of the facility that is the executive’s principal place of business to a location that requires an increase in the executive’s one-way driving distance by more than 35 miles.

For purposes of the employment agreements, “change in control” generally means one or more of the following events (i) the acquisition of more than 50% of our combined voting power other than by Alnylam or Isis; (ii) a consummation of a merger, consolidation or similar transaction in which our stockholders cease to own outstanding voting securities representing more than 50% of the voting power of the parent or the surviving entity immediately following the merger; or (iii) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our consolidated assets (other than to an entity of which more than 50% of the voting power is owned immediately following such disposition by our stockholders).

Compensation Recovery Policies

The board of directors and the compensation committee have not determined whether they would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the board of directors or the compensation committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

EQUITY COMPENSATION PLANS AND OTHER BENEFIT PLANS

2012 Equity Incentive Plan

Our board of directors adopted the 2012 Equity Incentive Plan, or the 2012 Plan, in                 2012, and we expect our stockholders will approve the plan prior to this offering. We expect the 2012 Plan will become effective upon the execution and delivery of the underwriting agreement for this offering. Once the 2012 Plan is effective, no further grants will be made under the 2009 Plan.

Stock awards.    The 2012 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including

Executive and director compensation

officers, and to non-employee directors and consultants. Additionally, the 2012 Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Share reserve.    Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2012 Plan after the 2012 Plan becomes effective is                 shares, which number is the sum of (i)                  shares, plus (ii) the number of shares reserved for issuance under our 2009 Plan at the time our 2012 Plan becomes effective, not to exceed                 shares, plus (iii) any shares subject to stock options or other stock awards granted under our 2009 Plan that would have otherwise returned to our 2009 Plan (such as upon the expiration or termination of a stock award prior to vesting), not to exceed                 shares. Additionally, the number of shares of our common stock reserved for issuance under our 2012 Plan will automatically increase on January 1 of each year, beginning on January 1, 2013 and continuing through and including January 1, 2022, by                 % of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors. The maximum number of shares that may be issued upon the exercise of ISOs under our 2012 Plan is                 shares.

No person may be granted stock awards covering more than                 shares of our common stock under our 2012 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted. Additionally, no person may be granted in a calendar year a performance stock award covering more than                 shares or a performance cash award having a maximum value in excess of $            . Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid to any covered executive officer imposed by Section 162(m) of the Code.

If a stock award granted under the 2012 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2012 Plan. In addition, the following types of shares under the 2012 Plan may become available for the grant of new stock awards under the 2012 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise price of an option. Shares issued under the 2012 Plan may be previously unissued shares or reacquired shares bought by us on the open market. As of the date hereof, no awards have been granted and no shares of our common stock have been issued under the 2012 Plan.

Administration.    Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2012 Plan. Our board of directors has delegated its authority to administer the 2012 Plan to our compensation committee under the terms of the compensation committee’s charter. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2012 Plan, our board of directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the power to modify outstanding awards under our 2012 Plan. Subject to the terms of our 2012 Plan, the plan administrator has the authority to reduce the exercise, purchase or

Executive and director compensation

strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock options.    Incentive and nonstatutory stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2012 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2012 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2012 Plan, up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionee, (4) a net exercise of the option if it is a nonstatutory option, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Tax limitations on incentive stock options.    The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted stock awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted stock unit awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or

Executive and director compensation

in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock appreciation rights.    Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation unit, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation unit, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation unit is exercised. A stock appreciation unit granted under the 2012 Plan vests at the rate specified in the stock appreciation grant agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2012 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation grant agreement provides otherwise, if a participant’s service relationship with us, or any of our affiliates, ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation unit for a period of three months following the cessation of service. The stock appreciation unit term may be further extended in the event that exercise of the stock appreciation unit following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation unit for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation unit be exercised beyond the expiration of its term.

Performance awards.    The 2012 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our compensation committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our board of directors.

Executive and director compensation

The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, we retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other stock awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to capital structure.    In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (a) the class and maximum number of shares reserved for issuance under the 2012 Plan, (b) the class and maximum number of shares by which the share reserve may increase automatically each year, (c) the class and maximum number of shares that may be issued upon the exercise of ISOs, (d) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2012 Plan pursuant to Section 162(m) of the Code) and (e) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate transactions.    In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

➢	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

➢	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

➢	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

➢	arrange for the lapse of any reacquisition or repurchase right held by us;

➢	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our board of directors may deem appropriate; or

➢

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2012 Plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which

Executive and director compensation

we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in control.    The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. For example, a stock award may provide for accelerated vesting upon the participant’s termination without cause or resignation for good reason in connection with a change in control. In the absence of such a provision, no such acceleration of the stock award will occur. Under the 2012 Plan, a change in control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

Amendment and termination.    Our board of directors has the authority to amend, suspend, or terminate our 2012 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted our 2012 Plan.

2009 Equity Incentive Plan

Our 2009 Equity Incentive Plan, as amended, or the 2009 Plan, was initially adopted by our board of directors and approved by our stockholders in January 2009. The 2009 Plan reserves 9,111,021 shares of common stock for issuance and provides that the shares reserved under the 2009 Plan may be increased as of each January 1, with the approval of the majority of our non-employee members of the board of directors, by the lesser of (i) 5% of the total shares of our common stock outstanding as of such January 1 or (ii) such lesser number of shares as determined by the majority of our non-employee members of the board of directors. Additionally, the 2009 Plan provides that no more than 25,000,000 shares may be issued under the plan pursuant to the exercise of ISOs.

If a stock award granted under the 2009 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again become available for subsequent issuance under the 2009 Plan. In addition, the following types of shares under the 2009 Plan may become available for the grant of new stock awards under the 2009 Plan: (a) shares that are forfeited to us because of a failure to meet a contingency or condition required to vest such shares; (b) shares withheld to satisfy income or employment withholding taxes; and (c) shares used to as consideration for the exercise of an option.

As of March 31, 2012, options to purchase 480,805 shares of common stock had been exercised (net of repurchases), options to purchase 6,579,511 shares of common stock were outstanding and 2,050,705 shares of common stock remained available for grant. As of March 31, 2012, the outstanding options were exercisable at a weighted average exercise price of approximately $0.44 per share.

The material terms of the 2009 Plan are summarized below. The 2009 Plan is filed as an exhibit to the registration statement of which this prospectus is a part.

No further grants.    After the effective date of the 2012 Plan, no additional awards will be granted under the 2009 Plan, and all awards granted under the 2009 Plan that are repurchased, forfeited, expire or are cancelled will become available for grant under the 2012 Plan in accordance with its terms.

Administration.    Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2009 Plan. Our board of directors has delegated its authority to administer the 2009 Plan to our compensation committee under the terms of the compensation committee’s charter. Our board of

Executive and director compensation

directors may also delegate to one or more of our officers the authority to (1) designate employees to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2009 Plan, our board of directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the power to modify outstanding awards under our 2009 Plan. Subject to the terms of our 2009 Plan, the plan administrator has the authority to reduce the exercise price of any outstanding option, cancel any outstanding option in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Types of awards.    The 2009 Plan provides for the grant of ISOs, within the meaning of Section 422 of the Code, NSOs, stock appreciation rights, restricted stock awards, and restricted stock unit awards, or collectively, stock awards. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Eligibility.    ISOs may be granted only to employees, including employees of a parent company or subsidiary. All other stock awards may be granted to employees, including officers, and to non-employee directors and consultants.

Stock options.    Stock options are granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2009 Plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, prior to vesting, rights of repurchase, and rights of first refusal. Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us.

In general, the term of stock options granted under the 2009 Plan may not exceed 10 years. Unless the terms of an option holder’s stock option agreement provide for earlier or later termination, if an option holder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the option holder, or his or her beneficiary, may exercise any vested options for up to 12 months, or 18 months in the event of death, after the date the service relationship ends, unless the terms of the stock option agreement provide for earlier termination. If an option holder’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the option holder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. If an option holder’s service relationship with us, or any affiliate of ours, ceases with cause, the option will terminate at the time the option holder’s relationship with us ceases. In no event may an option be exercised after its expiration date.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionee, (4) a net exercise arrangement, (5) deferred payment arrangement and (6) other legal consideration approved by the plan administrator.

Generally, an option holder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. An option holder may, however, designate a beneficiary who may exercise the option following the option holder’s death.

Executive and director compensation

The plan administrator determines the term of stock options granted under the 2009 Plan, up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Tax limitations on incentive stock options.    The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted stock awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) services rendered to us or our affiliates or (2) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted stock unit awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock appreciation rights.    Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation unit, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation unit, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation unit is exercised. A stock appreciation unit granted under the 2009 Plan vests at the rate specified in the stock appreciation grant agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2009 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation grant agreement

Executive and director compensation

provides otherwise, stock appreciation rights granted under the 2009 Plan are generally subject to the same term and termination provisions as stock options granted under the 2009 Plan.

Corporate transactions.    In the event of a corporate transaction where the acquiring or surviving corporation does not assume, continue or substitute stock awards granted under the 2009 Plan, outstanding stock awards under the 2009 Plan and held by participants whose continuous service with us has not terminated prior to such transaction will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable, prior to the effective time of the corporate transaction and such outstanding stock awards under the 2009 Plan will be terminated if not exercised (if applicable) prior to the effective time of the corporate transaction. However, the plan administrator may provide that if a stock award will terminate if not exercised prior to a corporate transaction, the participant will receive a payment in lieu of exercise equal to the value of the excess, if any, of (i) the value of the property the participant would have received upon exercise of the stock award over (ii) any exercise price payable in connection with such exercise. Under the 2009 Plan, a corporate transaction has generally the same definition as under the 2012 Plan.

Under the 2009 Equity Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control transaction as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

Amendment and termination of the 2009 Plan.    Our board of directors has the authority to amend or terminate the 2009 Plan at any time. However, except as otherwise provided in the 2009 Plan, no amendment or termination of the 2009 Plan may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2009 Plan as required by applicable law and listing requirements. If not terminated earlier by the board of directors, the 2009 Plan will terminate on the tenth anniversary of the date of its initial adoption by our board of directors and approval by our stockholders.

2012 Employee Stock Purchase Plan

Our board of directors adopted our 2012 Employee Stock Purchase Plan, or the ESPP, in                 2012, and we expect our stockholders will approve the ESPP prior to the closing of this offering. The ESPP will become effective immediately upon the signing of the underwriting agreement related to this offering. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates.

Share reserve.    Following this offering, the ESPP authorizes the issuance of             shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2013 through January 1, 2022, by the least of (a)             % of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b)             shares, or (c) a number determined by our board of directors that is less than (a) and (b). The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. As of the date hereof, no shares of our common stock have been purchased under the ESPP.

Administration.    Our board of directors has delegated its authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Executive and director compensation

Payroll deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors: (a) customarily employed for more than 20 hours per week, (b) customarily employed for more than five months per calendar year or (c) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to capital structure.    In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (a) the number of shares reserved under the ESPP, (b) the maximum number of shares by which the share reserve may increase automatically each year and (c) the number of shares and purchase price of all outstanding purchase rights.

Corporate transactions.    In the event of certain significant corporate transactions, including a sale of all our assets, the sale or disposition of 90% of our outstanding securities, or the consummation of a merger or consolidation where we do not survive the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately. A corporate transaction generally has the same meaning as such term in the 2012 Plan.

Plan amendments, termination.    Our board of directors has the authority to amend or terminate our ESPP. If our board of directors determines that the amendment or terminating of an offering is in our best interests and the best interests of our stockholders, then our board of directors may terminate any offering on any purchase date, establish a new purchase date with respect to any offering then in progress, amend our ESPP and the ongoing offering to refuse or eliminate detrimental account treatment or terminate any offering and refuse any money contributed back to the participants. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

401(k) Plan

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Code. Pursuant to our 401(k) plan, employees may elect to defer their eligible compensation into the plan on a pre-tax basis, up to the statutorily prescribed annual limit of $17,000 in 2012 (additional salary deferrals not to exceed $5,500 are available to those employees

Executive and director compensation

50 years of age or older) and to have the amount of this reduction contributed to our 401(k) plan. We provide a $0.25 match for every dollar our employees elect to defer up to 6% of their eligible compensation. In general, eligible compensation for purposes of the 401(k) plan includes an employee’s wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with us to the extent the amounts are includible in gross income, and subject to certain adjustments and exclusions required under the Code. The 401(k) plan currently does not offer the ability to invest in our securities.

NON-EMPLOYEE DIRECTOR COMPENSATION

We compensate certain non-employee members of our board of directors for their services. In 2011, we provided annual compensation to each of Stelios Papadopoulos, Ph.D. and David Baltimore, Ph.D. in the form of a $32,000 annual cash retainer and an annual stock option grant under our 2009 Plan for 35,000 shares. Directors who are also employees do not receive cash or equity compensation for service on our board of directors in addition to the compensation payable for their service as our employees. In addition, our non-employee directors who are affiliated with our founding stockholders, Alnylam and Isis, do not receive cash or equity compensation for service on our board of directors.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2011 to each of our non-employee directors:

Name	Fees earned or paid in cash	Option awards(1)		All other compensation(4)		Total
David Baltimore, Ph.D.	$32,000	$19,978	(2)	$16,200	(4)	$68,178
Bruce L.A. Carter, Ph.D.	—	—		—		—
Stanley T. Crooke, M.D., Ph.D.	—	—		—		—
Barry E. Greene	—	—		—		—
John M. Maraganore, Ph.D.	—	—		—		—
Stelios Papadopoulos, Ph.D.	32,000	19,978	(3)	—		51,978
B. Lynne Parshall	—	—		—		—

(1)	Amounts listed represent the aggregate grant date fair value amount computed as of the grant date of each option and award during 2011 in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 6, of the Notes to our Financial Statements. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)

Represents options to purchase 35,000 shares of our common stock granted to Dr. Baltimore for service as a member of our board of directors. The shares subject to this award vest at the rate of 25% of the original number of shares on the first anniversary of the January 1, 2011 vesting commencement date and 1/48th of the original number of shares on each monthly anniversary thereafter, provided that Dr. Baltimore continues to provide services to us through such dates. As of December 31, 2011, an aggregate of 400,000 shares were outstanding under all options to purchase our common stock held by Dr. Baltimore.

(3)

Represents options to purchase 35,000 shares of our common stock granted to Dr. Papadopoulos for service as a member of our board of directors. The shares subject to this award vest at the rate of 25% of the original number of shares on the first anniversary of the January 1, 2011 vesting commencement date and 1/48th of the original number of shares on each monthly anniversary thereafter, provided that Dr. Papadopoulos continues to provide services to us through such dates. As of December 31, 2011, an aggregate of 370,000 shares were outstanding under all options to purchase our common stock held by Dr. Papadopoulos.

(4)

Represents options to purchase 15,000 shares of our common stock granted to Dr. Baltimore for service as a member of our scientific advisory board, as computed in accordance with ASC 718. As required by SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. Options granted to non-employee directors for their work on our scientific advisory board, are subject to periodic revaluation over their vesting terms. The amount presented above represents the fair value of the option as of December 31, 2011. Dr. Baltimore will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. The shares subject to this award vest at the rate of 25% of the original number of shares on the first anniversary of the January 1, 2011 vesting commencement date and 1/48th of the original number of shares on each monthly anniversary thereafter, provided that Dr. Baltimore continues to provide services to us through such dates.

Executive and director compensation

Following the completion of this offering, we intend to provide cash and equity compensation to certain non-employee members of our board of directors, including Dr. Baltimore and Dr. Papadopoulos, who are not affiliated with Alnylam and Isis. We refer to the individual non-employee members of our board of directors who our compensation committee determines will receive such compensation as our Eligible Directors. Following the completion of this offering, we intend to provide cash compensation in the form of an annual retainer of $         to each of our Eligible Directors. We will also pay an additional annual retainer of $         to the Chairman of our audit committee, $         to other independent Eligible Directors who serve on our audit committee, $         to the chair of our compensation committee, $         to other independent Eligible Directors who serve on our compensation committee, $         to the chair of our nominating and corporate governance committee and $         to other independent Eligible Directors who serve on our nominating and corporate governance committee. We have reimbursed and will continue to reimburse our non employee directors for travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Following the completion of this offering, each Eligible Director who is first elected to our board of directors will be granted an option to purchase              shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders following this offering, each Eligible Director will be eligible to receive an option to purchase              shares of common stock. Such initial and annual options will have an exercise price per share equal to the fair market value of our common stock on the date of grant.

Each initial option and annual option granted to such Eligible Directors described above will vest and become exercisable with respect to one-third of the shares subject to the option on the one year anniversary of the date of grant and the balance of the shares will vest and become exercisable in a series of 24 equal monthly installments thereafter, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director continuing to provide services to us through such dates. The term of each option granted to an Eligible Director shall be 10 years. The options will be granted under our 2012 Plan, the terms of which are described in more detail under “—Equity Compensation Plans and Other Benefit Plans—2012 Equity Incentive Plan.”

RISK ASSESSMENT OF COMPENSATION PROGRAM

In November 2010, the compensation committee assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are reasonably likely to have a material adverse effect on us. As part of that assessment, the compensation committee reviewed the primary elements of our compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. The compensation committee’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, the compensation committee determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us.

Certain relationships and related party transactions

The following includes a summary of transactions since January 1, 2009 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and director compensation.”

PREFERRED STOCK FINANCINGS

Series A Convertible Preferred Stock Financing.    In March 2009, we issued and sold to investors an aggregate of 10,000,000 shares of series A convertible preferred stock, at a purchase price of $2.00 per share, for aggregate consideration of $20.0 million.

The participants in the March 2009 convertible preferred stock financing included the following holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in such financing:

Participants(1)	Series A Convertible Preferred Stock
5% or greater stockholders
Alnylam Pharmaceuticals, Inc.	5,000,000
Isis Pharmaceuticals, Inc.	5,000,000

(1)	Additional details regarding these stockholders and their equity holdings is provided in “Principal stockholders.”

In connection with the March 2009 convertible preferred stock financing, we entered into a founders investor rights agreement with the investors in such financing, containing information rights, rights of first refusal and registration rights, among other things. This founders investor rights agreement will terminate three years following the closing of this offering, except for certain of the registration rights granted thereunder, as more fully described below in “Description of capital stock—Registration Rights.”

Series B Convertible Preferred Stock Financing.    In October 2010, we issued and sold to Aventis Holdings, Inc. an aggregate of 2,499,999 shares of series B convertible preferred stock, at a purchase price of $4.00 per share, for aggregate consideration of $10.0 million. In connection with the October 2010 financing, we entered into an investor rights agreement with Aventis Holdings, Inc., containing information rights, rights of first refusal and registration rights, among other things. This investor rights agreement will terminate three years following the closing of this offering, except for certain of the registration rights granted thereunder, as more fully described below in “Description of capital stock—Registration Rights.”

Some of our directors are affiliated with our principal stockholders as indicated in the table below:

Director	Principal Stockholder
Stanley T. Crooke, M.D., Ph.D.	Isis Pharmaceuticals, Inc.
Barry E. Greene	Alnylam Pharmaceuticals, Inc.
John M. Maraganore, Ph.D.	Alnylam Pharmaceuticals, Inc.
B. Lynne Parshall	Isis Pharmaceuticals, Inc.

STRATEGIC ALLIANCES

In April 2008, we entered into a product development and commercialization agreement with GSK, which was amended in February 2010, June 2010, June 2011 and June 2012. Upon entering into

Certain relationships and related party transactions

the agreement, GSK loaned $5.0 million to us under a convertible promissory note, which was amended in January 2011 and amended and restated in July 2012. This agreement and the associated convertible promissory note are described under “Business—Our Strategic Alliances.”

In January 2009, we entered into an amended and restated license and collaboration agreement with Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., which the parties amended in June 2010 and October 2011. This agreement is described under “Business—Our Strategic Alliances.”

In February 2010, we entered into an exclusive license and nonexclusive option agreement with GSK. Upon entering into the agreement, GSK loaned $5.0 million to us under a convertible promissory note, which was amended and restated in July 2012. This agreement and the associated convertible promissory note are described under “Business—Our Strategic Alliances.”

In June 2010, we entered into a collaboration and license agreement and a non-exclusive technology alliance and option agreement with Sanofi, an affiliate of Aventis Holdings, Inc. In July 2012, we amended and restated the 2010 license and collaboration agreement. These agreements are described under “Business—Our Strategic Alliances.”

EMPLOYMENT ARRANGEMENTS

We currently maintain written employment agreements with our executive officers, including our President and Chief Executive Officer, Kleanthis G. Xanthopoulos, Ph.D., our Chief Operating Officer and Executive Vice President, Finance, Garry E. Menzel, Ph.D., and our Chief Scientific Officer, Neil W. Gibson, Ph.D. These agreements are described under “Executive and director compensation.”

STOCK OPTIONS GRANTED TO EXECUTIVE OFFICERS AND DIRECTORS

We have granted stock options to our executive officers and directors, as more fully described in “Executive and director compensation.”

INDEMNIFICATION AGREEMENTS

We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements, together with the provisions in our bylaws, are necessary to attract and retain qualified persons as directors and officers. For more information, refer to “Management—Limitation of Liability and Indemnification.”

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

We intend to adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us by an employee, consultant or director will not be considered related-person transactions under this policy. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or a holder of more than five

Certain relationships and related party transactions

percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

The policy will impose an affirmative duty upon each director and executive officer to identify, and we will request that significant stockholders identify, any transaction involving them, their affiliates or immediate family members that may be considered a related party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. In considering related-person transactions, our audit committee or other independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:

➢	the risks, costs and benefits to us of the transaction;

➢	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

➢	the terms of the transaction;

➢	the availability of other sources for comparable services or products; and

➢	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. Our policy will require that, in reviewing a related party transaction, our audit committee must consider, in light of known circumstances, and determine in the good faith exercise of its discretion whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders. Prior to this offering, we did not have a formal policy concerning transactions with related persons.

Principal stockholders

The following table sets forth information regarding beneficial ownership of our capital stock as of June 30, 2012 by:

➢	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

➢	each of our directors;

➢	each of our named executive officers; and

➢	all of our directors and current executive officers as a group.

The numbers of shares and percentage ownership information before the offering is based on 27,886,793 shares of common stock outstanding as of June 30, 2012, assuming conversion of all outstanding shares of our convertible preferred stock into 27,399,999 shares of common stock. The numbers of shares and percentage ownership information after the offering is based on the sale of             shares of common stock in this offering and takes into account the issuance of              shares of our common stock upon the conversion of $5 million of outstanding principal and accrued interest underlying an amended and restated convertible note that we issued in August 2008 and amended and restated in July 2012, which will automatically convert upon the completion of this offering into an aggregate of              shares of our common stock at an assumed initial public offering price of $              per share (the midpoint of the range set forth on the cover page of this prospectus), and assuming the occurrence of the conversion on                     , 2012.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before August 29, 2012 which is 60 days after June 30, 2012. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Regulus Therapeutics Inc., 3545 John Hopkins Court, Suite 210, San Diego, California 92121.

Name and address of beneficial owner	Number of shares beneficially owned before offering	Number of shares beneficially owned after offering	Percentage of shares beneficially owned before offering	Percentage of shares beneficially owned after offering
5% or greater stockholders
Isis Pharmaceuticals, Inc.(1).	12,599,000		45.2%
2855 Gazelle Court
Carlsbad, CA 92010
Alnylam Pharmaceuticals, Inc.(2)	12,301,000		44.1
300 Third Street, 3rd Floor
Cambridge, MA 02142
Aventis Holdings, Inc.	2,499,999		9.0
c/o Sanofi
54, rue La Boétie
75414 Paris – France

Principal stockholders

Name and address of beneficial owner	Number of shares beneficially owned before offering	Number of shares beneficially owned after offering	Percentage of shares beneficially owned before offering	Percentage of shares beneficially owned after offering
Glaxo Group Limited(3)
980 Great West Road	—		*
Brentford, Middlesex TW8 9GS
United Kingdom
Directors and named executive officers
Kleanthis G. Xanthopoulos, Ph.D.(4)	1,736,979		5.9%
Garry E. Menzel, Ph.D.(5)	854,166		3.0
Neil W. Gibson, Ph.D.(6)	127,679		*
David Baltimore, Ph.D.(7)	321,873		1.1
Bruce L.A. Carter, Ph.D.	—		*
Stanley T. Crooke, M.D., Ph.D.(8)	12,599,000		45.2
Barry E. Greene(9)	12,301,000		44.1
John M. Maraganore, Ph.D.(10)	12,301,000		44.1
Stelios Papadopoulos, Ph.D.(11)	305,937		1.1
B. Lynne Parshall(12)	12,599,000		45.2
All current executive officers and directors as a group (10 persons)(13)	28,246,634		90.9

*	Represents beneficial ownership of less than one percent.

(1)	Stanley T. Crooke, M.D., Ph.D. and B. Lynne Parshall, each directors of our company, are each officers and directors of Isis Pharmaceuticals, Inc. and therefore may be deemed to have control and indirect beneficial ownership of such shares. Dr. Crooke and Ms. Parshall disclaim beneficial ownership over the shares held by Isis Pharmaceuticals, Inc., except to the extent of their respective proportionate pecuniary interests therein.

(2)	Barry E. Greene and John M. Maraganore, Ph.D., each directors of our company, are each officers and, in Dr. Maraganore’s case, a director, of Alnylam Pharmaceuticals, Inc. and therefore may be deemed to have control and indirect beneficial ownership of such shares. Mr. Greene and Dr. Maraganore disclaim beneficial ownership over the shares held by Alnylam Pharmaceuticals, Inc., except to the extent of their respective proportionate pecuniary interests therein.

(3)	The number of shares beneficially owned after the offering includes shares issuable upon (i) the automatic conversion of $5 million of outstanding principal plus accrued interest underlying an amended and restated convertible note into an aggregate of shares of our common stock upon the completion of this offering at an assumed initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus), and assuming the occurrence of the conversion on , 2012 and (ii) the conversion of $5 million of outstanding principal plus accrued interest underlying an amended and restated convertible note, which will become convertible at the election of the holder for a period of three years following the completion of this offering, into an aggregate of shares of our common stock at an assumed initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus), and assuming the occurrence of the conversion on , 2012.

(4)	Includes 164,432 shares held by The Xanthopoulos Family Trust dated September 30, 2011 and 1,572,547 shares that Dr. Xanthopoulos has the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options, 156,251 of which will be unvested but exercisable as of August 29, 2012.

(5)	Represents 854,166 shares that Dr. Menzel has the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options, 78,126 of which will be unvested but exercisable as of August 29, 2012.

(6)	Represents 127,679 shares that Dr. Gibson has the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options.

Principal stockholders

(7)	Represents 321,873 shares that Dr. Baltimore has the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options.

(8)	Represents 12,599,000 shares held by Isis Pharmaceuticals, Inc. Dr. Crooke does not hold any stock options.

(9)	Represents 12,301,000 shares held by Alnylam Pharmaceuticals, Inc. Mr. Greene does not hold any stock options.

(10)	Represents 12,301,000 shares held by Alnylam Pharmaceuticals, Inc. Dr. Maraganore does not hold any stock options.

(11)	Represents 305,937 shares that Dr. Papadopoulos has the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options.

(12)	Represents 12,599,000 shares held by Isis Pharmaceuticals, Inc. Ms. Parshall does not hold any stock options.

(13)	Includes 25,064,432 shares held by all current executive officers and directors as a group and 3,182,202 shares that all current executive officers and directors as a group have the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options, 234,377 of which will be unvested but exercisable as of August 29, 2012.

Description of capital stock

Upon closing of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of             shares of common stock, par value $0.001 per share and             shares of convertible preferred stock, par value $0.001 per share. The following is a summary of the rights of our common and convertible preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon closing of this offering, and of the Delaware General Corporation Law. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law.

COMMON STOCK

Outstanding Shares

On June 30, 2012, there were 486,794 shares of common stock outstanding, held of record by 12 stockholders. This amount excludes (i) our outstanding shares of convertible preferred stock which will convert into 27,399,999 shares of common stock upon completion of this offering and (ii) an amended and restated convertible promissory note issued by us in August 2008 and amended and restated in July 2012, or the Convertible Note, that will automatically convert into              shares of common stock upon completion of this offering, assuming an initial public offering price of $              per share (the midpoint of the price range set forth on the cover page of this prospectus) and a conversion date of                     , 2012 (for purposes of calculating the accrued interest underlying the Convertible Note to be converted into shares of common stock). Based on 486,794 shares of common stock outstanding as of June 30, 2012, and assuming (i) the conversion of all outstanding shares of our convertible preferred stock and (ii) the automatic conversion of $5 million of outstanding principal plus accrued interest underlying the Convertible Note upon the completion of this offering, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and a conversion date of                     , 2012 (for purposes of calculating the accrued interest underlying the Convertible Note to be converted into shares of common stock), there will be                          shares of common stock outstanding upon closing of this offering.

As of June 30, 2012, there were 7,240,310 shares of common stock subject to outstanding options under our equity incentive plans and up to             shares of common stock issuable upon the automatic conversion of the Convertible Note upon the completion of this offering, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and a conversion date of                     , 2012 (for purposes of calculating the accrued interest underlying the Convertible Note to be converted into shares of common stock).

Voting

Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding convertible preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Description of capital stock

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of convertible preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our convertible preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

CONVERTIBLE PREFERRED STOCK

On June 30, 2012, there were 27,399,999 shares of convertible preferred stock outstanding, held of record by three stockholders. Upon closing of this offering, all outstanding shares of convertible preferred stock will have been converted into 27,399,999 shares of our common stock. Immediately prior to closing of this offering, our certificate of incorporation will be amended and restated to delete all references to such shares of convertible preferred stock. Under the amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to             shares of convertible preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of convertible preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of convertible preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of convertible preferred stock.

REGISTRATION RIGHTS

Under our investor rights agreements entered into in connection with the issuances of our convertible preferred stock, the holders of 27,399,999 shares of common stock issuable upon conversion of our shares of convertible preferred stock, or their transferees, have the right to require us to register their shares with the SEC so that those shares may be publicly resold, or to include their shares in any registration statement we file. We intend to obtain waivers of such registration rights with respect to this offering from such stockholders.

Description of capital stock

Form S-3 Registration Rights

If we are eligible to file a registration statement on Form S-3, one or more holders of registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate value of the securities to be sold under the registration statement on Form S-3 is at least $15.0 million subject to specified exceptions.

“Piggyback” Registration Rights

If we register any securities for public sale, holders of registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, subject to specified limitations. We intend to obtain waivers of any and all rights to have shares included in this offering from all holders of such registration rights.

Expenses of Registration

Generally, we are required to bear all registration and selling expenses incurred in connection with the piggyback and Form S-3 registrations described above, other than underwriting discounts and commissions.

Expiration of Registration Rights

The piggyback and Form S-3 registration rights discussed above will terminate three years following the closing of this offering or, as to a given holder of registrable securities, when such holder is able to sell, following the initial offering, all of their registrable securities in a single 90-day period under Rule 144 of the Securities Act.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, OUR BYLAWS AND DELAWARE LAW

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

➢

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

➢

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

➢

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Description of capital stock

Section 203 defines a business combination to include:

➢	any merger or consolidation involving the corporation and the interested stockholder;

➢	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

➢

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;

➢	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

➢	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

➢

permit our board of directors to issue up to              shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

➢	provide that the authorized number of directors may be changed only by resolution of the board of directors;

➢

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

➢	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

➢

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

➢

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

➢

provide that special meetings of our stockholders may be called only by the Chairman of the Board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Description of capital stock

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of at least 66 2/3% of our then outstanding common stock.

NASDAQ GLOBAL MARKET LISTING

We have applied for listing of our common stock on The NASDAQ Global Market under the “RGLS” symbol.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is             . The transfer agent and registrar’s address is             .

Shares eligible for future sale

Immediately prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of June 30, 2012, upon closing of this offering,                  shares of common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of options. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Except as set forth below, the remaining                  shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

➢	no restricted shares will be eligible for immediate sale upon the closing of this offering;

➢	up to restricted shares will be eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements 180 days after the date of this offering; and

➢	restricted shares will be eligible for sale from time to time under Rule 144 or Rule 701 upon expiration of their lock-up agreements 365 days after the date of this offering.

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted shares for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

➢	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

➢	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Shares eligible for future sale

RULE 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our equity incentive plans may be resold by:

➢

persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

➢

our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

As of June 30, 2012, options to purchase a total of 7,240,310 shares of common stock were outstanding, of which 4,072,643 were vested. Of the total number of shares of our common stock issuable under these options, substantially all are subject to contractual lock-up agreements with us or the underwriters described below under “Underwriting” and will become eligible for sale at the expiration of those agreements unless held by an affiliate of ours.

LOCK-UP AGREEMENTS

We, along with our directors, executive management team, holders of our convertible preferred stock and the holder of our convertible notes have agreed that for a period of 365 days after the date of this prospectus, subject to specified exceptions, we or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. Substantially all of our other stockholders and optionholders have agreed to similar obligations for a period of 180 days after the date of this prospectus. Upon expiration of the respective “lock-up” periods, certain of our stockholders will have the right to require us to register their shares under the Securities Act. See “Registration Rights” below.

REGISTRATION RIGHTS

Upon closing of this offering, the holders of                 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration statement of which this prospectus is a part. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Description of capital stock—Registration Rights.”

EQUITY INCENTIVE PLANS

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under the 2012 Plan and the ESPP. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

Material U.S. federal income tax consequences to non-U.S. holders of our common stock

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes and does not deal with state, local or non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, partnerships and other pass-through entities, and investors in such pass-through entities or an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences or any U.S. federal non-income tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. Also, partnerships, or other entities that are treated as partnerships for U.S. federal income tax purposes (regardless of their place of organization or formation) and entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their place of organization or formation) are not addressed by this discussion and are, therefore, not considered to be Non-U.S. Holders for the purposes of this discussion.

Material U.S. federal income tax consequences to non-U.S. holders of our common stock

DISTRIBUTIONS

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock as a non-taxable return of capital, but not below zero, and then will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

GAIN ON DISPOSITION OF OUR COMMON STOCK

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable

Material U.S. federal income tax consequences to non-U.S. holders of our common stock income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). With respect to (c) above, in general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation, however, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. The current backup withholding rate is 28%.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Except as described in the discussion of recently enacted legislation below, U.S. information reporting and backup withholding requirements will generally not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

If backup withholding is applied to you, you should consult with your own tax advisor to determine if you are able to obtain a tax benefit or credit with respect to such backup withholding.

RECENTLY ENACTED LEGISLATION AFFECTING TAXATION OF OUR COMMON STOCK HELD BY OR THROUGH NON-U.S. ENTITIES

Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to holders of our common stock that own such common stock through non-U.S. accounts or intermediaries and to certain

Material U.S. federal income tax consequences to non-U.S. holders of our common stock

Non-U.S. Holders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury Department that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. Under certain transition rules, any obligation to withhold under the new legislation with respect to dividends on our common stock will not begin until January 1, 2014 and with respect to gross proceeds on disposition of our common stock, will not begin until January 1, 2015. Holders of our common stock should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

Underwriting

Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus among us and the underwriters named below, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of shares of common stock listed next to its name in the following table. Lazard Capital Markets LLC is acting as book-running manager for the offering and as representative of the underwriters.

Underwriters	Number of shares
Lazard Capital Markets LLC
Cowen and Company, LLC
BMO Capital Markets Corp.
Needham & Company, LLC
Wedbush Securities Inc.
Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of nondefaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

DISCOUNTS AND COMMISSIONS

The underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering of the shares, the public offering price and other selling terms may be changed by the representative.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per share	Without option	With option
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

The total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $         and are payable by us.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to purchase up to         additional shares of common stock at the public offering price, less underwriting discounts and commissions. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover sales of shares of common stock

Underwriting

by the underwriters in excess of the total number of shares set forth in the table above. If any shares are purchased pursuant to this over-allotment option, the underwriters will purchase the additional shares in approximately the same proportions as shown in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

INITIAL PUBLIC OFFERING PRICING

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the representative of the underwriters. Among the factors considered in these negotiations are:

➢	the prospects for our company and the industry in which we operate;

➢	our past and present financial and operating performance;

➢	financial and operating information and market valuations of publicly-traded companies engaged in activities similar to ours;

➢	the prevailing conditions of U.S. securities markets at the time of this offering; and

➢	other factors deemed relevant.

The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

LOCK-UP AGREEMENTS

We, our executive management team and directors and holders of substantially all of our outstanding stock, options and convertible notes have entered into lock-up agreements with the underwriters. Under these agreements, we, our executive management team and directors, holders of our convertible preferred stock and the holder of our convertible promissory notes have agreed, subject to specified exceptions, not to sell or transfer any common stock or securities convertible into, or exchangeable or exercisable for, common stock, during a period ending 365 days after the date of this prospectus and in the case of our other stockholders and optionholders, 180 days after the date of this prospectus, without first obtaining the written consent of Lazard Capital Markets LLC. Specifically, we and these other individuals and entities have agreed not to:

➢

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or publicly disclose the intention to do any of the foregoing;

➢

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or publicly disclose the intention to do any of the foregoing; or

➢	make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described above do not apply to:

➢	the sale of shares of common stock to the underwriters pursuant to the underwriting agreement;

➢

the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or that is described in this prospectus;

Underwriting

➢	transactions by security holders relating to any shares of common stock or other securities acquired in open market transactions after the closing of this offering;

➢

the establishment of a 10b5-1 trading plan under the Exchange Act by a security holder for the sale of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period;

➢	exercises of options or warrants to purchase shares of common stock or other securities;

➢

transfers of shares of common stock or other securities to us in connection with the exercise of any stock options held by the security holder to the extent, but only to the extent, as may be necessary to satisfy tax withholding obligations pursuant to our equity incentive or other plans;

➢

transfers to us in connection with the repurchase of shares of common stock or other securities issued pursuant to equity incentive plans or pursuant to agreements disclosed herein, in each case only in connection with a termination of the security holder’s employment with us;

➢

transfers by security holders of shares of common stock or other securities as a bona fide gift by will or intestate succession, or to a trust for a direct or indirect benefit of the security holder or a member of the immediate family of the security holder; or

➢

transfers by distribution by security holders of shares of common stock or other securities to general or limited partners, members, or stockholders of the security holder or to any investment fund or other entity controlled or managed by the security holder.

provided that in the case of each of the preceding two types of transactions, the transfer does not involve a disposition for value and each transferee or distributee signs and delivers a lock-up agreement agreeing to be subject to the restrictions on transfer described above.

The 180-day restricted period, or 365-day restricted period, as applicable, is subject to extension if (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions imposed in the lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

INDEMNIFICATION

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

NASDAQ GLOBAL MARKET LISTING

We have applied to have our common stock listed on The NASDAQ Global Market under the “RGLS” symbol.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. “Covered” short sales are sales made in an

Underwriting

amount not greater than the underwriters’ option to purchase additional shares of common stock in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC OFFER, SALE AND DISTRIBUTION OF SHARES

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

NOTICE TO NON-U.S. INVESTORS

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive, each of which we refer to as a relevant member state, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, or the relevant implementation date, an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

➢	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

Underwriting

➢

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43.0 million and (3) an annual net turnover of more than €50.0 million, as shown in its last annual or consolidated accounts;

➢	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of representative for any such offer; or

➢	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

OTHER RELATIONSHIPS

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Legal matters

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, San Diego, California. The underwriters are being represented by Goodwin Procter LLP, Boston, Massachusetts.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2011 and 2010, and for each of the two years in the period ended December 31, 2011, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where you can find additional information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 3545 John Hopkins Court, Suite 210, San Diego, California 92121 or telephoning us at (858) 202-6300.

Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.regulusrx.com, at which, following the closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website incorporated by reference in, and is not part of, this prospectus.

Regulus Therapeutics Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Regulus Therapeutics Inc.

We have audited the accompanying balance sheets of Regulus Therapeutics Inc. as of December 31, 2010 and 2011, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Regulus Therapeutics Inc. at December 31, 2010 and 2011, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California

February 9, 2012,

except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive loss as described in Note 1, as to which the date is June 21, 2012

Regulus Therapeutics Inc.

BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	December 31,		March 31, 2012	Pro forma March 31, 2012
	2010	2011
			(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,268	$9,175	$10,096
Short-term investments	33,521	28,969	22,412
Prepaids and other current assets	386	522	421

Total current assets	55,175	38,666	32,929
Property and equipment, net	3,458	3,110	3,255
Intangibles, net	945	980	986
Other assets	125	125	125

Total assets	$59,703	$42,881	$37,295

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,294	$501	$513
Accrued payroll	1,199	671	506
Accrued expenses	533	359	328
Accrued interest	3	1	1,045
Payables to related parties	552	—	—
Income taxes payable	1	206	—
Current portion of other long-term obligations	412	377	291
Current portion of convertible notes payable	—	—	10,000
Current portion of deferred revenue	10,735	10,735	9,485

Total current liabilities	14,729	12,850	22,168
Convertible notes payable	10,000	10,000	—
Accrued interest on convertible notes payable	638	963	—
Other long-term obligations, less current portion	815	438	417
Deferred revenue, less current portion	25,206	16,987	15,078
Deferred rent	319	446	470

Total liabilities	51,707	41,684	38,133
Series A convertible preferred stock, $0.001 par value; 25,000,000 shares authorized, 24,900,000 shares issued and outstanding at December 31, 2010 and 2011 and March 31, 2012 (unaudited); liquidation preference of $49,800 at December 31, 2010 and 2011 and March 31, 2012 (unaudited); no shares issued and outstanding, pro forma (unaudited)	32,691	32,691	32,691	$—
Series B convertible preferred stock, $0.001 par value; 2,500,000 shares authorized 2,499,999 shares issued and outstanding at December 31, 2010 and 2011 and March 31, 2012 (unaudited); liquidation preference of $10,000 at December 31, 2010 and 2011 and March 31, 2012 (unaudited); no shares issued and outstanding, pro forma (unaudited)	10,000	10,000	10,000	—
Stockholders’ deficit:
Common stock, $0.001 par value; 38,600,000 shares authorized, no shares, 306,373 and 480,805 shares issued and outstanding at December 31, 2010 and 2011 and March 31, 2012 (unaudited), respectively; 27,880,804 shares issued and outstanding, pro forma (unaudited)	—	—	—	28
Additional paid-in capital	701	1,584	1,730	44,393
Accumulated other comprehensive income (loss)	13	(67)	(1)	(1)
Accumulated deficit	(35,409)	(43,011)	(45,258)	(45,258)

Total stockholders’ deficit	(34,695)	(41,494)	(43,529)	$(838)

Total liabilities and stockholders’ deficit	$59,703	$42,881	$37,295

See accompanying notes.

Regulus Therapeutics Inc.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
			(Unaudited)
Revenues:
Revenue under strategic alliances	$8,112	$13,767	$3,309	$3,344
Grant revenue	489	22	—	—

Total revenues	8,601	13,789	3,309	3,344
Operating expenses:
Research and development	20,178	17,289	4,425	4,603
General and administrative	3,921	3,637	1,034	921

Total operating expenses	24,099	20,926	5,459	5,524

Loss from operations	(15,498)	(7,137)	(2,150)	(2,180)
Other income (expense):
Interest income	157	128	37	27
Interest expense	(362)	(388)	(98)	(93)
Other income	114	1	—	—

Loss before income taxes	(15,589)	(7,396)	(2,211)	(2,246)
Income tax (benefit) expense	(30)	206	78	1

Net loss	$(15,559)	$(7,602)	$(2,289)	$(2,247)

Other comprehensive loss:
Unrealized gain (loss) on short-term investments	13	(80)	(2)	66

Comprehensive loss	$(15,546)	$(7,682)	$(2,291)	$(2,181)

Net loss per share, basic and diluted		$(42.91)	$(22.82)	$(6.53)

Shares used to compute basic and diluted net loss per share		177,167	100,304	344,002

Pro forma net loss per share, basic and diluted (unaudited)		$(0.28)		$(0.08)

Shares used to compute pro forma net loss per share, basic and diluted (unaudited)		27,577,166		27,744,001

See accompanying notes.

Regulus Therapeutics Inc.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Series A convertible preferred stock		Series B convertible preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2009	24,900,000	$32,691	—	$—	—	$—	$98	$—	$(19,850)	$(19,752)
Issuance of series B convertible preferred stock	—	—	2,499,999	10,000	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	603	—	—	603
Unrealized gain (loss) on short-term investments	—	—	—	—	—	—	—	13	—	13
Net loss	—	—	—	—	—	—	—	—	(15,559)	(15,559)

Balance at December 31, 2010	24,900,000	32,691	2,499,999	10,000	—	—	701	13	(35,409)	(34,695)
Issuance of common stock upon exercise of options	—	—	—	—	306,373	—	58	—	—	58
Stock-based compensation expense	—	—	—	—	—	—	825	—	—	825
Unrealized gain (loss) on short-term investments	—	—	—	—	—	—	—	(80)	—	(80)
Net loss	—	—	—	—	—	—	—	—	(7,602)	(7,602)

Balance at December 31, 2011	24,900,000	32,691	2,499,999	10,000	306,373	—	1,584	(67)	(43,011)	(41,494)
Issuance of common stock upon exercise of options (unaudited)	—	—	—	—	174,432	—	33	—	—	33
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	113	—	—	113
Unrealized gain (loss) on short-term investments (unaudited)	—	—	—	—	—	—	—	66	—	66
Net loss (unaudited)	—	—	—	—	—	—	—	—	(2,247)	(2,247)

Balance at March 31, 2012 (unaudited)	24,900,000	$32,691	2,499,999	$10,000	480,805	$—	$1,730	$(1)	$(45,258)	$(43,529)

See accompanying notes.

Regulus Therapeutics Inc.

STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
			(Unaudited)
Operating activities
Net loss	$(15,559)	$(7,602)	$(2,289)	$(2,247)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	494	911	207	225
Amortization of premium on investments, net	522	551	134	124
Gain on investments	(4)	(1)	—	—
Stock-based compensation	603	825	182	113
Deferred income taxes	394	—	—	—
Change in operating assets and liabilities:
Prepaids and other assets	(351)	(136)	153	101
Accounts payable	874	(793)	(921)	12
Accrued payroll	500	(528)	(671)	(165)
Accrued expenses	223	(176)	(127)	(31)
Accrued interest	296	325	80	81
Payables to related parties	(300)	(552)	(17)	—
Income taxes payable	(534)	205	77	(206)
Deferred revenue	24,888	(8,219)	(3,308)	(3,159)
Deferred rent	261	127	40	24

Net cash provided by (used in) operating activities	12,307	(15,063)	(6,460)	(5,128)

Investing activities
Purchases of short-term investments	(43,477)	(50,663)	(13,563)	(4,612)
Maturities and sales of short-term investments	23,932	54,585	17,451	11,111
Purchases of property and equipment	(1,884)	(467)	(99)	(354)
Acquisition of patents	(151)	(106)	(13)	(22)
Acquisition of licenses	(380)	(25)	—	—

Net cash (used in) provided by investing activities	(21,960)	3,324	3,776	6,123

Financing activities
Proceeds from issuance of convertible notes payable and other long-term obligations	5,046	—	—	—
Principal payments on other long-term obligations	(353)	(412)	(100)	(107)
Proceeds from issuance of series B convertible preferred stock	10,000	—	—	—
Proceeds from exercise of common stock options	—	58	24	33

Net cash provided by (used in) financing activities	14,693	(354)	(76)	(74)

Net increase (decrease) in cash and cash equivalents	5,040	(12,093)	(2,760)	921
Cash and cash equivalents at beginning of period	16,228	21,268	21,268	9,175

Cash and cash equivalents at end of period	$21,268	$9,175	$18,508	$10,096

Supplemental disclosure of cash flow information
Interest paid	$68	$65	$18	$12

Income taxes paid	$110	$—	$—	$206

Supplemental disclosures of non-cash investing and financing activities
Amounts accrued for property and equipment	$178	$—	$13	$—

Amounts accrued for patent expenditures	$7	$21	$—	$—

Tenant improvement incentives	$644	$—	$—	$—

See accompanying notes.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

1. The Business and Summary of Significant Accounting Policies

Description of Business

Regulus Therapeutics Inc. was originally formed as a Delaware limited liability company under the name Regulus Therapeutics LLC on September 6, 2007, and was converted to a Delaware corporation on January 2, 2009. As used in this report, unless the context suggests otherwise, “the Company,” “our,” “us” and “we” means Regulus Therapeutics Inc.

We are a biopharmaceutical company focused on discovering and developing first-in-class drugs that target microRNAs to treat a broad range of diseases. We are using our microRNA product platform to develop chemically modified, single-stranded oligonucleotides that we call anti-miRs. We use these anti-miRs to modulate microRNAs and by doing so return diseased cells to their healthy state.

Use of Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions.

Unaudited Interim Financial Information

The accompanying balance sheet as of March 31, 2012, statements of operations and comprehensive loss and cash flows for the three months ended March 31, 2011 and 2012 and the statements of convertible preferred stock and stockholders’ deficit for the three months ended March 31, 2012 are unaudited. The unaudited financial statements have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary to state fairly our financial position as of March 31, 2012 and our results of operations and cash flows for the three months ended March 31, 2011 and 2012. The results for the three months ended March 31, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012 or for any other interim period.

Unaudited Pro Forma Balance Sheet Information

The unaudited pro forma stockholders’ deficit information in the accompanying balance sheet assumes the conversion of all outstanding shares of convertible preferred stock into 27,399,999 shares of common stock as though the completion of the initial public offering contemplated by the prospectus had occurred on March 31, 2012. Shares of common stock issued in such initial public offering and any related net proceeds are excluded from such pro forma information.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. To date, we have viewed our operations and managed our business as one segment operating primarily in the United States.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. We maintain deposits in federally insured financial institutions in excess of federally insured limits. We have not experienced any losses in such accounts and believe we are not exposed to significant risk on our cash. We maintain our cash equivalents and short-term investments with two financial institutions. We invest our excess cash primarily in commercial paper and debt instruments of financial institutions, corporations, U.S. government-sponsored agencies and the U.S. Treasury. Additionally, we established guidelines regarding approved investments and maturities of investments, which are designed to maintain safety and liquidity.

Cash and Cash Equivalents

We classify time deposits and other investments that are highly liquid and have maturities of 90 days or less at the date of purchase as cash equivalents. The carrying amounts approximate fair value due to the short maturities of these instruments.

Short-Term Investments

We carry short-term investments classified as available-for-sale at fair value as determined by prices for identical or similar securities at the balance sheet date. We record unrealized gains and losses as a component of other comprehensive income (loss) within the statements of operations and comprehensive loss and as a separate component of stockholders’ deficit. We determine the realized gains or losses of available-for-sale securities using the specific identification method and include net realized gains and losses in interest income.

At each balance sheet date, we assess available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. We consider factors including: the significance of the decline in value compared to the cost basis, underlying factors contributing to a decline in the prices of securities in a single asset class, the length of time the market value of the security has been less than its cost basis, the security’s relative performance versus its peers, sector or asset class, expected market volatility and the market and economy in general. When we determine that a decline in the fair value below its cost basis is other-than-temporary, we recognize an impairment loss in the year in which the other-than-temporary decline occurred. We determined that there were no other-than-temporary declines in value of short-term investments as of December 31, 2010 and 2011 and March 31, 2012.

Property, Equipment, Depreciation and Amortization

We carry our property and equipment at cost. We compute depreciation using the straight-line method over the estimated useful lives of the assets. We amortize leasehold improvements over the lease term or the useful life of the improvement, whichever is shorter (including any renewal periods that are deemed to be reasonably assured). We do not depreciate construction in progress until placed in service. We expense repair and maintenance costs that do not improve service potential or extend economic life as incurred.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table summarizes our major classes of property and equipment (in thousands):

	Useful life	December 31,		March 31, 2012
		2010	2011
Laboratory equipment	5 years	$2,893	$3,416	$4,005
Computer equipment and software	3 years	114	114	114
Furniture and fixtures	5 years	78	93	93
Leasehold improvements	7 years	731	731	731
Construction in progress	—	323	253	18

		4,139	4,607	4,961
Less accumulated depreciation and amortization		(681)	(1,497)	(1,706)

Property and equipment, net		$3,458	$3,110	$3,255

Depreciation and amortization expense was $455,000, $816,000, $192,000 and $209,000 for the years ended December 31, 2010 and 2011 and for the three months ended March 31, 2011 and 2012, respectively.

Intangibles

We capitalize patent costs which consist principally of outside legal costs and filing fees related to obtaining patents. We review our capitalized patent costs periodically to determine that they include costs for patent applications that have future value. We evaluate costs related to patents that we are not actively pursuing and write off any of these costs. We amortize patent costs over their estimated useful lives of 10 years, beginning with the date the patents are issued. The weighted average remaining life of the issued patents was 8.7 years at December 31, 2011.

We obtain licenses from third parties and capitalize the costs related to exclusive licenses that have alternative future use within multiple potential programs. We amortize capitalized licenses over their estimated useful life or term of the agreement, which for current licenses is between nine and 10 years.

The following table summarizes our major classes of intangibles (in thousands):

	December 31,		March 31, 2012
	2010	2011
Patents	$563	$669	$691
Licenses	430	404	404

	993	1,073	1,095
Less accumulated amortization on patents	(14)	(31)	(37)
Less accumulated amortization on licenses	(34)	(62)	(72)

Intangibles, net	$945	$980	$986

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table summarizes our future estimated amortization of our intangible assets as of December 31, 2011 (in thousands):

	Patents	Licenses
2012	$21	$40
2013	21	41
2014	21	40
2015	21	41
2016	21	40
Thereafter	533	140

Total	$638	$342

Amortization expense for our patents was $12,000, $17,000, $5,000 and $6,000 for the years ended December 31, 2010 and 2011 and for the three months ended March 31, 2011 and 2012, respectively.

Amortization expense for our licenses was $27,000, $78,000, $10,000 and $10,000 for the years ended December 31, 2010 and 2011 and for the three months ended March 31, 2011 and 2012, respectively.

Long-Lived Assets

We assess the value of our long-lived assets, which include property, equipment, patents and licenses acquired from third parties, for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We had no significant impairments during the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012.

Income Taxes

We follow the accounting guidance on accounting for uncertainty in income taxes. The guidance prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. We provide a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

Revenue Recognition

Our revenues generally consist of upfront payments for licenses or options to obtain licenses in the future, research and development funding and milestone payments under strategic alliance agreements, as well as funding received under government grants. We recognize revenues when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

Strategic Alliance Agreements entered into prior to 2011

Multiple element arrangements, such as our strategic alliance agreements with GlaxoSmithKline plc, or GSK, and Sanofi, are analyzed to determine whether the elements within the agreement can be separated or whether they must be accounted for as a single unit of accounting. If the delivered element, which for us is commonly a license or an option to obtain a license in the future, has stand-alone value and the fair value of the undelivered elements, which for us are commonly research and development funding and participation in joint steering committees, can be determined, we recognize revenue separately under the residual method as elements under the arrangement are delivered. If the delivered element does not have stand-alone value or if the fair value of any of the undelivered elements cannot be determined, the arrangement is then accounted for as a single unit of accounting, and we recognize the consideration received under the arrangement as revenue on a straight-line basis over our estimated period of performance, which for us is often the expected term of the research and development plan.

Milestones

In January 2011, we adopted new authoritative guidance on revenue recognition for milestone payments related to agreements under which we have continuing performance obligations. We recognize revenue from milestone payments when earned, provided that (i) the milestone event is substantive in that it can only be achieved based in whole or in part on either our performance or on the occurrence of a specific outcome resulting from our performance and its achievability was not reasonably assured at the inception of the agreement, (ii) we do not have ongoing performance obligations related to the achievement of the milestone and (iii) it would result in the receipt of additional payments. A milestone payment is considered substantive if all of the following conditions are met: (i) the milestone payment is non-refundable; (ii) achievement of the milestone was not reasonably assured at the inception of the arrangement; (iii) substantive effort is involved to achieve the milestone; and (iv) the amount of the milestone payments appears reasonable in relation to the effort expended, the other milestones in the arrangement and the related risk associated with the achievement of the milestone. Any amounts received under the agreements in advance of performance, if deemed substantive, are recorded as deferred revenue and recognized as revenue as we complete our performance obligations. The adoption of this guidance did not materially change our previous method for recognizing milestone payments.

Generally, the milestone events contained in our strategic alliance agreements coincide with the progression of our product candidates from target selection, to clinical candidate selection, to clinical trial, to regulatory approval and then to commercialization. The process of successfully discovering a new development candidate, having it approved and ultimately sold for a profit is highly uncertain. As such, the milestone payments we may earn from our partners involve a significant degree of risk to achieve. Therefore, as a product candidate progresses through the stages of its life-cycle, the value of the product candidate generally increases.

Strategic Alliance Agreements entered into or materially modified after December 31, 2010

In January 2011, we adopted new authoritative guidance on revenue recognition for multiple element arrangements. The guidance, which applies to multiple element agreements entered into or materially modified after December 31, 2010 amends the criteria for separating and allocating consideration in a multiple element agreement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. Deliverables under the agreement will be accounted for as separate units of accounting provided that (i) a delivered item has value to the customer on a stand-alone

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

basis; and (ii) if the agreement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. The allocation of consideration amongst the deliverables under the agreement is derived using a “best estimate of selling price” if vendor specific objective evidence and third-party evidence of fair value is not available. We did not enter into any significant multiple element agreements or materially modify any existing multiple element agreements during 2011 or the three months ended March 31, 2012. The adoption of this standard may result in revenue recognition for future agreements or future amendments to existing agreements that is different from our current multiple element agreements.

Grant Revenue

We recognize revenue from government and private agency grants as the related research expenses are incurred and to the extent that funding is approved. Any amounts received in advance of performance are recorded as deferred revenue until earned.

Deferred Revenue

Amounts received prior to satisfying the above revenue recognition criteria are recorded as deferred revenue in the accompanying balance sheets. Amounts not expected to be recognized within the next 12 months are classified as non-current deferred revenue.

Research and Development

We expense research and development costs as incurred. In certain circumstances, we make non-refundable advance payments to purchase goods and services for future use in research and development activities pursuant to executory contractual arrangements. In those instances, we defer and recognize an expense in the period that we receive the goods or services.

Stock-Based Compensation

We account for stock-based compensation expense related to stock options granted to employees and members of our board of directors by estimating the fair value of each stock option on the date of grant using the Black-Scholes model. We recognize stock-based compensation expense using the accelerated multiple-option approach. Under the accelerated multiple-option approach (also known as the graded-vesting method), we recognize compensation expense over the requisite service period for each separately vesting tranche of the award as though the award was in substance multiple awards, resulting in accelerated expense recognition over the vesting period.

We account for stock options granted to non-employees, which primarily consist of members of our scientific advisory board, using the fair value approach. Stock options granted to non-employees are subject to periodic revaluation over their vesting terms.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and/or circumstances from non-owner sources. Our only component of other comprehensive income (loss) is unrealized gains (losses) on available-for-sale securities. Comprehensive gains (losses) have been reflected in the statements of operations and comprehensive loss and as a separate component of the statements of stockholders’ deficit for all periods presented.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. Dilutive common stock equivalents are comprised of convertible preferred stock and options outstanding under our stock option plan. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to our net loss position.

Potentially dilutive securities not included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common equivalent shares):

	Year ended December 31,	Three months ended March 31,
	2011	2011	2012
Convertible preferred stock outstanding	27,399,999	27,399,999	27,399,999
Common stock options	4,676,500	4,497,041	4,437,551

Total	32,076,499	31,897,040	31,837,550

In addition to the potentially dilutive securities noted above, we have $10.0 million in principal of outstanding convertible notes payable that are convertible into convertible preferred stock upon the occurrence of various future preferred stock financing events at prices that are not determinable until the occurrence of the future events (Note 4). As such, we have excluded these convertible notes payable from the table above.

Unaudited Pro Forma Net Loss Per Share

The following table summarizes our unaudited pro forma net loss per share (in thousands, except share and per share data):

	Year ended December 31, 2011	Three months ended March 31, 2012
Numerator
Net loss	$(7,602)	$(2,247)

Denominator
Shares used to compute net loss per share, basic and diluted	177,167	344,002
Add: Pro forma adjustments to reflect assumed weighted average effect of conversion of convertible preferred stock	27,399,999	27,399,999

Shares used to compute pro forma net loss per share, basic and diluted	27,577,166	27,744,001

Pro forma net loss per share, basic and diluted	$(0.28)	$(0.08)

Recent Accounting Pronouncements

In June 2011, a new accounting standard was issued that changed the disclosure requirements for the presentation of other comprehensive income, or OCI, in the financial statements, including the elimination of the option to present OCI in our statements of stockholders’ deficit. We have elected to

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

present OCI and its components for both interim and annual periods in a single statement which is our statement of operations and comprehensive loss. This standard was adopted as of January 1, 2012 and the retrospective application of this standard did not have a material impact on our financial statements.

2. Investments

We invest our excess cash in commercial paper and debt instruments of financial institutions, corporations, U.S. government-sponsored agencies, and the U.S. Treasury. As of March 31, 2012, our short-term investments had a weighted average maturity of less than one year.

The following tables summarize our short-term investments (in thousands):

	Maturity (in years)	Amortized cost	Unrealized		Estimated fair value
As of December 31, 2010			Gains	Losses
Commercial paper	1 or less	$3,998	$—	$—	$3,998
Corporate debt securities	2 or less	10,987	11	(2)	10,996
Debt securities of U.S. government-sponsored agencies	2 or less	16,015	5	(2)	16,018
Debt securities of U.S. government agencies	1 or less	2,508	1	—	2,509

Total		$33,508	$17	$(4)	$33,521

	Maturity (in years)	Amortized cost	Unrealized		Estimated fair value
As of December 31, 2011			Gains	Losses
Certificates of deposit	2 or less	$3,519	$—	$—	$3,519
Commercial paper	1 or less	4,599	—	(1)	4,598
Corporate debt securities	2 or less	13,139	5	(74)	13,070
Debt securities of U.S. government-sponsored agencies	1 or less	7,779	3	—	7,782

Total		$29,036	$8	$(75)	$28,969

	Maturity (in years)	Amortized cost	Unrealized		Estimated fair value
As of March 31, 2012			Gains	Losses
Certificates of deposit	1 or less	$3,278	$3	$—	$3,281
Commercial paper	1 or less	2,195	—	—	2,195
Corporate debt securities	1 or less	12,421	8	(14)	12,415
Debt securities of U.S. government-sponsored agencies	1 or less	4,519	2	—	4,521

Total		$22,413	$13	$(14)	$22,412

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

3. Fair Value Measurements

Applicable accounting guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Additionally, the guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

➢	Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

➢

Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets with insufficient volume or infrequent transactions (less active markets) or model-driven valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

➢	Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including management’s own assumptions.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table presents our fair value hierarchy for assets measured at fair value on a recurring basis at December 31, 2010 and 2011 and March 31, 2012 (in thousands):

	Fair value as of December 31, 2010
	Total	Level 1	Level 2	Level 3
Cash equivalents	$13,414	$12,414	$1,000	$—
Commercial paper	3,998	—	3,998	—
Corporate debt securities	10,996	—	10,996	—
Debt securities of U.S. government-sponsored agencies	16,018	—	16,018	—
Debt securities of U.S. government agencies	2,509	2,509	—	—

Total	$46,935	$14,923	$32,012	$—

	Fair value as of December 31, 2011
	Total	Level 1	Level 2	Level 3
Cash equivalents	$8,078	$7,478	$600	$—
Certificates of deposit	3,519	—	3,519	—
Commercial paper	4,598	—	4,598	—
Corporate debt securities	13,070	—	13,070	—
Debt securities of U.S. government-sponsored agencies	7,782	—	7,782	—

Total	$37,047	$7,478	$29,569	$—

	Fair value as of March 31, 2012
	Total	Level 1	Level 2	Level 3
Cash equivalents	$9,781	$9,781	$—	$—
Certificates of deposit	3,281	—	3,281	—
Commercial paper	2,195	—	2,195	—
Corporate debt securities	12,415	—	12,415	—
Debt securities of U.S. government-sponsored agencies	4,521	—	4,521	—

Total	$32,193	$9,781	$22,412	$—

We obtain pricing information from quoted market prices or quotes from brokers/dealers. We generally determine the fair value of our investment securities using standard observable inputs, including reported trades, broker/dealer quotes, bids and/or offers.

4. Convertible Notes Payable and Other Long-Term Obligations

Convertible Notes Payable

As part of our strategic alliance with GSK established in April 2008, we issued a three-year convertible note to GSK in exchange for $5.0 million. In connection with the expansion of the strategic alliance with GSK in February 2010, we issued an additional three-year $5.0 million convertible note to GSK. In February 2011, we and GSK amended the due date of the first convertible note payable to February 2013, which aligned the term with that of the second note.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

Both convertible notes accrue interest at the prime rate as published by The Wall Street Journal at the beginning of each calendar quarter, which at December 31, 2011 and March 31, 2012, was 3.25%. At December 31, 2010 and 2011 and March 31, 2012, the aggregate unpaid principal on the two notes was $10.0 million. At December 31, 2010 and 2011 and March 31, 2012, the aggregate accrued interest on the two notes was $638,000, $963,000 and $1,044,000, respectively. The principal amounts of the notes plus interest will convert into our convertible preferred stock in the future if we achieve a minimum level of financing with institutional investors through the sale of convertible preferred stock. These notes do not automatically convert upon an initial public offering. The principal and accrued interest can be settled in our convertible preferred stock upon a qualified financing with institutional investors, cash or Alnylam and/or Isis common stock. The number of shares to be issued upon conversion is determined by dividing the principal and accrued interest due to GSK at the date of the financing event by the price per share paid by institutional investors. In addition, Alnylam and Isis are guarantors of both notes, and if the notes do not convert or we do not repay the notes with cash, we, Alnylam and Isis may elect to repay the notes plus interest with cash or Alnylam and/or Isis common stock.

Other Long-Term Obligations

The following table summarizes our other long-term obligations (in thousands):

	December 31,		March 31, 2012
	2010	2011
Equipment financing arrangement	$632	$296	$209
Tenant improvement financing arrangement	595	519	499

	1,227	815	708
Less current portion of equipment financing arrangement	(336)	(296)	(209)
Less current portion of tenant improvement financing arrangement	(76)	(81)	(82)

Other long-term obligations, net of current portion	$815	$438	$417

Equipment Financing Arrangement

In September 2009, we entered into a loan agreement with RBS Asset Finance for a three-year note payable, up to $1.0 million, collateralized by certain laboratory equipment we owned at the time. Concurrently with the execution of the loan agreement, we made an initial borrowing thereunder in the amount of $1.0 million, which was used primarily to purchase additional laboratory equipment. The note bears interest at a fixed rate of 5.9%, with principal and interest payable monthly.

Tenant Improvement Financing Arrangement

In March 2010, we were provided a tenant improvement allowance of $631,000, which was used to fund additional leasehold improvements. We are obligated to repay our landlord the tenant improvement allowance, plus interest at a fixed rate of 6.5%, on a monthly basis over the seven-year term of the lease.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

Future Payments on Other Long-Term Obligations

The following table summarizes our future principal and interest payments on other long-term obligations at December 31, 2011 (in thousands):

	Equipment financing arrangement	Tenant improvement financing arrangement
2012	$304	$113
2013	—	112
2014	—	113
2015	—	112
2016	—	113
Thereafter	—	56

Total	304	619
Less amounts representing interest	(8)	(100)

	$296	$519

5. Commitments and Contingencies

Operating Lease

In March 2010, we entered into an operating lease to rent laboratory and office space in La Jolla, California. The lease commenced in July 2010 and expires in June 2017. We have an option to terminate and cancel the lease in June 2015 upon six months’ written notice to our landlord. We also have two options to extend the lease for successive three-year periods.

Although rent payments did not commence until July 2010, we took possession of the facility in April 2010 in order to begin construction of the leasehold improvements. In connection with the lease, we were provided a tenant incentive of $100,000 which was used to construct a leasehold improvement.

We recognize minimum rent payments, tenant incentive and escalation clauses on a straight-line basis over the lease term of April 2010 through June 2017. Rent expense for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012, was $413,000, $545,000, $136,000 and $136,000, respectively. We account for the difference between the minimum lease payments and the straight-line amount as deferred rent. Deferred rent at December 31, 2010 and 2011 and March 31, 2012, was $319,000, $446,000 and $470,000, respectively. We also pay taxes, maintenance and insurance, in addition to rent.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table summarizes our future minimum commitments under our facility lease at December 31, 2011 (in thousands):

Rent payments
2012	$483
2013	547
2014	612
2015	676
2016	741
Thereafter	386

$3,445

License Agreements

We have license agreements with third parties that require us to make annual license maintenance payments and future payments upon the success of licensed products that include milestones and/or royalties. Minimum future payments over the next five years are not material.

6. Stock Options

2009 Equity Incentive Plan

In January 2009, we adopted the 2009 Equity Incentive Plan (the 2009 Plan), which provides for the issuance of non-qualified and incentive common stock options to our employees, members of our board of directors and consultants. In general, the options expire ten years from the date of grant and vest over a four-year period, with 25% exercisable at the end of one year from the date of the grant and the balance vesting ratably thereafter. The total number of shares reserved for issuance under the 2009 Plan is 9,111,021 shares as of March 31, 2012.

At December 31, 2011 and March 31, 2012, we had 457,277 and 2,050,705 shares available, respectively, for future grant under the 2009 Plan.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table summarizes our stock option activity (in thousands, except per share and contractual term data):

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2010	5,606	$0.19
Granted	2,085	$0.87
Exercised	(306)	$0.19
Canceled/forfeited/expired	(776)	$0.23

Outstanding at December 31, 2011	6,609	$0.40	7.53	$6,151
Granted	363	$1.33
Exercised	(174)	$0.19
Canceled/forfeited/expired	(218)	$0.85

Outstanding at March 31, 2012	6,580	$0.44	7.65	$5,847

Vested or expected to vest at March 31, 2012	6,507	$0.44	7.64	$5,810

Exercisable at March 31, 2012	3,602	$0.26	7.11	$3,839

The weighted average estimated grant date fair value per share of employee stock options granted during the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012 was $0.13, $0.57, $0.57 and $0.84, respectively.

Cash received from the 306,373 shares of common stock issued upon option exercises during the year ended December 31, 2011 was $58,000. Cash received from the 150,367 and 174,432 shares of common stock issued upon option exercises during the three months ended March 31, 2011 and 2012 was $29,000 and $33,000, respectively. No options were exercised during the year ended December 31, 2010. We did not recognize any income tax benefits from stock option exercises as we continue to record a valuation allowance on our deferred tax assets.

As of December 31, 2011, total unrecognized compensation cost related to unvested employee stock options was $566,000, which is expected to be recognized over a weighted average period of 1.30 years. As of March 31, 2012, total unrecognized compensation cost related to unvested employee stock options was $674,000, which is expected to be recognized over a weighted average period of 1.28 years.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table summarizes the weighted average assumptions we used in our Black-Scholes calculations:

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
Employee Stock Options:
Risk-free interest rate	3.0%	2.3%	2.4%	1.2%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	80.6%	72.9%	72.8%	71.3%
Expected term (years)	6.1	6.1	6.1	6.1

Risk-free interest rate.    We base the risk-free interest rate assumption on observed interest rates appropriate for the expected term of the stock option grants.

Expected dividend yield.    We base the expected dividend yield assumption on the fact that we have never paid cash dividends and have no present intention to pay cash dividends.

Expected volatility.    The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Expected term.    The expected term represents the period of time that options are expected to be outstanding. Because we do not have historic exercise behavior, we determine the expected life assumption using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period.

Forfeitures.    We reduce stock-based compensation expense for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

During the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012, we granted 95,000, zero, 75,000 and 15,000 options, respectively, to members of the scientific advisory board to purchase shares of our common stock. In connection with options granted to our scientific advisory board members and other consultants, we recognized expense of $89,000, $98,000, $25,000 and $27,000 during the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012, respectively.

The following table summarizes the allocation of our stock compensation expense (in thousands):

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
Research and development	$403	$557	$116	$62
General and administrative	200	268	66	51

Total	$603	$825	$182	$113

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

7. Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

Our convertible preferred stock has been classified as temporary equity on the accompanying balance sheets instead of in stockholders’ deficit in accordance with authoritative guidance for the classification and measurement of redeemable securities. Upon certain change in control events that are outside of our control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock can cause its redemption.

We are authorized to issue 27,500,000 shares of convertible preferred stock, of which, 25,000,000 and 2,500,000 of the authorized shares are designated for the series A preferred and the series B preferred, respectively. As of December 31, 2011 and March 31, 2012, the number of outstanding shares of the series A preferred and the series B preferred was 24,900,000 and 2,499,999, respectively.

The preferred stockholders have voting rights equal to the number of common shares they would own upon conversion, which is currently on a one-for-one basis into common stock. In addition, preferred stockholders participate on an as converted basis in any dividends declared or paid to common stockholders.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the convertible preferred stock have a per share liquidation preference equal to their original purchase price plus any declared but unpaid dividends.

The holders of the convertible preferred stock have the right to convert their convertible preferred stock, at any time, into shares of our common stock at a conversion rate that is equal to the applicable original issue price divided by the then-applicable conversion price. As set forth in our certificate of incorporation, the applicable conversion prices are subject to adjustment in connection with certain events, including stock splits, common stock dividends recapitalizations, mergers or consolidations. The initial conversion rate is one-to-one into common stock. Any accrued but unpaid dividends convert into shares of common stock at the then applicable conversion price. The convertible preferred stock, including any accrued but unpaid dividends, will automatically convert into common stock, at the then applicable conversion price, upon the earlier of (1) holders of at least 67% of the outstanding convertible preferred stock consent to such a conversion or (2) upon the closing of an underwritten public offering of common stock if the per share public offering price is at least the greater of (a) two times the original purchase price of the series A preferred and (b) the original purchase price of the series B preferred (as adjusted for stock splits, dividends, recapitalizations and the like) and a total offering of at least $50.0 million (before deduction of underwriters commissions and expenses).

Series A Convertible Preferred Stock

In January 2009, we issued 14,900,000 shares of series A convertible preferred stock to Alnylam and Isis as part of our legal conversion from a limited liability company, or LLC, to a corporation. At the time of conversion, the number of shares issued to, and subsequent ownership by, Alnylam and Isis reflected their respective ownership percentages in the LLC.

In March 2009, we issued 10,000,000 shares of series A convertible preferred stock for proceeds of $20.0 million. Alnylam and Isis were the sole and equal investors in this financing.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

Series B Convertible Preferred Stock

In October 2010, as part of the strategic alliance with Sanofi, we issued 2,499,999 shares of series B convertible preferred stock to Aventis Holdings, Inc., or Aventis, for proceeds of $10.0 million.

Shares Reserved for Future Issuance

	December 31, 2011	March 31, 2012
Conversion of preferred stock	27,399,999	27,399,999
Common stock options outstanding	6,608,751	6,579,511
Common stock options available for future grant	457,277	2,050,705

Total common shares reserved for future issuance	34,466,027	36,030,215

8. Related-Party Transactions

We have entered into several agreements with related parties in the ordinary course of business to license intellectual property and to procure administrative and research and development support services.

License and Collaboration Agreement

In September 2007, we entered into a license and collaboration agreement with Alnylam and Isis, which we subsequently amended, restated and superseded in January 2009 to reflect our conversion to a corporation. Under the agreement, both Alnylam and Isis granted us the exclusive right to use technology, know-how, patents and other intellectual property rights related to the design, development and manufacture of microRNA therapeutic applications. The licenses granted to us are royalty-bearing and sub-licensable. Alnylam and Isis retain rights to develop and commercialize on pre-negotiated terms microRNA therapeutic products that we decide not to develop either for ourself or with a strategic alliance partner. In June 2010, the parties amended the agreement to amend the terms related to upfront and milestone payments that we may receive under our strategic alliance agreement with Sanofi. Pursuant to the amendment, in exchange for a reduction in the royalties payable by us to Alnylam and Isis, each of Alnylam and Isis will receive 7.5% of any future milestone payments we receive from Sanofi.

Founding Investor Rights Agreement; Certificate of Incorporation

As part of the conversion to a corporation, in January 2009, we, Alnylam and Isis replaced the LLC operating agreement with a founding investor rights agreement. The terms of the founding investor rights agreement, along with subsequent amendments, and our certificate of incorporation provide Alnylam and Isis specific rights and privileges, including the right to: separately approve transactions that materially affect us; each appoint up to two members of our board of directors and preferential distribution in the event of a sale or liquidation of the Company.

Services Agreement

In September 2007, we entered into a services agreement with Alnylam and Isis. Under the services agreement, Alnylam and Isis provide us certain research and development services and/or other services, including, without limitation, general and administrative support services, business development services, and intellectual property prosecution and enforcement services, as specifically contemplated by the operating plan. As compensation for the services provided during 2007 and 2008, we paid Alnylam and Isis an annual rate for each full-time equivalent (the FTE rate) plus out-of-pocket expenses.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

As part of our conversion to a corporation, in January 2009, we, Alnylam and Isis amended and restated the services agreement. If requested by us, Alnylam will provide services to us at the annual FTE rate. In addition, Isis will continue to provide us specific research and development services and/or other services, including, without limitation, general and administrative support services, occupancy costs, and intellectual property prosecution and enforcement services, in accordance with an operating plan agreed upon by us, Alnylam and Isis. Isis will charge us its prorated share of Isis’ costs to provide such services.

The following table summarizes the amounts included in our balance sheets, which resulted from the services agreement among us, Alnylam and Isis (in thousands):

	December 31,		March 31,
	2010	2011	2012
Payable to Alnylam	8	—	—
Payable to Isis	$544	$—	$—

Total	$552	$—	$—

The following table summarizes the amounts included in our operating expenses, which resulted from our activities with Alnylam (in thousands):

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
Services performed by Alnylam	$28	$—	$—	$—
Out-of-pocket expenses paid by Alnylam	20	8	—	2
Sub-license fees paid to Alnylam	1,875	—	—	—

Total	$1,923	$8	$—	$2

The following table summarizes the amounts included in our operating expenses, which resulted from our activities with Isis (in thousands):

	Year ended December 31,		Three months ended March 31,
	2010	2011	2011	2012
Services performed by Isis	$2,511	$557	$170	$—
Out-of-pocket expenses paid by Isis	997	695	365	—
Sub-license fees paid to Isis	1,925	—	—	—

Total	$5,433	$1,252	$535	$—

9. Strategic Alliances

GSK

Immuno-Inflammatory Alliance

In April 2008, we entered into a strategic alliance, or the immuno-inflammatory alliance, with GSK to discover, develop and commercialize novel microRNA-targeted therapeutics to treat inflammatory diseases. The immuno-inflammatory alliance utilizes our microRNA product platform and provides GSK with an option to license product candidates directed at four different microRNA targets with relevance

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

in inflammatory disease. We are responsible for the discovery and development of the microRNA product candidates through completion of clinical proof-of-concept, unless GSK chooses to exercise its option earlier. After exercise of the option, GSK will have an exclusive license to develop the relevant microRNA target on a worldwide basis and shall be solely responsible for all associated costs with development, manufacturing and commercialization. We will have the right to further develop and commercialize any microRNA therapeutics which GSK chooses not to develop or commercialize.

In connection with the immuno-inflammatory alliance, we received an option fee of $15.0 million and a $5.0 million loan pursuant to a convertible note. We considered the elements within the immuno-inflammatory alliance as a single unit of accounting because the delivered element, the option to obtain a license in the future, does not have stand-alone value. As a result, we are recognizing the upfront payment for the option fee of $15.0 million to revenue on a straight-line basis over our estimated period of performance, which we determined was six years based on the expected term of the research and development plan.

The immuno-inflammatory alliance also includes contractual milestones. If all the product candidates are successfully developed and commercialized through pre-agreed sales targets we could receive milestone payments up to $432.5 million, including up to $15.5 million for preclinical milestones, up to $87.0 million for clinical milestones, up to $150.0 million for regulatory milestones and up to $180.0 million for commercialization milestones. In addition, we will receive up to double-digit royalties on sales from any product that GSK successfully commercializes under this alliance. In May 2009 and June 2011, we earned milestone payments under the immuno-inflammatory alliance, and recognized revenue of $500,000 for each milestone.

We have evaluated the remaining contingent event-based payments under our strategic alliance agreement with GSK based on the new authoritative guidance for milestones and determined that the preclinical and clinical payments meet the definition of a substantive milestone because they are related to events (i) that can be achieved based in whole or in part on our performance or on the occurrence of a specific outcome resulting from our performance, (ii) for which there was substantive uncertainty at the date the agreement was entered into that the event would be achieved and (iii) that would result in additional payments being due to us. Accordingly, revenue for these achievements will be recognized in its entirety in the period when the milestone is achieved and collectibility is reasonably assured. Other contingent event-based payments under the strategic alliance agreement for which payment is contingent upon the results of GSK’s performance will not be accounted for using the milestone method. Such payments will be recognized as revenue over the remaining estimated period of performance, if any, and when collectibility is reasonably assured. We can earn the following preclinical milestones: $500,000 upon the selection of a fourth microRNA target and $5.0 million upon the selection of a development candidate for each of the selected three targets.

HCV Alliance

In February 2010, we and GSK expanded the strategic alliance to include HCV, or the HCV alliance, to discover, develop and commercialize microRNA therapeutics targeting miR-122 for the treatment of HCV. The HCV alliance expanded our ongoing immuno-inflammatory alliance formed in 2008 and miR-122 became one of the four alliance targets. As with our immuno-inflammatory alliance, we are responsible for the discovery and development of product candidates targeting microRNA-122 through completion of clinical proof-of-concept, unless GSK chooses to exercise its option earlier. GSK is responsible for all development and commercialization costs beyond clinical proof-of-concept.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

In connection with the HCV alliance, we received an option fee of $3.0 million and a $5.0 million loan in the form of a second convertible note. We considered the elements within the HCV alliance as a single unit of accounting because the delivered element, the ability to designate miR-122 as one of the collaboration targets and the option to obtain a license in the future, does not have stand-alone value. Since at the time of the HCV alliance we continued to have performance obligations under the immuno-inflammatory alliance, we are recognizing the upfront payment for the option fee of $3.0 million to revenue on a straight-line basis over our estimated period of performance, which we determined was four years based on the remaining expected term of the research and development plan at the time we entered into the HCV alliance.

The HCV alliance with GSK also includes contractual milestones. If the HCV program is successful, we could receive milestone payments up to $144.0 million, including up to $5.0 million for preclinical milestones, up to $29.0 million for clinical milestones, up to $50.0 million for regulatory milestones and up to $60.0 million for commercialization milestones. In addition, we will receive up to double-digit royalties on sales from any product that GSK successfully commercializes under this alliance.

We have evaluated the remaining contingent event-based payments under our strategic alliance agreement with GSK based on the new authoritative guidance for milestones and determined that the preclinical and clinical payments meet the definition of a substantive milestone because they are related to events (1) that can be achieved based in whole or in part on our performance or on the occurrence of a specific outcome resulting from our performance, (2) for which there was substantive uncertainty at the date the agreement was entered into that the event would be achieved and (3) that would result in additional payments being due to us. Accordingly, revenue for these achievements will be recognized in its entirety in the period when the milestone is achieved and collectibility is reasonably assured. Other contingent event-based payments under the strategic alliance agreement for which payment is contingent upon the results of GSK’s performance will not be accounted for using the milestone method. Such payments will be recognized as revenue over the remaining estimated period of performance, if any, and when collectibility is reasonably assured. Our next available milestone is $5.0 million upon the selection of a product candidate.

In connection with the GSK strategic alliances, we recognized revenues of $3.1 million and $3.2 million for the years ended December 31, 2010 and 2011 and $809,000 and $809,000 for the three months ended March 31, 2011 and 2012, respectively.

Sanofi

In June 2010, we entered into a strategic alliance with Sanofi on microRNA therapeutics. We have granted Sanofi a worldwide, exclusive license to discover, develop and commercialize microRNA therapeutics for up to four microRNA targets, including miR-21. Sanofi is providing us with annual research funding of $5.0 million each year for three years and has the option to extend for two additional one-year periods. We are eligible to receive preclinical, clinical, regulatory and commercialization milestones and royalties on microRNA products commercialized by Sanofi. In addition, we have granted Sanofi an option to enter into a technology alliance that, if exercised, would provide Sanofi with access to our microRNA product platform and a limited number of product licenses. If Sanofi exercises the technology alliance option, we have certain opt-in rights to participate in their development and commercialization of future clinical microRNA programs. We would also be eligible to receive milestone payments and royalties on microRNA products developed and commercialized under the technology alliance option.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

In connection with the strategic alliance, we received an upfront payment of $25.0 million and $5.0 million for one year of research and development funding. Subsequently, we received $5.0 million for research and development funding on the first anniversary and will receive $5.0 million for research and development funding on the second anniversary. Sanofi has the option to extend such research and development funding for two additional one-year periods. We considered the elements within the strategic alliance as a single unit of accounting because the delivered element, the license, does not have stand-alone value. As a result, we are recognizing the upfront payment for the technology access fee of $25.0 million to revenue on a straight-line basis over our estimated period of performance, which we determined was five years based on the expected term of the research and development plan. We are recognizing each $5.0 million research and development funding payment over 12 months once received.

Under the strategic alliance, we can receive milestones for each of the four microRNA targets. Furthermore, once a target selected by Sanofi has initiated Phase 1 trials, they are responsible for 100% of the costs related to clinical development and commercialization. If all four targets are successfully developed and commercialized through pre-agreed sales targets we could receive milestone payments up to $640.0 million, including up to $75.0 million for preclinical milestones, up to $105.0 million for clinical milestones, up to $220.0 million for regulatory milestones and up to $240.0 million for commercialization milestones. In addition, we will receive up to double-digit royalties on net sales from any product that Sanofi successfully commercializes under this alliance.

We have evaluated the remaining contingent event-based payments under our strategic alliance agreement with Sanofi based on the new authoritative guidance for milestones and determined that the preclinical payments meet the definition of a substantive milestone because they are related to events (i) that can be achieved based in whole or in part on our performance or on the occurrence of a specific outcome resulting from our performance, (ii) for which there was substantive uncertainty at the date the agreement was entered into that the event would be achieved and (iii) that would result in additional payments being due to us. Accordingly, revenue for these achievements will be recognized in their entirety in the period when the milestone is achieved and collectibility is reasonably assured. Other contingent event-based payments under the strategic alliance agreement for which payment is contingent upon the results of Sanofi’s performance will not be accounted for using the milestone method. Such payments will be recognized as revenue over the remaining estimated period of performance, if any, and when collectibility is reasonably assured. We can earn the following preclinical milestones: $5.0 million upon the selection of each of the three remaining microRNA targets; and $15.0 million upon the filing of an IND for each of the four microRNA targets.

In connection with the strategic alliance, we recognized revenues of $5.0 million and $10.0 million for the years ended December 31, 2010 and 2011 and $2.5 million and $2.5 million for the three months ended March 31, 2011 and 2012, respectively.

In connection with the strategic alliance, Alnylam and Isis are each eligible to receive 7.5% of sublicense fees that we receive and various percentages of certain future milestone payments and royalties on product sales we may receive from Sanofi. As a result of a sublicense under the strategic alliance, in 2010 we paid $1.9 million each to Alnylam and Isis which is recorded within research and development expense in the accompanying statements of operations and comprehensive loss.

As part of the strategic alliance, in October 2010, we issued 2,499,999 shares of series B convertible preferred stock to Aventis in exchange for proceeds of $10.0 million.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

10. Defined Contribution Plan

In 2009, we established an employee 401(k) salary deferral plan covering all employees. We made $59,000, $76,000, $25,000 and $26,000 in matching contributions for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012, respectively.

11. Income Taxes

The following table summarizes the components of our income tax (benefit) expense (in thousands):

	Year ended December 31,
	2010	2011
Current:
Federal	$—	$205
State	14	1

	14	206

Deferred:
Federal	(44)	—
State	—	—

	(44)	—

Income tax (benefit) expense	$(30)	$206

The following is a reconciliation of the expected statutory federal income tax provision to our actual income tax provision (in thousands):

	Year ended December 31,
	2010	2011
Expected income tax benefit at federal statutory tax rate	$(5,267)	$(2,522)
State income taxes, net of federal benefit	(903)	(432)
Tax credits	(961)	(683)
Government grant	(166)	(7)
Change in valuation allowance	6,733	3,058
Prior year true-up	—	333
Other	534	459

Income tax (benefit) expense	$(30)	$206

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

The following table summarizes the significant components of our deferred tax assets and liabilities (in thousands):

	December 31,
	2010	2011
Deferred tax assets:
Net operating loss carryovers	$4,234	$1,266
Research and development tax credits	1,364	1,303
Deferred revenue	3,407	10,047
Intangibles and property and equipment basis difference	1,504	939
Other	375	459

Total deferred tax assets	10,884	14,014
Total deferred tax liabilities	(48)	(120)

Net deferred tax asset	10,836	13,894
Valuation allowance	(10,836)	(13,894)

Net deferred tax asset	$—	$—

As of December 31, 2011, we have determined that it is more likely than not that our deferred tax asset will not be realized. Accordingly, we have recorded a valuation allowance to fully offset the net deferred tax asset of $13.9 million.

As of December 31, 2011, we had federal and California tax net operating loss carryforwards of $1.7 million and $11.9 million, respectively, which begin to expire in 2031. As of December 31, 2011, we also had federal and California research and development tax credit carryforwards of $1.3 million and $0.5 million, respectively. The federal research and development tax credit carryforwards will begin to expire in 2029. The California research and development tax credit carryforwards are available indefinitely.

The future utilization of our research and development credit carryforwards and net operating loss carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or may occur in the future. The Tax Reform Act of 1986 (the Act) limits a company’s ability to utilize certain tax credit carryforwards and net operating loss carryforwards in the event of a cumulative change in ownerships in excess of 50% as defined in the Act.

The following table summarizes the changes in the amount of our unrecognized tax benefits (in thousands):

Unrecognized tax benefits at December 31, 2010	$288
Decreases for prior year tax positions	(29)
Increases for current year tax positions	147

Unrecognized tax benefits at December 31, 2011	$406

Included in the balance of unrecognized tax benefits at December 31, 2011, is $406,000 that, if recognized, would not impact our income tax benefit or effective tax rate as long as our deferred tax asset remains subject to a full valuation allowance. We do not expect any significant increases or decreases to our unrecognized tax benefits within the next 12 months.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of March 31, 2012 and thereafter and for the three months ended March 31, 2011 and 2012 is unaudited)

We are subject to taxation in the United States and California. We are subject to income tax examination by tax authorities in those jurisdictions for 2007 and forward.

It is our practice to recognize interest and/or penalties related to income tax matters in income tax expense. For the years ended December 31, 2010 and 2011, we have not recognized any interest or penalties related to income taxes.

12. Subsequent Events

We have completed an evaluation of all subsequent events through July 27, 2012 to ensure that this filing includes appropriate disclosure of events both recognized in the March 31, 2012 financial statements and events which occurred but were not recognized in the financial statements. Except as described below, we have concluded that no subsequent event has occurred that requires disclosure.

In June 2012, we amended the product development and commercialization agreement with GSK to extend the target selection periods set forth in such agreement.

In July 2012, we amended and restated the collaboration and license agreement with Sanofi to expand the potential therapeutic applications of the alliance targets to be developed under such agreement.

In July 2012, we amended and restated the notes issued to GSK in April 2008 and February 2010. The amended and restated notes provide that (i) in the case of the note originally issued in April 2008, the principal amount plus interest under the note will, upon completion of our initial public offering in which we receive a minimum level of proceeds from new investors or that results in certain of our current stockholders together owning less than 50% of our voting securities, automatically convert into shares of our common stock at the initial public offering price and (ii) in the case of the note originally issued in February 2010, the principal amount plus accrued interest will, upon the completion of our initial public offering in which we receive a minimum level of proceeds from new investors or that results in certain of our current stockholders together owning less than 50% of our voting securities, become convertible, at the election of GSK, into shares of our common stock at the initial public offering price for a period of three years following such initial public offering. Currently, both notes accrue interest at the prime rate as published by The Wall Street Journal at the beginning of each calendar quarter, which at March 31, 2012, was 3.25% and mature in February 2013 if not earlier converted or repaid. In the event the notes do not convert or are not repaid by February 2013, we are obligated to repay the notes in cash on such date or we, Alnylam and Isis may elect to repay the notes with registered or unregistered shares of common stock of Alnylam and/or Isis. Following this offering, the note that does not automatically convert upon the offering will accrue interest at 3.297% with an adjusted face amount equal to the principal and accrued interest as of the completion of this offering and will mature on the third anniversary of the completion of this offering. The notes are guaranteed by Alnylam and Isis until the consummation of a qualifying initial public offering of our common stock.

Shares

Common Stock

Lazard Capital Markets

Cowen and Company

BMO Capital Markets

Needham & Company

Wedbush PacGrow Life Sciences

                , 2012

Through and including                     , 2012 (25 days after the commencement of this offering), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

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ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Regulus Therapeutics Inc., or the Registrant, in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or the SEC, registration fee, the FINRA filing fee and The NASDAQ Global Market filing fee.

Amount to be paid
SEC registration fee	$	*
FINRA filing fee		6,250
The NASDAQ Global Market filing fee		125,000
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

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The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the closing of this offering, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

➢	transaction from which the director derives an improper personal benefit;

➢	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

➢	unlawful payment of dividends or redemption of shares; or

➢	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant intends to enter into separate indemnification agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons for certain expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provided indemnification for certain matters, including:

➢	indemnification beyond that permitted by the Delaware General Corporation Law;

➢	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

➢	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock

➢

indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

➢

indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;

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➢	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

➢	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Except as otherwise disclosed under the heading “Business—Legal Proceedings” in this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth information regarding all unregistered securities sold by the Registrant since January 1, 2009:

(1)	In January 2009, in connection with the conversion of Regulus Therapeutics LLC, a Delaware limited liability company, into Regulus Therapeutics Inc., we issued an aggregate of 14,900,000 shares of series A convertible preferred stock to two accredited investors, in exchange for the membership interests such investors held in Regulus Therapeutics LLC immediately prior to such conversion. Upon completion of this offering, these shares will convert into 14,900,000 shares of common stock.

(2)	In March 2009, in connection with our series A convertible preferred stock financing, we issued and sold an aggregate of 10,000,000 shares of series A convertible preferred stock to two accredited investors at a purchase price of $2.00 per share, for aggregate gross proceeds of $20.0 million. Upon completion of this offering, these shares will convert into 10,000,000 shares of common stock.

(3)	In October 2010, in connection with our series B convertible preferred stock financing, we issued and sold an aggregate of 2,499,999 shares of series B convertible preferred stock to one accredited investor at a purchase price of $4.00 per share, for aggregate gross proceeds of $10.0 million. Upon completion of this offering, these shares will convert into 2,499,999 shares of common stock.

(4)

In July 2012, we issued two convertible notes in an aggregate principal amount of $5.0 million each with a maturity date of February 25, 2013. These notes amend, restate and supersede notes originally issued in April 2008 and February 2010. The principal amount plus accrued interest under the note originally issued in April 2008 will, upon the completion of our initial public offering in which we receive a minimum level of proceeds from new investors or that results in certain of our current stockholders together owning less than 50% of our voting securities, automatically convert into shares of our common stock at the initial public offering price. The principal amount plus accrued interest under the note originally issued in February 2010 will, upon

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the completion of our initial public offering in which we receive a minimum level of proceeds from new investors or that results in certain of our current stockholders together owning less than 50% of our voting securities, become convertible at the election of GSK into shares of our common stock at the initial public offering price for a period of three years following such initial public offering.

(5)	From January 1, 2009 to June 30, 2012, we granted stock options under our 2009 equity incentive plan to purchase 7,240,310 shares of common stock (net of expirations, exercises and cancellations) to our employees, directors and consultants, having exercise prices ranging from $0.19 to $1.33 per share. In addition, options to purchase 486,794 shares of common stock have been exercised through June 30, 2012 for aggregate consideration of $92,491, at an exercise price of $0.19 per share.

No underwriters were involved in the foregoing sales of securities. The offers, sales and issuances of the securities described in paragraphs (1), (2), (3) and (4) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant.

The offers, sales and issuances of the securities described in paragraph (5) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were the Registrant’s employees, directors or bona fide consultants and received the securities under the 2009 equity incentive plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

Exhibit number	Description of document

1.1†	Form of Underwriting Agreement.

3.1(1)	Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2†	Form of Amended and Restated Certificate of Incorporation to become effective upon closing of this offering.

3.3(1)	Bylaws, as currently in effect.

3.4†	Form of Amended and Restated Bylaws to become effective upon closing of this offering.

4.1†	Form of Common Stock Certificate of the Registrant.

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Information not required in prospectus

Exhibit number	Description of document

5.1†	Opinion of Cooley LLP.

10.1†	Form of Indemnity Agreement between the Registrant and its directors and officers.

10.2+(1)	Regulus Therapeutics Inc. 2009 Equity Incentive Plan, as amended, and Form of Stock Option Agreement, Notice of Exercise and Form of Stock Option Grant Notice thereunder.
10.3+†	2012 Equity Incentive Plan and Form of Stock Option Agreement and Form of Stock Option Grant Notice thereunder.

10.4+†	Non-Employee Director Compensation Policy.

10.5+†	2012 Employee Stock Purchase Plan and Form of Offering Document thereunder.

10.6+(1)	Amended and Restated Employment Agreement between the Registrant and Kleanthis G. Xanthopoulos, Ph.D., dated June 15, 2012.

10.7+(1)	Amended and Restated Employment Agreement between the Registrant and Garry E. Menzel, Ph.D., dated June 15, 2012.

10.8+(1)	Employment Agreement between the Registrant and Neil W. Gibson, Ph.D., dated June 15, 2012.

10.9(1)	Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated March 19, 2010.

10.10(1)	First Amendment to Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated April 26, 2010.
10.11(1)	Second Amendment to Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated January 26, 2011.
10.12(1)	Third Amendment to Lease between the Registrant and BMR-3545-3575 John Hopkins LP, a Delaware limited partnership (formerly known as BMR-John Hopkins Court LLC), dated February 27, 2012.
10.13*(1)	Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated January 1, 2009.
10.14(1)	Amendment Number One to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated June 7, 2010.

10.15(1)	Amendment Number Two to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated October 27, 2010.

10.16	Investor Rights Agreement between the Registrant and Aventis Holdings, Inc., dated October 27, 2010.

10.17*(1)	Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated January 1, 2009.

10.18*(1)	Amendment Number One to the Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated June 10, 2010.

10.19*(1)	Amendment Number Two to the Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated October 25, 2011.

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Information not required in prospectus

Exhibit number	Description of document

10.20*(1)	Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated April 17, 2008.

10.21*(1)	Amendment #1 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated February 24, 2010.

10.22*(1)	Amendment #2 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 16, 2010.

10.23*(1)	Amendment #3 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 30, 2011.

10.24*(1)	Exclusive License and Nonexclusive Option Agreement between the Registrant and Glaxo Group Limited, dated February 24, 2010.

10.25*(1)	Co-Exclusive License Agreement among the Board of Trustees of the Leland Stanford Junior University, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated August 31, 2005.

10.26(1)	Assignment Agreement between the Registrant and Isis Pharmaceuticals, Inc., dated July 13, 2009.

10.27*(1)	License Agreement between the Registrant and Max-Planck-Innovation GmbH, dated June 5, 2009.

10.28*(1)	Amended and Restated License Agreement among Max-Planck-Innovation GmbH, the Registrant, Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated April 18, 2011.

10.29*(1)	NYU-Regulus License Agreement by and between the Registrant and New York University, dated March 28, 2011.

10.30*(1)	Exclusive Patent License Agreement between the Registrant and Bayerische Patent Allianz GmbH, dated May 18, 2010.

10.31*	Amended and Restated Collaboration and License Agreement between the Registrant and Sanofi, dated July 16, 2012.

10.32*	Non-Exclusive Technology Alliance and Option Agreement between the Registrant and Sanofi, dated June 21, 2010.

10.33	Amended and Restated Convertible Promissory Note No. 1 made by the Registrant in favor of Glaxo Group Limited, dated July 27, 2012.

10.34	Amended and Restated Convertible Promissory Note No. 2 made by the Registrant in favor of Glaxo Group Limited, dated July 27, 2012.

10.35*	Amendment #4 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 29, 2012.

10.36	Amendment Number Three to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated July 24, 2012.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2†	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

†	To be filed by amendment.

+	Indicates management contract or compensatory plan.

*	The Registrant has sought or intends to seek confidential treatment with respect to certain portions of this exhibit.

(1)	Previously filed.

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(b) Financial statement schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the                     day of                     , 2012.

REGULUS THERAPEUTICS INC.

By:
Kleanthis G. Xanthopoulos, Ph.D. President and Chief Executive Officer

Power of attorney

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kleanthis G. Xanthopoulos, Ph.D. and Garry E. Menzel, Ph.D., and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Kleanthis G. Xanthopoulos, Ph.D.	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	, 2012

Garry E. Menzel, Ph.D.	Chief Operating Officer and Executive Vice President, Finance (Principal Financial and Accounting Officer)	, 2012

John M. Maraganore, Ph.D.	Chairman of the Board and Member of the Board of Directors	, 2012

David Baltimore, Ph.D.	Member of the Board of Directors	, 2012

Signatures

Signature	Title	Date

Bruce L.A. Carter, Ph.D.	Member of the Board of Directors	, 2012

Stanley T. Crooke, M.D., Ph.D.	Member of the Board of Directors	, 2012

Barry E. Greene	Member of the Board of Directors	, 2012

Stelios Papadopoulos, Ph.D.	Member of the Board of Directors	, 2012

B. Lynne Parshall	Member of the Board of Directors	, 2012

Exhibit index

Exhibit number	Description of document

1.1†	Form of Underwriting Agreement.

3.1(1)	Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2†	Form of Amended and Restated Certificate of Incorporation to become effective upon closing of this offering.

3.3(1)	Bylaws, as currently in effect.

3.4†	Form of Amended and Restated Bylaws to become effective upon closing of this offering.

4.1†	Form of Common Stock Certificate of the Registrant.

5.1†	Opinion of Cooley LLP.

10.1†	Form of Indemnity Agreement between the Registrant and its directors and officers.

10.2+(1)	Regulus Therapeutics Inc. 2009 Equity Incentive Plan, as amended, and Form of Stock Option Agreement, Notice of Exercise and Form of Stock Option Grant Notice thereunder.

10.3+†	2012 Equity Incentive Plan and Form of Stock Option Agreement and Form of Stock Option Grant Notice thereunder.

10.4+†	Non-Employee Director Compensation Policy.

10.5+†	2012 Employee Stock Purchase Plan and Form of Offering Document thereunder.

10.6+(1)	Amended and Restated Employment Agreement between the Registrant and Kleanthis G. Xanthopoulos, Ph.D., dated June 15, 2012.

10.7+(1)	Amended and Restated Employment Agreement between the Registrant and Garry E. Menzel, Ph.D., dated June 15, 2012.

10.8+(1)	Employment Agreement between the Registrant and Neil W. Gibson, Ph.D., dated June 15, 2012.

10.9(1)	Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated March 19, 2010.

10.10(1)	First Amendment to Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated April 26, 2010.

10.11(1)	Second Amendment to Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated January 26, 2011.

10.12(1)	Third Amendment to Lease between the Registrant and BMR-3545-3575 John Hopkins LP, a Delaware limited partnership (formerly known as BMR-John Hopkins Court LLC), dated February 27, 2012.

10.13*(1)	Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated January 1, 2009.

10.14(1)	Amendment Number One to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated June 7, 2010.

Exhibit index

Exhibit number	Description of document

10.15(1)	Amendment Number Two to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated October 27, 2010.

10.16	Investor Rights Agreement between the Registrant and Aventis Holdings, Inc., dated October 27, 2010.

10.17*(1)	Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated January 1, 2009.

10.18*(1)	Amendment Number One to the Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated June 10, 2010.

10.19*(1)	Amendment Number Two to the Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated October 25, 2011.

10.20*(1)	Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated April 17, 2008.

10.21*(1)	Amendment #1 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated February 24, 2010.

10.22*(1)	Amendment #2 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 16, 2010.

10.23*(1)	Amendment #3 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 30, 2011.

10.24*(1)	Exclusive License and Nonexclusive Option Agreement between the Registrant and Glaxo Group Limited, dated February 24, 2010.

10.25*(1)	Co-Exclusive License Agreement among the Board of Trustees of the Leland Stanford Junior University, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated August 31, 2005.

10.26(1)	Assignment Agreement between the Registrant and Isis Pharmaceuticals, Inc., dated July 13, 2009.

10.27*(1)	License Agreement between the Registrant and Max-Planck-Innovation GmbH, dated June 5, 2009.

10.28*(1)	Amended and Restated License Agreement among Max-Planck-Innovation GmbH, the Registrant, Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated April 18, 2011.

10.29*(1)	NYU-Regulus License Agreement by and between the Registrant and New York University, dated March 28, 2011.

10.30*(1)	Exclusive Patent License Agreement between the Registrant and Bayerische Patent Allianz GmbH, dated May 18, 2010.

10.31*	Amended and Restated Collaboration and License Agreement between the Registrant and Sanofi, dated July 16, 2012.

10.32*	Non-Exclusive Technology Alliance and Option Agreement between the Registrant and Sanofi, dated June 21, 2010.

Exhibit index

Exhibit number	Description of document

10.33	Amended and Restated Convertible Promissory Note No. 1 made by the Registrant in favor of Glaxo Group Limited, dated July 27, 2012.

10.34	Amended and Restated Convertible Promissory Note No. 2 made by the Registrant in favor of Glaxo Group Limited, dated July 27, 2012.

10.35*	Amendment #4 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 29, 2012.

10.36	Amendment Number Three to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated July 24, 2012.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2†	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

†	To be filed by amendment.

+	Indicates management contract or compensatory plan.

*	The Registrant has sought or intends to seek confidential treatment with respect to certain portions of this exhibit.

(1)	Previously filed.

Exhibit 10.16

REGULUS THERAPEUTICS INC.

INVESTOR RIGHTS AGREEMENT

REGULUS THERAPEUTICS INC.

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of October 27, 2010, by and between Regulus Therapeutics Inc., a Delaware corporation (the “Company”), and Aventis Holdings Inc., a Delaware corporation (“Investor”). The Company and Investor may be referred to hereinafter collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, in connection with the purchase of shares of the Series B Preferred Stock of the Company by Investor pursuant to that certain Series B Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), the parties desire to enter into this Agreement in order to grant registration rights, information rights and other rights to Investor as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in Exhibit A.

SECTION 2. RESTRICTIONS ON TRANSFER.

Investor shall not, directly or indirectly, sell, assign, transfer, pledge, hypothecate, or otherwise deal with or encumber or dispose of in any way the Shares or Registrable Securities, whether in whole or in part, voluntarily or involuntarily, by operation of law or otherwise (each a “Transfer”), except in accordance with the terms and conditions set forth in this Section 2.

2.1 Restrictions on Transfer. Except as set forth in Section 2.2, Investor agrees not to make any Transfer of the Shares or Registrable Securities unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) The transferee has agreed in writing to be bound by the terms of this Agreement, (ii) Investor will have notified the Company of the proposed Transfer and will have furnished the Company with a detailed statement of the circumstances surrounding the proposed Transfer, and (iii) if reasonably requested by the Company, Investor will have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that

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the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After the consummation of its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

2.2 Exempt Transfers. Notwithstanding the provisions of Section 2.1 above, no such restriction will apply to:

(a) a Transfer by Investor to an affiliate of Investor; provided, however, that (i) such affiliate must have the resources, assets, experience, qualifications, permits and other rights necessary to perform under this Agreement and (ii) the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if it were an original Party hereunder.

(b) a Transfer pursuant to a Change of Control of Investor.

2.3 Stock Legends. Each certificate representing Shares or Registrable Securities will be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(a) The Company will be obligated to promptly reissue unlegended certificates at the request of Investor if the Company has completed its Initial Offering and Investor has obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above will be removed only at such time as Investor is no longer subject to any restrictions hereunder.

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(b) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities will be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

SECTION 3. COVENANTS OF THE COMPANY.

3.1 Financial Information and Reporting.

(a) The Company will cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and with sufficient detail and completeness customary and usual for businesses of the type engaged in by the Company. The Company’s books and records and financial statements will be in accordance with U.S. generally accepted accounting principles. The Company’s financial statements will be audited annually by an independent nationally recognized public accounting firm approved by the Board of Directors of the Company (the “Board”).

(b) As soon as practicable after the end of each fiscal year of the Company, and in any event when first delivered to the holders of Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”) or their designees, the Company will furnish Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.

(c) The Company will furnish Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event when first delivered to the holders of Series A Preferred Stock or their designees, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that year-end audit adjustments may not have been made.

(d) The Company will furnish Investor: (i) the annual budget for each fiscal year approved by the Board, promptly following the approval thereof by the Board, with competitively sensitive information redacted therefrom (and as soon as available, any subsequent revisions thereto); and (ii) on an annual basis promptly following the end of the Company’s first fiscal quarter, an up to date capitalization table.

(e) The Company will provide to Investor any financial information reasonably requested by Investor, and the Company will make its management available to Investor for reasonable inquiries regarding its financials.

3.2 Confidentiality of Records. Investor agrees to use the same degree of care as Investor uses to protect its own confidential information to keep confidential and not disclose to any party any information furnished to Investor pursuant to Section 3.1 hereof that the Company

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identifies as being confidential or proprietary (so long as such information is not in the public domain), except that Investor may disclose such proprietary or confidential information (i) to any affiliate, partner, subsidiary or parent of Investor as long as such affiliate, partner, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.2 or comparable restrictions; (ii) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, if such person agrees to be bound by the provisions of this Section 3.2 or comparable restrictions; (iii) at such time as it enters the public domain through no fault of Investor; (iv) that is communicated to Investor by a third party free of any obligation of confidentiality; (v) that is developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company; or (vi) as required by applicable law. Upon request by the Company, Investor agrees to enter into a separate confidentiality agreement with the Company. Nothing in this Agreement shall preclude or in any way restrict Investor from investing or participating in any particular enterprise, regardless of whether such enterprise has products or services that compete with those of the Company; provided, however, that Investor shall not disclose any confidential information of the Company to any such enterprise.

3.3 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all Common Stock issuable from time to time upon such conversion.

3.4 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Section 3.1 and 3.2) will expire and terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Initial Offering or (ii) upon a Liquidation Event, Acquisition or Asset Transfer (in each case as defined in the Company’s Certificate of Incorporation as such may be amended from time to time).

SECTION 4. REGISTRATION RIGHTS; MARKET STAND-OFF.

4.1 Piggyback Registrations. The Company will notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it will, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice will state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder will nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

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(a) Underwriting. If the registration statement of which the Company gives notice under this Section 4.1 is for an underwritten offering, the Company will so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 4.1 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting will be allocated, first, to the Company; and second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; provided, however, that such reduction will not be permitted unless such registration does not include shares of any other selling stockholders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons will be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” will be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company will have the right to terminate or withdraw any registration initiated by it under this Section 4.1 whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration will be borne by the Company in accordance with Section 4.3 hereof.

4.2 Form S-3 Registration. In case the Company receives from any Holder or Holders of Registrable Securities (the “Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that

5

the Company will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4.2:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than fifteen million dollars ($15,000,000);

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 4.2, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;

(iv) if the Company will furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company will have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 4.2; provided, that such right to delay a request will be exercised by the Company not more than twice in any twelve (12) month period;

(v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 4.2, or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company will file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders.

4.3 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 4.1 or 4.2 herein will be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, will be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company will not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 4.2, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company will be obligated pursuant to Section 4.2(b)(v), as applicable, to undertake any

6

subsequent registration, in which event such right will be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses will be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration will not be deemed to have been effected for purposes of determining whether the Company will be obligated pursuant to Section 4.2(b)(v) to undertake any subsequent registration.

4.4 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company will, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use of any registration statement (and the Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company will exercise its right to delay the filing or effectiveness or suspend the use of a registration hereunder, the applicable time period during which the registration statement is to remain effective will be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the Holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent will not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement will (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company will not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

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(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders; provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting will also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

4.5 Delay of Registration; Furnishing Information.

(a) No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 4.

(b) It will be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.1 or 4.2 that the selling Holders will furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as will be required to effect the registration of their Registrable Securities.

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(c) The Company will have no obligation with respect to any registration requested pursuant to Section 4.2 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 4.2.

4.6 Indemnification. In the event any Registrable Securities are included in a registration statement under Section 4.1 or 4.2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, stockholders, officers and directors of each Holder, as applicable, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, stockholder, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 4.6(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, nor will the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder, as applicable, selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such

9

losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 4.6(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent will not be unreasonably withheld; provided further, that in no event will any indemnity under this Section 4.6 exceed the net proceeds from the offering actually received by such Holder, as applicable.

(c) Promptly after receipt by an indemnified party under this Section 4.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party will have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action will relieve such indemnifying party of any liability to the indemnified party under this Section 4.6 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.6.

(d) If the indemnification provided for in this Section 4.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other

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relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event will any contribution by a Holder, as applicable, hereunder exceed the net proceeds from the offering received by such Holder, as applicable.

(e) The obligations of the Company and Holders under this Section 4.6 will survive completion of any offering of Registrable Securities, as applicable, in a registration statement and, with respect to liability arising from an offering to which this Section 4.6 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

4.7 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 4 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, stockholder or other affiliate of a Holder that is a corporation, partnership or limited liability company, (b) acquires all of such Holders Registrable Securities in connection with the sale of all or substantially all of such Holder’s business, or (c) acquires at least two hundred thousand (200,000) shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an entity affiliated by common control (or other related entity) with such Holder provided, however, (i) the transferor will, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee will agree to be subject to all restrictions set forth in this Agreement.

4.8 Limitation on Subsequent Registration Rights. Except as otherwise provided herein, after the date of this Agreement, the Company will not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

4.9 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder, as the case may be, will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during (i) the 180-day period following the effective date of the registration statement pertaining to the Initial Offering (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company will

11

request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor rule), and (ii) the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period, not to exceed 18 days after the expiration of the 90-day period, as the underwriters or the Company will request in order to facilitate compliance with NASD Rule 2711); provided, that, with respect to (i) and (ii) above, all officers, directors of the Company and all stockholders of the Company holding in the aggregate at least 1% of the Company’s equity securities on a fully-diluted basis are bound by and have entered into similar agreements. The obligations described in this Section 4.9 will not apply to a Special Registration Statement.

4.10 Agreement to Furnish Information. Each Holder hereby agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with such Holder’s obligations under Section 4.9, as applicable, or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder will provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 4.9 and this Section 4.10 will not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said day period. Each Holder agrees that any transferee of any shares of Registrable Securities will be bound by Sections 4.9 and 4.10. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 4.9 and 4.10 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

4.11 Rule 144 Reporting. With a view to making available to the Holders, as applicable, the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, as applicable, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

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4.12 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 4.1 or 4.2 hereof will terminate upon the earlier of: (i) the date three (3) years following the consummation of the Initial Offering; or (ii) following the consummation of the Initial Offering, such time as all Registrable Securities issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period. Upon such termination, such shares will cease to be “Registrable Securities” hereunder for all purposes.

SECTION 5. RIGHTS OF FIRST REFUSAL.

5.1 Subsequent Offerings. Subject to applicable securities laws, Investor will have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 5.6 hereof. Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of any outstanding warrants or options) of which Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of any outstanding Preferred Stock of the Company or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” will mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

5.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it will give Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Investor will have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company will not be required to offer or sell such Equity Securities to Investor if it would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

5.3 Issuance of Equity Securities to Other Persons. The Company will have ninety (90) days after the expiration of such 15-day period to sell the Equity Securities (including the Equity Securities in respect of which Investor’s rights were not exercised), at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to Investor pursuant to Section 5.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 5.2, the Company will not thereafter issue or sell any Equity Securities, without first offering such securities to Investor in the manner provided above.

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5.4 Termination of Rights of First Refusal. The rights of first refusal established by this Section 5 will not apply to, and will terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s Initial Offering or (ii) an Acquisition.

5.5 Assignment of Rights of First Refusal. The rights of first refusal of Investor under this Section 5 may be transferred or assigned to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 4.7.

5.6 Excluded Securities. The rights of first refusal established by this Section 5 will have no application to any of the following Equity Securities:

(a) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(b) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 5 were complied with, waived or were inapplicable pursuant to any provision of this Section 5.6 with respect to the initial sale or grant by the Company of such rights or agreements;

(c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board;

(d) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company;

(e) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution approved by the Board;

(f) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act;

(g) any Equity Securities that are issued by the Company in connection with any underwritten public offering;

(h) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including, without limitation (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board; and

(i) any Equity Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company.

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SECTION 6. MISCELLANEOUS.

6.1 Governing Law. This Agreement will in all respects be governed by and construed in accordance with the substantive laws of the State of California, without regard to its choice of law rules.

6.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and will inure to the benefit of and be enforceable by each person who will be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

6.3 Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement between the Company and Investor with respect to the specific subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such specific subject matter. No party hereto will be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

6.4 Severability. If one or more provisions of this Agreement are held by a proper court or arbitral tribunal to be unenforceable under applicable law, the unenforceable portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, will be severed herefrom, and the balance of this Agreement will be enforceable in accordance with its terms.

6.5 Amendment and Waiver. Except as otherwise expressly provided, this Agreement may be amended or modified, and the rights and obligations under this Agreement may be waived, only upon the written consent of the Company and Investor.

6.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement will impair any such right, power, or remedy, nor will it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, will be cumulative and not alternative.

6.7 Notices. Except where otherwise specifically provided in this Agreement, all notices, requests, consents, approvals and statements will be in writing and will be deemed to

15

have been properly given by (i) personal delivery, (ii) electronic facsimile transmission, (iii) electronic mail, or by (iv) nationally recognized overnight courier service, addressed in each case, to the intended recipient as set forth below:

To the Company:	Regulus Therapeutics LLC 3545 John Hopkins Court San Diego, California 92121 Attention: President

With a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Thomas A. Coll, Esq.

To Investor:	Aventis Holdings Inc. c/o sanofi-aventis 174 avenue de France 75635 Paris Cedex 13 - France Attention: Philippe Goupit

With a copy to:	Proskauer Rose LLP 1585 Broadway New York, NY 10036 Attention: Ori Solomon, Esq.

Such notice, request, demand, claim or other communication will be deemed to have been duly given on (a) the date of personal delivery, (b) the date actually received if by facsimile or electronic mail; or (c) on the third business day after delivery to a nationally recognized overnight courier service, as the case may be. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

6.8 Fees and Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. For purposes of this Section 6.8, “prevailing party” means the net winner of a dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other Party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the prevailing party from the date of the offer forward.

6.9 Titles and Subtitles; Form of Pronouns; Construction and Definitions. The titles of the Sections and paragraphs of this Agreement are for convenience only and are not to

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be considered in construing this Agreement. All pronouns used in this Agreement will be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular and will not be interpreted to preclude the application of any provision of this Agreement to any individual or entity. Unless the context otherwise requires, (i) each reference in this Agreement to a designated “Section,” “Schedule,” “Exhibit,” or “Appendix” is to the corresponding Section, Schedule, Exhibit, or Appendix of or to this Agreement; (ii) the word “or” will not be applied in its exclusive sense; (iii) “including” will mean “including, without limitation”; (iv) references to “$” or “dollars” will mean the lawful currency of the United States; and (v) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. References in this Agreement to particular sections of the Securities Act or to any provisions of California law will be deemed to refer to such sections or provisions as they may be amended or succeeded after the date of this Agreement.

6.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and will become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

6.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.12 Specific Performance. The failure of either party to this Agreement to perform its agreements and covenants hereunder, including but not limited to Section 4, may cause irreparable injury to the other party to this Agreement for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any Party’s obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 6.12 is without prejudice to any other rights that the Company and Investor may have for any failure to perform this Agreement.

6.13 Termination. This Agreement will terminate and be of no further force or effect upon the earlier of (i) a Liquidation Event, Acquisition or Asset Transfer; or (ii) the date three (3) years following the consummation of the Initial Offering that results in the conversion of all outstanding shares of preferred stock of the Company.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Name:	Kleanthis G. Xanthopoulos, Ph.D.
Title:	President and CEO

INVESTOR:

AVENTIS HOLDINGS INC.

By:	/s/ John M. Spinnato
Name:	John M. Spinnato
Title:	Authorized Signatory

1

EXHIBIT A

DEFINITIONS

1.1 “Change of Control” means, with respect to Investor, the earlier of (x) the public announcement of and (y) the closing of: (a) a merger, reorganization or consolidation involving Investor in which its shareholders immediately prior to such transaction would hold less than 50% of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such merger, reorganization or consolidation, or (b) a sale to a third party of all or substantially all of Investor’s assets or business relating to this Agreement. Investor will notify the Company within two (2) Business Days of entering into an agreement which, if consummated, would result in a Change of Control.

1.2 “Common Stock” means the Common Stock of the Company.

1.3 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.4 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.5 “Holder” means Investor so long as it owns of record Registrable Securities that have not been sold to the public, or any assignee of record of such Registrable Securities in accordance with Section 4.7 hereof.

1.6 “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

1.7 “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.8 “Registrable Securities” means (a) Common Stock issuable or issued upon conversion of the Shares and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities will not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 4 of this Agreement are not assigned or (iii) eligible for resale pursuant to Rule 144 without volume limitations.

1.9 “Registration Expenses” means all expenses incurred by the Company in complying with Sections 4.1 or 4.2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed ten thousand dollars ($10,000) of a single special counsel for the

Holders, if applicable, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which will be paid in any event by the Company).

1.10 “Rule 144” means Rule 144 promulgated under the Securities Act, as in effect from time to time.

1.11 “SEC” means the Securities and Exchange Commission.

1.12 “Securities Act” means the Securities Act of 1933, as amended.

1.13 “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale.

1.14 “Shares” means the shares of Series B Preferred Stock of the Company issued pursuant to the Purchase Agreement held from time to time by Investor and its permitted assigns.

1.15 “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

A-1

Exhibit 10.31

EXECUTION VERSION

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

AMENDED AND RESTATED

COLLABORATION AND LICENSE AGREEMENT

between

REGULUS THERAPEUTICS INC.

And

SANOFI

AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT

THIS AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is made and entered into this July 16, 2012 (the “Effective Amendment Date”), by and between SANOFI (formerly, SANOFI-AVENTIS), a French Corporation (“Sanofi”) having a place of business at 54, rue la Boétie, 75008, Paris, France, registered in the Paris Trade and Company Register under no. 395 030 844, and REGULUS THERAPEUTICS INC., a Delaware Corporation (“Regulus”) having a place of business at 3545 John Hopkins Court, San Diego, California 92121-1121. Sanofi and Regulus each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Regulus possesses certain patent rights, know-how and technology with respect to therapeutic microRNA Compounds;

WHEREAS, Regulus and Sanofi entered into a Collaboration and License Agreement (the “Original Agreement”) dated June 21, 2010 (the “Effective Date”), under which the Parties agreed to conduct a Research Program to identify one or more Licensed Compounds for a limited number of Collaboration Targets and that Sanofi has exclusive rights to Licensed Compounds and Products arising from the Research Program;

WHEREAS, Sanofi and Regulus desire to amend and restate the Original Agreement with this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Parties do hereby agree as follows.

ARTICLE 1

DEFINITIONS

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth in APPENDIX 1, or if not listed in APPENDIX 1, the meaning designated in places throughout the Agreement.

ARTICLE 2

GRANT OF RIGHTS; EXCLUSIVITY

Section 2.1 License Grants to Sanofi. Subject to the terms and conditions of this Agreement, Regulus hereby grants to Sanofi a worldwide, royalty-bearing, exclusive license, with the right to grant sublicenses as set forth in Section 2.2 below, under the Regulus Know-How and Regulus Patents to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import Licensed Compounds and Products and Companion Diagnostics in the Product Field.

Section 2.2 Sublicenses. The licenses granted to Sanofi under Section 2.1 are sublicensable only in connection with a sublicense of a Licensed Compound or Product to any

Affiliate of Sanofi or to any Third Party, in each case to Research Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import Licensed Compound or Product in the Product Field in accordance with the terms of this Agreement.

Section 2.3 Exclusivity.

2.3.1 During the Term, on a Collaboration Target-by-Collaboration Target basis, so long as the exclusive license granted to Sanofi under Section 2.1 is in effect, Regulus agrees that it will not work, independently of the Research Program, either by itself or with any Third Party (including the grant of any license to any Third Party), to discover, research, develop and/or commercialize any microRNA Compound that is (i) a microRNA Antagonist […***…] such Collaboration Target or (ii) a microRNA Mimic designed to mimic the activity of such Collaboration Target. In addition, on a microRNA-by-microRNA basis, for as long as a microRNA is not a Collaboration Target but the subject of target validation under the Research Program, Regulus agrees that it will not work, independently of the Research Program, either by itself or with any Third Party (including the grant of any license to any Third Party), to discover, research, develop and/or commercialize any microRNA Compound that is (i) a microRNA Antagonist […***…] such microRNA or (ii) a microRNA Mimic designed to mimic the activity of such microRNA.

2.3.2 During the Term, on a Collaboration Target-by-Collaboration Target basis, so long as the exclusive license granted to Sanofi under Section 2.1 is in effect, Sanofi agrees that it will not work independently of this Agreement in collaboration with any Third Party (including the grant of any license to or from any Third Party) to discover, research, develop and/or commercialize (i) with respect to Collaboration Targets that are the subject of the exclusive license under Section 2.1 where the applicable Product contains a microRNA Antagonist, microRNA Compounds that are […***…] such Collaboration Target; and (ii) with respect to Collaboration Targets that are the subject of the exclusive license under Section 2.1 where the applicable Product contains a microRNA Mimic, microRNA Compounds with a substantially similar base composition as the applicable Collaboration Target that are designed to mimic the activity of such Collaboration Target, in each case (both (i) and (ii) above) only in the Therapeutic Field for which the applicable Product is being developed and/or commercialized.

Section 2.4 License Conditions; Limitations.

2.4.1 If Sanofi fails to meet any of its obligations under Section 3.5.1 and Section 6.2, and such failure rises to the level of a material breach of this Agreement, then Regulus will have the termination rights set forth in Section 9.3.

2.4.2 If Sanofi fails to meet its obligations to use Commercially Reasonable Efforts under ARTICLE 5 for a particular Licensed Compound or Product, Regulus will have the termination rights set forth in Section 9.4.

2.4.3 The license and exclusivity granted under Section 2.1 and Section 2.3 are subject to and limited by the (i) Existing Regulus Agreements and (ii) […***…]

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[…***…], solely to the extent Regulus has, prior to the Effective Date, […***…].

2.4.4 Without limiting this Section 2.4, Regulus’ ability to conduct research and development on […***…], and Regulus’ ability to grant Sanofi a license under Section 2.1 to Develop and Commercialize […***…], is limited by, and subject to, the terms of the […***…]. Regulus will use commercially reasonable efforts (and will […***…]) to secure the right to conduct research and development on […***…] under the R&D Plan, and grant Sanofi a license under Section 2.1 to Develop and Commercialize Licensed Compounds that are […***…] to the fullest extent contemplated by this Agreement.

2.4.5 Without limiting this Section 2.4, Regulus’ ability to conduct research and development on microRNA Compounds in the Therapeutic Field of […***…], and Regulus’ ability to grant Sanofi a license under Section 2.1 to Develop and Commercialize microRNA Compounds in the Therapeutic Field of […***…] is limited until the date […***…] which in no event shall be later than […***…])[…***…], as in effect on the Effective Date. Subject to the preceding sentence, Regulus will secure the right to grant Sanofi a license under Section 2.1 to Develop and Commercialize Licensed Compounds in the Therapeutic Field of […***…] to the fullest extent contemplated by this Agreement. The fact that Sanofi has been, or will be granted any rights by Regulus in the Therapeutic Field of […***…] shall be deemed Sanofi Confidential Information […***…].

2.4.6 Subject to Section 2.3, Regulus retains the right to grant Permitted Licenses.

2.4.7 The […***…] granted to Sanofi under the […***…] Agreement is subject to the terms of the […***…] Agreement (including for the avoidance of doubt the […***…] obligation vis-à-vis […***…] to provide reports in accordance with […***…] Agreement, and to keep records as set forth in Article 10 of the […***…] Agreement, provided that Regulus agrees to directly comply with the reporting obligations under the […***…] Agreement with respect to progress of research and development. To the extent necessary to comply with the reporting obligations under the […***…] Agreement, Sanofi agrees to provide Regulus with reports of Sanofi’s progress through the JSC for so long as the JSC in place, and thereafter as reasonably requested by Regulus, in each case, at intervals and with reasonable lead-times reasonably necessary for Regulus to comply with the […***…] Agreement. Based on the information reported by Sanofi pursuant to the preceding sentence, Regulus will prepare the necessary reports and submit them to […***…]. However, if […***…] insists that Sanofi provide written progress, Sanofi agrees to do so. The parties shall cooperate in good faith to facilitate compliance with the Existing Regulus Agreements. Notwithstanding the foregoing, Regulus shall make a good faith effort to […***…] that the […***…] of the […***…] the reporting obligations that Sanofi has to Regulus under this Agreement.

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ARTICLE 3

COLLABORATION

Section 3.1 Objective. The Parties will collaborate in carrying out a program to discover and preclinically develop Licensed Compounds (as further provided for in the R&D Plan, the “Research Program”), for the clinical Development and Commercialization of such Licensed Compounds by Sanofi as Products.

Section 3.2 R&D Plan. The Research Program will be carried out in accordance with a written research and development plan (the “R&D Plan”). The initial R&D Plan that has been agreed to by the Parties as of the Effective Date is attached as APPENDIX 8 hereto. Within 60 days after the Effective Amendment Date, the JSC shall update and amend the R&D Plan to incorporate the plans set forth in APPENDIX 8-A attached hereto. The purpose of the R&D Plan is to detail the responsibilities and activities of Regulus and Sanofi with respect to carrying out the Research Program. The R&D Plan will include a description of the specific activities to be performed by the Parties in support of the Research Program, the number of FTEs to be committed by Regulus to perform such activities, and projected timelines for completion of such activities. The R&D Plan, including the definition of Development Candidate, the Development Candidate selection criteria, and the Target Product Profile, may be amended with the approval of the JSC (with the Senior Representative of Sanofi having the final decision in the case of a dispute between the Parties over such matters, except as set forth in the JSC Charter). The R&D Plan will be updated and amended from time to time, but at least annually. In addition, at the time a Development Candidate is designated, the JSC will meet to update the R&D Plan to implement the Manufacturing Technology transfer under Section 4.3 and to secure supply of API to support Phase 1 Trials, the cost of which will be borne solely by Sanofi. If the Parties cannot agree to updates or amendments to the R&D Plan, the Parties will first pursue the dispute resolution provisions of the JSC Charter and thereafter follow the provisions of Section 13.4.

Section 3.3 Research Term.

3.3.1 The Research Program will be carried out during the period following the Effective Date and ending on the third anniversary of the Effective Date unless extended pursuant to Section 3.3.2 (such period, including any extensions pursuant to Section 3.3.2, the “Research Term”).

3.3.2 Sanofi will have the option to extend the Research Term for two additional one-year periods, such that the Research Term may be extended through the fourth and fifth anniversary of the Effective Date. For any extension of the Research Term, the JSC will amend and restate the R&D Plan as necessary, subject to the provisions of the JSC Charter.

3.3.3 In order to exercise its option under Section 3.3.2 to extend the Research Term, Sanofi must provide Regulus a written notice exercising Sanofi’s right to extend the Research Term at least […***…] days prior to the scheduled expiration of the Research Term. If Sanofi does not timely provide such written notice, the Research Term will end when scheduled. In addition, no earlier than the […***…] day prior to the scheduled expiration of the Research Term, Regulus may request in writing from Sanofi a nonbinding, good faith indication of

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whether or not Sanofi intends to extend the Research Term. In such event, Sanofi will provide such nonbinding, good faith indication to Regulus at least […***…] days prior to the scheduled expiration of the Research Term.

Section 3.4 Joint Steering Committee. The Parties will establish and maintain a joint steering committee (the “JSC”) to oversee the conduct of the Research Program, including, but not limited to approving any changes to the R&D Plan. The JSC will be established, operated and governed in accordance with the policies and procedures set forth in APPENDIX 4 attached hereto (the “JSC Charter”). The JSC Charter may be amended with the unanimous approval of the JSC members. As needed, the JSC will establish subcommittees and working groups that will report to the JSC to further the objectives of the Research Program. The JSC and any subcommittees and working groups established by the JSC will automatically dissolve at the end of the Research Term.

Section 3.5 Research Program Staffing; Funding; and Resources. Regulus will dedicate Regulus employees during the Research Term to perform activities in support of and in accordance with the then-current R&D Plan.

3.5.1 Regulus will invoice Sanofi on or after the Effective Date for, and Sanofi will pay Regulus, an irrevocable, non-creditable and nonrefundable payment of five million dollars ($5,000,000) to support Regulus’ work under the Research Program for the first year of the Research Term. Regulus will invoice Sanofi on or after the first anniversary of the Effective Date and on or after each subsequent anniversary of the Effective Date during the Research Term (including any extension under Section 3.3.2) for, and Sanofi will pay Regulus, an irrevocable, non-creditable and nonrefundable payment of five million dollars ($5,000,000) to support Regulus’ work under the Research Program for such year. Regulus will invoice Sanofi for each such payment and Sanofi will pay each such invoice in accordance with Section 6.13. Regulus agrees and covenants to Sanofi that, unless otherwise previously agreed in writing between the Parties, (a) all payments received by Regulus under this Section 3.5.1 shall be dedicated exclusively to Regulus’ performance of the Research Program and (b) no portion of any payment received by Regulus under this Section 3.5.1 shall be used to conduct target validation activities with respect to any microRNA unless such microRNA is designated as the subject of such activities in the R&D Plan.

3.5.2 Except for the payments under Section 3.5.1 above, Regulus will bear all costs, including costs related to research supplies, consumables and animals, in performing its obligations under the R&D Plan. In accordance with the foregoing, if the JSC determines that any of Regulus’ obligations under the R&D Plan could be performed better, or faster by Sanofi, then Sanofi shall have the opportunity to perform such work […***…] on a scope of work and budget, consistent with […***…] require to perform the same; and Regulus will pay Sanofi for such work in accordance with such budget. For clarity, Regulus will perform, and bear all costs of performing, all IND-Enabling Studies to the extent required by the FDA to support the IND for the Target Product Profile that was approved by the JSC prior to the start of such IND-Enabling Studies.

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3.5.3 Regulus shall commit the necessary resources to use commercially reasonable efforts to (a) provide Sanofi with a […***…] microRNA targets in […***…] Fibrosis […***…] by […***…], (b) […***…] no later than […***…], and (c) receive […***…] for Licensed Compounds during […***…]; in each case consistent with the R&D Plan. Without limiting the foregoing, during the Research Term, Regulus shall commit the necessary resources and use Commercially Reasonable Efforts to (a) […***…].

Section 3.6 Collaboration Targets. Sanofi will have a license under Section 2.1 for up to four microRNAs (including Mir-21 as of the Effective Date) designated by Sanofi in accordance with Section 3.6.1 below, for research and development under the R&D Plan (each such designated microRNA is a “Collaboration Target”). At each JSC meeting (including the initial meeting to be held promptly following the Effective Date), Regulus will provide an update to Sanofi regarding all material results of Regulus’ research and discovery efforts, including the identity of each microRNA (excluding any microRNA that is encumbered by the […***…]) that is the subject of Regulus’ efforts under the Research Program. In addition, Regulus may, from time-to-time, provide the JSC with microRNA targets that have been validated by Regulus, independently of the Research Program. To this end, the Parties agree to hold an audio or video teleconference meeting of the JSC within 10 Business Days after the Effective Date and the initial face-to-face meeting of the JSC within eight (8) weeks after the Effective Date. Each microRNA provided by Regulus to the JSC pursuant to this Section 3.6 is a “Proposed Target” hereunder. The Collaboration Targets, including whether Sanofi’s rights for such Collaboration Targets are for a microRNA Antagonist or a microRNA Mimic, will be listed on APPENDIX 6, which may be updated from time to time by the Parties in accordance with this Section 3.6. Sanofi may designate up to four Collaboration Targets at any time during the Research Term; provided, however, that if Sanofi wishes to designate a Collaboration Target after the […***…], Sanofi must first have extended the Research Term for at least […***…] in accordance with Section 3.3.2.

3.6.1 Designating Collaboration Targets. As of the Effective Date, Sanofi has designated Mir-21 as a Collaboration Target to approach with a microRNA Antagonist. If during the Research Term there are less than four Collaboration Targets, Sanofi may designate a new microRNA as a Collaboration Target by providing Regulus with a written notice (the “Request Notice”) of the microRNA it wishes to designate as a Collaboration Target (the “Requested Target”). Each Requested Target may be selected from the Proposed Targets or may be any other microRNA. The Request Notice will include the microRNA name and the miRBase Accession Number, and whether Sanofi wants to approach such Requested Target with a microRNA Antagonist or a microRNA Mimic. Within 15 Business Days of receipt of the Request Notice, Regulus will give Sanofi written notice (i) stating if any of the criteria set forth in clauses (a) or (b) below applied to such Requested Target at the time of Regulus’ receipt of the

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Request Notice (or otherwise confirming that such Requested Target is available); and (ii) only if none of clauses (a) or (b) below applied to such Requested Target at the time of Regulus’ receipt of the Request Notice, disclosing all relevant Existing Regulus Agreements and Future Regulus Agreements and the […***…] and other potential encumbrances known by Regulus and related to the Requested Target (“Target Encumbrances”). If, and only if, at the time of Regulus’ receipt of the Request Notice, the Requested Target:

(a) is the subject of […***…] an exclusive license granted by Regulus to a Third Party that would prohibit Regulus from collaborating with Sanofi under this Agreement or from granting a license under Section 2.1 with respect to the Requested Target; or

(b) is not a Proposed Target and has been approved in accordance with […***…] procedures, consistently applied to […***…] research programs, as the subject of an […***…] research program, […***…], with committed resources, as reflected in the minutes of the proceedings of […***…]. For purposes of this paragraph, “[…***…]” means the […***…] responsible for approving the commitment of resources to an […***…];

then, and only then, in each case, the Requested Target will be rejected and will not become a Collaboration Target. If the Requested Target is rejected, Sanofi can request another microRNA in accordance with the terms of this Section 3.6.1. If the Requested Target is not rejected, the Requested Target will become a Collaboration Target upon payment by Sanofi to Regulus of the applicable target designation milestone under Section 6.3; provided, however, that if the Requested Target has any Target Encumbrances (and Regulus has disclosed such Target Encumbrances to Sanofi), before such Requested Target can become a Collaboration Target, Sanofi must agree in writing (within 30 days of receiving from Regulus the description of such Target Encumbrances and subject to the allocations set forth in Section 6.8) to assume all applicable Target Encumbrances for such Requested Target. Whenever a microRNA becomes a Collaboration Target, the JSC will promptly update the R&D Plan and the Parties will promptly update APPENDIX 6 to add the new Collaboration Target and whether Sanofi’s rights for such Collaboration Target will be related to a microRNA Antagonist or a microRNA Mimic. For clarity, Sanofi may designate both a microRNA Antagonist and a microRNA Mimic for the same microRNA under this Section 3.6.1, but the microRNA Antagonist and the microRNA Mimic will each count as a separate Collaboration Target.

3.6.2 Right of Substitution. At any time during the Research Term and subject to the procedures set forth below, by written notice to Regulus, Sanofi may substitute a new microRNA for an existing Collaboration Target; provided that:

(a) unless unanimously agreed by the JSC, Sanofi may not substitute a Collaboration Target during the first […***…] months following the applicable Request Notice for such Collaboration Target;

(b) Sanofi may only substitute Collaboration Targets for which Regulus has not generated a microRNA Compound satisfying the Development Candidate

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selection criteria set out in the R&D Plan, within […***…] months of the applicable Request Notice for such microRNA;

(c) Sanofi may not substitute a Collaboration Target if Regulus has […***…] for a Licensed Compound targeting or mimicking such Collaboration Target;

(d) Sanofi may not substitute another microRNA for Mir-21, unless Regulus has not […***…] for a Mir-21 Compound by […***…]; and

(e) Sanofi may not make more than […***…] such substitutions under this Section 3.6.2(e) during the Research Term, provided that if Sanofi extends the Research Term until the […***…] anniversary of the Effective Date pursuant to Section 3.3.2, then the maximum number of substitutions under this Section 3.6.2 that Sanofi may make during the Research Term as so extended shall be […***…]. Notwithstanding the foregoing, the JSC may unanimously agree to make a Collaboration Target substitution, in which event such substitution shall not count toward the applicable maximum number of substitutions set forth in the preceding sentence.

If Sanofi elects to substitute a Collaboration Target under this Section 3.6.2, then Sanofi will provide written notice to Regulus, which written notice shall include a proposed new microRNA for consideration (including its name, the miRBase accession number for the proposed microRNA) as a new Collaboration Target. Regulus shall approve or reject such proposed substitution microRNA in accordance with the criteria on which a Requested Target becomes a Collaboration Target as set forth in Section 3.6.1. Any microRNA that is substituted-out of the Research Program will no longer be considered a Collaboration Target and Regulus’ obligations under this Agreement with respect to such substituted-out microRNA (including but not limited to Section 2.3) will terminate. For purposes of clarity, Sanofi will not have to pay an additional target designation milestone under Section 6.3 for a replacement Collaboration Target under this Section 3.6.2.

3.6.3 Confidentiality. The fact that Sanofi has designated a particular microRNA as a Collaboration Target is Sanofi Confidential Information. The fact that Regulus has rejected a particular microRNA under Section 3.6.1 is Regulus Confidential Information.

3.6.4 End of Research Term. Upon the expiration of the Research Term, (a) Regulus will not be obligated to continue to perform work under the Research Program; (b) Sanofi may not designate any additional (or substituted) Collaboration Targets under Section 3.6; and (c) subject to Regulus’ obligations under Section 2.3, Regulus will […***…] any data generated under the R&D Plan for any microRNA that is not a Collaboration Target, including any microRNA Compound antagonizing or mimicking such microRNA.

Section 3.7 Research Program Records. Each Party and its contractors will maintain complete and accurate records of all work conducted in the performance of the Research Program, an accounting of the number of FTEs committed by Regulus, and all results, data, inventions and developments made in the performance of the Research Program. Such records will be in sufficient detail and in good scientific manner appropriate for patent and

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regulatory purposes. Upon reasonable prior written notice, Regulus will provide Sanofi the right to inspect such records, and will provide copies of all requested records, to the extent reasonably required for the performance of Sanofi’s rights and obligations under this Agreement. Upon reasonable prior written notice, and solely with respect to Discontinued Products, Sanofi will provide Regulus the right to inspect such records, and will provide copies of all requested records, to the extent reasonably required for the performance of Regulus’ rights and obligations under this Agreement. In each case, each Party will maintain such records and the information it receives from the other Party in confidence in accordance with Article 7 hereof and will not use such records or information except to the extent otherwise permitted by this Agreement.

Section 3.8 Disclosure of Results of Research Program. The results of all work performed by the Parties as part of the Research Program will be promptly disclosed to the other Party in a reasonable manner as such results are obtained. In addition, Regulus will periodically provide Sanofi with written reports of the work performed under the Research Program, the number of FTEs committed, and the results achieved by Regulus. Regulus and Sanofi will provide reports and analyses at each JSC meeting, and more frequently on reasonable request by the JSC, detailing the current status of the Research Program. The results, reports, analyses and other information regarding the Research Program disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted and other terms and conditions under this Agreement. Upon reasonable request by Sanofi, Regulus will provide Sanofi with additional data, results and other information with respect to the work performed by Regulus in the performance of the Research Program. Any reports required, excluding reports needed for submission to a Regulatory Agency, under this Section 3.8 may take the form of and be recorded in minutes of the JSC that will contain copies of any slides relating to the results and presented to the JSC. Reports needed to support regulatory submissions and updates to a Regulatory Agency will be provided in a timely manner and in a format as agreed upon by the JSC.

Section 3.9 Research Efforts; Resources, Scientific Manner. Each Party will use Commercially Reasonable Efforts to perform the Research Program, including its responsibilities under the R&D Plan.

3.9.1 Throughout the Research Term, Regulus will assign no less than the number of qualified scientists specified in the R&D Plan to perform the work set forth in the then-applicable R&D Plan. The mixture of skills and levels of such employees will be appropriate to the scientific objectives of the Research Program.

3.9.2 Each Party will maintain laboratories, offices, administrative support and all other facilities at its own expense and risk necessary to carry out its responsibilities under the R&D Plan. Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the performance of the Research Program. Sanofi and Regulus will cooperate with each other in carrying out the Research Program, and each Party will contribute its relevant know-how and experience necessary to carry out the Research Program.

3.9.3 The Research Program will be conducted by each Party in good scientific manner, and in compliance with all applicable GCP, GLP and GMP, and applicable legal

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requirements, to attempt to achieve efficiently and expeditiously the Objectives of the Research Program. Each Party will comply with all Applicable Laws, in the performance of work under this Agreement.

3.9.4 Regulus will not perform any of its obligations under the R&D Plan through one or more subcontractors or consultants, without the prior written approval of Sanofi, such approval not to be unreasonably withheld; except that Regulus may (i) enter Permitted Licenses; and (ii) engage consultants and subcontractors in the ordinary course that generally support Regulus’ research and development infrastructure, provided that (a) each such consultant and subcontractor agrees in writing to assign to Regulus all Know-How and Patents conceived made or reduced to practice in performing services for Regulus, and (b) Regulus will solely bear any costs associated with Regulus’ use of such consultants and subcontractors. Sanofi will promptly notify Regulus regarding any Third Party Sanofi uses to conduct research under the R&D Plan or that Sanofi transfers Compounds or Products to, including identifying such Third Party.

Section 3.10 Materials Transfer. In order to facilitate the Research Program, either Party may provide to the other Party certain materials for use by the other Party in furtherance of the Research Program. All such materials will be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing its rights and obligations under this Agreement, and the receiving Party will not transfer such materials to any Third Party unless expressly contemplated by this Agreement or upon the written consent of the supplying Party.

Section 3.11 Pharmacovigilance; Safety Database. Prior to IND transfer, designated staff from the respective Headquarter Pharmacovigilance Department shall be requested by the Joint Steering Committee to establish a detailed Safety Data Exchange Agreement (“SDEA”) for the Licensed Products to be in place prior to Sanofi starting any clinical development. Notwithstanding the foregoing, the Parties agree to the following principles:

3.11.1 Sanofi will establish the global safety database for the Licensed Compounds/Products that will be used for regulatory reporting and responses to safety queries from Regulatory Authorities. For that purpose, Regulus will promptly transfer all safety information regarding the Licensed Compounds or Products, including, if applicable, adverse events, and drug exposure during pregnancy data that it has regarding the Licensed Compounds or Products to Sanofi for entry into the global safety database upon request from Sanofi. The timelines, format and content of such transfer shall be agreed in the SDEA.

3.11.2 Regulus maintains a database that includes information regarding the safety and tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Regulus Database”).

3.11.3 Safety Monitoring. In an effort to maximize understanding of the safety profile and pharmacokinetics of Regulus compounds, after IND Approval, Sanofi will cooperate with Regulus and forward safety information to Regulus designated contact persons. This includes transmission of serious adverse events collected from Sanofi sponsored studies in a timely fashion as agreed in the SDEA. Vice versa Regulus shall promptly inform Sanofi on any

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safety issue or class effect that may come to its attention including those from other license partners to the extent Regulus is not precluded by written agreement with the applicable partner from sharing such information with Sanofi. This includes also non clinical safety information.

3.11.4 Studies/Regulatory Documents. To the extent collected by Sanofi and in the form in which Sanofi uses/stores such information for its own purposes, Sanofi will provide Regulus with the results from each of the nonclinical (e.g., toxicology, pharmacokinetics, and safety pharmacology studies) and the clinical studies of each Licensed Compound and Product as soon as practicable following the date such information is available to Sanofi (but not later than […***…] days after Sanofi’s receipt of such information). The clinical results will include, but will not be limited to, subject demographics and characteristics, medical history, prior and concomitant medication usage, adverse event reports and laboratory test results. The clinical results will be accompanied by the clinical study protocol (original and all amendments) and an annotated case report form (CRF) that identifies the variable names in the transferred data associated with each of the data fields in the CRF. In connection with any reported serious adverse event, Sanofi will provide Regulus all serious adverse event reports (including initial, interim, follow-up, amended, and final reports) promptly following the time these reports are submitted to Regulatory Authorities. In addition, with respect to each Licensed Compound and Product, Sanofi will provide Regulus with copies of annual safety updates filed with each IND and the safety sections of any final clinical study reports within […***…] days following the date such information is filed or is available to Sanofi, as applicable. Furthermore, Sanofi will promptly provide Regulus with any supporting data and answer any follow-up questions reasonably requested by Regulus.

3.11.5 Confidentiality. All such information disclosed by Sanofi to Regulus will be Sanofi Confidential Information; provided, however, that Regulus may disclose any such Sanofi Confidential Information to Regulus’ other partners pursuant to ARTICLE 7 below if such information is regarding class generic properties of microRNA Compounds, and/or any Third Party, in each case, so long as Regulus does not disclose the identity of the Product, or Sanofi.

3.11.6 Contacts. Sanofi will deliver all such information to Regulus for the Regulus Database to 3545 John Hopkins Court, San Diego, California 92121-1121, Attention: Chief Medical Officer (or to such other address/contact designated in writing by Regulus).

ARTICLE 4

MANUFACTURING

Section 4.1 Supply of microRNA Compound for Research Program. Regulus agrees to manufacture and supply all microRNA Compounds for use in support of the Research Program until the filing of an IND. Regulus will bear its own costs for the manufacture of all microRNA Compound needed for research until the filing of an IND. For clarity, Regulus will not be required to manufacture and supply API or drug product for any human clinical trials.

Section 4.2 Clinical and Commercial Manufacturing and Supply of Licensed Compound and Product.

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4.2.1 Product Manufacturing Responsibility. Except as otherwise provided in this Agreement, the Parties acknowledge and agree that Sanofi will be solely responsible for the manufacturing of Licensed Compound and Product for all clinical trials and commercial supply, including management of the overall manufacturing strategy and tactics, formulation, internal or contract manufacturer selection for API and finished Product, associated audits, stability testing, pricing, relationship with contract manufacturer(s) and any work proposals or contract negotiations or contracts themselves.

4.2.2 Supply of Finished Drug Product. Except as otherwise specified in the R&D Plan, the Parties acknowledge and agree that Sanofi will be solely responsible for the manufacturing, stability testing and supply of finished drug Product.

Section 4.3 Transfer of Manufacturing Technology and Assistance. Regulus shall disclose (and provide copies, as applicable) to either Sanofi or a Third Party manufacturer designated by Sanofi all Manufacturing Technology that is required for the manufacture (including the development of the manufacturing process) of the Licensed Compounds and Products and is reasonably necessary or useful to enable Sanofi or such Third Party manufacturer (as appropriate) to manufacture such Products. The steps, planning and obligations of the Parties regarding the transfer of the Manufacturing Technology for each Product (for both the Licensed Compound and the Product) will be set forth in a “Technology Transfer Master Plan API” to be executed between the Parties promptly after the JSC decides such transfer is necessary. Upon request, Regulus will at all times use diligent efforts to provide Sanofi with any additional information or on-site support as may be required by Sanofi and its Affiliates in connection with the transfer of the Manufacturing Technology. Sanofi shall reimburse Regulus for any on-site support rendered at the FTE-Day Rate per FTE-day, provided further Regulus shall in no event be obliged to provide more than […***…] in total, unless the Parties otherwise agree in writing. For purposes of this Agreement “Manufacturing Technology” shall mean the Know-How Controlled by Regulus that is reasonably available and reasonably necessary for the Manufacture (including formulation, processing, filling and packaging) of Licensed Compounds and Products. Sanofi and its Third Party manufacturer may only use the Manufacturing Technology only in support of its licenses under Section 2.1 of this Agreement and will not use the Manufacturing Technology in connection with any other compound or product. Sanofi will be responsible and liable to Regulus for any practice of the Manufacturing Technology by Sanofi’s Third Party manufacturer that breaches this Section 4.3.

ARTICLE 5

DEVELOPMENT & COMMERCIALIZATION

Section 5.1 Development, Commercialization and Regulatory Responsibilities. Other than Regulus’ responsibilities under the R&D Plan (including but not limited to preparing and filing the IND for each Licensed Compound and Product), Sanofi will have sole responsibility, including without limitation sole responsibility for all funding, resourcing and decision-making, for all Development and Commercialization with respect to the Licensed Compounds and Products after IND Approval. Sanofi hereby assumes all regulatory responsibilities in connection with Licensed Compounds and Products after IND Approval, including sole responsibility for all Regulatory Documentation and for obtaining all Approvals.

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Sanofi will comply with all Applicable Laws in connection with the Development and Commercialization of Licensed Compounds and Products. Sanofi (by itself or through its Affiliates, sublicensees, (sub)contractors or agents, as applicable) will achieve Initiation of first Phase 1 Trial as soon as practicable following IND Approval for each Licensed Compound and will use Commercially Reasonable Efforts to Develop and Commercialize at least one Licensed Compound or Product for each Collaboration Target. Regulus will make all IND filings under the Research Plan in Regulus’ name. Once Sanofi pays Regulus the applicable milestone payment under Section 6.4.1 for IND Approval, Sanofi will own all INDs, NDAs, MAAs and other regulatory filings and Approvals for Products, subject to Regulus reversion rights under ARTICLE 10.

Section 5.2 Reports by Sanofi after the Research Term. After the Research Term with respect to any Licensed Compound or Product that Sanofi is Developing, Sanofi will provide a […***…] report to Regulus summarizing Sanofi’s activities over the past year with respect to the identified Licensed Compound or Product and an appropriate number of representatives from each Party will meet at least once every year to review Development activities. Sanofi will consider Regulus’ input regarding such activities. The reports provided by Sanofi under this Section 5.2 will contain sufficient information to allow Regulus to reasonably determine whether Sanofi is in compliance with its obligations to use Commercially Reasonable Efforts under Section 5.1.

Section 5.3 Product Development Plans; Integrated Product Plans. For each Product that Sanofi is clinically developing under this Agreement, Sanofi will prepare a development plan outlining key aspects of the clinical development of such Product through Approval. Each development plan will contain information customarily contained in Sanofi’s development plans for its similar products at similar stages of development (each a “Product Development Plan”). In addition, prior to the launch of a Product, Sanofi will prepare a global integrated Product plan outlining the key aspects of market launch and commercialization (the “Integrated Product Plan” or “IPP”). Sanofi will prepare each IPP at the same time and containing information and target markets as customarily contained in Sanofi’s Commercialization plans for its similar products at similar stages of development. Each Product Development Plan and IPP will be updated annually by Sanofi. Sanofi will provide to Regulus a copy of the final draft of the Product Development Plans and IPPs (original and updates) for each of the U.S., each Major European Country and Japan, if available. Such copies of Product Development Plans and IPPs provided to Regulus may be redacted to the extent necessary to preserve the confidentiality of Sanofi confidential information related to products that are not Products. Sanofi and Regulus will meet on a yearly basis to discuss the draft of each Product Development Plan and IPP and Sanofi will consider, in its sole discretion, any proposals and comments made by Regulus for incorporation in the final Product Development Plan or IPP (as the case may be).

Section 5.4 Class Generic Claims. To the extent Sanofi intends to make any claims in a Product label that are class generic to microRNA Compounds, Sanofi will provide such claims to Regulus in advance and will consider, in its sole discretion, any proposals and comments made by Regulus.

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ARTICLE 6

FINANCIAL PROVISIONS

Section 6.1 Up-Front Payment. In consideration for the licenses and other rights granted under this Agreement Sanofi will pay Regulus an irrevocable, non-creditable and nonrefundable technology access fee equal to $25,000,000 ($[…***…] of which Regulus is allocating to the access to Mir-21 in the detailed amounts set forth on APPENDIX 9, and $[…***…] of which Regulus is allocating to the rest of the Research Program in the detailed amounts set forth on APPENDIX 9). Regulus shall send Sanofi separate invoices pursuant to Section 6.13 on or after the Effective Date for such $[…***…] payment and such $[…***…] payment, and Sanofi shall pay such amounts no later than […***…] Business Days following receipt of such invoices. The Parties hereby agree that the payments contemplated by this Section 6.1 have been made prior to the Effective Amendment Date and that, as of the Effective Amendment Date, neither Party shall owe any obligation to the other Party under this Section 6.1.

Section 6.2 Research Program Funding. Sanofi will provide Research Program funding to Regulus as set forth in Section 3.5.1.

Section 6.3 Target Designation Milestone. For each Collaboration Target (other than Mir-21) designated by Sanofi under Section 3.6, Sanofi will pay Regulus an irrevocable, non-creditable, and nonrefundable milestone payment equal to $[…***…] within 10 Business Days after receipt of invoice from Regulus following such designation. For purposes of clarity, Sanofi will not have to pay an additional target designation milestone under this Section 6.3 for a replacement Collaboration Target under Section 3.6.2.

Section 6.4 Milestone Payments by Sanofi. Sanofi will give Regulus written notice within […***…] Business Days of the first achievement of each Milestone Event provided in Table 1; provided Regulus will notify Sanofi regarding IND Approval for each Licensed Compound. After receiving such written notice, Regulus shall submit an invoice to Sanofi for the amount of such milestone payment, and Sanofi will pay Regulus the applicable milestone payment within […***…] days after receipt of an invoice from Regulus following achievement of the applicable milestone event.

6.4.1 Development/Approval Milestones.

(a) For each Collaboration Target (other than Mir-21), the milestone payments by Sanofi to Regulus under Column 1 of Table 1 below will be triggered by the first achievement of the specified milestone events by Sanofi, its sublicensees or their respective Affiliates for the first Licensed Compound or Product that targets or mimics such Collaboration Target to achieve the specified milestone event.

(b) The milestone payments under Column 2 of Table 1 below will be payable as set forth below for the first achievement of the specified milestone events by Sanofi, its sublicensees or their Affiliates for the first Mir-21 Compound or Mir-21 Product to achieve the specified milestone event.

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Table 1

	Column 1	Column 2
Milestone Event	Payment for First Licensed Compound Per Collaboration Target	Payment for First Mir-21 Compound

1. IND Approval	[…***…]	[…***…]
2. […***…]	[…***…]	[…***…]
3. […***…]	[…***…]	[…***…]
4. […***…]	[…***…]	[…***…]
5. […***…]	[…***…]	[…***…]
6. […***…]	[…***…]	[…***…]

(c) In addition, on a Collaboration Target-by-Collaboration Target basis, after the first achievement of milestone event […***…] in Table 1 above by the first Licensed Compound or Product associated with a Collaboration Target to achieve such milestone event for any Indication, if a Licensed Compound or Product for such Collaboration Target (whether the same or a different Licensed Compound or Product) subsequently achieves such milestone event(s) for any additional Indication(s) (each, an “Additional Indication”), then Sanofi will promptly notify Regulus and will pay Regulus an additional milestone payment in an amount equal to […***…]% of the applicable milestone payment(s) set forth in Column 1 or Column 2 (as applicable) of Table 1 above for the achievement of such milestone event(s) by such Licensed Compound or Product for each Additional Indication (each, an “Additional Indication Milestone Payment”).

(d) If a Licensed Compound or Product for a Collaboration Target fails in development and is replaced by Sanofi with a back-up Licensed Compound or Product targeting the same Collaboration Target, with respect to any milestone payments previously paid with respect to such failed Licensed Compound or Product, Sanofi will not have to pay the same milestone with respect to the corresponding back-up Licensed Compound or Product, and Sanofi will notify Regulus in writing of the selection of the back-up Licensed Compound or Product. All milestone payments due will be payable one time only per Licensed Compound or Product for each Indication.

(e) Any Licensed Compound or Product that targets or mimics a Collaboration Target that is a Regulus Target shall be deemed a Mir-21 Compound or Mir-21 Product for the purposes of determining the milestone payments due to Regulus under this Section 6.4.1.

6.4.2 Sales Milestones. For each Collaboration Target, the milestone payments under Table 2 below will be payable by Sanofi to Regulus for the first achievement of the specified milestone events by Sanofi, its sublicensees or their Affiliates for (i) the first Licensed Compound or Product that targets or mimics such Collaboration Target to achieve the specified milestone event; and (ii) first Mir-21 Compounds or Mir-21 Products to achieve the specified milestone event.

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Table 2

Milestone Event	Milestone Payment

1. […***…]	[…***…]
2. […***…]	[…***…]

Section 6.5 Royalty Payments by Sanofi. Subject to the other provisions of this Agreement, Sanofi will pay to Regulus royalties on Net Sales of each Product at the applicable rate(s) set forth under Column 1 of Table 3 below if such Product is not a Mir-21 Product; and at the applicable rate(s) set forth under Column 2 of Table 3 below if such Product is a Mir-21 Product. The royalty rate payable with respect to each particular Product will be based on the level of annual worldwide Net Sales of such Product in a given Calendar Year period by Sanofi, its Affiliates and sublicensees, with the royalty rate tiered based upon the level of such worldwide Net Sales in such Calendar Year period of such Product as set forth in the table below.

Table 3

	Column 1	Column 2
Annual Worldwide Net Sales	Royalty Rate Product	Royalty Rate Mir-21 Product
For the portion that is less than or equal to $[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

For example, in the instance of a full Calendar Year, if annual Net Sales of a Mir-21 Product in such Calendar Year worldwide are $[…***…], the royalty due will be […***…].

Any Product that targets or mimics a Collaboration Target that is a Regulus Target shall be deemed a Mir-21 Product for the purposes of determining the royalty due to Regulus under this Section 6.5.

Section 6.6 Existing Third Party Payment Obligations.

6.6.1 Existing Regulus Agreements. Sanofi acknowledges that certain of the Regulus Technology Controlled by Regulus as of the Effective Date were in-licensed, or otherwise acquired by Regulus, from Third Parties under the Existing Regulus Agreements, and that Regulus is obligated to pay In-License Royalties and/or In-License Milestones to the Licensor(s) under such Existing Regulus Agreements as a result of the Development or Commercialization of Products by Sanofi or any of its Affiliates or sublicensees to the extent that such Products are covered by the applicable Third Party Patents. The Parties acknowledge and agree that Regulus will be responsible for paying […***…]% of the In-License Royalties, In-License

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Milestones and Other In-License Payments that become due to the Licensor(s) under the Existing Regulus Agreements.

6.6.2 Existing Sanofi Agreements. The Parties acknowledge and agree that, if and to the extent that there are any Existing Sanofi Agreements, Sanofi will be responsible for paying […***…]% of the In-License Royalties, In-License Milestones and Other In-License Payments that become due to the Licensor(s) under such Existing Sanofi Agreements, and […***…] of such payments will be creditable against any payment due to Regulus hereunder.

Section 6.7 Future Third Party Agreements.

6.7.1 Identification of Necessary Patents. Subject to Section 6.7.5, if, after the Effective Date, a Party identifies any Patent that:

(a) is not Controlled by either Party;

(b) covers (i) the […***…] thereof (each, a “Target Invention”), (ii) the […***…] (each, a “Compound Invention”), (iii) a […***…] (each, a “Method Invention”), or (iv) […***…] that is necessary to […***…] to the […***…] in order to […***…], excluding […***…] (each, a “Formulation Invention”); and

(c) such Party believes in good faith is, or is likely to be, necessary for the Development or Commercialization of a Product;

then, such Party will inform the other Party thereof, and the Parties (via the JSC for so long as the JSC is in place) shall promptly confer with each other, and attempt in good faith to reach consensus regarding, as to whether in-licensing or acquiring other rights to such Patent is, or is likely to be, necessary for the Development or Commercialization of a Product. […***…] with respect to either or both Parties. The […***…] as well as […***…]. The Parties will initially […***…] the […***…], provided that promptly after the […***…], the Party whose […***…] the other Party an […***…]

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[…***…] of the […***…] (such that the […***…] to the […***…] the other Party), and each Party […***…].

If the […***…] the Party that […***…], then such Party shall be […***…], provided that (1) such Party shall be responsible for […***…] of the […***…], (2) if such Party is Sanofi, none of such payments will be creditable against any payment due to Regulus hereunder, and (3) if such Party is Regulus, then notwithstanding any other provision of this Agreement to the contrary, such […***…].

6.7.2 Responsible Party. If the Parties mutually agree, or […***…], that in-licensing or acquiring other rights to a Patent meeting the criteria set forth in Section 6.7.1 is necessary for the Development or Commercialization of a Product (each, a “Necessary Patent”), the Party that will be responsible for in-licensing or acquiring other rights to such Necessary Patent (the “Responsible Party”) will be determined based on whether such Necessary Patent covers a Target Invention, a Compound Invention, a Method Invention, or a Formulation Invention, as follows:

Mir-21:

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

Other Collaboration Targets:

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

Any agreement entered into by a Responsible Party pursuant to this Section 6.7.2 shall be deemed a “Future Regulus Agreement” if Regulus is the Responsible Party, and a “Future Sanofi Agreement” if Sanofi is the Responsible Party.

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6.7.3 Consultation; Cooperation. The Responsible Party will consult with the other Party and consider in good faith the reasonable comments and suggestions of the other Party regarding the financial terms of any Future Regulus Agreement or Future Sanofi Agreement (as applicable), and in negotiating such Future Regulus Agreement or Future Sanofi Agreement with the applicable Licensor(s) shall use commercially reasonable efforts to minimize any In-License Royalties, In-License Milestones and Other In-License Payments that (a) are to be borne, in whole or in part, by the other Party pursuant to Section 6.8, (b) are creditable against any amounts payable to Regulus hereunder in accordance with Section 6.10.1 or Section 6.10.4, and/or (c) in the case of In-License Royalties, are to be considered in […***…]. Except as set forth in Section 6.7.2 or Section 6.9, Regulus will not enter any Future Regulus Agreement that would impose any additional financial obligations on Sanofi beyond those set forth in this Agreement without first obtaining Sanofi’s prior written consent.

6.7.4 Copy of Agreement. Upon entering into any Future Regulus Agreement or Future Sanofi Agreement that includes In-License Royalties, In-License Milestones and/or Other In-License Payments that (a) are to be borne, in whole or in part, by the other Party pursuant to Section 6.8, (b) where Sanofi is the Responsible Party, are creditable against any amounts payable to Regulus hereunder in accordance with Section 6.10.1 or Section 6.10.4, and/or (c) in the case of In-License Royalties, are to be considered in […***…], the Responsible Party shall provide to the other Party a copy of the portion of such agreement which sets forth the relevant In-License Royalties, In-License Milestones and/or Other In-License Payments.

6.7.5 Sanofi Sole Responsibility for […***…] and […***…] Technology. In the event that after the Effective Date, Sanofi identifies any Patent not Controlled by either Party that covers any […***…] that Sanofi determines, in its sole discretion, to be necessary for the Development or Commercialization of a Product, Sanofi shall have the sole responsibility for in-licensing or acquiring other rights to such Patent, including sole responsibility for negotiation and execution of a license or other agreement with respect thereto. Sanofi will be solely responsible for paying 100% of the In-License Royalties, In-License Milestones and Other In-License Payments that become due to the Licensor(s) under such agreement, and no such payments, nor any portion thereof, will be creditable against any of Sanofi’s payment obligations to Regulus under this Agreement.

Section 6.8 Allocation of Payments.

6.8.1 In-License Royalties. In-License Royalties payable to Licensors under any Future Regulus Agreement or Future Sanofi Agreement shall be allocated between the Parties based on (a) whether the applicable Third Party Patents cover a Target Invention, a Compound Invention, a Method Invention, or a Formulation Invention, (b) the identity of the Licensor(s), and/or (c) Indication, as follows:

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Mir-21:

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

Other Collaboration Targets:

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

6.8.2 In-License Milestones. In-License Milestones payable to Licensors under any Future Regulus Agreement or Future Sanofi Agreement shall be allocated between the Parties based on (a) whether the applicable Third Party Patents cover a Target Invention, a Compound Invention, a Method Invention, or a Formulation Invention, (b) the identity of the Licensor(s), and/or (c) Indication, as follows:

Mir-21:

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

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Other Collaboration Targets:

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

6.8.3 Other In-License Payments. Other In-License Payments payable to under any Future Regulus Agreement or Future Sanofi Agreement shall be allocated between the Parties, or among the Parties and one or more Third Parties (as applicable) based on (a) whether the applicable Third Party Patents cover a Target Invention, a Compound Invention, a Method Invention, or a Formulation Invention, (b) the identity of the Licensor(s), (c) Indication, and/or (d) whether the applicable Third Party Patents are licensed to any Third Party(ies) as follows:

Mir-21:

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

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Other Collaboration Targets:

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

*	[…***…]

6.8.4 Payment Process. Sanofi will directly pay to Regulus any amounts payable under a Future Regulus In-License in connection with a Product to the extent such amounts are allocated to Sanofi under this Section 6.8. Sanofi will pay directly the applicable Third Party any amounts payable under a Future Sanofi In-License in connection with a Product; provided, to the extent any royalty payments are allocated to Regulus under this Section 6.8, Sanofi will be entitled to the royalty reduction as further set forth in Section 6.10.1.

Section 6.9 New Core Technology. After the Effective Date, Regulus may wish to in-license or acquire rights to Patents from a Third Party, which Patents, if in-licensed or acquired, would be within the scope of the definition of […***…] Patent (“New Core Patents”), with or without associated Know-How. In such event, Regulus shall […***…] Sanofi’s consent, to negotiate and enter into an in-license or other agreement with the Third Party with respect to such New Core Patents and related Know-How, if any (collectively, “New Core Technology”). In such event (and to the extent permitted by Regulus’ confidentiality agreement with the applicable Third Party), Regulus will notify Sanofi regarding the nature of the New Core Technology and status of negotiations related to the New Core Technology through the JSC. Once Regulus and such Third Party have executed an agreement with respect to such New Core Technology (“New Core Technology Agreement”), Regulus will offer such New Core Technology to Sanofi (including a description of the upfront and other ongoing non-royalty, non-milestone payments and, except as set forth in Section 6.9.2(b), the royalties and milestone payments paid or potentially payable by Regulus thereunder).

6.9.1 In the case of any such New Core Technology comprising a Target Invention, Compound Invention, Method Invention or Formulation Invention or patent rights claiming any of the foregoing (in each case, “Section 6.9.1 Technology”), if Sanofi wishes to include such Section 6.9.1 Technology in the Regulus Technology licensed to Sanofi under Section 2. 1, Sanofi will notify Regulus of its desire to do so within […***…] days after receipt of notice from Regulus, whereupon such Section 6.9.1 Technology shall be included in the Regulus

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Technology licensed to Sanofi under Section 2.1, and the upfront, royalty, milestone and other ongoing payments paid or potentially payable by Regulus under such New Core Technology Agreement shall be […***…] in accordance with […***…], mutatis mutandis. If Sanofi […***…] such notification to Regulus within such […***…]-day period, then notwithstanding any other provision of this Agreement to the contrary, the applicable Section 6.9.1 Technology will […***…] the Regulus Technology licensed to Sanofi under Section 2.1.

6.9.2 In the case of any New Core Technology other than Section 6.9.1 Technology (“Section 6.9.2 Technology”), if Sanofi wishes to include such Section 6.9.2 Technology in the Regulus Technology licensed to Sanofi under Section 2.1, Sanofi will notify Regulus of its desire to do so within […***…] days after receipt of notice from Regulus, whereupon the Parties will negotiate in good faith regarding:

(a) a fair and commercially reasonable […***…] (and/or among the Parties and any Regulus Third Party sublicensee(s) of such Section 6.9.2 Technology) of upfront and other ongoing non-royalty, non-milestone payment obligations (which […***…] of such payment obligations). As part of this […***…], Regulus will share with Sanofi, in reasonable detail, the assumptions and methodology Regulus used to create the […***…]; and

(b) the royalties and milestone payments to be […***…] with respect to Licensed Compounds and Products, the Development, manufacture or Commercialization of which is within the scope of Regulus’ in-license or other rights to the applicable Section 6.9.2 Technology. For the avoidance of doubt, Regulus will […***…] to Sanofi the nature or amount of any of Regulus’ royalty and milestone payment obligations to such Third Party.

If the Parties […***…] to the […***…] in Section 6.9.2(a) and the royalties and milestone payments to be […***…] as described in Section 6.9.2(b), then the applicable Section 6.9.2 Technology will be included in the Regulus Technology licensed to Sanofi under Section 2.1. If the Parties […***…] to the foregoing, then notwithstanding any other provision of this Agreement to the contrary, the applicable Section 6.9.2 Technology will […***…] the Regulus Technology licensed to Sanofi under Section 2.1. For purposes of clarification, any payment obligations […***…] under this Section 6.9.2 will be in addition to, and will not be creditable in whole or in part against, Sanofi’s payment obligations set forth in this Agreement.

6.9.3 In the event of a dispute between the parties as to whether a particular Patent of a Third Party constitutes a New Core Patent, or whether any particular New Core Technology constitutes Section 6.9.1 Technology or Section 6.9.2 Technology, such dispute shall be […***…] in accordance with the provisions of Section […***…], mutatis mutandis.

Section 6.10 Royalty Reductions; […***…] Royalty.

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6.10.1 Reduction for Third Party Royalties. Subject to Section 6.10.3, Sanofi’s royalty obligations under Section 6.5 above with respect to a particular Product in a particular country will be reduced by the applicable percentage (if any) of the amount of aggregate In-License Royalties paid by Sanofi to Licensor(s) under Future Sanofi-Agreements on sales of such Product in such country for which Regulus is responsible, as set forth in Section 6.8; […***…].

6.10.2 Generic Competition. Subject to Section 6.10.3, if a Generic Product corresponding to a Product is approved for sale by the applicable Regulatory Authority and then sold in a particular country and the Percentage Reduction of Net Sales is greater than […***…]% for any given Calendar Quarter in such country, then the royalty rate set forth in Table 3 of Section 6.5 applicable to such Product and such country for such Calendar Quarter will be reduced to […***…]%;[…***…]. As used herein, the “Percentage Reduction of Net Sales” of a Product in a country for any particular Calendar Quarter means the quotient (expressed as a percentage) obtained by dividing (A) the difference obtained by subtracting the […***…] such applicable Calendar Quarter from the […***…] by (B) the […***…]. In addition, if (i) there […***…] Generic Product sold by a Third Party, and (ii) […***…], then such Generic Product will […***…] the royalty reduction under this Section 6.10.2.

6.10.3 […***…] Royalties. Notwithstanding any other provision of this Agreement to the contrary (including, without limitation, Sections 6.10.1 and 6.10.2), in no event shall the royalties payable by Sanofi to Regulus with respect to Net Sales of a particular Product in a particular country for any Calendar Quarter […***…] the sum of: (a) […***…], and (b) […***…] ([…***…] Royalties”).

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6.10.4 Credit for Excess Royalties Paid by Sanofi. If Sanofi’s obligation to pay […***…] Royalties with respect to a Product in a country under Section 6.10.3 is triggered and, as a result, the sum of all royalties Sanofi pays to Regulus on sales of such Product in such country (the “Supported Amount”) exceeds the amount of royalties Sanofi would, but for the operation of Section 6.10.3, otherwise be responsible under this ARTICLE 6 in connection with sales of such Product in such country (the “Base Amount”), then Sanofi shall be entitled to credit such excess amount (i.e., the Supported Amount minus the Base Amount) against any future sales milestone payment payable by Sanofi to Regulus under Section 6.4.2, regardless of which Product triggers such sales milestone payment obligation.

6.10.5 No Payments to Sanofi. For purposes of clarification, and notwithstanding any other provision of this Agreement, in no event shall the credits to which Sanofi may be entitled under this Section 6.10 result in Regulus being obligated to make any payment to Sanofi.

Section 6.11 Royalty Term. Royalties payable under Section 6.5 (subject to and including any applicable reductions under Section 6.10) will be payable on a Product-by-Product and country-by-country basis from the First Commercial Sale of a Product in a country until the date that is the later of (i) 10 years after the First Commercial Sale of such Product in such country or (ii) the expiration of the last to expire Valid Claim within the Regulus Patents which would be infringed by the sale of such Product in such country by an unauthorized party. Such period during which royalties are payable with respect to a Product in a country, including giving effect to any applicable reductions under Section 6.10, is referred to herein as the “Royalty Term” for such Product in such country. Notwithstanding expiration of the Royalty Term with respect to a particular Product in a country, Sanofi will continue to pay to Regulus all royalties payable by Regulus to Licensor(s) under the Existing Regulus Agreements with respect to Net Sales of such Product in such country.

Section 6.12 Royalty Report and Payment. During the Royalty Term following the First Commercial Sale of any Product, within […***…] days after the end of each Calendar Quarter, Sanofi will provide Regulus with a royalty report for such Quarter showing, on a Product-by-Product and country-by-country basis:

(a) the Net Sales of Products sold by Sanofi, its sublicensees and their respective Affiliates during such Calendar Quarter reporting period;

(b) the royalties which will have accrued hereunder with respect to such Net Sales;

(c) the amount of any applicable credits taken against royalties under Section 6.10.1 and the amount of any applicable credits accrued against future sales milestone payments under Section 6.10.4;

(d) any adjustment for Generic Products under Section 6.10.2; and

(e) any other information related to the calculation of Net Sales of Products reasonably requested by Regulus that (i) is contained in a report and format that is regularly generated by Sanofi’s accounting department in its normal course of business and (ii) is

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reasonably necessary for Regulus to comply with an Existing Regulus Agreement or an Additional Regulus Third Party Agreement.

Sanofi will keep, and will require its sublicensees and their respective Affiliates to keep, complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Upon reasonable request by Regulus (but no more frequently than once in any […***…]-month period), Sanofi will report to Regulus the quantity of Product not subject to royalties distributed by Sanofi, its Affiliates or sublicensees as part of an expanded access program to include compassionate use, named patients or other similar use or as part of Phase 4 Trials or as bona fide samples. All information disclosed by Sanofi to Regulus under this Section 6.12 will be Sanofi Confidential Information.

Section 6.13 Manner of Payment and Exchange Rate. Except as otherwise provided in this Agreement, Regulus shall invoice Sanofi for all milestone, royalty and other payments hereunder and Sanofi shall pay all such milestone, royalty and other payments that are due within ten (10) Business Days after the receipt of the applicable invoice. All payments to be made by Sanofi to Regulus hereunder will be made by deposit of U.S. Dollars by wire transfer in immediately available funds in the requisite amount to such bank account Regulus may from time to time designate by notice to Sanofi. For sales that were made in a currency other than U.S. Dollars, such amounts will be converted into U.S. Dollars using the average exchange rates as calculated and utilized by Sanofi’s group reporting system and published accounts for the applicable royalty period. All invoices to be provided by Regulus to Sanofi under this Agreement shall include a breakdown of the goods, services and/or activities for which payment is due, as well is payment instructions and shall be sent by express courier service to:

Sanofi

Direction Comptable Holding

54 rue la Boétie

75008 Paris

France

Section 6.14 Audits, including Audits of Royalty Reports.

6.14.1 Audits of Royalty Reports. Upon the written request of Regulus and not more than once in each Calendar Year, Sanofi will permit an independent certified public accounting firm of nationally recognized standing selected by Regulus and reasonably acceptable to Sanofi, at Regulus’ expense to have access during normal business hours to such records of Sanofi and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than 36 months prior to the date of such request. These audit rights (but not any obligation to pay unpaid royalties for such periods) with respect to any Calendar Year will terminate 3 years after the end of such Calendar Year. Regulus will provide Sanofi with a copy of the accounting firm’s written report within 30 days of completion of such report.

6.14.2 If such accounting firm concludes that an overpayment or underpayment was made, then the owing Party will pay the amount due within 30 days of the date Regulus delivers to Sanofi such accounting firm’s written report so correctly concluding. Regulus will

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bear the full cost of such audit unless such audit correctly discloses that the additional payment payable by Sanofi for the audited period is more than […***…]% of the amount of the royalties paid for that audited period, in which case Sanofi will pay the reasonable fees and expenses charged by the accounting firm.

6.14.3 Sanofi will use Commercially Reasonable Efforts to include in each sublicense granted by it to any sublicensee a provision requiring the sublicensee to maintain records of sales made pursuant to such license and to grant access to such records by Sanofi’s independent accountant to the same extent and under substantially similar obligations as required of Sanofi under this Agreement. Sanofi will advise Regulus in advance of each audit of any sublicensee with respect to Product sales. Sanofi will provide Regulus with a summary of the results received from the audit and, if Regulus so requests, a copy of the audit report with respect to Product sales. Sanofi will pay the reasonable fees and expenses charged by the accounting firm, except that Regulus will pay for all additional services requested exclusively by Regulus from Sanofi’s independent accountant unless the audit discloses that the additional payments payable to Regulus for the audited period differ by more than […***…]% from the amount of the royalties otherwise paid.

6.14.4 All financial information subject to review under this Section or under any license agreement with a sublicensee will be Sanofi Confidential Information and will be treated in accordance with the confidentiality provisions of this Agreement. As a condition precedent to Regulus’ audit rights under this Section, Regulus’ accounting firm will enter into a confidentiality agreement with Sanofi obligating it to treat all such financial information in confidence pursuant to such confidentiality agreement. Regulus may provide Third Parties to which Regulus owes royalties on Products information in such audit report that are relevant and required to comply with such Third Party’s audit rights under the applicable license agreement between Regulus and such Third Party, provided that such Third Party agrees in writing to keep such information confidential under terms no less restrictive than Regulus’ obligations of confidentiality under this Agreement.

Section 6.15 Taxes.

6.15.1 Sanofi will make all payments to Regulus under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment.

6.15.2 Sanofi will promptly pay on behalf of Regulus any tax required to be withheld on amounts payable under this Agreement to the appropriate governmental authority, and Sanofi will furnish Regulus with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Regulus.

6.15.3 Sanofi and Regulus will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Sanofi to secure a reduction in the rate of applicable withholding taxes.

Section 6.16 Sublicenses. In the event Sanofi grants licenses or sublicenses to a sublicensee to sell Products which are subject to royalties under Section 6.5, such licenses or

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sublicenses will include an obligation for the sublicensee to account for and report its sales of Products on the same basis as if such sales were Net Sales by Sanofi.

Section 6.17 Interest. If Sanofi fails to make any payment due to Regulus under this Agreement, then interest will accrue on a daily basis at the greater of an annual rate equal to the […***…] (or such lower interest rate to the extent necessary to comply with Applicable Law).

Section 6.18 Sanofi Founding Company License. Notwithstanding any other provision in this Agreement, in the event that Sanofi is granted a license (each such license a “Sanofi Founding Company License”) pursuant to Section 15.3 of the Founding Company License Agreement (entitled “Effects of Termination”) from either of the Founding Companies, then, in addition to, and not in lieu of, any other or remedies available to Sanofi:

6.18.1 […***…] amounts payable to either of the Founding Companies pursuant to proviso “(ii)” of the final sentence of Section 15.3, […***…]; and

6.18.2 subject to Section 6.10.3, any royalty or milestone amounts (including both sales milestones and development milestones) payable to either of the Founding Companies under any Sanofi Parent License, to the extent not […***…] than were Regulus’ royalty and milestone payment obligations under the Founding Company License Agreement, […***…] under this Agreement. If royalty or milestone amounts payable by Sanofi to either of the Founding Companies under any Sanofi Parent License […***…] Regulus’ royalty or milestone payment obligations under the Founding Company License Agreement, Sanofi […***…].

ARTICLE 7

CONFIDENTIALITY; PRESS RELEASES & PUBLICATIONS

Section 7.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for five (5) years thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or its Affiliates or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including, but not limited to, trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof (collectively, “Confidential

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Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

7.1.1 was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates;

7.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates;

7.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or

7.1.4 was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others.

Section 7.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party or its Affiliates may use and disclose to Third Parties Confidential Information of the Disclosing Party as follows: (i) with respect to any such disclosure of Confidential Information, under confidentiality provisions no less restrictive than those in this Agreement, and solely in connection with the performance of its obligations or exercise of its rights granted or reserved in this Agreement (including, without limitation, the rights to Develop and Commercialize Licensed Compounds, Products, and/or Discontinued Products, and to grant licenses and sublicenses hereunder), provided, that Confidential Information may be disclosed by a Receiving Party to a governmental entity or agency without requiring such entity or agency to enter into a confidentiality agreement with such Receiving Party if such Receiving Party has used reasonable efforts to impose such requirement without success and disclosure to such governmental entity or agency is necessary for the performance of the Receiving Party’s obligations hereunder; (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications (subject to Section 8.6 below), complying with applicable governmental regulations, obtaining Approvals, conducting clinical trials, marketing Products, or as otherwise required by applicable law, regulation, rule or legal process (including the rules of the SEC and any stock exchange); provided, however, that if a Receiving Party or any of its Affiliates is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example, but without limitation, in the event of a medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with actual or potential lenders, arm’s-length financial investors, merger partners, acquirers, consultants, or professional advisors on a need-to-know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement; (iv) to the extent and only to the extent that such disclosure is required to comply with existing expressly stated contractual obligations owed to such Party’s or

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its Affiliates’ licensor with respect to any intellectual property licensed to the other Party under this Agreement; (v) to prosecute or defend litigation as permitted by this Agreement; or (vi) to the extent mutually agreed to in writing by the Parties.

Section 7.3 Press Release; Disclosure of Agreement. Except to the extent required to comply with applicable law, regulation, rule or legal process or as otherwise permitted in accordance with this Section 7.3, neither Party nor such Party’s Affiliates will make any public announcements, press releases or other public disclosures concerning this Agreement or the terms or the subject matter hereof without the prior written consent of the other, which will not be unreasonably withheld. Notwithstanding the foregoing, (a) except for scientific presentations and publications (which will be governed by Section 7.5 below) each Party or its Affiliates may, without the other Party’s approval, make disclosures pertaining solely to Products (as to Sanofi) or Discontinued Products (as to Regulus), provided, however, that Sanofi will immediately notify (and provide as much advance notice as possible to) Regulus of any event materially related to Products (including in such notice any disclosure of clinical data or results, material regulatory filings or Approval) so that the Parties may analyze the need for or desirability of publicly disclosing or reporting such event, any press release or other similar public communication by Sanofi related to efficacy or safety data and/or results of a Licensed Product will be submitted to Regulus for review at least five (5) Business Days (to the extent permitted by law) in advance of such proposed public disclosure, Regulus will have the right to expeditiously review and recommend changes to such communication and Sanofi will in good faith consider any changes that are timely recommended by Regulus and (b) to the extent information regarding this Agreement, a Licensed Compound or Product has already been publicly disclosed, either Party (or its Affiliates) may subsequently disclose the same information to the public without the consent of the other Party. Each Party will give the other Party a reasonable opportunity (to the extent consistent with law) to review all material filings with the SEC describing the terms of this Agreement prior to submission of such filings, and will give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

Section 7.4 Remedies. Notwithstanding Section 12.4, each Party will be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 7.

Section 7.5 Publications.

7.5.1 Prior to IND Approval. Prior to IND Approval (and Sanofi’s payment to Regulus of the applicable milestone under Section 6.5.1) for a given Collaboration Target, Regulus may, consistent with its practice with its other compounds and products, publish and present data regarding any such Collaboration Targets, Licensed Compounds and/or Products; provided, however, that Regulus will provide any such proposed publication to Sanofi at least 30 days prior to submission for publication or presentation. During such 30-day period, Sanofi will have the right to review and comment on any such publications and Regulus will give due consideration to Sanofi’s requested changes. In addition, by written notice to Regulus delivered within such 30-day period, Sanofi will have the right, in its discretion, to prohibit Regulus from

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making such publication or presentation. If Sanofi does not provide such written notice prohibiting publication or presentation by the end of such 30-day period, then Sanofi will be deemed to have consented to such publication or presentation. Notwithstanding the foregoing, Regulus may not publish or present any data or information that contains any of Sanofi’s Confidential Information without Sanofi’s prior written consent.

7.5.2 After IND Approval. After IND Approval (where Sanofi has paid Regulus the applicable milestone payment under Section 6.5.1) for a given Collaboration Target, and subject to this Section 7.5.2, Sanofi will have the right to publish summaries of results from any human clinical trials generated by Sanofi with respect to the Licensed Compounds or Products without obtaining the consent of Regulus and, except as required under Law, Regulus may not publish any of such data, without the prior consent of Sanofi. The Parties acknowledge that scientific lead time is a key element of the value of the Research Program and Products under this Agreement and further agree to use commercially reasonable efforts to control public scientific disclosures of the results of the research and Development activities under this Agreement (including but not limited to any such summaries of human clinical trials data and results as required on the clinical trial registry) to prevent any potential adverse effect of any premature public disclosure of such results. The Parties will establish a procedure for publication review and each Party will first submit to the other Party an early draft of all such publications, whether they are to be presented orally or in written form, at least 45 days prior to submission for publication including, without limitation, to facilitate the publication of any summaries of human clinical trials data and results as required on the clinical trial registry of each respective Party. Each Party will review such proposed publication in order to avoid the unauthorized disclosure of a Party’s Confidential Information and to preserve the patentability of inventions arising from the Research Program. If, as soon as reasonably possible, but no longer than […***…] days following receipt of an advance copy of a Party’s proposed publication, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party will delete such Confidential Information from its proposed publication. In addition, if at any time during such […***…]-day period, the other Party informs such Party that its proposed publication discloses inventions made by either Party in the course of the Research Program under this Agreement that have not yet been protected through the filing of a patent application, or the public disclosure of such proposed publication could be expected to have a material adverse effect on any Patents or Know-How solely owned or Controlled by such other Party, then such Party will either (a) delay such proposed publication, for up to […***…] days from the date the other Party informed such Party of its objection to the proposed publication, to permit the timely preparation and first filing of patent application(s) on the information involved or (b) remove the identified disclosures prior to publication.

Section 7.6 Acknowledgment. Unless otherwise agreed upon in writing by the Parties, each Party will acknowledge in any press release, public presentation or publication regarding a Collaboration Target, Licensed Compound and/or Product, the other Party’s role in discovering and developing the Collaboration Target, Licensed Compound or Product, as applicable, and that such Collaboration Targets, Compounds or Products are under license from Regulus (including, if requested by Regulus, Regulus’ stock ticker) and otherwise acknowledge the contributions from the other Party.

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ARTICLE 8

PATENTS

The provisions of this Article 8 (excluding Section 8.1) as they relate to Regulus Patents that are licensed to Regulus under any Existing Regulus Agreement are subject in all respects to the terms of such Existing Regulus Agreement. In the event of any inconsistency between Regulus’ obligations under any Existing Regulus Agreement and the rights conferred on Sanofi by this Article 8 (excluding Section 8.1) with respect to the Regulus Patents that are subject to such Existing Regulus, the Existing Regulus Agreement shall control, and the provisions of this Article 8 shall, to the extent inconsistent with the Existing Regulus Agreement, be of no force or effect.

Section 8.1 Ownership of Inventions and Patents.

8.1.1 Title to inventions, discoveries, improvements and other technology, whether or not patentable, conceived, made or reduced to practice in the performance of the Research Program under this Agreement (collectively, the “Program Inventions”) and any Patents claiming such Program Inventions (“Program Patents”), are retained by the Party that is the employer of the inventor(s) (or, in the case of consultants and (sub)contractors, the Party for which the consultant or (sub)contractor is providing its services). Each Party will ensure that every employee, consultant, and (sub)contractor employed or contracted by that Party in the performance of the Research Program has a written obligation to assign all Know-How and Patents conceived, made or reduced to practice by each such employee, consultant, and (sub)contractor to such Party. The Parties agree that the United States federal patent law on inventorship will determine the inventorship of any Program Invention and the names of the inventors on any Program Patent filings, whether sole or joint inventions, which arise in connection with activities conducted pursuant to this Agreement. Sanofi will own Program Inventions invented solely by employees, consultants and/or (sub)contractors of Sanofi (the “Sanofi Inventions”) and any Patents claiming such Program Inventions (the “Sanofi Program Patents”). Regulus will own Program Inventions invented solely by employees, consultants and/or (sub)contractors of Regulus (the “Regulus Inventions”) and any Patents claiming such Program Inventions (the “Regulus Program Patents”). Regulus and Sanofi will own jointly such Program Inventions invented jointly by employees, consultants and/or (sub)contractors of Regulus and Sanofi (the “Joint Inventions”) and any Patents claiming such Program Inventions (the “Joint Patents”). Regulus will promptly disclose to Sanofi any such Regulus Invention or Joint Invention, and Sanofi will promptly disclose to Regulus any Sanofi Invention or Joint Invention, arising from or made in the performance of the Research Program and any patent or patent application claiming such Program Invention. It is understood that except as otherwise provided in this Agreement or as the Parties may otherwise agree in writing, neither Party will have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign, mortgage or exploit a Joint Invention by reason of joint ownership of any such Joint Invention, and may otherwise undertake all activities a sole owner might undertake with respect to such inventions without the consent of and without accounting to the other joint owner, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such consent or accounting.

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8.1.2 CREATE Act. Notwithstanding anything to the contrary in this Article 8, neither Party will have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Article 8 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

Section 8.2 Filing, Prosecution and Maintenance of Patents. For purposes of this Section 8.2, the terms “prosecute,” “prosecuting” and “prosecution,” when used in reference to any Patent, shall be deemed to include, without limitation, the control of any interferences, reissue proceedings, oppositions and reexaminations with respect to such Patent.

8.2.1 Product Specific Patents.

(a) Before IND Approval. On a Collaboration Target-by Collaboration Target basis, for Product Specific Patents filed prior to IND Approval for a Licensed Compound that targets or mimics (as applicable) a particular Collaboration Target, Regulus will be responsible for the preparation, filing, prosecution and maintenance of such Product Specific Patents (including Product Specific Patents that are Joint Patents) directed to such Collaboration Target or to Licensed Compounds or Products that target or mimic (as applicable) such Collaboration Target. Regulus will use Commercially Reasonable Efforts to prepare, file, prosecute and maintain such Product Specific Patents in at least the countries listed in APPENDIX 7 (each, a “Listed Country”), at Regulus’ expense; provided, however, that if the applicable patent office in any Listed Country, other than […***…] and […***…], requires […***…] of patent applications […***…], Sanofi shall reimburse Regulus for costs incurred by Regulus for […***…] of Product Specific Patents […***…]. If Sanofi requests in writing that Regulus prepare, file, prosecute and maintain any Product Specific Patent in any country that is not a Listed Country (each, a “Sanofi Nominated Country”), Regulus will use Commercially Reasonable Efforts to prepare, file, prosecute and maintain such Product Specific Patent in such Sanofi Nominated Country, at Sanofi’s expense, provided, however, that if Sanofi is not the sole licensee or sublicensee of Regulus under such Product Specific Patent, Regulus will be responsible for such expenses and Sanofi will reimburse Regulus for the amount that is equal to the total of such expenses divided by the number of licensee(s) or sublicense(s) under such product specific patent (such number to also include Regulus).

(b) After IND Approval. On a Collaboration Target-by-Collaboration Target basis, for Product Specific Patents filed after IND Approval for a Licensed Compound that targets or mimics (as applicable) a particular Collaboration Target, Sanofi will be responsible for the preparation, filing, prosecution and maintenance of such Product Specific Patents (including Product Specific Patents that are Joint Patents) directed to such Collaboration Target or to Licensed Compounds or Products that target or mimic (as applicable) such Collaboration Target, at Sanofi’s expense; provided, however, that if Sanofi is not the sole licensee or sublicensee of Regulus under such Product Specific Patent, Regulus will be

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responsible for such expenses and Sanofi will reimburse Regulus for the amount that is equal to the total of such expenses divided by the number of licensee(s) or sublicense(s) under such product specific patent (such number to also include Regulus).

(c) Disclosure; Cooperation. The Party responsible for preparing, filing, prosecuting and maintaining any Product Specific Patent (including any Product Specific Patent that is a Joint Patent) under Section 8.2.1(a) or Section 8.2.1(b) above (the “Lead Party”), or its outside counsel, will provide the other Party with (i) a reasonably detailed monthly update of the filing, prosecution and maintenance status for such Product Specific Patent and (ii) any further information reasonably requested by the other Party from time to time regarding such Product Specific Patent; provided, however, that if such Product Specific Patent is licensed to Regulus by a Third Party, Regulus will not be obligated to make disclosure of information regarding such Product Specific Patent to the extent that such disclosure would constitute a breach of Regulus’ confidentiality obligations to the Third Party licensor. Regulus will consider in good faith, and give effect to, all reasonable requests or recommendations of Sanofi regarding the preparation, filing, prosecution and maintenance of Product Specific Patents. Sanofi will consider in good faith all reasonable requests or recommendations of Regulus regarding the preparation, filing, prosecution and maintenance of Product Specific Patents.

(d) Election Not to File, Prosecute, or Maintain Product Specific Patents. In the event that the Lead Party decides not to pursue or continue the filing, prosecution or maintenance of any Product Specific Patent in any country, the Lead Party, or its outside counsel, will provide the other Party with written notice of such decision at least 60 days in advance of any relevant filing, prosecution or maintenance deadline, and the other Party will provide the Lead Party with prompt notice as to whether the other Party desires to assume responsibility and costs for such filing, prosecution or maintenance of such Product Specific Patent. The Lead Party will not knowingly permit any such Product Specific Patent to be abandoned in any Listed Country (or, in the case of Regulus, any Sanofi Nominated Country for which Sanofi is bearing the expense of preparation, filing, prosecution and maintenance of Product Specific Patents), or elect not to file a new patent application claiming priority to a patent application within the Product Specific Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without the other Party’s written consent or without the other Party otherwise first being given an opportunity to assume full responsibility (at the other Party’s expense) for the continued prosecution and maintenance of such Product Specific Patents, or the filing of such new patent application. In the event that the other Party assumes responsibility for the preparation, filing, prosecution or maintenance of any patent or patent application as set forth above, the other Party will not be liable to the Lead Party in any way with respect to its handling of, or the results obtained from, the filing, prosecution, issuance, extension or maintenance of such application or any resulting patent or any failure by it to so file, prosecute, extend or maintain. In the event that Sanofi assumes responsibility for the preparation, filing, prosecution or maintenance of any such Product Specific Patent as set forth above, Regulus will assign such Product Specific Patent to Sanofi, for no additional consideration, and such Product Specific Patent (if later granted) will be disregarded for the purposes of calculating the Royalty Term under Section 6.11.

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8.2.2 Regulus Core Technology Patents Other Than Joint Patents. Regulus (or its Third Party licensors of Regulus Core Technology Patents, as applicable) will be solely responsible for the preparation, filing, prosecution and maintenance of Regulus Core Technology Patents (other than Joint Patents that are Regulus Core Technology Patents), at Regulus’ sole expense. At Sanofi’s reasonable request from time to time, Regulus, or its outside counsel, will promptly provide Sanofi with an update of the filing, prosecution and maintenance status for each of such Regulus Core Technology Patents, including without limitation an update of APPENDIX 3.

8.2.3 Joint Core Technology Patents. This Section 8.2.3 will apply only to: (i) Regulus Core Technology Patents that are Joint Patents (each, a “Joint Core Technology Patent”); and (ii) any Joint Invention that is not claimed by any patent application in a country, provided that if a patent application claiming such Joint Invention were filed in such country, such patent application would be a Joint Core Technology Patent (such Joint Invention, a “Joint Core Technology Invention”).

(a) Regulus First Right to File, Prosecute and Maintain. Regulus will have the first right to prepare, file, prosecute and maintain any new patent application claiming a Joint Core Technology Invention, at Regulus’ expense. Regulus shall consult with Sanofi as to the preparation, filing, prosecution and maintenance of Joint Core Technology Patents and draft patent applications claiming Joint Core Technology Inventions reasonably prior to any deadline or action with any patent office, shall furnish to Sanofi copies of all relevant documents reasonably in advance of such consultation, and shall consider in good faith the reasonable comments and suggestions of Sanofi. Regulus, or its outside counsel, will provide Sanofi with an update of the filing, prosecution and maintenance status for each Joint Core Technology Patent on a periodic basis, and will provide to Sanofi copies of any papers relating to the filing, prosecution and maintenance of such Joint Core Technology Patents promptly upon their being filed or received.

(b) Disclosure; Cooperation. Regulus or its outside counsel, will provide Sanofi with (i) a reasonably detailed monthly update of the filing, prosecution and maintenance status for such Joint Core Technology Patent and (ii) any further information reasonably requested by Sanofi from time to time regarding such Joint Core Technology Patent. Regulus will consider in good faith all reasonable requests or recommendations of Sanofi regarding the preparation, filing, prosecution and maintenance of Joint Core Technology Patents.

(c) Election Not to File, Prosecute, or Maintain Joint Core Technology Patents. In the event that Regulus decides not to pursue or continue the filing, prosecution or maintenance of any Joint Core Technology Patent in any country, Regulus, or its outside counsel, will provide Sanofi with written notice of such decision at least 60 days in advance of any relevant filing, prosecution or maintenance deadline, and Sanofi will provide Regulus with prompt notice as to whether Sanofi desires to assume responsibility and costs for such filing, prosecution or maintenance of such Joint Core Technology Patent. Regulus will not knowingly permit any such Joint Core Technology Patent to be abandoned, or elect not to file a new patent application claiming priority to a patent application within the Joint Core Technology Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent

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Office) or national application, without Sanofi’s written consent or without Sanofi otherwise first being given an opportunity to assume full responsibility (at Sanofi’s expense) for the continued prosecution and maintenance of such Joint Core Technology Patent, or the filing of such new patent application. In the event that Sanofi assumes responsibility for the preparation, filing, prosecution or maintenance of any Joint Core Technology Patent as set forth above, such Joint Core Technology Patent (if later granted) will be disregarded for the purposes of calculating the Royalty Term under Section 6.7, provided that Regulus shall retain its joint ownership interest in such Joint Core Technology Patent.

8.2.4 Joint Patents Other Than Joint Core Technology Patents and Product Specific Patents. This Section 8.2.4 will apply only to: (i) Joint Patents that are neither Joint Core Technology Patents nor Product Specific Patents (each, an “Other Joint Patent”); and (ii) any Joint Invention that is not claimed by any patent application in a country, provided that if a patent application claiming such Joint Invention were filed in such country, such patent application would be neither a Joint Core Technology Patent nor a Product Specific Patent (such Joint Invention, an “Other Joint Invention”).

(a) Sanofi First Right to File, Prosecute and Maintain. Sanofi will have the first right to prepare, file, prosecute and maintain any new patent application claiming an Other Joint Invention, at Sanofi’s expense. Sanofi shall consult with Regulus as to the preparation, filing, prosecution and maintenance of Other Joint Patents and draft patent applications claiming Other Joint Inventions reasonably prior to any deadline or action with any patent office, shall furnish to Regulus copies of all relevant documents reasonably in advance of such consultation, and shall consider in good faith the reasonable comments and suggestions of Regulus. Sanofi, or its outside counsel, will provide Regulus with an update of the filing, prosecution and maintenance status for each Other Joint Patent on a periodic basis, and will provide to Regulus copies of any papers relating to the filing, prosecution and maintenance of such Other Joint Patents promptly upon their being filed or received.

(b) Election Not to File, Prosecute, or Maintain Other Joint Patents. In the event that Sanofi decides not to pursue or continue the filing, prosecution or maintenance of any Other Joint Patent in any country, Sanofi, or its outside counsel, will provide Regulus with written notice of such decision at least 60 days in advance of any relevant filing, prosecution or maintenance deadline, and Regulus will provide Sanofi with prompt notice as to whether Regulus desires to assume responsibility and costs for such filing, prosecution or maintenance of such Other Joint Patent. Sanofi will not knowingly permit any such Other Joint Patent to be abandoned, or elect not to file a new patent application claiming priority to a patent application within the Other Joint Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without Regulus’ written consent or without Regulus otherwise first being given an opportunity to assume full responsibility (at Regulus’ expense) for the continued prosecution and maintenance of such Other Joint Patent, or the filing of such new patent application. In the event that Regulus assumes responsibility for the preparation, filing, prosecution or maintenance of any patent or patent application as set forth above, Regulus will not be liable to Sanofi in any way with respect to its handling of, or the results obtained from, the filing, prosecution, issuance, extension or

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maintenance of such application or any resulting patent or any failure by it to so file, prosecute, extend or maintain.

8.2.5 Cooperation. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patents pursuant to this Section 8.2. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the other Party to exercise its rights and perform its obligations under this Section 8.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

Section 8.3 Patent Term Extension. Regulus and Sanofi will each cooperate with one another and will use Commercially Reasonable Efforts in obtaining patent term restorations and/or extensions (including without limitation, any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering those Products licensed by Sanofi hereunder. If elections with respect to obtaining such patent term extensions or supplemental protection are to be made, Sanofi will have the right to make such election, provided that (i) such election will be made in accordance with applicable Law so as to maximize the period of marketing exclusivity for the Product, and (ii) Sanofi may not elect to extend a Regulus Core Technology Patent (other than a Joint Core Technology Patent) under this Section 8.3 without Regulus’ prior written consent.

Section 8.4 Enforcement of Patents

8.4.1 Product Specific Patents.

(a) Enforcement by Sanofi. In the event that Regulus or Sanofi becomes aware of a suspected infringement of any Product Specific Patent, or any such Product Specific Patent is challenged in any action or proceeding (other than any interferences, reissue proceedings, oppositions or reexaminations, which are addressed above), such Party will notify the other Party promptly, and following such notification, the Parties will confer and determine an appropriate course of action in response to such suspected infringement or action or proceeding. Sanofi will have the right, but will not be obligated, to defend any such action or proceeding or bring an infringement action with respect to such suspected infringement at its own expense, in its own name and entirely under its own direction and control, or settle any such action, proceeding or dispute by license (to the extent such sublicense is permitted under this Agreement). Regulus will reasonably assist Sanofi in any action or proceeding being defended or prosecuted if so requested, and will lend its name to such actions or proceedings if reasonably requested by Sanofi or required by Applicable Law. Sanofi will reimburse Regulus for the documented out-of-pocket costs Regulus reasonably incurs in providing such assistance as specifically requested in writing by Sanofi. In the event Regulus is a required party to the proceeding or action, Regulus will have the right to be represented by its own counsel (such selection to be subject to Sanofi’s approval, such approval not to be unreasonably withheld), and Sanofi will reimburse Regulus for the documented external costs Regulus reasonably incurs that are reasonably related to the proceeding or action, including attorneys fees, provided that Sanofi will retain overall responsibility for the prosecution of such action or proceeding in such event. In the event that Regulus is not a necessary party to the proceeding or action, Regulus will have

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the right to participate and be represented in any such suit by its own counsel at its own expense, provided that Sanofi will retain overall responsibility for the prosecution of such action or proceedings in such event. Sanofi may not enter any settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a Product Specific Patent, or which could be reasonably expected to have a material adverse financial impact on Regulus, without Regulus’ prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

(b) Enforcement by Regulus. If Sanofi elects not to settle, defend or bring any action for infringement described in Section 8.4.1(a) and so notifies Regulus, including following any request by Regulus to do so, then Regulus may defend or bring such action at its own expense, in its own name, provided however that, Regulus agrees not to so settle, defend or bring any action for infringement of a Product Specific Patent Right upon Sanofi’s request based on Sanofi’s good faith reasonable determination, the basis for which will be provided to Regulus, that it is not in the best interest of the Parties to so settle, defend or bring such action for infringement. In the case where Regulus proceeds to settle, defend or bring an action for such infringement, the following will apply: (i) Sanofi will reasonably assist Regulus in any action or proceeding being defended or prosecuted if so requested, and will lend its name to such actions or proceedings if requested by Regulus or required by Applicable Law; (ii) Regulus will reimburse Sanofi for the documented external costs Sanofi reasonably incurs, including attorneys fees, in providing such assistance as specifically requested in writing by Regulus; (iii) Sanofi will have the right to participate and be represented in any such suit by its own counsel at its own expense, provided that Regulus will retain overall responsibility for the prosecution of such suit or proceedings in such event; and (iv) Regulus may not enter any settlement of any action or proceeding defended or brought by Regulus with respect to a Product Specific Patent, which restricts the scope, or adversely affects the enforceability, of a Product Specific Patent, or which could be reasonably expected to have a material adverse financial impact on Sanofi without Sanofi’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

(c) Withdrawal. If either Party brings an action or proceeding under this Section 8.4.1 and subsequently ceases to pursue or withdraws from such action or proceeding, it will promptly notify the other Party and the other Party may substitute itself for the withdrawing Party and pursue such action or proceeding in accordance with the terms of this Section 8.4.1 (including but not limited to the proviso in the first sentence of Section 8.4.1(b)).

(d) Damages. In the event that either Party exercises the rights conferred above in this Section 8.4.1 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered will first be applied to all out-of-pocket costs and expenses incurred by the Party which initiated such action, suit or proceeding, including, without limitation, attorneys fees, and second to any out-of-pocket costs and expenses incurred by the other Party and not previously reimbursed by the Party which initiated such action, suit or proceeding according to this Section 8.4.1. Any remaining amounts will: (i) if recovered by Sanofi, be divided as follows: (A) as to ordinary damages based on lost sales or profit, Sanofi will retain such funds and such funds will be treated as Net Sales and royalties will be payable by Sanofi to Regulus with respect to such Net Sales in accordance with Section 6.5 of this Agreement and (B) as to special or punitive damages, Sanofi will receive

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[…***…]% of the amount of such special or punitive damages and Regulus will receive […***…]% of the amount of such special or punitive damages; or (ii) if recovered by Regulus, […***…].

8.4.2 Regulus Core Technology Patents Other Than Joint Core Technology Patents. Regulus will have the sole right to enforce Regulus Core Technology Patents (other than Joint Core Technology Patents) and to defend Regulus Core Technology Patents (other than Joint Core Technology Patents) against challenge in any action or proceeding (other than any interferences, reissue proceedings, oppositions or reexaminations, which are addressed above). In the event of suspected infringement of a Regulus Core Technology Patent (other than a Joint Core Technology Patent) by a Third Party in a country, wherein (a) the suspected infringing activity competes with a Product being commercialized by or on behalf of Sanofi in such country, and (b) no other Patent Controlled by Sanofi (whether by license under this Agreement or otherwise) is infringed or suspected to be infringed by the suspected infringing activity, Section […***…] to apply to such Product in such country (with the suspected infringing product […***…]), unless Regulus permits Sanofi to enforce the applicable Regulus Core Technology Patent against such Third Party.

8.4.3 Joint Core Technology Patents. In the event of suspected infringement of a Joint Core Technology Patent by a Third Party in a country, wherein the suspected infringing activity competes with a Product being commercialized by or on behalf of Sanofi in such country, the Parties’ respective rights and obligations with respect to enforcement of such Joint Core Technology Patent in such country (including damages or settlement amounts received as a result thereof) shall be as set forth in Section 8.4.1, mutatis mutandis. In the event of any other suspected infringement of a Joint Core Technology Patent, the Parties’ respective rights and obligations with respect to enforcement of such Joint Core Technology Patent in such country will be the reverse of their respective rights and obligations under Section 8.4.1, mutatis mutandis; provided, however, that after reimbursement of costs, any remaining damages or other amounts recovered will be allocated […***…]% to the Party that brought and controlled the action, and […***…]% to the other Party.

8.4.4 Other Joint Patents. In the event of suspected infringement of an Other Joint Patent by a Third Party in a country, wherein the suspected infringing activity competes with a Product being commercialized by or on behalf of Sanofi in such country, the Parties’ respective rights and obligations with respect to enforcement of such Other Joint Patent in such country shall be as set forth in Section 8.4.1, mutatis mutandis. In the event of any other suspected infringement of an Other Joint Patent, the Parties shall mutually agree in good faith on a case-by-case basis on the course of action to be taken and the allocation of costs and recovered amounts.

8.4.5 Cooperation. The Party not enforcing a particular Patent under any of the preceding provisions of this Section 8.4 will provide reasonable assistance to the other Party (at such other Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to initiate or maintain the action.

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Section 8.5 Determination of Certain Patent Matters. The Parties, acting in good faith and on the advice of their respective internal or external patent counsel, agree in good faith on: (i) the inventorship of Program Inventions under Section 8.1.1, consistent with U.S. patent laws; (ii) whether any particular Regulus Patent is a Regulus Core Technology Patent or a Product Specific Patent, taking into full consideration the definitions of such terms set forth in APPENDIX 1 and the Regulus Patents listed in APPENDIX 2 and APPENDIX 3 hereto; and (iii) whether there exists a Product Specific Patent that is suspected to be infringed by a suspected infringement under Section 8.4.1. If the Parties cannot agree upon any such matter within 30 days of good faith discussions, the Parties will refer such matter to independent patent counsel, not engaged by either Party or any of its Affiliates for any matter in the previous three (3) years and reasonably acceptable to both Parties. The determination of the independent patent counsel with respect to such matter will be binding on the Parties. The costs and expenses of the independent patent counsel will be shared equally between the Parties.

Section 8.6 Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including without limitation any available pediatric extensions) or periods under national implementations of Article 11.1(a)(iii) of Directive 2001/EC/83, or similar periods as may be applicable to a biologic, and all international equivalents), Sanofi will use Commercially Reasonable Efforts consistent with its obligations under applicable law (including any applicable consent order) to seek, maintain and enforce all such data exclusivity periods available for the Products exclusively licensed by Sanofi hereunder. With respect to filings in the FDA Orange Book or other similar filings or listings as may be applicable (and foreign equivalents) for issued patents for a Product, upon reasonable request by Sanofi, Regulus will provide reasonable cooperation to Sanofi in filing and maintaining any such listing and filings. All listing and filing decisions will be at the sole discretion of Sanofi; provided, however that Sanofi will not list Regulus Core Technology Patents in the FDA Orange Book without Regulus’ prior written consent, such consent not to be unreasonably withheld or delayed. In no event will Regulus withhold or delay such consent where the listing of such Regulus Core Technology Patent is required under applicable law.

Section 8.7 Further Actions. Each Party will, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and/or perform its obligations pursuant to this Article 8; provided however, that neither Party will be required to take any action pursuant to Article 8 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree.

Section 8.8 Infringement Claims; Oppositions. Sanofi and Regulus will promptly inform the other in writing of any written notice to it of alleged infringement or misappropriation, based on the research, development, making, using, importing, exporting or selling of a Licensed Compound or Product, of a Third Party’s intellectual property rights of which it will become aware. The Parties will confer on the handling of such matter. Regulus will not acknowledge to a Third Party the validity of any such allegation or admit liability without the prior written consent of Sanofi, and Sanofi will not acknowledge to a Third Party the validity of any such allegation or admit liability without the prior written consent of Regulus. Sanofi and Regulus will each keep the other advised of all material developments in the conduct

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of any proceedings in defending any claim of such alleged infringement or misappropriation and will cooperate with the other in the conduct of such defense. In no event may either Party settle any such infringement or misappropriation claim in a manner that would limit the rights of the other Party or impose any obligation on the other Party, without such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed. Sanofi and Regulus will promptly inform the other in writing of any written notice to it of actual or threatened opposition related to the Product Specific Patents. The Parties will confer on the handling of such matter and such matters will be handled in accordance with Section 8.2 above.

Section 8.9 Records Regarding Regulus Patents. Each Party will assign patent counsel representatives who will be responsible for coordinating activities between the Parties in accordance with this Article 8. Such representatives will use commercially reasonable efforts to maintain a report listing the Regulus Patents that are subject to the license granted to Sanofi under Section 2.1. Such report will be used to facilitate the identification and tracking of the Regulus Patents licensed under this Agreement, but will not, unless specifically agreed to in a separate written agreement signed by authorized representatives of both Parties, be considered to be a then-current complete and binding list of the Regulus Patents licensed under this Agreement.

Section 8.10 No Challenge. As a material inducement for entering into this Agreement, Sanofi covenants to Regulus that during the term of this Agreement, solely with respect to claims within the Regulus Patents that are included in the license granted to Sanofi under Section 2.1, Sanofi, its Affiliates or sublicensees will not (a) commence or otherwise voluntarily determine to participate in (other than as may be necessary or reasonably required to respond to a court request or order or administrative law request or order) any action or proceeding, challenging or denying the validity of any claim within an issued patent or patent application within the Regulus Patents, or (b) direct, support or actively assist any other Person (other than as may be necessary or reasonably required to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding challenging or denying the validity of any claim within an issued patent or patent application within the Regulus Patents. For purposes of clarification, any breach of this Section 8.10 will be a material breach of this Agreement and will be grounds for termination by Regulus of this Agreement under Section 9.3.

Section 8.11 Amendments to Third Party Agreements. Regulus will not amend or agree to amend any Existing Regulus Agreement, Future Regulus Agreement, or New Core Technology Agreement for New Core Technology included in the Regulus Technology licensed to Sanofi under Section 2.1, in any manner that would increase Sanofi’s payment obligations or reduce the scope of Sanofi’s license under Section 2.1, without the prior written consent of Sanofi.

ARTICLE 9

TERM AND TERMINATION

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Section 9.1 Term. The term of this Agreement (the “Term”) commences upon the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 9, will continue until the expiration of all payment obligations on all Products to Regulus.

Section 9.2 Sanofi Right to Terminate.

9.2.1 After the expiration of the Research Term, Sanofi may terminate this Agreement (including its license rights under this Agreement) in full, or on a Product-by-Product basis, effective upon 30 days prior written notice. For purposes of clarification, milestone and royalty payments will be due on milestones achieved and Products sold during the period between notice of termination and the effective date of termination.

9.2.2 At any time during the Research Term, but following payment by Sanofi of the technology access fee under Section 6.1, Sanofi will be entitled to terminate the license granted under Section 2.1 at any time on a Product-by-Product basis for any safety, efficacy or regulatory viability issues, including but not limited to the detection in a test population of adverse experiences associated with the administration of the Product that are significant, serious or life threatening to the patient or demonstrate significant toxicological effect(s) of such Product on one or more body tissues that are not balanced by a countervailing benefit to the patient. The safety, efficacy and regulatory viability of a Product will be determined by Sanofi in view of the risk to benefit relationship of such Product in the relevant patient population.

Section 9.3 Material Breach.

(a) If either Party believes that the other is in material breach of this Agreement (other than with respect to a breach of Sanofi’s obligations under Section 5.1, which is governed by Section 9.4), then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party will identify the actions or conduct that it wishes such Party to take for an acceptable and prompt cure of such breach (or will otherwise state its good faith belief that such breach is incurable); provided that such identified actions or conduct will not be binding upon the other Party with respect to the actions that it may need to take to cure such breach. If the breach is curable, the allegedly breaching Party will have 120 days to either cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within 30 days following such notice) or, if a cure cannot be reasonably effected within such 120-day period, to deliver to the non-breaching Party a plan for curing such breach which is reasonably sufficient to effect a cure within a reasonable period. If the breaching Party fails to (i) cure such breach within the 120-day (or 30- day, as applicable) period or (ii) use Commercially Reasonable Efforts to carry out the plan and cure the breach, the non-breaching Party may terminate this Agreement on a Product-by-Product basis by providing written notice to the breaching Party.

(b) Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence, materiality, or failure to cure of any such breach which is not a payment breach, and provides notice to the non-breaching Party (the “Other Party”) of such dispute within such 120-day period, the Other Party will not have the right to terminate this Agreement in accordance with this Section 9.3 unless and until it has been determined in accordance with Section 12.4 that this Agreement was materially breached by the allegedly

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breaching Party and that Party fails to cure such breach within 120 days following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

(c) This Section 9.3 will be subject to and will not limit the provisions of Section 9.4 and Section 9.5.

Section 9.4 Termination by Regulus For Failure of Sanofi to Use Commercially Reasonable Efforts.

9.4.1 Subject to Section 9.4.2 and 9.4.3, at any time after the expiration of the Research Term, Regulus will have the right to terminate the license granted under Section 2.1 (and the corresponding exclusivity obligation under Section 2.3) on a Product-by-Product basis and country-by-country basis, if Sanofi is in breach of its obligations to use Commercially Reasonable Efforts as set forth in Section 5.1, provided however, that the Agreement will not so terminate unless (i) Sanofi is given 30 days prior written notice by Regulus of Regulus’ intent to terminate, stating the reasons and justification for such termination and recommending steps which Sanofi should take, and (ii) Sanofi, or its sublicensee, has not used good faith Commercially Reasonable Efforts during the 120-day period following such notice to diligently pursue the Development and/or Commercialization of at least one Licensed Compound or Product for each Collaboration Target in the applicable country. Any such termination will be limited in force and effect to the country or countries and Products to which such breach relates.

9.4.2 It is understood and acknowledged that if Sanofi (by itself or through its Affiliates or sublicensees) uses Commercially Reasonable Efforts to Develop and Commercialize a Product for each Collaboration Target in each and every Major Market Country, Sanofi will be deemed to be in compliance with its obligation under Section 5.1 to use Commercially Reasonable Efforts to Develop and Commercialize a Product for such Collaboration Target with respect to all countries in the world.

9.4.3 If Sanofi disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by Regulus pursuant to Section 9.4.1, and provides notice to Regulus of such dispute within the 30 days following such notice provided by Regulus, Regulus will not have the right to terminate this Agreement unless and until the existence of such material breach or failure by Sanofi has been determined in accordance with Section 12.4 and Sanofi fails to cure such breach within 30 days following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

Section 9.5 Consequences of Termination.

9.5.1 Licenses. Upon termination of this Agreement in its entirety by either Party pursuant to this Article 9, the licenses granted by Regulus to Sanofi hereunder will terminate.

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9.5.2 Return of Information and Materials. Upon termination of this Agreement in its entirety by either Party pursuant to this Article 9, the Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival purposes, and with respect to Regulus, to practice its rights under Section 10.1.

Section 9.6 Accrued Rights; Surviving Obligations.

9.6.1 Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

9.6.2 Survival. Articles 7, 9, 10, 11 and 13; and Section 3.6.4, Section 6.14, Section 6.17, and Section 12.4 of this Agreement will survive expiration or termination of this Agreement for any reason. Furthermore, Regulus hereby grants to Sanofi a worldwide non-exclusive license, with the right to grant sublicenses under Section 2.2, to Regulus Know-How existing now or in the future and disclosed to Sanofi during the Term, solely for the further manufacture and sale of Licensed Compounds and Products after the expiration (but not the termination) of the Term.

Section 9.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Regulus or Sanofi are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’ The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, will be promptly delivered to it upon the non subject Party’s written request therefor. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

ARTICLE 10

REGULUS REVERSION RIGHT

Section 10.1 Regulus Reversion Rights. If (i) Sanofi terminates the Agreement (in full or on a Product-by-Product basis) under Section 9.2, (ii) Sanofi makes a substitution under

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Section 3.6.2, or (iii) Regulus terminates the Agreement under Section 9.3 or 9.4, Regulus may continue to Develop and Commercialize any Licensed Compound or Product that is the subject of such termination or substitution (a “Discontinued Product”). If Regulus provides a notice in writing to Sanofi within 90 days of such termination (an “Election Notice”) that Regulus is exercising its rights under this Section 10.1, subject to Regulus’ payment obligations in Section 10.2, Sanofi will, and it hereby does: (x) grant to Regulus a sublicensable, […***…] license or sublicense, as the case may be, to all […***…] […***…] and […***…] by Sanofi as of the date of the Election Notice solely as they are necessary to make, have made, use, sell, offer for sale, have sold and import Discontinued Products, (y) transfer to Regulus, for Regulus’ use with respect to the Development and Commercialization of the Discontinued Products, […***…] […***…] as of the date of the Election Notice that relate to such Discontinued Products, and (z) […***…] to Regulus all […***…] with respect to such Discontinued Product (including but not limited to […***…] for Regulus, and […***…] Regulus to […***…], any […***…] with a […***…] related to such Discontinued Product).

Section 10.2 Regulus Payment Obligations for Reversion Rights. If Regulus provides an Election Notice for any Discontinued Product which has completed a […***…] prior to the applicable termination under this Agreement, then Regulus shall pay to Sanofi (i) […***…]% of any […***…] such Discontinued Product […***…]; or (ii) if […***…]% of the […***…] such Discontinued Product […***…] with the provisions of Section 6.6 through Section 6.17 applying mutatis mutandis. For purposes of this Agreement, “Licensing Revenues” will mean any payments that Regulus receives from a Third Party in consideration of a license to further the Development and Commercialization of a Discontinued Product, in each case including, but not limited to, upfront payments, license fees, regulatory or sales milestone payments, royalties and/or profit sharing payments, but excluding: (i) payments made in consideration of […***…], (ii) payments to […***…], and (iii) payments to […***…].

ARTICLE 11

INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

Section 11.1 Indemnification of Regulus. Sanofi agrees to defend Regulus, its Affiliates and their respective directors, officers, stockholders, employees and agents, and their respective successors, heirs and assigns (collectively, the “Regulus Indemnitees”), and will indemnify and hold harmless the Regulus Indemnitees, from and against any liabilities, losses, costs, damages, fees or expenses payable to a Third Party, and reasonable attorneys’ fees and other legal expenses with respect thereto (collectively, “Losses”) arising out of any claim, action, lawsuit or other proceeding by a Third Party (collectively, “Third Party Claims”) brought against any Regulus Indemnitee and resulting from or occurring as a result of: (a) the

***Confidential Treatment Requested

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Development, manufacture, use, handling, storage, sale or other Commercialization or disposition of any Licensed Compound or Product in the Territory by Sanofi or its Affiliates, sublicensees or contractors, (b) any breach by Sanofi of any of its representations, warranties or covenants pursuant to this Agreement or (c) the negligence or willful misconduct of Sanofi or any Sanofi Affiliate or sublicensee in connection with this Agreement; except in any such case to the extent such Losses result from: (i) the negligence or willful misconduct of any Regulus Indemnitee, (ii) any breach by Regulus of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (iii) any breach of Applicable Law by any Regulus Indemnitee.

Section 11.2 Indemnification of Sanofi. Regulus agrees to defend Sanofi, its Affiliates and their respective directors, officers, stockholders, employees and agents, and their respective successors, heirs and assigns (collectively, the “Sanofi Indemnitees”), and will indemnify and hold harmless the Sanofi Indemnitees, from and against any Losses and Third Party Claims brought against any Sanofi Indemnitee and resulting from or occurring as a result of: (a) any activities conducted by a Regulus employee, consultant or (sub)contractor in the performance of the Research Program (unless such activities were the subject of a dispute between Regulus’ and Sanofi’s representatives on the JSC that was finally resolved by Sanofi’s Senior Representative, as reflected in the minutes of JSC proceedings); (b) any breach by Regulus of any of its representations, warranties or covenants pursuant to this Agreement or (c) the negligence or willful misconduct of any Regulus Indemnitee or any (sub)contractor of Sanofi in connection with this Agreement; except in any such case to the extent such Losses result from: (i) the negligence or willful misconduct of any Sanofi Indemnitee, (ii) any breach by Sanofi of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (iii) any breach of Applicable Law by any Sanofi Indemnitee.

Section 11.3 Notice of Claim. All indemnification claims provided for in Sections 11.1 and 11.2 will be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 11.1 or 11.2, but in no event will the indemnifying Party be liable for any Losses to the extent such Losses result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

Section 11.4 Defense, Settlement, Cooperation and Expenses.

11.4.1 Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within 30 calendar days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party will not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for

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indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will as soon as is reasonably possible deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.4.1, the Indemnified Party will be responsible for the legal costs or expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.

11.4.2 Right to Participate in Defense. Without limiting Section 11.4.1, any Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (in which case the Indemnified Party will control the defense) or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles in which case the indemnifying Party will be responsible for any such costs and expenses of counsel for the Indemnified Party.

11.4.3 Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that will not admit liability or violation of Law on the part of the Indemnified Party or result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner (such as granting a license or admitting the invalidity of a Patent Controlled by an Indemnified Party), and as to which the indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4.1, the indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld). The indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld.

11.4.4 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such

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records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

11.4.5 Costs and Expenses. Except as provided above in this Section 11.4, the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

Section 11.5 Insurance.

11.5.1 Regulus’ Insurance Obligations. Regulus shall maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for biotech companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by it under this Agreement taking into account the scope of development of products, provided, that, at a minimum, Regulus shall maintain, in force at its sole cost, a general liability insurance policy providing coverage of at least $[…***…] per claim and $[…***…] annual aggregate. In addition to the foregoing, in the event that Regulus plans to Commercialize any Discontinued Product, then Regulus shall increase its insurance coverage commensurate with the additional liability and other risks associated with Commercialization activities, and at a minimum provide that the annual aggregate amount of such coverage is increased to at least $[…***…] at least thirty (30) days before Regulus initiates the First Commercial Sale of any Discontinued Product hereunder. Regulus shall furnish to Sanofi evidence of any insurance required under this Section 11.5, upon request.

11.5.2 Sanofi’s Insurance Obligations. Sanofi hereby represents and warrants to Regulus that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by Sanofi under this Agreement. Sanofi shall maintain such self insurance throughout the term of this Agreement and shall furnish to Regulus evidence of such self-insurance, upon request.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

***Confidential Treatment Requested

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Section 12.1 Representations, Warranties and Covenants. Each Party hereby represents and warrants as of both the Effective Date and covenants to the other Party that:

12.1.1 it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

12.1.2 this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

12.1.3 all necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; and

12.1.4 the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Law or any provision of the certificate of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

Section 12.2 Regulus Representations, Warranties, and Covenants. Regulus hereby represents and warrants to Sanofi as of the Effective Date that:

12.2.1 Regulus is the owner of, or otherwise has the right to grant all rights and licenses it purports to grant to Sanofi with respect to the Regulus Patents under this Agreement for Mir-21 and Licensed Compounds identified by Regulus on or before the Effective Date that target Mir-21;

12.2.2 To the best of its knowledge and belief, Regulus does not require any additional licenses or other intellectual property rights in order for Regulus to conduct its obligation under the R&D Plan with respect to Mir-21 and Licensed Compounds identified by Regulus on or before the Effective Date that target Mir-21;

12.2.3 Regulus has not received any written claim alleging that any of the Regulus Patents are invalid or unenforceable;

12.2.4 Regulus has not received any written claim alleging that any of Regulus’ activities relating to Mir-21 and Licensed Compounds identified by Regulus on or before the Effective Date that target Mir-21, or any of Regulus’ activities of the type proposed to be undertaken pursuant to the R&D Plan, infringe any intellectual property rights of a Third Party;

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12.2.5 All employees, consultants, or (sub)contractors of Regulus or Affiliates performing Development activities hereunder on behalf of Regulus are, and Regulus hereby covenants to Sanofi that they will be, obligated to assign all right, title and interest in and to any inventions developed by them, whether or not patentable, to Regulus or Affiliate, respectively, as the sole owner thereof;

12.2.6 Regulus will, and Regulus hereby covenants to, as appropriate, hire and maintain sufficient staff and management to support and conduct all the Research Program hereunder in a timely fashion;

12.2.7 If reasonably requested by Sanofi in writing, Regulus will, and Regulus hereby covenants to, take reasonable, good faith measures and cooperate with Sanofi to help to facilitate a good faith negotiation between Sanofi and any Existing Regulus Agreement in the event that Sanofi desires to pursue the Development or Commercialization of any Licensed Compound or Product and would require a license directly from any such Third Party;

12.2.8 Regulus will not, and Regulus hereby covenants to Sanofi not to, withhold from Sanofi any material information or correspondence, including to or from any Regulatory Authority, that would be material and relevant to a reasonable assessment of the scientific, commercial, safety, and regulatory liabilities or commercial value of the Licensed Compounds;

12.2.9 Regulus will, and Regulus hereby covenants to Sanofi that it will, perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in Development activities hereunder of any non-human animals by or on behalf of Regulus, will at all times comply (and will ensure compliance by any of its subcontractors) with all applicable federal, state and local laws, regulations and ordinances and the guiding principles of the “3R’s”, namely, wherever reasonably possible, reducing the number of animals used, replacing animals with non-animal methods and refining the research techniques used for the proper care, handling and use of animals in pharmaceutical research and development activities; and

12.2.10 The licenses granted to Regulus under the Existing Regulus Agreements are in full force and effect and Regulus has not received any written notice, and is not aware, of any breach by any party to the Existing Regulus Agreements.

Section 12.3 Sanofi Covenants. Sanofi hereby covenants to Regulus that it will perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in Development activities hereunder of any non-human animals by or on behalf of Sanofi, will at all times comply (and will ensure compliance by any of its subcontractors) with all Applicable Laws and the guiding principles of the “3R’s”, namely, wherever reasonably possible, reducing the number of animals used, replacing animals with non-animal methods and refining the research techniques used for the proper care, handling and use of animals in pharmaceutical research and development activities.

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Section 12.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 12, SANOFI AND REGULUS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SANOFI AND REGULUS EACH SPECIFICALLY DISCLAIM ANY WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Assignment; Sanofi Affiliates. Except as expressly set forth in this Agreement, without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that:

(a) either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of such a sale or transfer (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such sale or transfer (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder or otherwise subject to this Agreement;

(b) Sanofi may, without Regulus’ consent, assign this Agreement and its rights and obligations hereunder to an Affiliate of Sanofi, provided that such Affiliate agrees to be bound by the terms and conditions of this Agreement and that no such assignment to an Affiliate will relieve Sanofi of its obligations hereunder; and

(c) Regulus may assign or transfer its rights under Article 6 (but no liabilities) to a Third Party in connection with a royalty factoring transaction.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any purported assignment or transfer in violation of this Section 13.1 will be void ab initio and of no force or effect.

Section 13.2 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or

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impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

Section 13.3 Governing Law; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, USA without reference to any rules of conflicts of laws. For clarification, any dispute relating to the scope, validity, enforceability or infringement of any Patents will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

Section 13.4 Dispute Resolution.

13.4.1 Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement. Any dispute within the JSC’s decision-making authority will be finally decided as set forth in APPENDIX 5. Any dispute between the Parties which is outside the JSC’s decision-making authority and is not subject to resolution under Section 6.7.1 or Section 13.4.5 will be promptly presented to each Party’s respective co-chair of the JSC for resolution, and if the co-chairs of the JSC are unable to resolve such dispute, such dispute will then be presented to the Executive VP of R&D of Sanofi and the Executive Vice President of Regulus (the “Senior Representatives”), or their respective designees, for resolution. Such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute, controversy or claim. Any dispute within the JSC’s decision-making authority will not be subject to arbitration.

13.4.2 Request for Arbitration. If after negotiating in good faith pursuant to Section 13.4.1, after good faith discussions undertaken within reasonable promptness, to reach an amicable agreement within 90 days, then either Party may upon written notice to the other submit to binding arbitration pursuant to Section 13.4.3 below. No statements made by either Party during such discussions will be used by the other Party or admissible in arbitration or any other subsequent proceeding for resolving the dispute.

13.4.3 Arbitration.

(a) Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, not resolved under the provisions of Section 13.4.1 will be resolved by final and binding arbitration conducted in accordance with the terms of this Section 13.4.3. The arbitration will be held in New York, New York, USA according to Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration will be conducted by a panel of three (3) arbitrators with significant experience in the pharmaceutical industry, unless otherwise agreed by the Parties, appointed in accordance with applicable ICC rules. Any arbitration herewith will be conducted in the English language to the maximum extent possible. The arbitrators will render a written decision no later than six (6) months following the selection of the arbitrators, including a basis for any damages awarded and a statement of how the damages were calculated. Any award will be promptly paid

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in U.S. dollars free of any tax, deduction or offset. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 13.4.3. With respect to money damages, nothing contained herein will be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages, except in the case of breach of Article 7. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages, except in the case of breach of Article 7. Each Party will pay its legal fees and costs related to the arbitration (including witness and expert fees). Judgment on the award so rendered will be final and may be entered in any court having jurisdiction thereof.

(b) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

(c) EXCEPT FOR LOSSES COVERED BY THE INDEMNITIES PROVIDED UNDER ARTICLE 11, AND ANY BREACH OF THE CONFIDENTIALITY RESTRICTIONS UNDER ARTICLE 7, EACH PARTY HERETO WAIVES (1) ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER; AND (2) ANY CLAIM OF CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES FROM THE OTHER.

13.4.4 Disputes Regarding Material Breach. If the Parties are in dispute as to whether one Party is in material breach of this Agreement, then the arbitrator will first determine if material breach has in fact occurred, and if so, will grant the defaulting Party the cure period provided pursuant to Section 9.3 (or 9.2, as applicable). If the material breach is not cured within the time period provided pursuant to Section 9.3 (or 9.2, as applicable), the arbitration will continue and the arbitrator will, as part of the same arbitration, award actual direct damages to the non-defaulting Party.

13.4.5 Certain Matters Subject to Expert Panel. If, at any time during the Research Term, the parties disagree on any matter arising from the Research Program, the Parties may elect by mutual agreement to submit such matter to a panel of three (3) experts who are experienced in the field of biopharmaceuticals (an “Expert Panel”). All members of the Expert Panel must be mutually agreed by the Parties in good faith and as promptly as possible and must be free of any conflicts of interest with respect to either or both Parties. The Expert Panel will promptly hold a hearing to review the matter, at which they will consider briefs submitted by each Party at least 15 days before the hearing, as well as reasonable presentations that each Party may present. The determination of the relevant Expert Panel as to such dispute will be binding on both Parties. The Parties will share equally in the costs of the Expert Panel, and each Party will bear its own costs associated with preparing for and presenting to the Expert Panel.

13.4.6 Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability,

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infringement or other violations of patents or other proprietary or intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 13.4.3.

Section 13.5 Notices. Except as otherwise provided for in this Agreement, all notices or other communications that are required or permitted hereunder will be in the English Language and in writing and delivered personally with acknowledgement of receipt, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Sanofi, to:

Sanofi

54, rue la Boétie

75008 Paris, France

Attention: General Counsel

Facsimile No.: +33 1 53 77 43 03

With a copy to:

Sanofi

9 Rue du Président Allende, 94256 Gentilly Cedex, France

Attention: License Management

Facsimile No.: +33 1 53 77 48 51

If to Regulus, to:

Regulus Therapeutics Inc.

3545 John Hopkins Court, Suite 210

San Diego, California 92121-1121

USA

Attention: Executive Vice President

Facsimile: +1 (858) 202-6363

With a copy to:

Attention: General Counsel

Facsimile: +1 (858) 202-6363

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a Business Day, (ii) on the Business Day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third Business Day following the date of mailing, if sent by mail. It is understood and agreed that this Section 13.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

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Section 13.6 Entire Agreement; Modifications. This Agreement (including the attached Appendices and the R&D Plan), together with the Technology Alliance Agreement and the Stock Purchase Agreement, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof, and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

Section 13.7 Headings. The headings of Articles and Sections of this Agreement are for ease of reference only and will not affect the meaning or interpretation of this Agreement in any way.

Section 13.8 Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

Section 13.9 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

Section 13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 13.11 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

Section 13.12 Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

Section 13.13 Force Majeure. Neither Party will be charged with any liability for delay in performance of an obligation under this Agreement to the extent such delay is due to a cause beyond the reasonable control of the affected Party, such as war, riots, labor disturbances, fire, explosion, earthquake, and compliance in good faith with any governmental Law, regulation or order. The Party affected will give prompt written notice to the other Party of any material delay due to such causes.

Section 13.14 Interpretation.

13.14.1 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of

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them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. This Agreement has been prepared in the English language and the English language shall control its interpretation.

13.14.2 The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The word “will” will be construed to have the same meaning and effect as the word “will”. The word “any” will mean “any and all” unless otherwise clearly indicated by context.

13.14.3 Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, will be construed to refer to Articles, Sections and Appendices of this Agreement.

13.14.4 References to sections of the Code of Federal Regulations and to the United States Code will mean the cited sections, as these may be amended from time to time.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

REGULUS THERAPEUTICS INC.

By:	/s/ Garry E. Menzel

Name:	Garry E. Menzel

Title:	Chief Operating Officer

SANOFI

By:	/s/ Philippe Goupit

Name:	Philippe Goupit

Title:	Vice President Corporate Licenses

SIGNATURE PAGE – AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT

List of Appendices

Appendix 1:	Definitions

Appendix 2:	Product Specific Patents

Appendix 3:	Regulus Core Technology Patents

Appendix 4:	Charter of JSC

Appendix 5:	Existing Regulus Agreements

Appendix 6:	Collaboration Targets

Appendix 7:	Listed Countries

Appendix 7.3A	Regulus Initial Press Release

Appendix 7.3B	Sanofi Initial Press Release

Appendix 8:	R&D Plan

Appendix 9:	Regulus Detailed Allocation of Upfront Payments

APPENDIX 1

DEFINITIONS

“Additional Indication” has the meaning set forth in Section 6.4.1(c).

“Additional Indication Milestone Payment” has the meaning set forth in Section 6.4.1(c).

“Affiliate” means any Person, whether de jure or de facto, which directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with another Person. A Person will be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least 50% of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person. Notwithstanding the above, neither of the Founding Companies of Regulus will be deemed an Affiliate of Regulus for the purposes of this Agreement under any circumstances.

“Agreement” means this Collaboration and License Agreement, together with all Appendices attached hereto, and the R&D Plan, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“API” means, with respect to a Product, the bulk active pharmaceutical ingredient for a Licensed Compound manufactured in accordance with GMP for such Product.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time, but excluding patent laws.

“Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Product in such jurisdiction in accordance with Applicable Laws. In jurisdictions where the applicable Regulatory Authority sets the pricing authorizations necessary for a Product, Approval will not be deemed to have occurred if the final approval to market and sell the Product is being withheld because Sanofi (or its Affiliates or sublicensee) and the Regulatory Authority have not yet determined pricing; provided, however, that the First Commercial Sale in such jurisdiction will be considered Approval in such jurisdiction.

“Business Day” means a day on which banking institutions in New York, New York, United States and Paris, France are both open for business.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Combination Product” means a Product that includes at least one additional active ingredient (whether coformulated or copackaged) which is not a Licensed Compound.

“Commercialize”, “Commercializing” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, for, marketing, promoting, distributing, importing or selling a Product, including, without limitation, conducting pre-and post-Approval activities, including studies reasonably required to increase the market potential of the Product and studies to provide improved formulation and Product delivery.

“Collaboration Target” has the meaning set forth in Section 3.6.

“Commercially Reasonable Efforts” means, with respect to a Licensed Compound and Product, the carrying out of discovery, research, Development or Commercialization activities using the efforts that the applicable Party would reasonably devote to a compound or product of similar market potential at a similar stage in development or product life resulting from its own research efforts, taking into account product profile, the competitive landscape and other relevant scientific, technical and commercial factors.

“Companion Diagnostic” means, with respect to a Product, any product or method useful for detecting the applicable Collaboration Target as a biomarker for identifying patient populations that are better suited to respond to the corresponding Product in the treatment and/or prophylaxis of an approved Indication for the Product.

“Confidential Information” has the meaning set forth in Section 7.1.

“Control” means, with respect to any Know-How, Patent or other intellectual property right, possession by a Party (including its Affiliates) of the right (whether by ownership, license or otherwise) to grant to the other Party ownership, a license, sublicense and/or other right to practice under such Know How, Patent or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party acquirer that later becomes an Affiliate of Regulus after the Effective Date, no intellectual property of such Third Party acquirer will be included in the licenses granted hereunder by virtue of such Third Party acquirer becoming an Affiliate of Regulus.

“Cover”, “Covered” or “Covering” means, with respect to a Patent, that, but for rights granted to a Person under such Patent, the practice by such Person of an invention claimed in such Patent would infringe a Valid Claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“Development” means non-clinical (such as, but not limited to, IND-enabling toxicology and production of GMP quality Product) and clinical development activities reasonably related to the development and submission of information to a Regulatory Authority, including, without limitation, chemical synthesis, toxicology, pharmacology, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, manufacturing, statistical analysis, and clinical studies. When used as a verb, “Develop” means to engage in Development.

“Development Candidate” has the meaning provided in the R&D Plan.

“Disclosing Party” has the meaning set forth in Section 7.1.

“Discontinued Product” has the meaning set forth in Section 10.1.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Effective Amendment Date” has the meaning set forth in the opening paragraph of this Agreement.

“Election Notice” has the meaning set forth in Section 10.1.

“EMEA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“EU” means the European Union, as its membership may be altered from time to time, and any successor thereto, and which, as of the Effective Date, consists of Austria, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

“Existing Regulus Agreement” means any of the agreements listed on APPENDIX 5.

“Existing Sanofi Agreement” means any agreement to which Sanofi is a party as of the Effective Date under which Sanofi has in-licensed or acquired rights to Patents from a Third Party.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Fibrosis” means any organ and/or tissue injury or repair encompassing multiple biological processes and/or disorders associated with organs and/or tissues as well as wound repair. Examples include, but are not limited to, fibrotic disorders, dermal scarring, wound healing, burns and post-operative adhesions.

“First Commercial Sale” means the first sale of a Product by Sanofi, its Affiliates or a sublicensee to a Third Party in a particular country after Approval of such Product has been obtained in such country.

“Founding Company” means individually, either Isis Pharmaceuticals, Inc. or Alnylam Pharmaceuticals, Inc.; and collectively, both Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc.

“Founding Company License Agreement” means the Amended and Restated License and Collaboration Agreement among Regulus and the Founding Companies dated January 1, 2009, as amended as of the Effective Date.

“FTE-Day Rate” means US $[…***…] per FTE-day, subject to adjustment on an annual basis as of January 1 of each year beginning in 2011 by a factor which reflects changes in the Consumer Price Index for San Diego, California as reported as of January 1 by the U.S. Department of Labor’s Bureau of Labor Statistics in each applicable year during the Research Term when compared to the comparable statistic for January 1 of the preceding year. The FTE¬Day Rate shall be inclusive of all allocated overhead costs, administrative expenses and other expenses for the employee(s) providing services under this Agreement, excluding […***…] costs (which Sanofi will either pay directly or reimburse to Regulus within 30 days of invoice).

“Future Regulus Agreement” has the meaning provided in Section 6.7.2.

“Future Sanofi Agreement” has the meaning provided in Section 6.7.2.

“[…***…]” means […***…].

“[…***…]Agreement” means the License Agreement among […***…] and […***…] dated […***…].

“Generic Product(s)” means a Third Party’s product(s) or Third Parties’ product(s) that has the same or substantially the same active pharmaceutical ingredient as a Product and receives Approval through a regulatory approval process in which either: (i) the applicant for, or sponsor of such Approval; or (ii) the Regulatory Authority that granted such Approval, relied, in whole or in part, upon […***…] submitted by, or on behalf of, Sanofi (or its Affiliate or sublicensee), to any Regulatory Authority, to support the Approval of a Product.

“Good Clinical Practice” or “GCP” will mean the then current standards for clinical trials for pharmaceuticals, as set forth in the United States Code of Federal Regulations, ICH guidelines and applicable regulations, laws or rules as promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold to the extent such standards are not less stringent than United States GCP.

“Good Laboratory Practice” or “GLP” will mean the then current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s GLP regulations and/or ICH guidelines and applicable regulations.

“Good Manufacturing Practice(s)” or “GMP” will mean the regulatory requirements for current good manufacturing practices promulgated in the United States Code of Federal Regulations including those rules promulgated by the United States Food and Drug

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Administration under the U.S. Food, Drug and Cosmetic Act, 21 C.F.R. § 210 et seq., and ICH Guidelines and applicable regulations, as the same may be amended from time to time.

“[…***…]” means the […***…] Agreement dated […***…], between […***…] and […***…], as amended.

[…***…]

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or its foreign counterparts.

“IND Approval” means the acceptance (or deemed acceptance) of the filing of an IND by the applicable Regulatory Authority. For purposes of clarity, acceptance (or deemed acceptance) of the filing of the foreign equivalent of an IND by the applicable Regulatory Authority in such country will be an IND Approval.

“IND-Enabling Studies” means the pharmacokinetic and toxicology studies required to meet the regulations for filing an IND.

“Indemnified Party” has the meaning set forth in Section 11.3.

“Indemnification Claim Notice” has the meaning set forth in Section 11.3.

“Indication” means mean any human or animal disease or condition, or sign or symptom of a human or animal disease or condition.

“Initiation of Phase 1 Trial” means the dosing of the first human subject in a Phase 1 Trial.

“Initiation of Phase 2 Trial” means the dosing of the first human subject in the first Phase 2 Trial.

“Initiation of Phase 3 Trial” means the dosing of the first human subject in a Phase 3 Trial. In the case where a Phase 2b/3 Trial precedes any Phase 3 Trial for a given Product, the first dosing of such Product in a human subject following the review of interim data and decision to extend the period of such Phase 2b/3 Trial in order to provide sufficient evidence of safety and efficacy to be included as a Phase 3 Trial in filings with Regulatory Authorities will be deemed to be the “start of Phase 3 Trial” for such Product.

“In-License Milestones” means, with respect to a particular Third Party Agreement, all milestone payments that become payable by a Party to the Licensor(s) under such Third Party Agreement with respect to the applicable Third Party Patents as a result of the achievement of Development, regulatory and/or Commercialization events by a Product. For clarity, “In-License Milestones” shall not include any upfront payments under Third Party Agreements.

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“In-License Royalties” means, with respect to a particular Third Party Agreement, all royalties on sales of Products by Sanofi, its Affiliates and its sublicensees that become payable by a Party to the Licensor(s) under such Third Party Agreement with respect to the applicable Third Party Patents.

“Integrated Product Plan” or “IPP” has the meaning set forth in Section 5.3.

“Intellectual Property Panel” has the meaning set forth in Section 6.7.1.

“Joint Invention” has the meaning set forth in Section 8.1.

“Joint Patent” means any Patent that claims, and only to the extent that it claims, a Joint Invention(s).

“JSC Charter” has the meaning set forth in Section 3.4.

“JSC” has the meaning set forth in Section 3.4.

“Know-How” means technical information and materials, including without limitation, technology, software, instrumentation, devices, data, biological materials, assays, constructs, compounds, inventions, practices, methods, knowledge, know-how, trade secrets, skill and experience.

“Licensed Compound” means either (i) with respect to any Collaboration Target identified on APPENDIX 6 as approached via a microRNA Antagonist, any microRNA Antagonist that modulates the expression of such Collaboration Target where its primary mechanism of action is […***…], or (ii) with respect to any Collaboration Target identified on APPENDIX 6 as approached via a microRNA Mimic, a microRNA Mimic with a substantially similar base composition as such Collaboration Target and which is designed to mimic the activity of such Collaboration Target. For purposes of clarity, so long as Mir-21 remains a Collaboration Target, a Mir-21 Compound will be a Licensed Compound under this Agreement.

“Licensing Revenues” has the meaning set forth in Section 10.2.

“Licensor” means, with respect to a particular Third Party Agreement, any Third Party that is a party to such Third Party Agreement.

“Losses” has the meaning set forth in Section 11.1.

“Major European Country” means France, Germany, Italy, Spain or the United Kingdom.

“Major Market Country” means Canada, France, Germany, Italy, Japan, Spain, the United Kingdom, and the United States.

“Manufacturing Technology” has the meaning set forth in Section 4.3.

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“microRNA” means a structurally defined functional RNA molecule usually between 21 and 25 nucleotides in length, which is derived from genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family; including, without limitation, those microRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/). To the extent that […***…] for purposes of this Agreement; provided, however, that nothing contained herein will require any Party hereto to […***…].

“microRNA Antagonist” means a single-stranded oligonucleotide (or a single stranded analog thereof) that is designed to interfere with or inhibit a particular microRNA. For purposes of clarity, the definition of “microRNA Antagonist” excludes oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.

“microRNA Compound” means a compound consisting of (a) a microRNA Antagonist, or (b) a microRNA Mimic.

“microRNA Mimic” means a double-stranded or single-stranded oligonucleotide or analog thereof with a substantially similar base composition as a particular microRNA and which is designed to mimic the activity of such microRNA.

“Mir-21” means the microRNA having (i) miRBase ID: hsa-miR-21; (ii) the miRBase Accession Number MIMAT0000076, and (iii) the sequence UAGCUUAUCAGACUGAUGUUGA.

“Mir-21 Compound” means any microRNA Antagonist that modulates the expression of Mir-21 whose primary mechanism of action is through […***…] to Mir-21.

“Mir-21 Product” means any pharmaceutical product containing a Mir-21 Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms.

“NDA” means a New Drug Application filed with the FDA after completion of clinical trials to obtain marketing approval for the applicable Product in the United States.

“NDA Filing” means the acceptance by the FDA of the filing of an NDA for the applicable Product, or the acceptance of the foreign equivalent of an NDA by the applicable Regulatory Authority.

“Necessary Patent” has the meaning provided in Section 6.7.1.

“Net Sales” means, with respect to a Product, the gross invoice price of all units of such Products sold by Sanofi, its Affiliates and/or their sublicensees to any Third Party, less the following items: (a) trade discounts, credits or allowances, (b) credits or allowances additionally granted upon returns, rejections or recalls, (c) freight, shipping and insurance charges, (d) taxes, duties or other governmental tariffs (other than income taxes), (e) government-mandated rebates,

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and (f) a reasonable reserve for bad debts. “Net Sales” under the following circumstances will mean the fair market value of such Product: (i) Products which are used by Sanofi, its Affiliates or sublicensees for any commercial purpose without charge or provision of invoice, (ii) Products which are sold or disposed of in whole or in part for non cash consideration, or (iii) Products which are provided to a Third Party by Sanofi, its Affiliates or sublicensees without charge or provision of invoice and used by such Third Party except in the cases of Products used to conduct clinical trials, reasonable amounts of Products used as marketing samples and Product provided without charge for compassionate or similar uses.

Net Sales will not include any transfer between or among Sanofi and any of its Affiliates or sublicensees for resale.

In the event a Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product, by the fraction, A/(A+B), where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other therapeutically active pharmaceutical compound(s) included in the Combination Product when sold separately in finished form, each during the applicable royalty period or, if sales of all compounds did not occur in such period, then in the most recent royalty reporting period in which sales of all occurred. In the event that such average sale price cannot be determined for both the Product and all other therapeutically active pharmaceutical compounds included in the Combination Product, Net Sales for the purposes of determining royalty payments will be calculated as above, but the average sales price in the above equation will be replaced by a good faith estimate of the fair market value of the compound(s) for which no such price exists.

“New Core Patents” has the meaning set forth in Section 6.9.

“New Core Technology” has the meaning set forth in Section 6.9.

“New Core Technology Agreement” has the meaning set forth in Section 6.9.

“Objective” means the objective of the R&D Plan set forth in Section 3.1.

“Other In-License Payments” means, with respect to a particular Third Party Agreement, all payments (excluding In-License Royalties and In-License Milestones) that become payable by a Party to the applicable Licensor(s) under such Third Party Agreement with respect to the applicable Third Party Patents.

“Other Licensor” means any Licensor that is not a Founding Company.

“Other Party” has the meaning set forth in Section 9.3.

“Party(ies)” has the meaning set forth in the opening paragraph of this Agreement.

“Patents” means (a) patents and patent applications in any country or jurisdiction, (b) all priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Permitted License” means a license granted by Regulus to a Third Party (i) under the Regulus Core Technology Patents (but not under the Product Specific Patents) to […***…] (or […***…] to […***…]) solely to conduct Research, or (ii) under the Regulus Core Technology Patents (but not under the Product Specific Patents) to enable such Third Party to […***…] or […***…] microRNA Compounds, where such Third Party is […***…] and is not […***…] or […***…].

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

“Phase 1 Trial” means the initial clinical testing of a Product in humans (first-in-humans study) with the intention of gaining a preliminary assessment of the safety of such Product.

“Phase 2 Trial” means a human clinical trial of a Product, the principal purpose of which is a determination of preliminary short-term safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) for the United States, or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Phase 2b/3 Trial” means a human clinical trial of a Product, the principal purpose of which is a further determination of efficacy and safety, in the target population, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of the Product (dose and dose regimen) prior to initiation of the pivotal Phase 3 Trials, and which itself provides sufficient evidence of safety and efficacy to be included as a Phase 3 Trial in filings with Regulatory Authorities.

“Phase 3 Trial” means a human clinical trial of a Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Approval of a Product, as described in 21 C.F.R. 312.21(c) for the United States, or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Phase 4 Trial” means a human clinical trial for a Product commenced after receipt of Approval in the country for which such trial is being conducted and that is conducted within the parameters of the Approval for the Product. Phase 4 Trials may include, without limitation, epidemiological studies, modeling and pharmacoeconomic studies, investigator sponsored clinical trials of Product and post-marketing surveillance studies.

“Product” means any pharmaceutical product containing a Licensed Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms.

“Product Development Plan” has the meaning set forth in Section 5.3.

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“Product Field” means (a) with respect to Licensed Compounds and Products, the treatment and/or prophylaxis of any Indication and (b) with respect to Companion Diagnostics, to the extent that Regulus Controls […***…] the applicable Collaboration Target as […***…] for […***…] to the corresponding Product in the treatment and/or prophylaxis of an approved Indication for the Product.

“Product Specific Patents” means all Patents (including all claims and the entire scope of claims therein) Controlled by Regulus or its Affiliates on the Effective Date and/or at any time thereafter, in each case claiming (a) a Collaboration Target gene sequence or a portion thereof, (b) the specific compositions of matter of Licensed Compounds or Products, or (c) methods of using Licensed Compounds or Products as therapeutics; provided however, that:

(1) unless the Parties otherwise agree in writing, Patents that include claims that are directed to subject matter and have a scope that is applicable to microRNA Compounds in general, and not directed solely to […***…] or […***…] or to the […***…] thereof, will be considered to be […***…] Patents; and

(2) unless the Parties otherwise agree in writing, Patents that include claims that are directed to the identification or isolation of microRNAs that are not […***…], or to the production, composition, or use of […***…] that are not […***…] or […***…], will be considered to be […***…] Patents.

For clarification, any Regulus Program Patent or any Joint Patent satisfying the definition above, will be considered a Product Specific Patent. The Product Specific Patents as of the Effective Date are listed in APPENDIX 2 attached hereto.

“Program Inventions” has the meaning set forth in Section 8.1.

“Program Patents” has the meaning set forth in Section 8.1.

“Proposed Target” has the meaning set forth in Section 3.6.

“R&D Plan” has the meaning set forth in Section 3.2.

“Receiving Party” has the meaning set forth in Section 7.1.

“Regulatory Authority” means any governmental authority, including without limitation FDA, EMEA or Koseisho (i.e., the Japanese Ministry of Health, Labour and Welfare, or any successor agency thereto), that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Product in any country.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to

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any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records, relating to the Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

“Regulus Confidential Information” means any Confidential Information for which Regulus is the Disclosing Party.

“Regulus Core Technology Patents” means, subject to 6.8.3, Patents Controlled by Regulus or its Affiliates on the Effective Date and/or at any time thereafter, in each case that are useful or necessary for the Development and Commercialization of Licensed Compound and Products. Regulus Core Technology Patents will exclude the Product Specific Patents. A representative list of the Regulus Core Technology Patents as of the Effective Date is listed in APPENDIX 3 hereto. For clarification, any Regulus Program Patent or any Joint Patent satisfying the definition above will be considered a Regulus Core Technology Patent.

“Regulus Database” has the meaning set forth in Section 3.11.

“Regulus Inventions” has the meaning set forth in Section 8.1.

“Regulus Know-How” means all Know-How Controlled by Regulus or its Affiliates as of the Effective Date and/or at any time thereafter that is useful for the Research, discovery, Development, Approval, manufacturing and Commercialization of microRNA Compounds.

“Regulus Patents” means the Regulus Core Technology Patents and the Product Specific Patents (including patents licensed to Regulus under an Existing Regulus Agreement, or under a Future Regulus Agreement in accordance with Section 6.7).

“Regulus Program Patent” has the meaning set forth in Section 8.1.

“Regulus Target” means any Collaboration Target that, at the time of Regulus’ receipt of Sanofi’s Request Notice for such microRNA pursuant to Section 3.6.1, (i) is a Proposed Target with respect to which Regulus has identified at least one lead-stage microRNA Compound having activity as a microRNA Antagonist or microRNA Mimic (as applicable) to such Proposed Target in a Therapeutic Field, as demonstrated by in-vivo study results, and (ii) has been approved in accordance with Regulus’ internal procedures, consistently applied to all Regulus research programs, as the subject of an internal Regulus research program, conducted entirely independently of the Research Program, with committed resources, as reflected in the minutes of the proceedings of Regulus’ Program Review Committee. For purposes of this definition, “Program Review Committee” has the meaning set forth in Section 3.6.1(b).

“Regulus Technology” means collectively, the Regulus Know-How and the Regulus Patents.

“Requested Target” has the meaning set forth in Section 3.6.1.

“Research” means pre-clinical research including gene function, gene expression and target validation research using cells and animals, which may include small pilot toxicology studies but excludes IND-Enabling Studies, clinical development and commercialization.

“Research Program” has the meaning set forth in Section 3.1.

“Research Results” means all data, information, trade secrets, inventions and Know-How which are discovered, made, reduced to practice, identified or developed in whole or in part by Regulus in the course of the performance of the Research Program and Development Program.

“Research Term” has the meaning set forth in Section 3.3.1.

“Royalty Term” has the meaning set forth in Section 6.11.

“Sanofi Confidential Information” means any Confidential Information for which Sanofi is the Disclosing Party.

“Sanofi Indemnitees” has the meaning set forth in Section 11.2.

“Sanofi Inventions” has the meaning set forth in Section 8.1.

“Sanofi Product Specific Patent” means any Patents (including all claims and the entire scope of claims therein) Controlled by Sanofi or its Affiliates on the Effective Date and/or at any time thereafter, in each case claiming (a) the sequence or a portion thereof corresponding to the Mir-21 or Collaboration Target gene sequence or a portion thereof, (b) the specific composition of matter of a Product, (c) methods of using a Licensed Compound or Product as a therapeutic or (d) methods of using a Licensed Compound as a therapeutic).

“Sanofi Program Patents” has the meaning set forth in Section 8.1.

“Senior Representatives” has the meaning set forth in Section 13.4.1.

“Stock Purchase Agreement” means that certain letter agreement between the Parties dated as of the Effective Date pursuant to which Sanofi is purchasing shares of Regulus’ Series B preferred stock.

“Target Encumbrances” has the meaning set forth in Section 3.6.1.

“Target Field” means (a) the treatment and/or prophylaxis of any or all Indications in Fibrosis […***…] and (b) to the extent that Regulus Controls […***…] the applicable Collaboration Target as […***…] for […***…] to the corresponding Licensed Compound in the treatment and/or prophylaxis of an Indication in Fibrosis […***…].

“Target Product Profile” means, with respect to each Collaboration Target, the description, as established by the JSC, of the commercially relevant range of acceptable product performance of a Collaboration Compound against key product characteristics (including but not

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limited to efficacy, safety, quality, side effects, tolerability, route of administration, contraindications and clinical endpoints), and which shall be used by the Parties to guide and shape the progression of and development decisions for such Licensed Compound to achieve IND approval.

“Technology Alliance Agreement” means the Non-Exclusive Technology Alliance and Option Agreement between the Parties dated as of the Effective Date.

“Term” has the meaning set forth in Section 9.1.

“Territory” means all countries and jurisdictions throughout the world.

“Therapeutic Field” means any field concerning the remediation of a health problem, including Fibrosis, […***…], oncology, diabetes, cardiovascular, ophthalmology, central nervous system, internal medicine, thrombosis, and vaccines.

“Third Party” means any Person other than Regulus or Sanofi or their respective Affiliates.

“Third Party Agreement” means an Existing Regulus Agreement, Future Regulus Agreement, Existing Sanofi Agreement or Future Sanofi Agreement, as applicable.

“Third Party Claims” has the meaning set forth in Section 11.1.

“Third Party Patents” means, with respect to a particular Third Party Agreement, all Necessary Patents that a Party in-licenses or acquires from the Licensor(s) under such Third Party Agreement.

“[…***…] Patents” means all Patents licensed under the […***…] Agreement.

“Valid Claim” means a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

“[…***…]” means […***…].

“[…***…] Agreement” means the […***…] Agreement by and between the […***…], commissioned by […***…], and Regulus dated […***…].

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APPENDIX 2

PRODUCT-SPECIFIC PATENTS

[Attached]

APPENDIX 2

PRODUCT-SPECIFIC PATENTS

(as of the Effective Amendment Date)

[…***…]

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APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[Attached]

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

(as of the Effective Amended Date)

Patents and Patent Applications owned by or licensed to Regulus

[…***…]

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APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

Patents and Patent Applications Licensed to Regulus by Alnylam

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 3

REGULUS CORE TECHNOLOGY PATENTS

[…***…]

***Confidential Treatment Requested

APPENDIX 4

CHARTER OF THE JOINT STEERING COMMITTEE

Purpose

The Joint Research Committee is established by Regulus and Sanofi to oversee the Research Program under the Agreement.

Responsibilities

1. The JSC will, using the R&D Plan initially agreed to on the Effective Date, as a basis, continue to develop and refine the R&D Plan, as needed, and will conduct a comprehensive review of the R&D Plan on at least an annual basis.

2. The JSC will be responsible for the overall planning and execution of the Research Program and the approval and oversight of the R&D Plan. The JSC will (i) evaluate the data generated by the Parties in the course of carrying out the R&D Plan, (ii) discuss and resolve any overarching issues or significant changes in the R&D Plan, (iii) recommend project prioritization within the R&D Plan, (iv) make project progression decisions and resource allocation decisions in accordance with the R&D Plan, (v) make revisions to the R&D Plan as necessary and (vi) consistent with Article 7 of the Agreement, review and approve all public communications and disclosures, including but not limited to data presented at external meetings and journals on the joint Research Results. Except for amendments to the R&D Plan (as adopted in accordance with this charter and the Agreement), in no event will the JSC have the power or authority to amend any provision of the Agreement.

3. The JSC will have the power to delegate its authority and duties to sub-committees as it deems appropriate.

Composition

4. The JSC will initially have six members, and will at all times have an equal number of members designated by each Party. Each Party may replace its appointed JSC representatives at any time upon written notice to the other Party. The size and composition of the JSC provided herein may not be changed without the consent of both Regulus and Sanofi.

5. Each JSC member will have the requisite background, experience and training to carry out the duties and obligations of the JSC.

6. Each Party will designate one of its representatives as co-chairperson of the JSC. Each of the co-chairpersons will be responsible, on an alternating basis with the Sanofi co-chairperson having responsibility with respect to the initial meeting, for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing the minutes of each meeting.

1

Decisions

7. Each Party’s JSC members will collectively have three votes, regardless of the number of its JSC members participating in any meeting. No votes will be taken unless there is at least one JSC member representing each of Regulus and Sanofi participating in such meeting. Each Party may allocate its three votes among its attending JSC members in any manner, at such Party’s discretion. If only one JSC member is attending on behalf of a given Party, such JSC member may cast all the votes allocated to such Party. Unless otherwise specified herein, all actions taken by the JSC as a committee will be by majority vote. If the JSC members reach a deadlock on any vote, then the deadlock will be resolved in accordance with Paragraph 8 below. Notwithstanding anything to the contrary, no decision by the JSC will require the other Party to: (i) breach any written agreement that such other Party may have with a Third Party (except where such agreement is entered into in breach of any representation, warranty, covenant or obligation of such Party under to this Agreement); (ii) perform any activities that are outside the scope of the Objective; or (iii) violate any Applicable Law or principles of scientific integrity.

8. If the JSC is unable to decide by a majority vote on any issue within the scope of its authority and duties, then the JSC will promptly raise such issue to each Parties co-chairperson on the JSC, and such co-chairs will have 10 days to mutually agree on how to resolve such issue. If the co-chairs are unable to resolve such issue within the 10 day period, then such issue will be brought to each Party’s Senior Representatives, or their designees. The Senior Representatives will have 10 days to mutually agree on how to resolve such issue. If the Senior Representatives are unable to resolve such issue within the 10-day period, then, subject to the express limitations set forth in the Agreement and in Paragraph 9 below, such issue will be finally resolved by the Senior Representative of Sanofi, and such resolution will be binding on Sanofi and Regulus.

9. Notwithstanding anything to the contrary, Sanofi will not have the final decision with respect to any dispute involving changing (a) the R&D Plan to increase the scope or include new technology (e.g., […***…]) other than upon the designation of a new Collaboration Target, pursuant to Section 3.6.1, or (b) the […***…] after […***…] have begun, all of which changes in the aggregate would cumulatively increase Regulus’ fully burdened costs of performing R&D Plan activities for a given Collaboration Target by more than a total of $[…***…], unless […***…] in costs in excess of $[…***…] for such Collaboration Target; and (iii) whether to drop or replace a Collaboration Target during the first […***…] months following the applicable Request Notice for such Collaboration Target.

Operations; Meetings

10. During the Research Term the JSC will initially meet once per month, unless and until the JSC determines that such meetings should occur once per Calendar Quarter (in either case, each a “Scheduled Meeting”). Scheduled Meetings may be held in person or by audio or video teleconference when appropriate, but at a minimum, once each year in person (which in-person meeting will be held on an alternating basis in New York, NY and in Carlsbad, CA). In addition, any two members of the JSC may jointly call for an ad hoc meeting of the JSC by teleconference at any time, by giving the other members of the JSC advance written notice of at least two

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Business Days (each, an “Ad Hoc Meeting”). An Ad Hoc Meeting may be called to address any time-sensitive matter.

11. Meetings of the JSC will be effective only if at least one JSC representative of each Party is present or participating. Each Party will be responsible for all of its own expenses of participating in the JSC meetings. The Parties will endeavor to schedule meetings of the JSC with at least 30 days advance notice.

12. Each Party may bring additional employees to each meeting as non-voting observers.

13. The co-chair responsible for each meeting (the “Responsible Chair”) will, in consultation with other members of the JSC, develop and set the JSC’s agenda for each Scheduled Meeting. The Responsible Chair will include on such agenda each item requested within a reasonable time in advance of such Scheduled Meeting by a JSC member. The agenda and information concerning the business to be conducted at each Scheduled Meeting will be communicated in writing to the members of the JSC within a reasonable time in advance of such Scheduled Meeting to permit meaningful review. No agenda is required for an Ad Hoc Meeting.

14. The Responsible Chair, or such person as the Responsible Chair may designate, will prepare, and distribute to all JSC members, draft committee minutes within 2 weeks following each Scheduled Meeting or Ad Hoc Meeting and such minutes will be finalized by the JSC promptly thereafter. As part of the agenda of the first Scheduled Meeting, the JSC members will agree upon a standard procedure for review and approval of such draft committee minutes by the JSC.

3

APPENDIX 5

EXISTING REGULUS AGREEMENTS

This Appendix 5 contains a list of certain agreements in effect as of the Effective Date between Regulus and certain Third Parties that may, as applicable, place certain encumbrances or limitations on the licenses or sublicenses granted to Sanofi, the exclusivity covenants, and the representations and warranties, where specified in the Agreement.

As set forth in the Agreement, the information and disclosures contained in this Appendix 5 are intended only to qualify and limit the licenses granted by Regulus to Sanofi, the exclusivity covenants, and the representations and warranties given by Regulus under the Agreement and do not expand in any way the scope or effect of any such licenses, representations or warranties.

Nothing herein constitutes an admission of any liability or obligation of Regulus nor an admission against any interest of Regulus. The inclusion of this Appendix 5 or the information contained in this Appendix 5 does not indicate that Regulus has determined that this Appendix 5 or the information contained in this Appendix 5, when considered individually or in the aggregate, is necessarily material to Regulus.

Existing Regulus Agreements

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

*	Note: these agreements are not applicable on the Effective Date, and would only apply if Sanofi designates a Collaboration Target under Section 3.6 that is covered by the Patents in-licensed by Regulus under such agreements.

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APPENDIX 6

COLLABORATION TARGETS

Target No.	microRNA Name	miRBase Accession No	Approached via microRNA Antagonist or microRNA Mimic

1	Mir-21	MIMAT0000076	microRNA Antagonist

2

3

4

APPENDIX 7

LISTED COUNTRIES

Patent Country Code	Patent Filing Country or Jurisdiction
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

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APPENDIX 8

INITIAL R&D PLAN

[Attached]

RESEARCH AND DEVELOPMENT PLAN

between

REGULUS THERAPEUTICS, INC.

and

SANOFI-AVENTIS

17 June 2010	CONFIDENTIAL

1

Regulus and Sanofi Collaboration on Fibrosis and […***…]

The initial research and development plan (the “R&D Plan”) described below outlines the current research objectives under the Collaboration and License Agreement dated June 14, 2010 between Sanofi and Regulus. Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement. In case of any conflicts between this initial R&D Plan and the Agreement, the terms of the Agreement shall govern. As stated in the Agreement, the Joint Steering Committee (JSC) has the right to amend the R&D Plan at any time during the Research Term.

Objective: Regulus and Sanofi will collaborate in the discovery and preclinical development of microRNA therapeutics for the clinical development and commercialization of such microRNA therapeutics by Sanofi.

Purpose of the initial R&D Plan: The purpose of this R&D Plan is to outline the responsibilities and activities of Regulus and Sanofi with respect to carrying out the research and preclinical development of microRNA therapeutics so as to provide broad guidance to the scientific team in carrying out their work. The initial R&D Plan contains a summary description of the potential specific activities, deliverables, and projected timelines for completion of such activities; and is subject to the modification by the JSC.

Collaboration Management: The R&D Plan will be overseen and managed by the JSC. The R&D Plan may only be amended with the unanimous approval of the JSC (as permitted by the JSC Charter). The R&D Plan may be amended at any time, and is expected to be reviewed at least annually. The Parties have created and agreed to the initial R&D Plan as a basis for the research and preclinical development of microRNA therapeutics and it is the intent of Regulus and Sanofi to subsequently modify the initial R&D Plan in a manner to successfully develop microRNA therapeutics. Both Parties shall use Commercially Reasonable Efforts to complete the activities listed in the R&D Plan as promptly and diligently as possible.

Research Term: The R&D Plan will be carried out during the period following the Effective Date and ending on the third anniversary of the Effective Date, unless otherwise extended as described in the Agreement. For any extension of the Research Term, the JSC will amend and restate the R&D Plan as necessary, subject to the provisions of the JSC Charter.

Research Program Staffing and Resources: As described in the Agreement, Regulus will dedicate Regulus employees during the Research Term to perform the activities of the R&D Plan. Regulus resources will include the following: bioinformatics, basic mechanisms, exploratory biology, in vitro and in vivo biology, chemistry, and translational medicine. Sanofi and Regulus will cooperate with each other in carrying out the R&D Plan and each Party will contribute its relevant know-how and experience necessary. It is contemplated that the Parties will work closely together and, where applicable, Sanofi will contribute scientific expertise, assays and animal models, as defined in the Agreement (Article 3.5.2). If appropriate, experts from Sanofi are invited to visit the laboratories of Regulus and participate in the ongoing research activities.

17 June 2010	CONFIDENTIAL

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Definitions:

Program Candidates – […***…]

Research Candidates – […***…]

Development Candidate – […***…]

EXECUTIVE SUMMARY:

The overall goal of the R&D Plan is to provide the framework for a microRNA therapeutic “IND Engine” that can achieve an IND for miR-21 in […***…] followed by several other potential INDs for microRNA therapeutics in […***…]. We have provided a proposed timeline of these activities shown in the figure below.

[…***…]

The initial R&D Plan is organized into four sections, which may have activities that overlap. Each section has clearly defined objectives, tasks/activities, and deliverables to achieve the goals of selecting three Collaboration Targets (other than miR-21) and an IND for anti-miR-21 by […***…].

The initial R&D Plan has been written to reflect a flow from early stage to late stage activities within any given program. The timeline highlights when these activities actually occur across the programs and emphasizes that the first key task of the Collaboration is to produce an IND for miR-21. That being said, the four sections of the R&D Plan are:

17 June 2010	CONFIDENTIAL

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Section I. Designating Collaboration Targets in Fibrosis;

Section II. […***…];

Section III. […***…]; and

Section IV. […***…].

Briefly, Sections I […***…] describe efforts to identify and designate Collaboration Targets in Fibrosis […***…]. A detailed R&D plan for projects in […***…] will be written and approved by the JSC by […***…].

As per the Agreement, Sanofi will designate its four Collaboration Targets within […***…] of the Research Term (the Target Designation Period). Regulus will be responsible for identifying and validating the Collaboration Targets using the criteria listed below […***…]. In addition, Regulus will perform […***…]. Following Collaboration Target selection, Sanofi will have the right to substitute Collaboration Targets during a period of […***…] months following designation and in accordance with the Agreement.

Section III describes the basic workflow for […***…].

Finally, Section IV describes […***…].

DETAILS OF THE INITIAL R&D PLAN:

Section I. Designating Collaboration Targets in Fibrosis

Overview: The basic hypothesis is that microRNAs […***…]. Regulus scientists have been working closely with a network of leading academic collaborators […***…].

REGULUS NETWORK OF ACADEMIC COLLABORATORS FOR FIBROSIS

Name & Institute	Fibrosis area focus
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

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From these collaborations […***…]. We have determined microRNA […***…]. We have also […***…]. The […***…] approach offers the advantage that […***…].

[…***…]

[…***…]

[…***…].

Specific Activities:

Goal 1: Identify Collaboration Targets in Fibrosis

(I)  Identify potential microRNA therapeutic targets in Fibrosis

a.    […***…]

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[…***…]

[…***…]

Deliverable 1: […***…]

Goal 2: […***…]

[…***…]

[…***…]

[…***…]

[…***…]

Deliverable 2: […***…]

Section II. […***…]

Overview: […***…]

[…***…].

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Specific Activities:

Goal 3: […***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

The basic workflow for Sections I and II is shown below:

[…***…]

Figure 1. Workflow for identification and validation of Collaboration Targets in Fibrosis […***…]

17 June 2010	CONFIDENTIAL

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Deliverables for Sections I and II:

Deliverables	Timing
[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

Section III. […***…]

Overview: […***…]

[…***…]

[…***…]

[…***…]

[…***…]

17 June 2010	CONFIDENTIAL

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[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

17 June 2010	CONFIDENTIAL

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[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

Deliverables for Sections III: […***…]

Deliverables	Timing
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

Section IV. […***…]

[…***…].

17 June 2010	CONFIDENTIAL

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[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

17 June 2010	CONFIDENTIAL

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[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

17 June 2010	CONFIDENTIAL

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[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

Deliverable	Criteria	Timing
9. […***…]	[…***…]	[…***…]

Development Candidate Selection Criteria

If the miRNA antagonist or miRNA mimetic achieves the following profile, it will be considered for Development Candidate status:

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

Criteria	Regulus

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

17 June 2010	CONFIDENTIAL

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[…***…]	[…***…]

Table 1. Considerations for Development Candidate selection

Key IND-Enabling Activities

After a Development Candidate has been selected, Regulus will conduct appropriate IND-enabling activities to support the miRNA antagonist for clinical trials. The Workflow is provided below.

[…***…]

Figure 4: Workflow for key IND-enabling activities of Development Candidate (timing: [12] months)

[…***…]

[…***…]

[…***…]

17 June 2010	CONFIDENTIAL

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[…***…]

17 June 2010	CONFIDENTIAL

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APPENDIX 8-A

R&D PLAN UPDATES

[Attached]

APPENDIX 8-A

R&D PLAN UPDATES

R&D Plan for miR-21 in Fibrosis

[…***…]

***Confidential Treatment Requested

R&D Plan for miR-21 […***…] in Hepatocellular Carcinoma (HCC)

Introduction

Extensive discussions have occurred between Sanofi and Regulus with regards to […***…] – miR-21 […***…]. […***…] will now be part of the ongoing R&D collaboration between Sanofi and Regulus and will require additional studies in order to achieve the next project milestones. For the miR-21 project the next key milestone is […***…].

Summary of key R&D activities for miR-21

The key activities for miR-21 project will be as follows.

[…***…]

[…***…]

[…***…]

The aforementioned studies will be planned and executed over the next […***…] months with the goal to […***…].

***Confidential Treatment Requested

Proposed research plan and resource allocation for miR-21 ONC project up to DC nomination

Task	Responsible

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

***Confidential Treatment Requested

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

***Confidential Treatment Requested

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

***Confidential Treatment Requested

[…***…]

***Confidential Treatment Requested

Summary of key R&D activities for […***…]

The attached slide set was prepared during the earlier discussions between Sanofi and Regulus and highlight the rational and justification for […***…]. These activities will be executed by Regulus during the next […***…] months as part of the R&D activities associated with the […***…].

[…***…]

[…***…]

[…***…]

[…***…]

We believe that the experiment plan we have put in place addresses all those requirements and we are projecting a target selection decision […***…].

Proposed validation plan for […***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

***Confidential Treatment Requested

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

***Confidential Treatment Requested

APPENDIX 9

Regulus Detailed Allocation of Upfront Payments

Mir-21 Program

Allocation of the $[…***…] payment pursuant to Section 6.1 related to Regulus’ Mir-21 Program:

Intellectual Property	Percentage		Amount
[…***…]	[…***…	]	[…***…	]
[…***…]	[…***…	]	[…***…	]
[…***…]	[…***…	]	[…***…	]
[…***…]	[…***…	]	[…***…	]

Other Programs

Allocation of the $[…***…] payment pursuant to Section 6.1 related to Other Programs:

Intellectual Property	Percentage		Amount
[…***…]	[…***…	]	[…***…	]
[…***…]	[…***…	]	[…***…	]
[…***…]	[…***…	]	[…***…	]
[…***…]	[…***…	]	[…***…	]

***Confidential Treatment Requested

[…***…]
[…***…]	[…***…	]	[…***…	]

***Confidential Treatment Requested

Exhibit 10.32

EXECUTION COPY

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

NON-EXCLUSIVE TECHNOLOGY ALLIANCE

AND OPTION AGREEMENT

between

REGULUS THERAPEUTICS INC.

and

SANOFI-AVENTIS

NON-EXCLUSIVE TECHNOLOGY ALLIANCE AND OPTION AGREEMENT

THIS NON-EXCLUSIVE TECHNOLOGY ALLIANCE AND OPTION AGREEMENT (the “Agreement”) is made and entered into this June 17, 2010 (the “Effective Date”), by and between SANOFI-AVENTIS, a French Corporation (“Sanofi”) having a place of business at 174 avenue de France, 75013, Paris, France and registered in the Paris Trade and Company Register under no. 395 030 844, and REGULUS THERAPEUTICS INC., a Delaware Corporation (“Regulus”) having a place of business at 1896 Rutherford Road, Carlsbad, California 92008. Sanofi and Regulus each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Regulus possesses certain patent rights, know-how and technology with respect to therapeutic microRNA Compounds;

WHEREAS, the Parties concurrently entered into a Collaboration and License Agreement of even date herewith (the “Collaboration Agreement”);

WHEREAS, Sanofi desires to obtain from Regulus an option to obtain (i) a nonexclusive license to conduct Research on microRNA Compounds, including a technology sharing from Regulus; and (ii) an exclusive license to Develop and Commercialize a limited number of microRNA Compounds as Option Products; and

WHEREAS, Regulus desires to grant Sanofi such options, and if Sanofi exercises such options, to perform such technology sharing and grant Sanofi such licenses.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Parties do hereby agree as follows.

ARTICLE 1

DEFINITIONS

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth in Appendix 1, or if not listed in Appendix 1, the meaning designated in places throughout the Agreement.

ARTICLE 2

RESEARCH OPTION AND TECHNOLOGY ALLIANCE

2.1 Research Option. Subject to the terms and conditions of this Agreement, Regulus hereby grants to Sanofi the nonexclusive, nontransferable right, exercisable in accordance with this ARTICLE 2, to obtain the nonexclusive license set forth in Section 2.3 below under the terms and conditions set forth in this Agreement (the “Research Option”).

2.2 Research Option Exercise. Subject to the one-time extension described in the last sentence of this Section 2.2, Sanofi may exercise the Research Option at any time prior to

1.

5:00 PM Pacific time on the 30th day following the expiration of the third anniversary of the Effective Date (as may be adjusted per the one-time, one-year extension, the “Research Option Deadline”), by (i) providing Regulus a written notice that Sanofi is exercising the Research Option prior to the Research Option Deadline; and (ii) paying Regulus the first installment of the option exercise payment set forth in Section 5.1 below. If Sanofi does not provide Regulus a written notice that Sanofi is exercising the Research Option on or before the Research Option Deadline, then the Research Option will automatically expire and become null and void. Sanofi may extend the Research Option Deadline for one additional one-year period, by providing Regulus a written notice thereof and paying Regulus an irrevocable, non-creditable and nonrefundable payment of $[…***…] for such one-year extension, such notice must be made prior to the original Research Option Deadline, and such payment must be made no later than 10 Business Days after such notice is given. If Sanofi intends to exercise the Research Option, it will so notify Regulus in a non-binding written notice and Regulus will have […***…] Business Days from its receipt of such notice (the “Bring Down Period”) to deliver a schedule of exceptions (the “Disclosure Schedule”) qualifying the representations and warranties (collectively, the “Bring Down Warranties”) Regulus previously made in Sections 10.1 and 10.2 of this Agreement; provided, however that if the Research Option Deadline would occur during the Bring Down Period and Regulus has not delivered to Sanofi the Disclosure Schedule prior to the Research Option Deadline, then the Research Option Deadline will automatically be extended to the next Business Day immediately following the expiration of the Bring Down Period. Notwithstanding anything to the contrary, if following the expiration of the Bring Down Period, Sanofi exercises its Research Option, then Regulus will be deemed to reissue, as of the end of the Bring Down Period and as qualified by the Disclosure Schedule, the Bring Down Warranties.

2.3 Research License. Effective solely upon exercise (if any) of the Research Option in accordance with Section 2.2 above (the date of such exercise, the “Research Option Exercise Date”), and subject to the terms and conditions of this Agreement, Regulus hereby grants to Sanofi a worldwide, royalty-free, nonexclusive license (with the right to grant sublicenses solely to Affiliates of Sanofi) under the Regulus Platform Technology solely to Research microRNA Compounds. The license granted under this Section 2.3 will be referred to as the “Research License.” For clarity, the Research License does not include the right to Develop or Commercialize microRNA Compounds, and Sanofi covenants that it will not use any Regulus Platform Technology to Develop or Commercialize microRNA Compounds except as expressly permitted by the Collaboration Agreement or in accordance with Commercial Licenses granted pursuant to this Agreement.

2.4 Technology Alliance. Commencing on the Research Option Exercise Date, Regulus and Sanofi will conduct a technology sharing program (the “Technology Sharing Program”) as follows:

the Technology Sharing Program will begin on the Research Option Exercise Date and continue until the […***…] ]anniversary of the Research Option Exercise Date (such period, the “Technology Sharing Period”); provided, however that if Regulus does not achieve the technology sharing milestones contemplated by clauses (ii) and (iii) of Section 5.1.1 or clause (ii) of Section 5.1.2, as applicable, before sixty (60) days prior to the scheduled end of the Technology Sharing Period, then the Technology Sharing Period shall be

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automatically extended for additional […***…] periods until the earlier of (a) the date all such technology sharing milestones have been achieved; and (b) the […***…] anniversary of the Research Option Exercise Date.

2.4.1 on a periodic basis as agreed by the Parties, and promptly following Sanofi’s reasonable request from time to time, Regulus will deliver to Sanofi, for no additional consideration, all relevant Regulus Platform Technology (including Regulus Tangible Materials) that exists in recorded form (or copies thereof) and is necessary or useful for Sanofi to exercise its rights under the Research License;

2.4.2 at Sanofi’s reasonable request, Regulus will collaborate with Sanofi to ensure that Sanofi can optimize Option Compounds for the Option Targets; and

2.4.3 Regulus will make its relevant scientific and technical personnel (including, but not limited to personnel from Regulus’ bioinformatics, chemistry, oligonucleotide design, biology, toxicology and pharmacokinetics groups) reasonably available to Sanofi as reasonably necessary to implement the Technology Sharing Plan, and to answer any questions or provide instruction (which may include hands-on training) as reasonably requested by Sanofi concerning the items delivered pursuant to Section 2.4.2, in connection with Sanofi’s Research of microRNA Compounds under the Research License.

2.5 Technology Sharing Plan.

2.5.1 Before Research Option Deadline. No later than […***…] months prior to the Research Option Deadline, Regulus will deliver to Sanofi (i) a schedule disclosing the material terms of the Regulus Existing In-Licenses and Regulus Future In-Licenses in effect as of the date of such schedule (including any potential milestone, royalty or similar payments related to Option Compounds or Option Products under such Regulus Existing In-Licenses and Regulus Future In-Licenses) (an “In-License Summary”); and (ii) a preliminary Technology Sharing Plan (consistent with the requirements of Section 2.5.2). In addition, at any time prior to the Research Option Exercise Deadline, if Sanofi is considering an exercise of the Research Option, Regulus and Sanofi will reasonably cooperate to draft a preliminary Technology Sharing Plan (consistent with the requirements of Section 2.5.2) and In-License Summary in advance of Sanofi’s exercise of its Research Option, such right to be exercised no more than […***…] in any […***…]-month period.

2.5.2 After Research Option Exercise Date. The Parties contemplate that the bulk of the Technology Sharing Program will occur in the first […***…]. Within forty-five (45) days after the Research Option Exercise Date, the Parties will update the latest technology sharing plan provided to Sanofi under Section 2.5.1, subject to mutual agreement by the Parties (the “Technology Sharing Plan”). The Technology Sharing Plan will: (i) specify goals and time lines for the achievement of the technology sharing under Section 2.4; (ii) identify specific technology to be shared; (iii) specify criteria for successful achievement of the technology sharing; and (iv) assign obligations to each Party with respect to technology sharing and technical assistance. The Technology Sharing Plan may be amended from time to time through written amendments unanimously approved by both Parties’ JTSC representatives.

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2.6 Technology Sharing Committee. No later than thirty (30) days after the Research Option Exercise Date, the Parties will establish a Joint Technology Sharing Committee (the “JTSC”) that will, during the Technology Sharing Period, oversee the activities of the Parties under the Technology Sharing Plan and facilitate the sharing of technology (and information related thereto) from Regulus to Sanofi. The JTSC will dissolve at the end of the Technology Sharing Period.

2.6.1 The JTSC will be composed of two (2) representatives designated by Regulus and two (2) representatives designated by Sanofi, provided that the Parties will appoint additional representatives as appropriate with respect to subject area-specific subteams. Each Party’s JTSC representatives will be of the seniority and experience appropriate for service on the JTSC in light of the functions, responsibilities and authority of the JTSC. Sanofi will select from its representatives a chairperson for the JTSC. Each Party may replace any or all of its representatives on the JTSC with individual(s) of appropriate experience and seniority at any time upon written notice to the other Party. The JTSC chairperson will call a meeting of the JTSC as required by this Agreement or promptly upon the written request of either Party.

2.6.2 The JTSC will meet in person or hold video conferences once per Calendar Quarter basis until the end of the Technology Sharing Period; provided, that two (2) such meetings will occur in person and two (2) such meetings will occur by video conference. Meetings of the JTSC in person will alternate between the offices of Regulus and Sanofi, or such other place as the Parties may agree, with the first such meeting for the JTSC being at Regulus’ offices. The members of the JTSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

2.6.3 The JTSC will perform the following functions: (1) managing and overseeing the performance of the Technology Sharing Plan, (2) providing updates to the Parties regarding the Technology Sharing Plan, (3) reviewing and approving any updates, amendments or modifications to the Technology Sharing Plan, (4) developing and adopting remediation plan(s) specifically designed to address any incomplete sharing of Regulus Platform Technology, including amendments to the Technology Sharing Plan with respect to the achievement of the applicable timelines set forth therein, (5) providing an initial forum for resolving disputes arising under the Technology Sharing Plan, and (6) such other responsibilities as may be assigned to the JTSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time. For purposes of clarity, the JTSC will not have the authority to modify the terms of this Agreement or to take any action inconsistent with the terms of this Agreement.

2.7 End of Technology Sharing Period. Upon the expiration of the Technology Sharing Period, Regulus will not be obligated to continue to perform work under the Technology Sharing Plan.

4.

ARTICLE 3

LIMITED OPTION TO OBTAIN COMMERCIAL LICENSE

3.1 Option Targets.

3.1.1 Designating Option Targets. At any time after the Research Option Exercise Date through the […***…] anniversary of the Effective Date, Sanofi may designate a new microRNA with respect to which Sanofi would like a Commercial License (any such microRNA to which a Commercial License is granted, an “Option Target”) by providing Regulus with a written notice (the “Request Notice”) of the microRNA it wishes to designate as an Option Target (the “Proposed Target”); provided, however, there can be no more than […***…]Option Targets at any time. The Request Notice will include the microRNA name and the miRBase Accession Number and specify whether Sanofi wants to pursue such microRNA with a microRNA Antagonist or a microRNA Mimic. Within 15 Business Days of receipt of the Request Notice, Regulus will give Sanofi written notice (i) stating if any of the criteria set forth in clauses (a) through (e) below applied to such Proposed Target at the time of Regulus’ receipt of the Request Notice (or otherwise confirming that such Proposed Target is available); and (ii) only if none of clauses (a) through (e) below applied to such Proposed Target at the time of Regulus’ receipt of the Request Notice, disclosing all relevant Regulus In-License Agreements and prior Third Party Agreements and other potential encumbrances known by Regulus and related to the Proposed Target (“Target Encumbrances”). If, at such time, the Proposed Target is (a) subject to a […***…]; (b) subject to […***…] (and not merely an […***…]) granted by Regulus to a Third Party that explicitly identifies such Proposed Target by name and prohibits Regulus from collaborating with Sanofi under this Agreement or from granting a license under Section 3.5 with respect to the Proposed Target, (c) subject to […***…] has […***…]; (d) identified by name and the subject of a bona fide […***…] Regulus has […***…] a Third Party […***…] (except where Regulus has not […***…] following Regulus’ […***…]) under […***…] such Third Party either a Regulus Collaborator Exclusive Option with respect to microRNA Compounds directed to such Proposed Target, or an exclusive license to Develop and Commercialize microRNA Compounds directed to such Proposed Target, or (e) the subject of the Collaboration Agreement, then, and only then, in each case, the Proposed Target will be rejected and will not become an Option Target. If the Proposed Target is rejected, Sanofi can request another microRNA in accordance with the terms of this Section 3.1.1. If the Proposed Target is not rejected, the Proposed Target will become an Option Target; provided, however, that if the Proposed Target has any Target Encumbrances (and Regulus has disclosed such Target Encumbrances to Sanofi), before such Proposed Target can become an Option Target, Sanofi must agree in writing (within 30 days of receiving from Regulus the description of such Target Encumbrances) to assume all applicable Target Encumbrances for such Proposed Target.

3.1.2 Confidentiality. The fact that Sanofi has designated a particular microRNA an Option Target is Confidential Information of Sanofi. The fact that Regulus has

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rejected a particular microRNA under Section 3.1.1 and any information disclosed under an Inquiry Notice is Confidential Information of Regulus.

3.2 Commercialization Options. Subject to the terms and conditions of this Agreement, on an Option Target-by-Option Target basis, effective solely upon the Research Option Exercise Date, Regulus hereby grants to Sanofi the nonexclusive, nontransferable right, exercisable in accordance with this ARTICLE 3, to obtain the exclusive licenses set forth in Section 3.5 below under the terms and conditions set forth in this Agreement (each a “Commercial Option”). For clarity, until Regulus grants Sanofi a Commercial License with respect to a particular Option Target, Regulus may collaborate with a Third Party (including granting a license) with respect to such Option Target, and any Commercial License Regulus later grants to Sanofi with respect to such Option Target will be subject to any rights Regulus granted to such Third Party prior to Sanofi’s exercise of the applicable Commercial Option. If after the Research Option Exercise Date, Sanofi reasonably believes that […***…] under either the […***…] or […***…] fall within the definition of Regulus Platform Technology Patents and cover a Option Product being developed by Sanofi, Regulus and Sanofi will negotiate in good faith and use commercially reasonable efforts to […***…] under the specific […***…] that cover the Option Product solely to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import the applicable Option Compounds and Option Products.

3.3 Commercial Option Exercise. Sanofi shall be deemed to have exercised its Commercial Option with respect to any Option Target and any related Option Products when the microRNA under any Request Notice becomes an Option Target pursuant to Section 3.1.1. If Sanofi does not exercise its Commercial Option for a microRNA Antagonist or a microRNA Mimic before the […***…] anniversary of the Effective Date (the “Commercial Option Deadline”), then such Commercial Option will automatically expire and become null and void.

3.4 Filing of INDs. At any time, and from time to time, during the IP Period, Sanofi shall have the right to file up to a total of […***…] INDs for Option Compounds (each, an “Option IND”) that is either a microRNA Antagonist that inhibits an Option Target, or is a microRNA Mimic that mimics Option Targets. Any product which contains an Option Compound that is the subject of an Option IND shall herein be referred to as an “Option Product”.

3.5 Commercial License. Effective solely upon exercise of the Commercial Option in accordance with Section 3.3 above, and subject to the terms and conditions of this Agreement Regulus will grant to Sanofi a worldwide, royalty-bearing, exclusive license, with the right to grant sublicenses as set forth in Section 3.7 below, under the Regulus Platform Technology to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import Option Compounds and Option Products. Each license granted under this Section 3.5 will be referred to as a “Commercial License.”

3.6 Term of the Commercial Licenses. Except as set forth in the immediately following sentence, each Commercial License shall automatically expire on the […***…] anniversary of the Effective Date. Solely to the extent necessary to Develop and Commercialize Option Products, each Commercial License or portion thereof, shall survive beyond the

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[…***…] anniversary of the Effective Date and continue unless and until otherwise terminated pursuant to ARTICLE 8.

3.7 Sublicenses. The licenses granted to Sanofi under Section 3.5 are fully sublicensable to any Affiliate of Sanofi, and only sublicensable to a Third Party in connection with a sublicense of an Option Compound or Option Product for the continued Research, Development and Commercialization of such Option Compound or Option Product in accordance with the terms of this Agreement. If Sanofi sublicenses any Commercial License to a Third Party, then Sanofi shall pay Regulus a non-refundable royalty of […***…] of any Sanofi Licensing Revenues received by Sanofi from any Third Party. For purposes of this Agreement, “Sanofi Licensing Revenues” will mean any payments that Sanofi receives from a Third Party in consideration of a license (or sublicense) to further the Development and Commercialization of an Option Compound or Option Product, in each case including, but not limited to, upfront payments, license fees, regulatory or sales milestone payments, royalties and/or profit sharing payments, but excluding: (i) payments made in consideration of Sanofi’s equity or debt securities (except to the extent such payments exceed the fair market value of such securities upon date of receipt), (ii) payments to reimburse Sanofi for the out-of-pocket costs and expenses of research and development, and (iii) payments to reimburse Sanofi for patent prosecution costs and expenses.

3.8 Exclusivity Covenants.

3.8.1 Regulus Exclusivity Covenant. On an Option Target-by-Option Target basis, so long as the applicable Commercial License granted to Sanofi under Section 3.5 is in effect, Regulus agrees that it will not practice the Regulus Platform Technology or inventions claimed within Sanofi Blocking Patents to work independently of this Agreement for itself or any Third Party (including the grant of any license to any Third Party under the Regulus Platform Technology or Sanofi Blocking Patents) to discover, Research, Develop and/or Commercialize (i) with respect to Option Targets that are the subject of a Commercial License under Section 3.5 where the applicable Option Product contains a microRNA Antagonist, microRNA Compounds that […***…] such Option Target; and (ii) with respect to Option Targets that are the subject of a Commercial License under Section 3.5 where the applicable Option Product contains a microRNA Mimic, microRNA Compounds with a substantially similar base composition as the applicable Option Target that are designed to mimic the activity of such Option Target. Notwithstanding any other provision of this Agreement, Regulus retains the right to grant Permitted Licenses.

3.8.2 Sanofi Exclusivity Covenant. On a Regulus Target-by-Regulus Target basis, during the Technology Sharing Period and thereafter during the Term, Sanofi agrees that it will not practice the Regulus Platform Technology, Regulus Collaborator Blocking Technology or inventions claimed within Sanofi Blocking Patents or to work independently of this Agreement for itself or any Third Party (including the grant of any license to any Third Party under the Regulus Platform Technology, Regulus Collaborator Blocking Technology or Sanofi Blocking Patents) to discover, Research, Develop and/or Commercialize (i) with respect to Regulus Targets where the applicable Regulus Product contains a microRNA Antagonist, microRNA Compounds that […***…] such Regulus Target; and (ii) with respect to Regulus Targets where the applicable Regulus Product contains a microRNA Mimic,

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microRNA Compounds with a substantially similar base composition as the applicable Regulus Target that are designed to mimic the activity of such Regulus Target. For purposes of this Agreement, “Regulus Product” means any product that contains a microRNA Compound as an active pharmaceutical ingredient, that Regulus is Developing and/or Commercializing pursuant to […***…] (whether on its own or in collaboration with or under a license with a Third Party). For purposes of this Agreement, “Regulus Target” means (i) with respect to a Regulus Product that is a microRNA Antagonist, the microRNA that is inhibited by such Regulus Product; or (ii) with respect to a Regulus Product that is a microRNA Mimic, the microRNA that is mimicked by such Regulus Product.

ARTICLE 4

LIMITATIONS ON LICENSES

4.1 License Conditions; Limitations.

4.1.1 Sanofi will use Commercially Reasonable Efforts to Develop and Commercialize the applicable Option Compound and Option Product.

4.1.2 The Research License is subject to and limited by the Prior Third Party Agreements as listed in Appendix 5 attached hereto. From time to time, on or before the Research Option Deadline, Regulus shall be free to enter into license and/or collaboration agreements with Third Parties with respect to Regulus Platform Technology on a product-by-product or target-by-target basis; provided, however, that Regulus shall not grant to any Third Party any […***…] (such as […***…]) with respect to Regulus Platform Technology, unless either (a) such […***…] on or before the Research Option Deadline, or (b) the Research License, each Commercial License, and subject to Section 3.1.1, Sanofi’s right to obtain Commercial Licenses are excluded from Regulus’ […***…]. From time to time, on or before the Research Option Deadline, Regulus may update Appendix 5 to include any license and/or collaboration agreement entered into by Regulus and any Third Party as permitted by this Section 4.1.2, by providing written notice to Sanofi.

4.1.3 Each Commercial License and the exclusivity covenants under Section 3.8.1 are subject to and limited by the Prior Third Party Agreements listed in Appendix 6 attached hereto. From time to time during the Term, Regulus shall be free to enter into license and/or collaboration agreements with Third Parties with respect to Regulus Platform Technology on a product-by-product or target-by-target basis; provided, however, that Regulus shall not grant to any Third Party any […***…] (such as […***…]) with respect to Regulus Platform Technology, unless either (a) such […***…] on or before the Research Option Deadline, or (b) the Research License, each Commercial License, and subject to Section 3.1.1, Sanofi’s right to obtain Commercial Licenses are excluded from Regulus’ […***…]. From time to time on or before the Commercial Option Deadline, Regulus may update Appendix 6 to include any license and/or collaboration agreement entered into by Regulus and any Third Party as permitted by this Section 4.1.3 by providing written notice to Sanofi.

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4.1.4 Without limiting this Article 4, Regulus’ ability to grant Sanofi the Research License or any Commercial License with respect to […***…] is limited by, and subject to, the terms of the Founding Company License Agreement solely to the extent Regulus has, prior to the Effective Date, provided Sanofi the provisions of such agreements in unredacted form. Regulus will use commercially reasonable efforts (and will exercise its rights under the Founding Company License Agreement) to secure the right to grant Sanofi the Research License or any Commercial License with respect to Option Compounds that are […***…] to the fullest extent contemplated by this Agreement.

4.1.5 Notwithstanding Section 3.5 and Section 3.8.1, Regulus retains the right to grant Permitted Licenses.

4.1.6 Certain of the Regulus Platform Technology that may be licensed to Sanofi under Section 2.3 or 3.5 will have been in-licensed or acquired by Regulus under the Regulus Future In-License Agreements (such Regulus Platform Technology, the “Regulus Future In-Licensed Technology”), and certain milestone and/or royalty payments may become payable by Regulus to such Third Parties under such license or purchase agreements based on the Research, Development and/or Commercialization of an Option Compound and/or Option Product by Sanofi under this Agreement. The Parties acknowledge that whether a milestone and/or royalty payment becomes payable by Regulus to such Third Party licensor depends on the terms and conditions of the Regulus Future In-License Agreement. If Sanofi wishes to include any Regulus Future In-Licensed Technology as part of the licenses granted by Regulus under Section 2.3 or 3.5, Sanofi will notify Regulus of its desire to do so and the Parties will […***…] upfront payments or ongoing payment obligations […***…] and […***…] that are […***…] and other Regulus licensees, if appropriate. As part of this […***…], Regulus will share with Sanofi, in reasonable detail, the […***…] Regulus used to […***…]. […***…] does not […***…] to Option Compound and Option Products, and to be responsible for the […***…] of any […***…] to Option Compound and Option Products, then the applicable Regulus Future In-licensed Patents will […***…]

4.1.7 After the Effective Date, Regulus will not enter into any Regulus Future In-License Agreements that (i) treat Sanofi differently than Regulus’ other partners who are Developing and Commercializing microRNA compounds under license from, or in collaboration with, Regulus; or (ii) contain obligations that would have a material adverse effect on Option Compounds or Option Products and that are […***…] that are in effect on the Effective Date.

ARTICLE 5

FINANCIAL PROVISIONS.

5.1 Research Option Exercise. In partial consideration for the licenses and other rights granted under this Agreement, as a condition to exercise of the Research Option, Sanofi

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will pay Regulus an irrevocable, non-creditable and nonrefundable option exercise fee as follows:

5.1.1 If Sanofi exercises the Research Option before 5:00 PM Pacific time on the 30th day following the expiration of the third anniversary of the Effective Date, the option exercise fee will be $50,000,000, which will be payable in installments as follows: (i) $[…***…] of such fee is payable within ten Business Days following the Research Option Exercise Date; (ii) subject to the successful achievement of the relevant technology sharing milestones as set forth in the Technology Sharing Plan, $[…***…] of such fee is payable within ten (10) Business Days of the first anniversary of the Research Option Exercise Date; and (iii) subject to the successful achievement of the relevant technology sharing milestones as set forth in the Technology Sharing Plan, the remaining $[…***…] of such fee is payable within ten (10) Business Days of the second anniversary of the Research Option Exercise Date; or

5.1.2 If, in compliance with 2.2, Sanofi exercises the Research Option after 5:00 PM Pacific time on the 30th day following the expiration of the third anniversary of the Effective Date, the option exercise fee will be $[…***…], which will be payable in installments as follows: (i) $[…***…] of such fee is payable within ten Business Days following the Research Option Exercise Date; and (ii) subject to the successful achievement of the relevant technology sharing milestones as set forth in the Technology Sharing Plan, $[…***…] of such fee is payable within ten (10) Business Days of the first anniversary of the Research Option Exercise Date.

5.2 Royalties. Subject to the other provisions of this Agreement, Sanofi will pay to Regulus a royalty of […***…]% (as adjusted per Section 5.3, the “Royalty Rate”) on Net Sales of each Option Product during the applicable Royalty Term. Royalties payable under this Section 5.2 will be payable for each Option Product on an Option Product-by-Option Product and country-by-country basis until the date that is the […***…] of (i) […***…] years after the First Commercial Sale of the Option Product in such country or (ii) the expiration of the last to expire Valid Claim within the Regulus Platform Technology Patents which would be infringed by the sale of the applicable Option Product in the applicable country by an unauthorized party. In addition, to the extent Sanofi has […***…] (collectively, the “[…***…]”), Sanofi will pay Regulus such financial obligations in addition to the royalties set forth in this Section 5.2. Such period during which royalties are payable with respect to an Option Product in a country, including giving effect to any cessation due to Generic Products as described in Section 5.3, is referred to herein as the “Royalty Term” for such Option Product in such country; provided however that Sanofi will be required to pay any Sanofi Supported Obligations to the extent such Sanofi Supported Obligations extend past the Royalty Term. Regulus will be solely responsible for 100% of any payments due under the Regulus Existing In-Licenses in relation to the Development and Commercialization of Option Products by Sanofi under this Agreement.

5.3 Generic Competition. Notwithstanding anything to the contrary, if a Generic Product corresponding to an Option Product is launched in a particular country and the Percentage Reduction of Net Sales is greater than […***…] percent ([…***…]%) for any given Calendar Quarter, then the Royalty Rate will be reduced to […***…] percent ([…***…]%). As used herein, the “Percentage Reduction of Net Sales” for any particular Calendar Quarter means the

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quotient (expressed as a percentage) obtained by dividing (A) the difference obtained by subtracting the […***…] for such applicable Calendar Quarter from the […***…] by (B) the […***…] Notwithstanding the foregoing, to the extent that, after the […***…] to the extent so […***…].

5.4 […***…] Milestone. On an Option Product-by-Option Product basis, Sanofi will give Regulus written notice within thirty (30) days of receiving the […***…]. After receiving such written notice Regulus shall submit an invoice to Sanofi for $[…***…], and Sanofi will pay Regulus such amount within ten (10) Business Days after receipt of such invoice from Regulus. For each Option Product such $[…***…] milestone payment by Sanofi to Regulus will only be triggered by the first […***…] by Sanofi, its sublicensees or their respective Affiliates by each Option Product.

5.5 Royalty Report and Payment. During the Royalty Term following the First Commercial Sale of any Option Product, within […***…] days after the end of each Calendar Quarter, Sanofi will provide Regulus with a royalty report for such Quarter showing, on an Option Product-by-Option Product and country-by-country basis:

(a) the Net Sales of Option Products sold by Sanofi, its sublicensees and their respective Affiliates during such Calendar Quarter reporting period;

(b) the royalties which will have accrued hereunder with respect to such Net Sales;

(c) any adjustment for Generic Products under Section 5.3; and

(d) any other information related to the calculation of Net Sales of Option Products reasonably requested by Regulus that (i) is contained in a report and format that is regularly generated by Sanofi’s accounting department in its normal course of business and (ii) is reasonably necessary for Regulus to comply with a Regulus Existing In-License Agreement or Regulus Future In-License Agreement.

Sanofi will keep, and will require its sublicensees and their respective Affiliates to keep, complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Upon reasonable request by Regulus (but no more frequently than […***…] in any […***…]-month period), Sanofi will report to Regulus the quantity of Option Product not subject to royalties distributed by Sanofi, its Affiliates or sublicensees as part of an expanded access program to include compassionate use, named patients or other similar

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use or as part of Phase 4 Trials or as bona fide samples. All information disclosed by Sanofi to Regulus under this Section 5.5 will be Sanofi Confidential Information.

5.6 Manner of Payment and Exchange Rate. Except as otherwise provided in this Agreement, Regulus shall invoice Sanofi for all milestone, royalty and other payments hereunder and Sanofi shall pay all such milestone, royalty and other payments that are due within ten (10) Business Days after the receipt of the applicable invoice. All payments to be made by Sanofi to Regulus hereunder will be made by deposit of U.S. Dollars by wire transfer in immediately available funds in the requisite amount to such bank account Regulus may from time to time designate by notice to Sanofi. For sales that were made in a currency other than U.S. Dollars, such amounts will be converted into U.S. Dollars using the average exchange rates as calculated and utilized by Sanofi’s group reporting system and published accounts for the applicable royalty period. All invoices to be provided by Regulus to Sanofi under this Agreement shall include a breakdown of the goods, services and/or activities for which payment is due, as well is payment instructions and shall be sent by express courier service to:

Sanofi-Aventis

Direction Comptable Holding

174 avenue de France

75013 Paris

France

5.7 Audits, including Audits of Royalty Reports.

5.7.1 Audits of Royalty Reports. Upon the written request of Regulus and not more than once in each Calendar Year, Sanofi will permit an independent certified public accounting firm of nationally recognized standing selected by Regulus and reasonably acceptable to Sanofi, at Regulus’ expense to have access during normal business hours to such records of Sanofi and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than […***…] months prior to the date of such request. These audit rights (but not any obligation to pay unpaid royalties for such periods) with respect to any Calendar Year will terminate […***…] years after the end of such Calendar Year. Regulus will provide Sanofi with a copy of the accounting firm’s written report within 30 days of completion of such report.

5.7.2 If such accounting firm concludes that an overpayment or underpayment was made, then the owing Party will pay the amount due within 30 days of the date Regulus delivers to Sanofi such accounting firm’s written report so correctly concluding. Regulus will bear the full cost of such audit unless such audit correctly discloses that the additional payment payable by Sanofi for the audited period is more than 5% of the amount of the royalties paid for that audited period, in which case Sanofi will pay the reasonable fees and expenses charged by the accounting firm.

5.7.3 Sanofi will use commercially reasonable efforts to include in each sublicense granted by it to any sublicensee a provision requiring the sublicensee to maintain records of sales made pursuant to such license and to grant access to such records by Sanofi’s independent accountant to the same extent and under substantially similar obligations as required

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of Sanofi under this Agreement. Sanofi will advise Regulus in advance of each audit of any sublicensee with respect to Product sales. Sanofi will provide Regulus with a summary of the results received from the audit and, if Regulus so requests, a copy of the audit report with respect to Product sales. Sanofi will pay the reasonable fees and expenses charged by the accounting firm, except that Regulus will pay for all additional services requested exclusively by Regulus from Sanofi’s independent accountant unless the audit discloses that the additional payments payable to Regulus for the audited period differ by more than 5% from the amount of the royalties otherwise paid.

5.7.4 All financial information subject to review under this Section or under any license agreement with a sublicensee will be Sanofi Confidential Information and will be treated in accordance with the confidentiality provisions of this Agreement. As a condition precedent to Regulus’ audit rights under this Section, Regulus’ accounting firm will enter into a confidentiality agreement with Sanofi obligating it to treat all such financial information in confidence pursuant to such confidentiality agreement. Regulus may provide Third Parties to which Regulus owes royalties on Products information in such audit report that are relevant and required to comply with such Third Party’s audit rights under the applicable license agreement between Regulus and such Third Party, provided that such Third Party agrees in writing to keep such information confidential under terms no less restrictive than Regulus’ obligations of confidentiality under this Agreement.

5.8 Interest. If Sanofi fails to make any payment due to Regulus under this Agreement, then interest will accrue on a daily basis at the greater of an annual rate equal to the 1 month LIBOR Rate plus 1% (or such lower interest rate to the extent necessary to comply with Applicable Law).

5.9 Taxes.

5.9.1 Sanofi will make all payments to Regulus under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment.

5.9.2 Sanofi will promptly pay on behalf of Regulus any tax required to be withheld on amounts payable under this Agreement to the appropriate governmental authority, and Sanofi will furnish Regulus with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Regulus.

5.9.3 Sanofi and Regulus will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Sanofi to secure a reduction in the rate of applicable withholding taxes.

ARTICLE 6

CONFIDENTIALITY; PRESS RELEASES & PUBLICATIONS

6.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for five (5) years thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep

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confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or its Affiliates or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including, but not limited to, trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

6.1.1 was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates;

6.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates;

6.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or

6.1.4 was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others.

6.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party or its Affiliates may use and disclose to Third Parties Confidential Information of the Disclosing Party as follows: (i) with respect to any such disclosure of Confidential Information, under confidentiality provisions no less restrictive than those in this Agreement, and solely in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including, without limitation, the rights to Develop and Commercialize Option Compounds and/or Option Products under Section 3.3, and to grant licenses and sublicenses hereunder), provided, that Confidential Information may be disclosed by a Receiving Party to a governmental entity or agency without requiring such entity or agency to enter into a confidentiality agreement with such Receiving Party if such Receiving Party has used reasonable efforts to impose such requirement without success and disclosure to such governmental entity or agency is necessary for the performance of the Receiving Party’s obligations hereunder; (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, complying with applicable governmental regulations, obtaining Approvals, conducting clinical trials, marketing Option Products, or as otherwise required by applicable law, regulation, rule or legal process (including the rules of the SEC and any stock exchange); provided, however, that if a Receiving Party or

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any of its Affiliates is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example, but without limitation, in the event of a medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with actual or potential lenders, arm’s length financial investors, merger partners, acquirers, consultants, or professional advisors on a need-to-know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement; (iv) to the extent and only to the extent that such disclosure is required to comply with existing expressly stated contractual obligations owed to such Party’s or its Affiliates’ licensor with respect to any intellectual property licensed to the other Party under this Agreement; (v) to prosecute or defend litigation as permitted by this Agreement or (vi) to the extent mutually agreed to in writing by the Parties.

6.3 Press Release; Disclosure of Agreement. The Parties agree that the public announcement of the execution of this Agreement will be made by individual press releases issued by each Party and will not be made in a joint press release. Except to the extent required to comply with applicable law, regulation, rule or legal process or as otherwise permitted in accordance with this Section 6.3, neither Party nor such Party’s Affiliates will make any public announcements, press releases or other public disclosures concerning this Agreement or the terms or the subject matter hereof without the prior written consent of the other, which will not be unreasonably withheld. Each Party will give the other Party a reasonable opportunity (to the extent consistent with law) to review all material filings with the SEC describing the terms of this Agreement prior to submission of such filings, and will give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

6.4 Remedies. Each Party will be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 6.

6.5 Acknowledgment. Unless otherwise agreed upon in writing by the Parties, each Party will acknowledge in any press release, public presentation or publication regarding an Option Target, Option Compound and/or Option Product, the other Party’s role in discovering and developing the Option Target, Option Compound or Option Product, as applicable, and that such Option Targets, Option Compounds or Option Products are under license from Regulus (including, if requested by Regulus, Regulus’ stock ticker) and otherwise acknowledge the contributions from the other Party.

ARTICLE 7

PATENTS

7.1 CREATE Act. Notwithstanding anything to the contrary in this Article 7, neither Party will have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising

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its rights under this Article 7 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

7.2 Filing, Prosecution and Maintenance of Patents. Except as otherwise may be agreed pursuant to any written agreement between the Parties, each Party will have the sole right, at its cost and expense and at its sole discretion, to prepare, file, prosecute (including, without limitation, to control any interferences, reissue proceedings, oppositions and reexaminations), maintain, enforce and defend throughout the world any Patents solely owned or Controlled by such Party, including, with respect to Regulus, the Regulus Platform Technology Patents, provided however, that Sanofi will have the right to prepare, file, prosecute (including, without limitation, to control any interferences, reissue proceedings, oppositions and reexaminations), maintain, enforce and defend throughout the world the Regulus Platform Technology Patents, solely to the extent that Sanofi possesses such rights pursuant to the Collaboration Agreement.

7.3 No Challenge. As a material inducement for entering into this Agreement, Sanofi covenants to Regulus that during the Term, solely with respect to claims within the Regulus Platform Technology Patents that are included in the options or license granted to Sanofi under Article 2 or Article 3, Sanofi, its Affiliates or sublicensees will not (a) commence or otherwise voluntarily determine to participate in (other than as may be necessary or reasonably required to respond to a court request or order or administrative law request or order) any action or proceeding, challenging or denying the validity of any claim within an issued patent or patent application within the Regulus Platform Technology Patents, or (b) direct, support or actively assist any other Person (other than as may be necessary or reasonably required to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding challenging or denying the validity of any claim within an issued patent or patent application within the Regulus Platform Technology Patents. For purposes of clarification, any breach of this Section 7.3 will be a material breach of this Agreement and will be grounds for termination by Regulus of this Agreement under Section 8.3.

7.4 Unblocking License.

7.4.1 Subject to Section 7.4.2, Sanofi hereby grants Regulus a worldwide, royalty-free, nonexclusive license, with the right to grant sublicenses, under any Sanofi Blocking Patent to Research, Develop, make, have made, use, gain Approval, Commercialize, sell, offer for sale, have sold, export and import microRNA Compounds that are neither Licensed Compounds under the Collaboration Agreement nor Option Compounds being Developed or Commercialized by Sanofi under this Agreement (“Regulus Collaborator Compounds”). The license granted pursuant to this Section 7.4.1 is hereinafter referred to as the “Unblocking License”.

7.4.2 The sublicense of any Unblocking License to any Regulus Collaborator will be […***…] if (i) Regulus’ sublicense agreement with such Regulus Collaborator would permit […***…] to Sanofi of any of such Regulus Collaborator’s Regulus Collaborator Blocking Technology […***…] and otherwise under

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substantially similar terms and conditions in all material respects as the Unblocking License granted by Sanofi under this Agreement, (ii) Regulus remains responsible to Sanofi for the performance of Regulus’ obligations with respect to the Sanofi Blocking Patents under this Agreement (either directly by Regulus or by the Regulus Collaborator), and (iii) Regulus provides to Sanofi a copy of such sublicense (and/or the applicable license agreement with such Regulus Collaborator) solely to the extent reasonably necessary to demonstrate the satisfaction of the condition in subsection (i) above and a written confirmation by the Regulus Collaborator that it agrees to be bound by the terms and conditions of this Agreement that are applicable to the Sanofi Blocking Patents.

7.4.3 If the sublicense of any Unblocking License does not meet the requirements of Section 7.4.2, then Regulus will pay to Sanofi a […***…] per cent ([…***…]%) royalty on annual worldwide Calendar Year Net Sales by such Regulus Collaborator or its Affiliates or sublicensees of products containing any Regulus Collaborator Compound the sale of which is covered by the Sanofi Blocking Patents (“Regulus Collaborator Products”). Royalties payable under this Section 7.4.3 will be payable for each Regulus Collaborator Product on a product-by-product and country-by-country basis until the date that is the later of (i) […***…] years after the first commercial sale of such product in such country and (ii) the expiration of the last to expire Valid Claim within the Sanofi Blocking Patents which would be infringed by the sale of such product in the applicable country by an unauthorized party; in each case, in accordance with the terms of Sections 5.3 through 5.8, mutatis mutandis.

ARTICLE 8

TERM AND TERMINATION

8.1 Term. The term of this Agreement (the “Term”) commences upon the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 8, this Agreement will continue until: (a) the Research Option Deadline, unless Sanofi exercises the Research Option prior to the Research Option Deadline; or (b) if Sanofi exercises the Research Option prior to the Research Option Deadline, the later of the expiration of all Sanofi payment obligations to Regulus or Regulus payment obligations to Sanofi.

8.2 Sanofi Right to Terminate. Sanofi may terminate this Agreement (including its license rights under this Agreement) in full, or on an Option Product-by-Option Product basis, effective upon 30 calendar days prior written notice.

8.3 Material Breach.

(a) If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party will identify the actions or conduct that it wishes such Party to take for an acceptable and prompt cure of such breach (or will otherwise state its good faith belief that such breach is incurable); provided that such identified actions or conduct will not be binding upon the other Party with respect to the actions that it may need to take to cure such breach. If the breach is curable, the allegedly breaching Party will have […***…] days to either cure such breach (except to the extent such breach involves the

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failure to make a payment when due, which breach must be cured within thirty (30) days following such notice) or, if a cure cannot be reasonably effected within such […***…] day period, to deliver to the non-breaching Party a plan for curing such breach which is reasonably sufficient to effect a cure within a reasonable period. If the breaching Party fails to (i) cure such breach within the […***…] day period (or 30 day as applicable) or (ii) use Commercially Reasonable Efforts to carry out the plan and cure the breach, the non-breaching Party may terminate this Agreement on an Option Target-by-Option Target basis or Option Product-by-Option Product basis by providing written notice to the breaching Party.

(b) Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence, materiality, or failure to cure of any such breach which is not a payment breach, and provides notice to the non-breaching Party (the “Other Party”) of such dispute within such […***…] day period, the Other Party will not have the right to terminate this Agreement in accordance with this Section 8.3 unless and until it has been determined in accordance with Section 11.4 that this Agreement was materially breached by the allegedly breaching Party and that Party fails to cure such breach within […***…] days following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

(c) Using the same procedures set forth in paragraphs (a) and (b) of this Section 8.3, Regulus may terminate this Agreement if Regulus exercises its termination right under the Collaboration Agreement for Sanofi’s uncured material breach of the Collaboration Agreement.

8.4 Consequences of Termination.

8.4.1 Options and Licenses. Upon termination of this Agreement in its entirety (or in part with respect to an Option Product) by either Party pursuant to this Article 8, the options and licenses granted by Regulus to Sanofi hereunder with respect to the Option Products that were the subject of such termination will terminate. Upon termination of this Agreement with respect to an Option Target or an Option Product pursuant to this Article 8, the options and licenses granted by Regulus to Sanofi hereunder with respect to such Option Targets, associated Option Compounds and Option Products will terminate.

Return of Information and Materials. Upon termination of this Agreement in its entirety (or on an Option Target or Option Product basis) by either Party pursuant to this Article 8, the Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information that is related to the Option Target(s) or Option Product(s) that were the subject of such termination. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival purposes.

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8.5 Accrued Rights; Surviving Obligations.

8.5.1 Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. For clarification, if Sanofi exercises the Research Option under Article 2, Sanofi’s obligation to pay the full $50,000,000 option exercise fee under Section 5.1 will have accrued as of the Research Option Exercise Date, and no termination under this Agreement after the Research Option Exercise Date will relieve Sanofi of its obligation to pay the full $50,000,000 option exercise fee under Section 5.1.

8.5.2 Survival. Articles 6, 9, and 11 and Sections 5.7, 5.8, 7.4, 8.4, 8.5, 8.6, 8.7, 8.8 and 10.4 of this Agreement will survive expiration or termination of this Agreement for any reason.

8.6 Rights in Bankruptcy. All rights, options, and licenses granted under or pursuant to this Agreement by Regulus or Sanofi are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’ The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, will be promptly delivered to it upon the non subject Party’s written request therefor. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

8.7 Regulus Opt-In Rights.

8.7.1 If Sanofi terminates the Agreement under Section 8.2, Regulus may continue to Develop and Commercialize any Option Compound or Option Product that is the subject of such termination (a “Discontinued Product”). If Regulus provides a notice in writing to Sanofi within 90 days of such termination (an “Election Notice”) that Regulus is exercising its rights under this Section 8.7.1, Sanofi will, subject to Regulus’ payment obligations in Section 8.7.2: (i) grant to Regulus a sublicensable, worldwide license or sublicense, as the case may be, to all […***…] Controlled by Sanofi as of the date of the Election Notice solely as they are necessary to make, have made, use, sell, offer for sale, have sold and import Discontinued Products, (ii) transfer to Regulus, for Regulus’ use with respect to the Development and Commercialization of the Discontinued Products, any data, results, regulatory information and files in the possession of Sanofi as of the date of the Election Notice that relate

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to such Discontinued Products, and (iii) […***…] and […***…] to Regulus […***…] with respect to such Discontinued Product (including but not limited to […***…] for Regulus, and […***…] Regulus to […***…], any […***…] with a […***…] related to such Discontinued Product).

8.7.2 Regulus Payment Obligations for Opt-In Rights. If Regulus provides an Election Notice for any Discontinued Product which has […***…], then Regulus shall pay to Sanofi a non-refundable royalty of (i) […***…] percent ([…***…]%) of any Regulus Licensing Revenues received by Regulus from a Third Party in consideration for licensing such Discontinued Product to such Third Party; or (ii) if Regulus is Developing and Commercializing such Discontinued Product on its own or through an Affiliate, a royalty equal to […***…]% of the Net Sales of such Discontinued Product made through Regulus or any of its Affiliates with the provisions of Section 5.3 through 5.8 applying mutatis mutandis. For purposes of this Agreement, “Regulus Licensing Revenues” will mean any payments that Regulus receives from a Third Party in consideration of a license (or sublicense) to further the Development and Commercialization of a Discontinued Product, in each case including, but not limited to, upfront payments, license fees, regulatory or sales milestone payments, royalties and/or profit sharing payments, but excluding: (i) payments made in consideration of Regulus’ equity or debt securities (except to the extent such payments exceed the fair market value of such securities upon date of receipt), (ii) payments to reimburse Regulus for the out-of-pocket costs and expenses of research and development, and (iii) payments to reimburse Regulus for patent prosecution costs and expenses.

8.8 Regulus Right of First Negotiation. If Sanofi has a good-faith desire to grant any Third any right to Develop or Commercializing an Option Compound or Option Product, then Sanofi will promptly (but in any case within thirty (30) days) provide written notice to Regulus, and Sanofi will promptly deliver to Regulus evaluation materials reasonably relevant to the Option Compound or Option Product and no less than those materials provided to applicable Third Parties. Regulus will then have forty-five (45) days to notify Sanofi in writing whether Regulus desires to take a license from Sanofi to Develop and Commercialize the applicable Option Compound and Option Product. If Regulus provides Sanofi with timely written notice that Regulus desires to take a license from Sanofi to Develop and Commercialize the applicable Option Compound and Option Product, then Regulus and Sanofi will, in good faith, use commercially reasonable efforts to conclude a written collaboration and license agreement within one hundred twenty (120) days. If Regulus fails to timely notify Sanofi that Regulus desires to take a license from Sanofi to Develop and Commercialize the applicable Option Compound and Option Product, or if despite good-faith commercially reasonable efforts Regulus and Sanofi are unable to reach an agreement within one hundred twenty (120) days after Regulus’ receipt of such notice from Sanofi, then Sanofi may enter into a collaboration and license agreement with any Third Party with respect to the applicable Option Compound and Option Product on economic terms which, when taken as a whole, are no more favorable to any such Third Party than the terms last offered under this right of first negotiation by Sanofi to Regulus.

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ARTICLE 9

INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

9.1 Indemnification of Regulus. Sanofi agrees to defend Regulus, its Affiliates and their respective directors, officers, stockholders, employees and agents, and their respective successors, heirs and assigns (collectively, the “Regulus Indemnitees”), and will indemnify and hold harmless the Regulus Indemnitees, from and against any liabilities, losses, costs, damages, fees or expenses payable to a Third Party, and reasonable attorneys’ fees and other legal expenses with respect thereto (collectively, “Losses”) arising out of any claim, action, lawsuit or other proceeding by a Third Party (collectively, “Third Party Claims”) brought against any Regulus Indemnitee and resulting from or occurring as a result of: (a) the Development, manufacture, use, handling, storage, sale or other Commercialization or disposition of any Option Compound or Option Product in the Territory by Sanofi or its Affiliates, sublicensees or contractors, (b) any breach by Sanofi of any of its representations, warranties or covenants pursuant to this Agreement or (c) the negligence or willful misconduct of Sanofi or any Sanofi Affiliate or sublicensee in connection with this Agreement; except in any such case to the extent such Losses result from: (i) the negligence or willful misconduct of any Regulus Indemnitee, (ii) any breach by Regulus of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (iii) any breach of Applicable Law by any Regulus Indemnitee.

9.2 Indemnification of Sanofi. Regulus agrees to defend Sanofi, its Affiliates and their respective directors, officers, stockholders, employees and agents, and their respective successors, heirs and assigns (collectively, the “Sanofi Indemnitees”), and will indemnify and hold harmless the Sanofi Indemnitees, from and against any Losses and Third Party Claims brought against any Sanofi Indemnitee and resulting from or occurring as a result of: (a) any activities conducted by a Regulus employee, consultant or (sub)contractor in effecting a Sanofi request pursuant to Section 2.4.3; (b) any breach by Regulus of any of its representations, warranties or covenants pursuant to this Agreement; or (c) the negligence or willful misconduct of any Regulus Indemnitee or any (sub)contractor of Sanofi in connection with this Agreement; except in any such case to the extent such Losses result from: (i) the negligence or willful misconduct of any Sanofi Indemnitee, (ii) any breach by Sanofi of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (iii) any breach of Applicable Law by any Sanofi Indemnitee.

9.3 Notice of Claim. All indemnification claims provided for in Sections 9.1 and 9.2 will be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 9.1 or 9.2, but in no event will the indemnifying Party be liable for any Losses to the extent such Losses result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

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9.4 Defense, Settlement, Cooperation and Expenses.

9.4.1 Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within 30 calendar days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party will not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will as soon as is reasonably possible deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 9.4.1, the Indemnified Party will be responsible for the legal costs or expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.

9.4.2 Right to Participate in Defense. Without limiting Section 9.4.1, any Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.4.1 (in which case the Indemnified Party will control the defense) or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles in which case the indemnifying Party will be responsible for any such costs and expenses of counsel for the Indemnified Party.

9.4.3 Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that will not admit liability or violation of Law on the part of the Indemnified Party or result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner (such as granting a license or admitting the invalidity of a Patent Controlled by an Indemnified Party), and as to which the indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.4.1, the indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld). The indemnifying Party will not be liable for any

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settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld.

9.4.4 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

9.4.5 Costs and Expenses. Except as provided above in this Section 9.4, the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.5 Insurance.

9.5.1 Regulus’ Insurance Obligations. Regulus shall maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its clinical trials and its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for biotech companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by it under this Agreement taking into account the scope of development of products, provided, that, at a minimum, Regulus shall maintain, in force at its sole cost, a general liability insurance policy providing coverage of at least $[…***…] per claim and $[…***…] annual aggregate, provided that such coverage is increased to at least $[…***…] at least thirty (30) days before Regulus initiates the First Commercial Sale of any Discontinued Product hereunder. Regulus shall furnish to Sanofi evidence of such insurance, upon request.

9.5.2 Sanofi’s Insurance Obligations. Sanofi hereby represents and warrants to Regulus that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by Sanofi under this Agreement. Sanofi shall furnish to Regulus evidence of such self-insurance, upon request.

***Confidential Treatment Requested

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ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties. Each Party hereby represents and warrants as of the Effective Date to the other Party that:

10.1.1 it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

10.1.2 this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

10.1.3 all necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; and

10.1.4 the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Law or any provision of the certificate of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

10.2 Regulus Representations and Warranties. Regulus hereby represents and warrants to Sanofi as of the Effective Date that:

10.2.1 Regulus is the owner of, or otherwise has the right to grant all rights and licenses it purports to grant to Sanofi with respect to the Regulus Platform Technology Patents under this Agreement;

10.2.2 No written claims have been made against Regulus alleging that (i) any of the Regulus Platform Technology Patents are invalid or unenforceable or (ii) Regulus has infringed any intellectual property rights of a Third Party.

10.2.3 The licenses granted to Regulus under the Existing Regulus In-Licenses, the Regulus Future In-Licenses and the Regulus In-License Agreements are in full force and effect and Regulus has not received any written notice, and is not aware, of any breach by any party to such agreements.

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10.3 Sanofi Nonsolicitation Covenant. During the period from the date hereof to and including the […***…] anniversary of the Effective Date (the “Nonsolicitation Period”), Sanofi shall not and shall not permit any of their respective representatives to directly or indirectly, (i) without the prior written consent of Regulus, induce or attempt to induce any employee of Regulus to leave the employ of Regulus, or in any way interfere with the relationship between Regulus and any employee of Regulus, or known consultant or independent contractor thereof. For purposes of this Section 10.3, “induce” shall not be deemed to mean (i) circumstances where an employee, consultant or independent contractor or former employee, consultant or independent contractor initiates contact with a Party with regard to possible employment, or (ii) general solicitations of employment not specifically targeted at specific employees of a Party, including responses to general advertisements.

10.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 10, SANOFI AND REGULUS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SANOFI AND REGULUS EACH SPECIFICALLY DISCLAIM ANY WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11

MISCELLANEOUS

11.1 Assignment; Sanofi Affiliates. Except as expressly set forth in this Agreement, without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder. Any purported assignment or transfer in violation of this Section 11.1 will be void ab initio and of no force or effect. Notwithstanding the foregoing:

11.1.1 Sanofi may, without Regulus’ consent, assign this Agreement and its rights and obligations hereunder to an Affiliate of Sanofi, provided that such Affiliate agrees to be bound by the terms and conditions of this Agreement and that no such assignment to an Affiliate will relieve Sanofi of its obligations hereunder;

11.1.2 Regulus may assign or transfer this Agreement or any of its rights or obligations hereunder without Sanofi’s consent to any Third Party with which it has merged or consolidated, or to which it has transferred all or substantially all of its assets or stock of the business to which this Agreement relates, if in any such event the Third Party assignee or surviving entity assumes in writing all of Regulus’ obligations under this Agreement; provided further that in the event of such a sale or transfer (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such sale or transfer (if other than

***Confidential Treatment Requested

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one of the Parties) shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; and

11.1.3 Regulus may assign or transfer its rights under Article 5 (but no liabilities) to a Third Party in connection with a royalty factoring transaction.

11.2 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

11.3 Governing Law; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, USA without reference to any rules of conflicts of laws. For clarification, any dispute relating to the scope, validity, enforceability or infringement of any Patents will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

11.4 Dispute Resolution.

11.4.1 Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement. Any dispute between the Parties which is outside the JTSC’s decision-making authority will be promptly presented to each Party’s respective co-chair of the JTSC for resolution, and if the co-chairs of the JTSC are unable to resolve such dispute, such dispute will then be presented to the Executive Vice President of R&D of Sanofi and the Executive Vice President of Regulus (the “Senior Representatives”), or their respective designees, for resolution. Such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute, controversy or claim. Any dispute within the JTSC’s decision-making authority will not be subject to arbitration.

11.4.2 Arbitration. If after negotiating in good faith pursuant to Section 11.4.1, after good faith discussions undertaken within reasonable promptness, to reach an amicable agreement within 90 days, then either Party may upon written notice to the other submit to binding arbitration pursuant to this Section 11.4.2 below. No statements made by either Party during such discussions will be used by the other Party or admissible in arbitration or any other subsequent proceeding for resolving the dispute.

(a) Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, not resolved under the provisions of Sections 11.4.2 will be resolved by final and binding arbitration conducted in accordance with the terms of this Section 11.4.2. The arbitration will be held in New York, New York, USA according to Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration will be conducted by a panel of three (3) arbitrators with significant experience in the pharmaceutical industry, unless otherwise agreed by the Parties, appointed in

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accordance with applicable ICC rules. Any arbitration herewith will be conducted in the English language to the maximum extent possible. The arbitrators will be instructed not to award any punitive or special damages and will render a written decision no later than twelve (12) months following the selection of the arbitrator, including a basis for any damages awarded and a statement of how the damages were calculated. Any award will be promptly paid in Euros free of any tax, deduction or offset. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 11. With respect to money damages, nothing contained herein will be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. Each Party will pay its legal fees and costs related to the arbitration (including witness and expert fees). Judgment on the award so rendered will be final and may be entered in any court having jurisdiction thereof.

(b) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

(c) EXCEPT FOR LOSSES COVERED BY THE INDEMNITIES PROVIDED UNDER ARTICLE 9, AND ANY BREACH OF THE CONFIDENTIALITY RESTRICTIONS UNDER ARTICLE 6, EACH PARTY HERETO WAIVES (1) ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER; AND (2) ANY CLAIM OF CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES FROM THE OTHER.

11.4.3 Disputes Regarding Material Breach. If the Parties are in dispute as to whether one Party is in material breach of this Agreement, then the arbitrator will first determine if material breach has in fact occurred, and if so, will grant the defaulting Party the cure period provided pursuant to Section 8.3. If the material breach is not cured within the time period provided pursuant to Section 8.3, the arbitration will continue and the arbitrator will, as part of the same arbitration, award actual direct damages to the non-defaulting Party.

11.4.4 Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 11.4.

11.5 Notices. Except as otherwise provided for in this Agreement, all notices or other communications that are required or permitted hereunder will be in the English language and in writing and delivered personally with acknowledgement of receipt, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

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If to Sanofi, to:

Sanofi-Aventis

174, avenue de France

75013 Paris, France

Attention: General Counsel

Facsimile No.: +33 1 53 77 43 03

If to Regulus, to:

Regulus Therapeutics Inc.

1896 Rutherford Road,

Carlsbad, California 92008

USA

Attention: Executive Vice President

Facsimile: +1(760) 268-6868

With a copy to:

Attention: General Counsel

Facsimile: +1 (760) 268-4922

With a copy to:

Attention: Thomas Coll

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

USA

Facsimile: +1 (858) 550-6420

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a Business Day, (ii) on the Business Day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third Business Day following the date of mailing, if sent by mail. It is understood and agreed that this Section 10.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

11.6 Entire Agreement; Modifications. This Agreement (including the attached Appendices, and the Technology Sharing Plan, if any), together with the Collaboration Agreement and the Stock Purchase Agreement (as such term is defined in the Collaboration Agreement), sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby; provided nothing in this Agreement will be deemed to amend or modify the Collaboration Agreement and as such the Collaboration Agreement remains in full force and

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effect in accordance with its terms. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

11.7 Headings. The headings of Articles and Sections of this Agreement are for ease of reference only and will not affect the meaning or interpretation of this Agreement in any way.

11.8 Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

11.9 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.11 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

11.12 Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

11.13 Force Majeure. Neither Party will be charged with any liability for delay in performance of an obligation under this Agreement to the extent such delay is due to a cause beyond the reasonable control of the affected Party, such as war, riots, labor disturbances, fire, explosion, earthquake, and compliance in good faith with any governmental Law, regulation or order. The Party affected will give prompt written notice to the other Party of any material delay due to such causes.

11.14 Interpretation.

11.14.1 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the

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authorship of any provisions of this Agreement. This Agreement has been prepared in the English language and the English language shall control its interpretation.

11.14.2 The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The word “will” will be construed to have the same meaning and effect as the word “will”. The word “any” will mean “any and all” unless otherwise clearly indicated by context.

11.14.3 Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, will be construed to refer to Articles, Sections and Appendices of this Agreement.

11.14.4 References to sections of the Code of Federal Regulations and to the United States Code will mean the cited sections, as these may be amended from time to time.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

REGULUS THERAPEUTICS INC.:

By:	/x/ Kleanthis G. Xanthopoulos

Title:	President and CEO

SANOFI-AVENTIS:

By:	/s/ Philippe Goupit

Title:	VP Corporate Licenses

Signature Page - Non-Exclusive Technology Alliance and Option Agreement

List of Appendices

Appendix 1:	Definitions

Appendix 2:	Reserved

Appendix 3:	Reserved

Appendix 4:	Regulus Platform Technology Patents

Appendix 5:	Certain Regulus Prior 3rd Party Agreements

Appendix 6:	Certain Regulus Prior 3rd Party Agreements

Appendix 7:	Option Targets

APPENDIX 1

DEFINITIONS

“Affiliate” means any Person, whether de jure or de facto, which directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with another Person. A Person will be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person. Notwithstanding the above, neither of the Founding Companies of Regulus will be deemed an Affiliate of Regulus for the purposes of this Agreement under any circumstances.

“Agreement” means this Nonexclusive Technology Alliance and Option Agreement, together with all Appendices attached hereto, and the Technology Sharing Plan, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time, but excluding patent laws.

“Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Product in such jurisdiction in accordance with Applicable Laws.

“Business Day” means a day on which banking institutions in New York, New York, United States and Paris, France are both open for business.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Collaboration Agreement” has the meaning set in the second recital of this Agreement

“Commercialize”, “Commercializing” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, for, marketing, promoting, distributing, importing or selling a product, including, without limitation, conducting pre-and post-Approval activities, including studies reasonably required to increase the market potential of the product and studies to provide improved formulation and product delivery.

“Commercially Reasonable Efforts” means, with respect to an Option Compound and product, the carrying out of discovery, research, Development or Commercialization activities using the efforts that the applicable Party would reasonably devote to a compound or product of similar market potential at a similar stage in development or product life resulting from its own research efforts, taking into account strategic considerations such as product profile, the competitive landscape and other relevant scientific, technical and commercial factors.

“Commercial Option Deadline” has the meaning set forth in Section 3.3.

“Confidential Information” has the meaning set forth in Section 6.1.

“Control” means, with respect to any Know-How, Patent or other intellectual property right, possession by a Party (including its Affiliates) of the right (whether by ownership, license or otherwise) to grant to the other Party ownership, a license, sublicense and/or other right to practice under such Know-How, Patent or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party acquirer that later becomes an Affiliate of Regulus after the Effective Date, no intellectual property of such Third Party acquirer will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of Regulus.

“Development” means IND-enabling toxicology studies and production of GMP quality product and clinical development activities reasonably related to the development and submission of information to a Regulatory Authority with respect to an Option Compound or product, including, without limitation, clinical toxicology, clinical pharmacology, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, manufacturing, statistical analysis, and clinical studies. When used as a verb, “Develop” means to engage in Development.

“Disclosing Party” has the meaning set forth in Section 6.1.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“EMEA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Founding Company” means individually, either Isis Pharmaceuticals, Inc. or Alnylam Pharmaceuticals, Inc.; and collectively, both Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc.

“Founding Company License Agreement” means the Amended and Restated License and Collaboration Agreement among Regulus and the Founding Companies dated January 1, 2009, as amended as of the Effective Date.

2.

“Good Manufacturing Practice(s)” or “GMP” will mean the regulatory requirements for current good manufacturing practices promulgated in the United States Code of Federal Regulations including those rules promulgated by the United States Food and Drug Administration under the U.S. Food, Drug and Cosmetic Act, 21 C.F.R. § 210 et seq. (“FD&C Act”) and ICH Guidelines and applicable regulations, as the same may be amended from time to time.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or its foreign counterparts.

“IND-Enabling Studies” means the pharmacokinetic and toxicology studies required to meet the regulations for filing an IND.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnification Claim Notice” has the meaning set forth in Section 9.3.

“Indication” means mean any human or animal disease or condition, or sign or symptom of a human or animal disease or condition.

“IP Period” means the period of time commencing on the Research Option Exercise Date and continuing until the […***…] anniversary of the Effective Date.

“JTSC” has the meaning set forth in Section 2.6.

“Know-How” means technical information and materials, including without limitation, technology, software, instrumentation, devices, data, biological materials, assays, constructs, compounds, inventions, practices, methods, knowledge, know-how, trade secrets, skill and experience.

“Losses” has the meaning set forth in Section 9.1.

“microRNA” means a structurally defined functional RNA molecule usually between 21 and 25 nucleotides in length, which is derived from genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family; including, without limitation, those microRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/). To the extent that scientific developments after the Effective Date would lead experts in the field of microRNA to expand this definition of microRNA, the Parties agree to discuss redefining microRNA for purposes of this Agreement; provided, however, that nothing contained herein will require any Party hereto to expand this definition.

“microRNA Antagonist” means a single-stranded oligonucleotide (or a single stranded analog thereof) that is designed to interfere with or inhibit a particular microRNA. For purposes of clarity, the definition of “microRNA Antagonist” is not intended to include oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.

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“microRNA Compound” means a compound consisting of (a) a microRNA Antagonist, or (b) a microRNA Mimic.

“microRNA Mimic” means a double-stranded or single-stranded oligonucleotide or analog thereof with a substantially similar base composition as a particular microRNA and which is designed to mimic the activity of such microRNA.

“Net Sales” means, with respect to an Option Product or, for the purposes of Section 7.4.2, in the case of a product containing a microRNA Compound, the gross invoice price of all units of such products sold by Sanofi, its Affiliates and/or their sublicensees to any Third Party or, for the purposes of Section 7.4.2, in the case of a Third Party sublicense of Regulus, or its Affiliate, to any other Third Party, less the following items: (a) trade discounts, credits or allowances, (b) credits or allowances additionally granted upon returns, rejections or recalls, (c) freight, shipping and insurance charges, (d) taxes, duties or other governmental tariffs (other than income taxes), (e) government-mandated rebates, and (f) a reasonable reserve for bad debts. “Net Sales” under the following circumstances will mean the fair market value of such Product: (i) Products which are used by Sanofi, its Affiliates or sublicensees for any commercial purpose without charge or provision of invoice, (ii) Products which are sold or disposed of in whole or in part for non cash consideration, or (iii) Products which are provided to a Third Party by Sanofi, its Affiliates or sublicensees without charge or provision of invoice and used by such Third Party except in the cases of Products used to conduct clinical trials, reasonable amounts of Products used as marketing samples and Product provided without charge for compassionate or similar uses.

Net Sales will not include any transfer between or among Sanofi and any of its Affiliates or sublicensees for resale.

In the event a Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product, by the fraction, A/(A+B), where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other therapeutically active pharmaceutical compound(s) included in the Combination Product when sold separately in finished form, each during the applicable royalty period or, if sales of all compounds did not occur in such period, then in the most recent royalty reporting period in which sales of all occurred. In the event that such average sale price cannot be determined for both the Product and all other therapeutically active pharmaceutical compounds included in the Combination Product, Net Sales for the purposes of determining royalty payments will be calculated as above, but the average sales price in the above equation will be replaced by a good faith estimate of the fair market value of the compound(s) for which no such price exists.

“Option Compound” means either (i) with respect to Option Targets for which Sanofi has selected a microRNA Antagonist under Section 3.1 above, any microRNA Antagonist discovered by Sanofi or its Affiliates that modulates the expression of such Option Target where its primary mechanism of action is […***…] to such Option Target, or (ii) with respect to Option Targets for which Sanofi has selected a microRNA Mimic under Section 3.1 above, a microRNA Mimic discovered by Sanofi or its Affiliates with a substantially similar

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base composition as the applicable Option Target and which is designed to mimic the activity of such Option Target.

“Option Target” has the meaning set forth in Section 3.1.

“Option Product” has the meaning set forth in Section 3.3 of this Agreement.

“Party(ies)” has the meaning set forth in the opening paragraph of this Agreement.

“Patents” means (a) patents and patent applications in any country or jurisdiction, (b) all priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Permitted License” means a license granted by Regulus to a Third Party (i) under the Regulus Platform Technology to […***…] (or […***…] to […***…]) solely to […***…], or (ii) under the Regulus Platform Technology to enable such Third Party to […***…] or […***…] microRNA Compounds, where such Third Party is […***…] and is not […***…].

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

“Prior Third Party Agreements” means certain licenses granted by Regulus to Third Parties under a Patent Controlled by Regulus under an agreement included in the agreements listed in Appendix 5 or Appendix 6.

“Proposed Target” has the meaning set forth in Section 3.7.1.

“Receiving Party” has the meaning set forth in Section 6.1.

“Regulatory Authority” means any governmental authority, including without limitation FDA, EMEA or Koseisho (i.e., the Japanese Ministry of Health, Labour and Welfare, or any successor agency thereto), that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of an Option Product in any country.

“Regulus Collaborator” means any Third Party developing or commercializing a miRNA Compound product alone or in collaboration with Regulus under a license to Regulus Platform Technology Patents.

“Regulus Collaborator Blocking Patents” means Patents Controlled by a Regulus Collaborator that claim:

(i) any invention that is conceived or reduced to practice during the […***…] years following Regulus’ grant of a sublicense under the Sanofi Blocking Patents to such Regulus

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Collaborator by one or more employees of such Regulus Collaborator or any of its Affiliates who (A) have participated in any collaboration activities with Regulus pursuant to a license from Regulus under the Regulus Platform Technology or (B) have otherwise received Regulus Platform Technology (excluding any Regulus Platform Know-How that, at the time of initial access by any such employee, was not confidential information of Regulus); and

(ii) either:

(a) microRNA Compounds in general;

(b) chemistry or delivery technology useful in connection with microRNA Compounds;

(c) general mechanisms of action by which a microRNA Compound modulates microRNA; or

(d) general methods of treating or preventing an Indication by modulating one or more microRNAs;

provided, however, that in each case, Regulus Collaborator Blocking Patents exclude Patents Controlled by the applicable Regulus Collaborator (in each, case other than as a result of the sublicense granted by Regulus) to the extent that such Patents claim:

(1) a microRNA sequence or a portion thereof;

(2) the specific compositions of matter of any microRNA Compound; or

(3) methods of using as a therapeutic any microRNA Compound.

“Regulus Collaborator Exclusive Option” means, with respect to a particular Proposed Target, an exclusive option granted by Regulus to a Third Party under a written agreement that (i) identifies such Proposed Target by name; (ii) grants such Third Party the right to obtain an exclusive license to Develop and Commercialize microRNA Compounds directed to such Proposed Target; (iii) obligates Regulus to […***…] (or otherwise obligates Regulus to perform activities that will […***…]) Researching and/or Developing microRNA Compounds for such Proposed Target, where such Third Party […***…], whether in the form of […***…] or in […***…], that Regulus will use, in whole or in part, to […***…]; and (iv) prohibits Regulus from collaborating with Sanofi or any other Third Party with respect to such Proposed Target or from granting Sanofi or any other Third Party a license to Research, Develop or Commercialize microRNA Compounds directed to such Proposed Target.

***Confidential Treatment Requested

6.

“Regulus Existing In-Licenses” means an agreement between Regulus and a Third Party as in effect on the Effective Date, pursuant to which Regulus has Control over a piece of the Regulus Platform Technology.

“Regulus Future In-Licenses” means an agreement between Regulus and a Third Party entered after the Effective Date, pursuant to which Regulus has Control over a piece of the Regulus Platform Technology.

“Regulus In-License Agreements” means those agreements listed on Appendix 5 or Appendix 6.

“Regulus Platform Know-How” means, subject to Section 4.1.6, all Know-How Controlled by Regulus on the Effective Date or during the IP Period and related to (a) microRNA Compounds in general, (b) chemistry or delivery technology useful in connection with microRNA Compounds, (c) general mechanisms of action by which a microRNA Compounds modulate microRNA, or (d) general methods of treating an Indication by modulating one or more microRNAs; provided, however, that in each case, Regulus Platform Know-How will not include Know-How related specifically to (i) a microRNA sequence or a portion thereof; (ii) the specific composition of matter of any microRNA Compounds; or (iii) methods of using as a therapeutic any microRNA Compound.

“Regulus Platform Technology Patents” means, subject to Section 4.1.6, (A) all Patents Controlled by Regulus on the Effective Date and listed on Appendix 4, and (B) all Patents Controlled by Regulus during the IP Period that claim (a) microRNA Compounds in general, (b) chemistry or delivery technology useful technology useful in connection with microRNA Compounds, (c) general mechanisms of action by which a microRNA Compound modulates microRNAs, or (d) general methods of treating or preventing an Indication by modulating one or more microRNAs; provided, however, that in each case, Regulus Platform Technology Patents do not include (1) any Patents Controlled by Regulus or its Affiliates to the extent that such Patents claim (a) the sequence or a portion thereof corresponding to a specific microRNA sequence or a portion thereof, (b) the specific composition of matter of any microRNA Compound, (c) methods of using as a therapeutic any microRNA Compound; (2) the Tuschl 3 Patents; and (3) the Rockefeller Patents.

“Regulus Platform Technology” means the Regulus Platform Know How and the Regulus Platform Technology Patents.

“Regulus Tangible Materials” means any tangible documentation, whether written or electronic, existing as of the Effective Date or during the IP Period, that is Controlled by Regulus, and embodying or relating to the Regulus Platform Technology.

“Research” means chemical synthesis, manufacturing microRNA Compounds for research purposes, pre-clinical research with respect to microRNA Compounds including gene function, gene expression and target validation research using cells and animals, which may include small pilot toxicology studies but excludes IND-Enabling Studies, clinical development and commercialization.

“Research License” has the meaning set forth in Section 2.3.

7.

“Research Option” has the meaning set forth in Section 2.1.

“Research Option Deadline” has the meaning set forth in Section 2.2.

“Research Option Exercise Date” has the meaning set forth in Section 2.3.

“[…***…] Patents” means the Patents in-licensed by Regulus pursuant to the Non-Exclusive License Agreement between […***…] and […***…] dated […***…] and assigned to Regulus June 30, 2008.

“Sanofi Blocking Patents” means Patents Controlled by Sanofi or its Affiliates (in each, case other than as a result of the licenses granted by Regulus to Sanofi hereunder) that claim:

(i) […***…]; and

(ii) either:

(a) microRNA Compounds in general;

(b) chemistry or delivery technology useful in connection with microRNA Compounds;

(c) general mechanisms of action by which a microRNA Compound modulates microRNA; or

(d) general methods of treating or preventing an Indication by modulating one or more microRNAs;

provided, however, that in each case, Sanofi Blocking Patents exclude Patents Controlled by Sanofi or its Affiliates (in each, case other than as a result of the licenses granted by Regulus to Sanofi hereunder) to the extent that such Patents claim:

(1) a microRNA sequence or a portion thereof;

(2) the specific compositions of matter of any microRNA Compound being developed by Sanofi, its Affiliate or any Third Party under license from Sanofi; or

(3) methods of using as a therapeutic any microRNA Compound being developed by Sanofi, its Affiliate or any Third Party under license from Sanofi.

“Sanofi Indemnitees” has the meaning set forth in Section 9.2.

“Senior Representatives” has the meaning set forth in Section 11.4.1

***Confidential Treatment Requested

8.

“Target Encumbrances” has the meaning set forth in Section 3.7.1.

“Technology Sharing Period” has the meaning set forth in Section 2.4.1.

“Technology Sharing Program” has the meaning set forth in Section 2.4.

“Technology Sharing Plan” has the meaning set forth in Section 2.5.

“Term” has the meaning set forth in Section 8.1.

“Territory” means all countries and jurisdictions throughout the world.

“Third Party” means any Person other than Regulus or Sanofi or their respective Affiliates.

“Third Party Claims” has the meaning set forth in Section 9.1.

“Tuschl 3 Patents” means the Patents in-licensed by Regulus pursuant to the License Agreement among Garching Innovation GmbH, Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc. dated October 18, 2004

“Valid Claim” means a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

9.

APPENDIX 2

[reserved]

APPENDIX 3

[reserved]

APPENDIX 4

REGULUS PLATFORM TECHNOLOGY PATENTS

APPENDIX 5

REGULUS IN-LICENSE AGREEMENTS

AND

PRIOR THIRD PARTY AGREEMENTS

This Appendix 5 contains a list of certain agreements between Regulus and certain Third Parties that may, as applicable, place certain encumbrances or limitations on the licenses or sublicenses granted to Sanofi, any exclusivity covenants, and the representations and warranties, where specified in the Agreement.

As set forth in the Agreement, the information and disclosures contained in this Appendix 5 are intended only to qualify and limit the licenses granted by Regulus to Sanofi, any exclusivity covenants, and the representations and warranties given by Regulus under the Agreement and do not expand in any way the scope or effect of any such licenses, representations or warranties.

Nothing herein constitutes an admission of any liability or obligation of Regulus nor an admission against any interest of Regulus. The inclusion of this Appendix 5 or the information contained in this Appendix 5 does not indicate that Regulus has determined that this Appendix 5 or the information contained in this Appendix 5, when considered individually or in the aggregate, is necessarily material to Regulus.

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

***Confidential Treatment Requested

APPENDIX 6

REGULUS IN-LICENSE AGREEMENTS

AND

PRIOR THIRD PARTY AGREEMENTS

This Appendix 6 contains a list of certain agreements between Regulus and certain Third Parties that may, as applicable, place certain encumbrances or limitations on the licenses or sublicenses granted to Sanofi, any exclusivity covenants, and the representations and warranties, where specified in the Agreement.

As set forth in the Agreement, the information and disclosures contained in this Appendix 6 are intended only to qualify and limit the licenses granted by Regulus to Sanofi, any exclusivity covenants, and the representations and warranties given by Regulus under the Agreement and do not expand in any way the scope or effect of any such licenses, representations or warranties.

Nothing herein constitutes an admission of any liability or obligation of Regulus nor an admission against any interest of Regulus. The inclusion of this Appendix 6 or the information contained in this Appendix 6 does not indicate that Regulus has determined that this Appendix 6 or the information contained in this Appendix 6, when considered individually or in the aggregate, is necessarily material to Regulus.

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

***Confidential Treatment Requested

2.

Exhibit 10.33

THIS NOTE AND ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO REGULUS THERAPEUTICS, ALNYLAM OR ISIS, AS APPLICABLE, THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED

CONVERTIBLE PROMISSORY NOTE

$5,000,000	Original Issue Date: April 24, 2008
Amended and Restated: July 27, 2012
No. 1

FOR VALUE RECEIVED, Regulus Therapeutics Inc., a Delaware corporation (the “Maker”), promises to pay to Glaxo Group Limited or its assigns (the “Holder”) the principal sum of $5,000,000, together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate per annum equal to the Prime Rate (as defined below) until paid in full. Subject to the conversion provisions set forth herein, all principal and accrued interest shall be due and payable on the earlier to occur of (i) February 25, 2013 (the “Maturity Date”) or (ii) a Change in Control (as defined below). This Amended and Restated Convertible Promissory Note is made as of July 27, 2012 and amends, restates and supersedes the Convertible Promissory Note dated April 24, 2008, as amended by Amendment # 1 thereto dated January 26, 2011. The Maker and the Holder hereby acknowledge and agree that this Note has not automatically converted by its terms in connection with any issuance of preferred stock of the Maker prior to the date hereof.

Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed and shall accrue, but not compound, quarterly on the last day of each calendar quarter and, as of the Maturity Date (or any payment date prior thereto). All payments by the Maker under this Note shall be in immediately available funds.

1. Definitions. For purposes of this Note:

(a) “Affiliates” shall mean, with respect to any Person, each Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

(b) “Change in Control” shall mean (i) any merger or consolidation to which the Maker is a party (except any merger or consolidation in which the holders of voting securities of the Maker immediately prior to such merger or consolidation continue to hold, immediately following such merger or consolidation and in approximately the same relative proportions as they held voting securities of the Maker, at least 51% of the voting power of the securities of (A) the surviving or resulting corporation, or (B) the parent corporation of the surviving or resulting corporation if the surviving or resulting corporation is a wholly-owned subsidiary of such parent corporation immediately following such merger or consolidation), (ii) the reduction below 50% in the aggregate beneficial ownership by the Guarantors (as defined below) of the outstanding voting power of the Maker or (iii) the sale of all or substantially all of the assets of the Maker. Notwithstanding the foregoing, a Qualifying IPO will not be deemed to result in a Change in Control.

(c) “Collaboration Agreement” shall mean the Product Development and Commercialization Agreement by and between the Maker and Holder dated as of April 17, 2008, as amended.

(d) “Guarantors” shall mean Alnylam Pharmaceuticals, Inc., a Delaware corporation (“Alnylam”) and Isis Pharmaceuticals, Inc., a Delaware corporation (“Isis”).

(e) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

(f) “Prime Rate” shall mean for any calendar quarter the prime rate of interest as of the first day of each such calendar quarter as published from time to time by The Wall Street Journal, National Edition.

(g) “Qualifying IPO” shall mean an initial public offering consisting solely of newly issued shares of common stock of the Maker registered under the Securities Act of 1933, as amended, (A) resulting in such common stock being listed on a national securities exchange in the United States and (B) resulting in (i) at least $30 million of gross proceeds to the Maker (prior to any underwriting discounts or commission or payment of applicable expenses) from Persons who prior to the date of closing of the initial public offering did not own of record or beneficially (directly or indirectly through one or more Affiliates) any equity securities or securities convertible into equity securities of the Maker or (ii) together with any concurrent private issuance of shares of common stock of the Maker, the Guarantors and their respective Affiliates owning (of record or beneficially on a combined basis) less than 50% of the outstanding voting power of the Maker assuming the exercise or conversion of all securities owned by the Guarantors and their respective Affiliates that are exercisable for or convertible into common stock of the Maker.

2. Conversion.

(a) Automatic Conversion Upon Qualifying IPO. Effective upon the closing of a Qualifying IPO, all of the outstanding principal and accrued interest under this Note (the “Outstanding Amount”) will automatically be converted into shares of common stock of the Maker at a conversion price equal to the price per share of common stock paid by investors in the Qualifying IPO (the “IPO Price”), with any resulting fraction of a share rounded down to the nearest whole share. Notwithstanding the foregoing, if the conversion of this Note pursuant to this Section 2(a) would otherwise result in the Holder, together with its affiliates, owning more than 9.99% of the outstanding common stock of the Maker, calculated on an as-converted fully-diluted basis (including as outstanding shares of capital stock issuable upon exercise or conversion of all outstanding stock options, warrants or other convertible securities of the

2

Maker), immediately following the conversion of the Note (the “9.99% Threshold”), the Outstanding Amount shall be converted into (i) that number of shares of common stock that would result in the Maker reaching, but not exceeding, the 9.99% Threshold (the “9.99% Shares”), and (ii) an amount in cash equal to the difference between (A) the product of (1) the number of 9.99% Shares issued upon conversion, multiplied by (2) the IPO Price and (B) the Outstanding Amount. The Maker shall notify the Holder in writing of the anticipated occurrence of a Qualifying IPO at least 10 days prior to the closing date of the Qualifying IPO.

3. Repayment.

(a) If no Qualifying IPO or Change of Control has occurred prior to the Maturity Date, the Outstanding Amount, if any, will be repaid in cash or, at the election of the Maker and with the consent of Alnylam and/or Isis, as the case may be, registered and unrestricted shares of Alnylam common stock and/or Isis common stock, with a value equal to 100% of the then Outstanding Amount, provided that shares of Alnylam and/or Isis common stock, as the case may be, are then traded on a national securities exchange and provided further that the average daily trading volume for such shares, as the case may be, is greater than 200% of the shares proposed to be issued to the Holder. For purposes of this Section 3(a), the value of one share of common stock shall be equal to the average closing price per share of such common stock, as reported on the national securities exchange on which the stock is then traded, during the ten trading day period ending on (and including) the day that is two days prior to the Maturity Date.

(b) In the event the Holder terminates the Collaboration Agreement without cause or the Maker terminates the Collaboration Agreement as a result of a material breach by the Holder, this Note may be prepaid in cash, in whole but not in part and without any pre-payment penalty, prior to the Maturity Date at the election of the Maker and without the prior written consent of the Holder.

4. Events of Default. The Outstanding Amount under this Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a) the Maker fails to pay any of the principal or interest under this Note within 10 days of Maker’s receipt of written notice that such amount is due and payable;

(b) the Maker or either Guarantor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Maker or either Guarantor or all or any substantial portion of the Maker’s or either Guarantor’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(c) an involuntary petition is filed, or any proceeding or case is commenced, against the Maker or either Guarantor (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization,

3

arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Maker or either Guarantor or to take possession, custody or control of any property of the Maker or either Guarantor, or an order for relief is entered against the Maker or either Guarantor in any of the foregoing; or

(d) termination of the Collaboration Agreement by the Holder (or its assignee or successor under the Collaboration Agreement) by reason of breach of the Collaboration Agreement by the Maker.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the State of Delaware.

5. Guaranty.

(a) Guaranty of Payment. The Guarantors hereby jointly and severally guaranty to the Holder the due and full payment within 15 days of delivery of the Guaranteed Default Notice (as defined below) and the performance of all of the indebtedness of the Maker to the Holder for principal and accrued interest under this Note (the “Obligations”). Subject to the conditions precedent set forth in this Section 5(a), the Guaranty set forth in this Section 5 is an absolute, unconditional, joint and several and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only. Payments by the Guarantors hereunder may be required by the Holder on any number of occasions. All payments by the Guarantors hereunder shall be made to the Holder, in the manner and at the place of payment specified therefor in this Note. Notwithstanding the foregoing, the right of the Holder to demand and receive payment of any Obligation under this Section 5 shall be subject to the following conditions precedent: (i) the requested amount has become due and payable under this Note, (ii) the Holder has given written notice of the amount due to the Maker and the Guarantors, (iii) notwithstanding the notice delivered by the Holder under clause (ii), the Maker has not paid the Holder or its assigns such amount in full within 15 days of Maker’s receipt of such notice (a “Guaranteed Default”), and (iv) the Guarantors have received written notice from the Holder of such Guaranteed Default (the “Guaranteed Default Notice”).

(b) Waivers by Guarantors; Holder’s Freedom to Act. Each Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Holder with respect thereto. Each Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind (except the Guaranteed Default Notice and any other notice specifically required to be given to such Guarantor under the Guaranty set forth in this Section 5), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Maker or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, any defense, setoff, counterclaim, or claim of any nature or kind arising from the present or future lack of validity or enforceability of any Obligation, and all suretyship defenses generally. Without limiting the generality of the

4

foregoing, each Guarantor agrees to the provisions of any instrument evidencing or otherwise executed in connection with any Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Holder to assert any claim or demand or to enforce any right or remedy against the Maker or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; any extensions, compromise, refinancing, consolidation or renewals of any Obligation; any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Note or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; the adequacy of any means of obtaining repayment of any of the Obligations; or any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to such Guarantor. To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law which would otherwise prevent the Holder from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor or (ii) any other law which in any other way would otherwise require any election of remedies by the Holder.

(c) Unenforceability of Obligations Against the Maker. If for any reason the Maker has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Maker by reason of the Maker’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, the Guaranty set forth in this Section 5 shall nevertheless be binding on each of the Guarantors to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Maker, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Notes or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantors.

(d) Waiver of Rights Against Maker and Subrogation. Until the final payment and performance in full of all of the Obligations, each of the Guarantors shall not exercise and hereby forbears from exercising any rights against the Maker or any other person or entity (other than the other Guarantor) arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Holder in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantors will not claim any setoff, recoupment or counterclaim against the Maker in respect of any liability of the Guarantors to the Maker.

5

6. Miscellaneous.

(a) All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

(b) No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on anyone occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(c) The Maker and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

(d) Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by express delivery service, registered or certified air mail, return receipt requested, postage prepaid, or by facsimile (confirmed by prepaid registered or certified air mail letter or by international express delivery mail) (e.g., FedEx), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties, or such other address as may be specified in writing to the other parties hereto:

if the Holder:	Glaxo Group Limited 980 Great West Road Brentford, Middlesex TW8 9GS United Kingdom Facsimile: 44-20 8049 6904 Attention: Company Secretary

with a copy to:	GlaxoSmithKline 200 N 16th Street Mail Code FP2355 Philadelphia, PA 19002 Facsimile: 215-751-5349 Attention: Vice President Legal Operations Corporate Functions - US

if to Maker:	Regulus Therapeutics Inc. 3545 John Hopkins Court, Suite 210 San Diego, California 92121 Facsimile: 858-202-6363 Attention: President and CEO

6

if to Guarantors:	Alnylam Pharmaceuticals, Inc. 300 Third Street, 3rd Floor Cambridge, MA 02142 Facsimile: 617-551-8109 Attention: Vice President, Legal

Isis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, California 92010 Facsimile: 760-268-4922 Attention: General Counsel

(e) The Holder agrees that no director or officer of the Maker or Guarantors shall have any personal liability for the repayment of this Note.

(f) This Note may not be amended or modified except by an instrument executed by the Maker, the Holder and each of the Guarantors.

(g) Until the conversion of this Note, the Holder shall not have or exercise any rights by virtue hereof as a member or stockholder of the Maker.

(h) All rights and obligations hereunder shall be governed by the laws of the State of Delaware (without giving effect to principles of conflicts or choices of law) and this Note is executed as an instrument under seal.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

7

MAKER:

REGULUS THERAPEUTICS INC.

By:	/s/ Garry E. Menzel
Title:	Chief Operating Officer

GUARANTORS:

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ John Maraganore
Title:	Chief Executive Officer

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Title:	Chief Operating Officer and Chief Financial Officer

[Signature Page to Amended and Restated 2008 Convertible Promissory Note]

HOLDER:

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson
Title:	Authorised Signatory

[Signature Page to Amended and Restated 2008 Convertible Promissory Note]

Exhibit 10.34

THIS NOTE AND ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO REGULUS THERAPEUTICS, ALNYLAM OR ISIS, AS APPLICABLE, THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

$5,000,000	Original Issue Date: February 24, 2010 Amended and Restated: July 27, 2012 No. 2

FOR VALUE RECEIVED, Regulus Therapeutics Inc., a Delaware corporation (the “Maker”), promises to pay to Glaxo Group Limited or its assigns (the “Holder”) the principal sum of $5,000,000, together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate per annum equal to the Prime Rate (as defined below) until paid in full. Subject to the provisions of Section 2 hereof, all of the outstanding principal hereunder and accrued and unpaid interest thereon (the “Outstanding Amount”) shall be due and payable on February 25, 2013 (the “Maturity Date”). This Amended and Restated Convertible Promissory Note is made as of July 27, 2012 and amends, restates and supersedes the Convertible Promissory Note dated February 24, 2010. The Maker and the Holder hereby acknowledge and agree that this Note has not automatically converted by its terms in connection with any issuance of preferred stock of the Maker prior to the date hereof.

Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed and shall accrue, but not compound, quarterly on the last day of each calendar quarter and as of the Maturity Date (or any payment date prior thereto).

All payments by the Maker under this Note shall be in immediately available funds.

1. Definitions. For purposes of this Note:

(a) “Affiliates” shall mean, with respect to any Person, each Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

(b) “Collaboration Agreement” shall mean the Product Development and Commercialization Agreement by and between the Maker and the Holder dated April 17, 2008, as amended.

(c) “Guarantors” shall mean Alnylam Pharmaceuticals, Inc., a Delaware corporation (“Alnylam”) and Isis Pharmaceuticals, Inc., a Delaware corporation (“Isis”).

(d) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

(e) “Prime Rate” shall mean for any calendar quarter the prime rate of interest as of the first day of each such calendar quarter as published from time to time by The Wall Street Journal, National Edition.

(f) “Qualifying IPO” shall mean an initial public offering consisting solely of newly issued shares of common stock of the Maker registered under the Securities Act of 1933, as amended, (A) resulting in such common stock being listed on a national securities exchange in the United States and (B) resulting in (i) at least $30 million of gross proceeds to the Maker (prior to any underwriting discounts or commission or payment of applicable expenses) from Persons who prior to the date of closing of the initial public offering did not own of record or beneficially (directly or indirectly through one or more Affiliates) any equity securities or securities convertible into equity securities of the Maker or (ii) together with any concurrent private issuance of shares of common stock of the Maker, the Guarantors and their respective Affiliates owning (of record or beneficially on a combined basis) less than 50% of the outstanding voting power of the Maker assuming the exercise or conversion of all securities owned by the Guarantors and their respective Affiliates that are exercisable for or convertible into common stock of the Maker.

2. Rollover Upon Qualifying IPO Date. If Maker closes a Qualifying IPO on or prior to the Maturity Date, then (a) the Maker shall execute a promissory note effective as of the closing date of such Qualifying IPO (the “Qualifying IPO Date”) in the form attached hereto as Exhibit A in favor of the Holder or its designee that is an Affiliate of Holder (the “Post-IPO Note”) in an aggregate principal amount equal to the Outstanding Amount hereunder on the Qualifying IPO Date and (b) concurrently with the effectiveness of the Post-IPO Note, this Note shall be cancelled and the obligations of the Guarantors pursuant to Section 5 hereof shall be terminated.

3. Repayment and Setoff.

(a) If no Qualifying IPO has occurred prior to the Maturity Date, the Outstanding Amount, if any, will be due and payable in cash or, at the election of the Maker and with the consent of Alnylam and/or Isis, as the case may be, registered and unrestricted shares of Alnylam common stock and/or Isis common stock, with a value equal to 100% of the then Outstanding Amount, provided that shares of Alnylam and/or Isis common stock, as the case may be, are then traded on a national securities exchange and provided further that the average daily trading volume for such shares, as the case may be, is greater than 200% of the shares proposed to be issued to the Holder. For purposes of this Section 3(a), the value of one share of common stock shall be equal to the average closing price per share of such common stock, as reported on the national securities exchange on which the stock is then traded, during the ten trading day period ending on (and including) the day that is two days prior to the Maturity Date.

(b) In the event the Holder terminates the Collaboration Agreement without cause or the Maker terminates the Collaboration Agreement as a result of a material breach by the Holder, in each case, prior to the Maturity Date, this Note may be prepaid in cash, in whole but not in part and without any pre-payment penalty, prior to the Maturity Date at the election of the Maker and without the prior written consent of the Holder.

(c) On or prior to the Maturity Date, the Holder, at its option, by delivery of written notice to the Maker, may setoff any Outstanding Amount against any amount due and payable by the Holder or its affiliates to the Maker under the Collaboration Agreement, including any milestone payment, and upon delivery of such written notice the Outstanding Amount shall be reduced by the amount that is setoff, with such setoff first being applied to reduce any accrued and unpaid interest outstanding hereunder and then to reduce the principal amount of this Note.

4. Events of Default. The Outstanding Amount under this Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a) the Maker fails to pay any of the principal or interest under this Note within 10 days of Maker’s receipt of written notice that such amount is due and payable;

(b) the Maker or either Guarantor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Maker or either Guarantor or all or any substantial portion of the Maker’s or either Guarantor’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(c) an involuntary petition is filed, or any proceeding or case is commenced, against the Maker or either Guarantor (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Maker or either Guarantor or to take possession, custody or control of any property of the Maker or either Guarantor, or an order for relief is entered against the Maker or either Guarantor in any of the foregoing; or

(d) termination of the Collaboration Agreement by the Holder (or its assignee or successor under the Collaboration Agreement) by reason of breach of the Collaboration Agreement by the Maker.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the State of Delaware.

5. Guaranty.

(a) Guaranty of Payment. The Guarantors hereby jointly and severally guaranty to the Holder the due and full payment within 15 days of delivery of the Guaranteed Default Notice (as defined below) and the performance of all of the indebtedness of the Maker to the Holder for principal and accrued interest under this Note (the “Obligations”). Subject to the conditions precedent set forth in this Section 5(a), the guaranty in this Section 5 is an absolute, unconditional, joint and several and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectability only. Payments by the Guarantors hereunder may be required by the Holder on any number of occasions. All payments by the Guarantors hereunder shall be made to the Holder, in the manner and at the place of payment specified therefor in this Note. Notwithstanding the foregoing, the right of the Holder to demand and receive payment of any Obligation under this Section 5 shall be subject to the following conditions precedent: (i) the requested amount has become due and payable under this Note, (ii) the Holder has given written notice of the amount due to the Maker and the Guarantors, (iii) notwithstanding the notice delivered by the Holder under clause (ii), the Maker has not paid the Holder or its assigns such amount in full within 15 days of Maker’s receipt of such notice (a “Guaranteed Default”), and (iv) the Guarantors have received written notice from the Holder of such Guaranteed Default (the “Guaranteed Default Notice”).

(b) Waivers by Guarantors; Holder’s Freedom to Act. Each Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Holder with respect thereto. Each Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind (except the Guaranteed Default Notice and any other notice specifically required to be given to such Guarantor in this Section 5), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Maker or any other Person primarily or secondarily liable with respect to any of the Obligations, any defense, setoff, counterclaim, or claim of any nature or kind arising from the present or future lack of validity or enforceability of any Obligation, and all suretyship defenses generally. Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing or otherwise executed in connection with any Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Holder to assert any claim or demand or to enforce any right or remedy against the Maker or any other Person primarily or secondarily liable with respect to any of the Obligations; (b) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (c) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Note or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (d) the addition, substitution or release of any Person primarily or secondarily liable for any Obligation; (e) the adequacy of any means of obtaining repayment of any of the Obligations; or (f) any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to such Guarantor. To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law which would otherwise prevent the Holder from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor or (ii) any other law which in any other way would otherwise require any election of remedies by the Holder.

(c) Unenforceability of Obligations Against the Maker. If for any reason the Maker has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Maker by reason of the Maker’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, the guaranty set forth in this Section 5 shall nevertheless be binding on each of the Guarantors to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Maker, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Notes or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantors.

(d) Waiver of Rights Against Maker and Subrogation. Until the final payment and performance in full of all of the Obligations, each of the Guarantors shall not exercise and hereby forbears from exercising any rights against the Maker or any other Person (other than the other Guarantor) arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Holder in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantors will not claim any setoff, recoupment or counterclaim against the Maker in respect of any liability of the Guarantors to the Maker.

6. Miscellaneous.

(a) All payments by the Maker under this Note shall be made without set-off (except as provided in Section 3(c)) or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

(b) No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(c) The Maker and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

(d) Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by express delivery service, registered or certified air mail, return receipt requested, postage prepaid, or by facsimile (confirmed by prepaid registered or certified air mail letter or by international express delivery mail) (e.g., FedEx), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties, or such other address as may be specified in writing to the other parties hereto:

if to Holder:	Glaxo Group Limited 980 Great West Road Brentford, Middlesex TW8 9GS United Kingdom Facsimile: 44-20 8049 6904 Attention: Company Secretary

with a copy to:	GlaxoSmithKline 200 N 16th Street Mail Code FP2355 Philadelphia, PA 19002 Facsimile: 215-751-5349 Attention: Vice President Legal Operations Corporate Functions - US

if to Maker:	Regulus Therapeutics Inc. 3545 John Hopkins Court, Suite 210 San Diego, California 92121 Facsimile: 858-202-6363 Attention: President and CEO

if to Guarantors:	Alnylam Pharmaceuticals, Inc. 300 Third Street, 3rd Floor Cambridge, MA 02142 Facsimile: 617-551-8109 Attention: Vice President, Legal

Isis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, California 92010 Facsimile: 760-268-4922 Attention: General Counsel

(e) The Holder agrees that no director or officer of the Maker or Guarantors shall have any personal liability for the repayment of this Note.

(f) This Note may not be amended or modified except by an instrument executed by the Maker, the Holder and each of the Guarantors.

(g) All rights and obligations hereunder shall be governed by the laws of Delaware (without giving effect to principles of conflicts or choices of law) and this Note is executed as an instrument under seal.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

MAKER:

REGULUS THERAPEUTICS INC.

By:	/s/ Garry E. Menzel
Title:	Chief Operating Officer

GUARANTORS:

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ John Maraganore
Title:	Chief Executive Officer

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Title:	Chief Operating Officer and Chief Financial Officer

[Signature Page to Amended and Restated 2010 Convertible Promissory Note]

HOLDER:

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson
Title:	Authorised Signatory

[Signature Page to Amended and Restated 2010 Convertible Promissory Note]

Exhibit A

THIS NOTE AND ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO REGULUS THERAPEUTICS INC.

CONVERTIBLE PROMISSORY NOTE

$[ ][1]	Issuance Date: [ ]
No. 3

FOR VALUE RECEIVED, Regulus Therapeutics Inc., a Delaware corporation (the “Maker”), promises to pay to Glaxo Group Limited or its assigns (the “Holder”) the principal sum of $[                    ], together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate per annum equal to the Interest Rate (as defined below) until paid in full. Subject to the provisions of Sections 2 and 4, all of the outstanding principal hereunder and accrued and unpaid interest thereon (such amount, subject to any reduction pursuant to Section 3(c), the “Outstanding Amount”) shall be due and payable on [                    ]2 (the “Maturity Date”). This Note replaces and supersedes the Amended and Restated Convertible Promissory Note dated [                    ], 2012.

Interest on this Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed and shall accrue and compound daily from the Issuance Date to (and including) the Maturity Date. All payments by the Maker under this Note shall be in immediately available funds.

7. Definitions. For purposes of this Note:

(a) “Affiliates” shall mean, with respect to any Person, each Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

(b) “Business Day” shall mean any day other than a (x) Saturday, (y) Sunday or (z) day on which state or federally chartered banking institutions in New York, New York or London, England are not required to be open.

(c) “Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., that becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 20% or more of the outstanding voting power of the Maker (assuming the exercise or conversion of all securities owned by such person or group that are

[1]	To be calculated pursuant to Section 2 of the Amended and Restated Promissory Note originally issued on February 24, 2010, as amended and restated (the “Amended 2010 Note”).
[2]	The nearest business day to the third anniversary of the Qualifying IPO Date, as defined in the Amended 2010 Note.

exercisable for or convertible into securities of the Maker with voting power), (ii) the consummation of any consolidation or merger of the Maker or similar transaction, in one or a series of transactions, involving any Person other than one of the Maker’s subsidiaries, pursuant to which the Common Stock will be converted into, or receive a distribution of the proceeds in, cash, securities or other property, other than a transaction or series of transactions, taken as whole, in which (A) the Persons that “beneficially own” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, common stock of the Maker immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction or series of transactions and (B) the Persons that “beneficially own” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, common stock of the Maker immediately prior to such transaction beneficially own, directly or indirectly, the voting shares of the continuing or surviving Person necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such continuing or surviving Person immediately after the transaction or series of transactions , (iii) the sale of all or substantially all the assets of the Maker (determined on a consolidated basis) to another Person or (iv) the approval by the stockholders of the Maker of a plan of liquidation or dissolution or other insolvency event.

(d) “Collaboration Agreement” shall mean the Product Development and Commercialization Agreement dated April 17, 2008 between Maker and Holder, as amended.

(e) “Common Stock” shall mean the common stock of the Maker, par value $0.001 per share, whether or not registered.

(f) “Conversion Price” shall mean, as of any Conversion Date or other date of determination, and subject to adjustment as provided herein, $[            ]3.

(g) “Conversion Date” shall mean the date, which shall be prior to the Conversion Deadline, on which this Note is converted in accordance with Section 2.

(h) “Convertible Securities” shall mean any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(i) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, regulations promulgated thereunder and any successor thereto.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Fundamental Change” shall mean a Change of Control or a Termination of Trading on or prior to the Maturity Date.

[3]	The price per share of the Common Stock in the IPO.

(l) “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

(m) “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person (i) for borrowed money (including obligations of such Person in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or (ii) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services), (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers’ acceptances, (c) all obligations and liabilities (contingent or otherwise) of such Person (i) in respect of leases of such Person required, in conformity with GAAP, to be accounted for as capitalized lease obligations on the balance sheet of such Person (as determined by such Person, or the Maker in the case of any subsidiary of the Maker), or (ii) under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP), (d) all obligations (contingent or otherwise) of such Person with respect to any interest rate or other swap, cap, floor or collar agreement, hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement; (e) all direct or indirect guaranties, agreements to be jointly liable or similar agreements by such Person in respect of, and obligations or liabilities of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d), and (f) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (e).

(n) “Interest Rate” shall mean 3.297%.

(o) “Issuance Date” shall mean the Issuance Date first above written.

(p) “Options” shall mean any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(q) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

(r) “Permitted Liens” shall mean (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, other than any Lien imposed by ERISA, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent and for which adequate reserves have been established in accordance with GAAP, (iv) any Lien relating to any Purchase Money Indebtedness upon or in any equipment acquired or held by the Maker or any of its subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment and (v) Liens arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security benefits other than any Lien imposed by ERISA.

(s) “Permitted Senior Indebtedness” shall mean (i) Purchase Money Indebtedness of the Maker and (ii) any other Indebtedness of the Maker issued, assumed or otherwise incurred after the Issuance Date with respect to which the Holder has provided prior written consent to have such Indebtedness rank senior to, or pari passu with, the obligations hereunder, which consent shall not be unreasonably withheld, conditioned or delayed.

(t) “Purchase Money Indebtedness” shall mean Indebtedness (including capital lease obligations) with respect to equipment required by the Maker and used in the ordinary course of business, consisting of the deferred purchase price of such equipment, conditional sale obligations or obligations under any title retention agreement, in each case, where the maturity of such Indebtedness does not exceed the anticipated useful life of the equipment being financed, in the ordinary course of business; provided, however, that any lien or other encumbrance arising in connection with any such Indebtedness shall be limited to the specific equipment being financed; provided further, however, that such Indebtedness is Incurred at the time of acquisition of such equipment.

(u) “Registration Rights Agreement” shall mean the Registration Rights Agreement, dated [                    ], 2012, by and between the Maker and the Holder.

(v) “Termination of Trading” shall mean the termination or suspension for a period of more than five consecutive Business Days of trading of the Common Stock into which this Note may be converted on The Nasdaq Stock Market or any such other U.S. principal national securities exchange on which the Common Stock is then listed.

8. Conversion.

(a) At the option of the Holder, this Note shall be convertible into shares of Common Stock of the Maker on the terms and conditions set forth in this Section 2. Notwithstanding the foregoing, if the conversion of this Note pursuant to this Section 2 would otherwise result in the Holder, together with its Affiliates, owning more than 9.99% of the outstanding Common Stock calculated on an as-converted, fully-diluted basis (including as outstanding shares of capital stock issuable upon exercise or conversion of all outstanding Options, Purchase Rights or other

Convertible Securities of the Maker), immediately following the conversion of the Note (the “9.99% Threshold”), the Outstanding Amount shall be converted into (i) that number of shares of Common Stock that would result in the Maker reaching, but not exceeding, the 9.99% Threshold (the “9.99% Shares”), and (ii) an amount in cash equal to the difference between (A) the product of (1) the number of 9.99% Shares issued upon conversion, multiplied by (2) the Conversion Price and (B) the Outstanding Amount.

(b) Subject to Sections 2(a), 2(c) and 2(d) hereof, at any time between the Issuance Date and 11:59 p.m. New York City time on the Business Day immediately preceding the Maturity Date (the “Conversion Deadline”), the Holder shall be entitled to convert all, but not less than all, of the then Outstanding Amount into shares of Common Stock based on the Conversion Rate described in Section 2(c) below. All shares of Common Stock issued upon conversion of this Note (i) shall be duly issued, fully paid and non-assessable and (ii) other than as provided in the Registration Rights Agreement, shall not be subject to any Liens, preemptive rights or other transfer restrictions. The Maker shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon conversion of this Note; provided, that the Maker shall not be responsible for the payment of any income taxes that may be incurred by the Holder as a result of such conversion.

(c) Conversion Rate, Adjustment to the Conversion Price.

(i)	The number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 2 shall be equal to (i) the Outstanding Amount as of the Conversion Date (defined below) divided by (ii) the Conversion Price; provided that if the conversion would result in the issuance of a fraction of a share of Common Stock, the Maker shall round such fraction of a share of Common Stock up to the nearest whole share.

(ii)	Adjustment of Conversion Price upon Subdivision or Combination of shares of Common Stock. If the Maker at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Maker at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii)

Rights upon a Corporate Event. In addition to and not in substitution for any other rights hereunder (but not in duplication of any adjustment made pursuant to Section 2(c)(ii)), prior to the consummation of any transaction pursuant to which all holders of outstanding shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Maker shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note for shares of Common Stock, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the terms of conversion set forth in Section 2(c)(i). The provisions of this Section 2(c)(iii) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of this Note.

(iv)	Purchase Rights. If at any time the Holder grants, issues or sells any rights to purchase stock, warrants, securities or other property pro rata to all record holders of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(d) Mechanics of Conversion.

(v)	Share Conversion Notice. To convert this Note into shares of Common Stock on any Conversion Date, the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City time, on the Conversion Date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”)

to the Maker:

Regulus Therapeutics Inc.

3545 John Hopkins Court, Suite 210

San Diego, CA 92121

Attn: President and CEO

Facsimile: (858) 202-6363

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Thomas A. Coll, Esq.

Facsimile: (858) 550-6420

and (B) physically surrender the Note to the Maker for cancellation in connection with such conversion.

(vi)	Share Delivery. On or before the third Business Day following the date of receipt of a Conversion Notice and the Maker’s receipt of the Note from the Holder, the Maker shall issue and deliver to such address of the Holder as is set forth in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. The Person entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(e) Availability of Authorized Shares. The Maker covenants and agrees that at all times from the Issuance Date to the earlier of (i) a Conversion Date and (ii) the Maturity Date, the Maker shall reserve and keep available out of its authorized but unissued shares of capital stock such number of shares of Common Stock, as shall from time to time be sufficient to effect the conversion of this Note.

3. Repayment and Setoff.

(a) Subject to the provisions in Sections 2 and 4, the Outstanding Amount, if any, will be repaid in cash on the Maturity Date.

(b) In the event the Holder terminates the Collaboration Agreement without cause or the Maker terminates the Collaboration Agreement as a result of a material breach by the Holder, in each case, prior to the Maturity Date, this Note may be prepaid in cash, in whole but not in part and without any pre-payment penalty, prior to the Maturity Date at the election of the Maker and without the prior written consent of the Holder. Except as provided in Section 2(a) and in this Section 3(b), the Maker shall not have the right to repay in cash, in whole or in part, any Outstanding Amount prior to the Maturity Date.

(c) On or prior to the Maturity Date, the Holder, at its option, by delivery of written notice to the Maker, may setoff any Outstanding Amount against any amount due and payable by the Holder or its Affiliates to the Maker under the Collaboration Agreement, including any milestone payment, and upon delivery of such written notice the Outstanding Amount shall be reduced by the amount that is setoff, with such setoff first being applied to reduce any accrued and unpaid interest outstanding hereunder and then to reduce the principal amount of this Note.

4. Fundamental Change. At least 20 days prior to the occurrence of any Fundamental Change (the effective date of the Fundamental Change, the “Fundamental Change Date”), the Maker shall deliver written notice to the Holder describing in reasonable detail the terms of the Fundamental Change. Upon receipt of such notice, the Holder may (but is not obligated to) by written notice to the Maker declare due and payable in cash on the Fundamental Change Date (i) the Outstanding Amount under this Note as of the Fundamental Change Date and (ii) a fee (the “Make-Whole Premium”) in the amount equal to the projected interest that would have accrued pursuant to this Note from the Fundamental Change Date to the Maturity Date assuming that no Outstanding Amount were prepaid, repaid, converted or offset pursuant to the terms hereof on or after the Fundamental Change Date.

5. Events of Default. The Outstanding Amount under this Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a) the Maker fails to pay any of the principal or interest under this Note within 10 days of Maker’s receipt of written notice that such amount is due and payable;

(b) the Maker or any of its Affiliates shall fail to make any payment due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any other Indebtedness in excess of $10,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to Indebtedness;

(c) any material default by the Maker in the due performance or observance of any covenant or agreement contained in this Note that remains uncured for 10 days after the date the Holder notifies the Maker of such default;

(d) any default by the Maker in due performance or observance of the covenants and agreements set forth in Section 6 of this Note;

(e) the Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Maker or all or any substantial portion of the Maker’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(f) an involuntary petition is filed, or any proceeding or case is commenced, against the Maker (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Maker or to take possession, custody or control of any property of the Maker, or an order for relief is entered against the Maker in any of the foregoing;

(g) with respect to any consolidated financial statements included in the Maker’s annual report on Form 10-K filed pursuant to the Exchange Act, the failure of the Maker to obtain a report thereon that is unqualified as to going concern and scope of audit and issued by independent certified public accountants of recognized national standing; or

(h) termination of the Collaboration Agreement by the Holder (or its assignee or successor under the Collaboration Agreement) in accordance with the terms thereof by reason of material breach of the Collaboration Agreement by the Maker.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the State of Delaware.

6. Subordination, Permitted Liens. This Note (including, but not limited to, the obligations with respect to payment of the Outstanding Amount and the Make-Whole Premium) shall rank senior to all Indebtedness of the Maker and its subsidiaries, if any, whether issued, assumed or otherwise incurred prior to, on or after the Issuance Date, except for Permitted Senior Indebtedness. So long as this Note is outstanding, without the prior written consent of the Holder, the Maker shall not and the Maker shall not permit any of its subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Maker or any of its subsidiaries (collectively, “Liens”) other than Permitted Liens.

7. Miscellaneous.

(a) All payments by the Maker under this Note shall be made without set-off (except as provided in Section 3(c)) or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

(b) No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(c) The Maker hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

(d) Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by express delivery service, registered or certified air mail, return receipt requested, postage prepaid, or by facsimile (confirmed by prepaid registered or certified air mail letter or by international express delivery mail) (e.g., FedEx), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties, or such other address as may be specified in writing to the other parties hereto:

if to Holder:	Glaxo Group Limited 980 Great West Road Brentford, Middlesex TW8 9GS United Kingdom Facsimile: 44-20 8049 6904 Attention: Company Secretary

with a copy to:	GlaxoSmithKline 200 N 16th Street Mail Code FP2355 Philadelphia, PA 19002 Facsimile: 215-751-5349 Attention: Vice President Legal Operations Corporate Functions - US

if to Maker:	Regulus Therapeutics Inc. 3545 John Hopkins Court, Suite 210 Facsimile: Attention: President and CEO

(e) The Holder agrees that no director or officer of the Maker shall have any personal liability for the repayment of this Note.

(f) This Note may not be amended or modified except by an instrument executed by the Maker and the Holder.

(g) Until the conversion of this Note, the Holder shall not have or exercise any rights by virtue hereof as a member or stockholder of the Maker.

(h) All rights and obligations hereunder shall be governed by the laws of the State of Delaware (without giving effect to principles of conflicts or choices of law) and this Note is executed as an instrument under seal.

(i) Upon receipt by the Maker of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Maker in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Maker shall execute and deliver to the Holder a new Note (in accordance with Section 7(j)) representing the then outstanding principal amount hereof.

(j) If the Maker is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the principal remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note and (v) shall represent accrued Interest from the Issuance Date.

(k) The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Maker therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without any bond or other security being required.

(l) If (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Maker or other proceedings affecting the Maker’s creditors’ rights and involving a claim under this Note, then the Maker shall pay the documented costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(m) The Holder shall be entitled to transfer or assign this Note to any of its Affiliates without the Maker’s consent.

MAKER:

REGULUS THERAPEUTICS INC.

By:
Title:

[Signature Page to Convertible Promissory Note]

HOLDER:

GLAXO GROUP LIMITED

By:
Title:

[Signature Page to Convertible Promissory Note]

Exhibit 10.35

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

AMENDMENT #4 TO THE PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Amendment (this “Amendment”) is entered into and made effective as of 29 June 2012 (the “Amendment Date”) by and between Regulus Therapeutics, Inc., a Delaware corporation having its principal place of business at 3545 John Hopkins Court, Suite 210, San Diego, CA 92121 (“Regulus”) and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”).

Regulus and GSK are each referred to herein by name or as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, Regulus and GSK are parties to the Product Development and Commercialization Agreement dated 17 April 2008, as amended by an amendment dated 24 February 2010 (“Amendment No. 1”), a further amendment dated 16 June 2010 (“Amendment No. 2”) and a further amendment dated 30 June 2011 (“Amendment No. 3”) (collectively, the “Agreement”).

WHEREAS, as of the Amendment Date, GSK has selected three Targets as Collaboration Targets;

WHEREAS, the Parties have agreed to extend the period during which GSK can select a fourth Collaboration Target under the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be hereby bound, do hereby agree as follows:

1.	Amendment of Paragraph 6 (Selection of Targets) set forth in Amendment No. 2 and Paragraph 2 (Selection of Targets) set forth in Amendment No. 3

1.1	Paragraph 6 (Selection of Targets) set forth in Amendment No. 2 and Paragraph 2 (Selection of Targets) set forth in Amendment No. 3 shall both be deleted in their entirety and replaced with the following:

“Selection of Targets. Notwithstanding anything to the contrary in Section 3.2 of the Agreement:

(i)	at any time until […***…], GSK may select (i) one new Collaboration Target to fill the one open target slot as of the Amendment Date; and if needed (ii) one (1) replacement for Replaceable Targets under Section 3.2.1, only if mutually agreed by Regulus in writing. If Regulus rejects a particular miRNA selected by GSK, GSK may request another miRNA until GSK and Regulus mutually agree upon the miRNA that will become a Collaboration Target;

1.

*** Confidential Treatment Requested

(ii)	the Final Target Selection Date and the end of the Target Selection Period for the purposes of the Agreement is […***…]; and

(iii)	for the avoidance of doubt, for any Collaboration Target selected up to and including […***…] to fill the one remaining open target slot, GSK will pay the Discovery Milestone of […***…] dollars ($[…***…]).”

2.	General

2.1	Capitalized terms not otherwise defined herein will have the meanings given in the Agreement. Except as otherwise expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

2.2	Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Amendment.

2.3	This Amendment may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Amendment from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Date.

/s/ Garry E. Menzel	/s/ Paul Williamson
For and on behalf of REGULUS THERAPEUTICS, INC.	For and on behalf of GLAXO GROUP LIMITED

2.

*** Confidential Treatment Requested

Exhibit 10.36

AMENDMENT NUMBER THREE

TO THE

FOUNDING INVESTOR RIGHTS AGREEMENT

This Amendment Number Three (the “Amendment”) to the Founding Investor Rights Agreement dated January 1, 2009, as amended on June 7, 2010 and October 27, 2010 (the “Investor Rights Agreement”), is entered into as of July 24, 2012 (the “Effective Date”) by and among ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 300 Third Street, Cambridge, Massachusetts 02142 (“Alnylam”), ISIS PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 2855 Gazelle Court, Carlsbad, California 92010 (“Isis”), and REGULUS THERAPEUTICS INC., a Delaware corporation, with its principal place of business at 3545 John Hopkins Court, Suite 210, San Diego, CA 92121 (“Regulus”).

RECITALS

WHEREAS, Regulus, Isis and Alnylam entered into the Investor Rights Agreement; and

WHEREAS, Isis, Alnylam, and Regulus now desire to amend the Investor Rights Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Isis, Alnylam and Regulus each agrees as follows:

1. DEFINITIONS

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in the Investor Rights Agreement.

2. AMENDMENT TO SECTION 3.5

2.1 Section 3.5. Section 3.5 of the Investor Rights Agreement shall be amended and restated in its entirety as follows:

“Board of Directors. The Board will consist of up to nine (9) directors (each, a “Director”). Alnylam will have the right to designate two (2) Directors who need not be Independent Directors (the “Alnylam Directors”). Isis will have the right to designate two (2) Directors who need not be Independent Directors (the “Isis Directors”). The President of the Company will, at all times while in office, be a Director. The remaining members will be independent industry representatives approved by the other Directors then serving on the Board. The Alnylam Directors and Isis Directors will serve at the pleasure of the Founding Investor designating such Director until such Director’s removal by the designating Founding Investor or such Director’s resignation. If there is a vacancy on the Board, the vacancy will be filled by the Founding Investor, if any, who initially designated the Director, and if the vacancy is caused by the termination of the President, such vacancy will be filled when the then existing Board appoints the new President. Any Founding Investor may remove, at any time and for any reason, any or all of the Directors designated by such Founding Investor and designate in lieu thereof any individual(s) to serve the remainder of the relevant term.”

3. MISCELLANEOUS

3.1 Other Terms. All other terms and conditions of the Investor Rights Agreement shall remain in full force and effect.

3.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the Parties hereby execute this Amendment Number Three to the Founding Investor Rights Agreement as of the Effective Date.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ John Maraganore
Name:	John Maraganore, Ph.D.
Title:	Chief Executive Officer

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Name:	B. Lynne Parshall
Title:	Chief Operating Officer and Chief Financial Officer

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Name:	Kleanthis G. Xanthopoulos, Ph.D.
Title:	President and CEO

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated February 9, 2012, except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive loss as described in Note 1, as to which the date is June 21, 2012, in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Regulus Therapeutics Inc. dated July 27, 2012.